As filed with the Securities and Exchange Commission on September 1, 2009
Registration No. 333-161185
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Enterprise Products Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware	1321	76-0568219
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1100 Louisiana St., Suite 1000
Houston, Texas 77002
(713) 381-6500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard H. Bachmann, Esq.
1100 Louisiana St., Suite 1000
Houston, Texas 77002
(713) 381-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Buck, Esq. Andrews Kurth LLP 600 Travis Suite 4200 Houston, Texas 77002 (713) 220-4200	Patricia A. Totten, Esq. TEPPCO Partners, L.P. 1100 Louisiana Suite 1600 Houston, Texas 77002 (713) 381-3636	Joshua Davidson, Esq. Paul F. Perea, Esq. Baker Botts L.L.P. One Shell Plaza 910 Louisiana Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Enterprise Products Partners L.P. may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement, as filed with the Securities and Exchange Commission (of which this preliminary proxy statement/prospectus is a part), is effective. This preliminary proxy statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION DATED SEPTEMBER 1, 2009

Dear TEPPCO Unitholders:

On June 28, 2009, the board of directors of Enterprise Products GP, LLC (“Enterprise GP”), which is the general partner of Enterprise Products Partners L.P. (“Enterprise”), and the board of directors of Texas Eastern Products Pipeline Company, LLC (“TEPPCO GP”), which is the general partner of TEPPCO Partners, L.P. (“TEPPCO”), agreed to combine the businesses of Enterprise and TEPPCO by merger (the “merger”) pursuant to a merger agreement (the “merger agreement”). Immediately prior and as a condition to the merger, TEPPCO GP will merge with a wholly-owned subsidiary of Enterprise. As a result of the merger, the outstanding limited partner interests in TEPPCO will be extinguished, TEPPCO will merge with a wholly-owned subsidiary of Enterprise, and TEPPCO and its operating subsidiaries will become directly or indirectly owned by Enterprise. TEPPCO and Enterprise are affiliated partnerships controlled by Dan L. Duncan.

In the merger, TEPPCO unitholders, except for a privately held affiliate of EPCO, Inc. (“EPCO,” a private company controlled by Mr. Duncan), will receive 1.24 common units of Enterprise for each TEPPCO unit. The privately held affiliate of EPCO will exchange its 11,486,711 TEPPCO units for 14,243,521 Enterprise units, based on the 1.24 exchange ratio, which will consist of 9,723,090 Enterprise common units and 4,520,431 Enterprise Class B units. The Class B units will not be entitled to regular quarterly cash distributions for the first sixteen quarters following the closing of the merger and will convert automatically into the same number of Enterprise common units on the date immediately following the payment date of the sixteenth quarterly distribution following the closing of the merger.

In order to complete the merger, the merger agreement and the merger must be approved by the affirmative vote of the TEPPCO unitholders holding at least a majority of the outstanding TEPPCO units. In addition, the number of votes actually cast in favor of the proposal by “Unaffiliated TEPPCO Unitholders” (which consist of TEPPCO unitholders other than Mr. Duncan, EPCO and certain other privately held affiliates of Mr. Duncan’s; TEPPCO GP, Enterprise, Enterprise GP and Enterprise GP Holdings L.P., the 100% owner of TEPPCO GP (“Enterprise GP Holdings”); and specified officers and directors of TEPPCO GP, Enterprise GP and the general partner of Enterprise GP Holdings) must exceed the number of votes actually cast against the proposal by the Unaffiliated TEPPCO Unitholders in order for the proposal to be approved. TEPPCO has scheduled a special meeting of its unitholders to vote on the merger agreement and the merger on October 23, 2009. Regardless of the number of units you own or whether you plan to attend the meeting, it is important that your units be represented and voted at the meeting. Voting instructions are set forth inside this proxy statement/prospectus.

A special committee (the “TEPPCO Special Committee”) of the Audit, Conflicts and Governance Committee (the “TEPPCO ACG Committee”) of the board of directors of TEPPCO GP (the “TEPPCO board”) has unanimously determined that the merger agreement and the merger are fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders and recommended that the TEPPCO board approve the merger agreement and the merger. Based on the TEPPCO Special Committee’s determination and recommendation, the TEPPCO board has unanimously approved the merger agreement and the merger and, together with the TEPPCO Special Committee, recommends that the Unaffiliated TEPPCO Unitholders vote in favor of the merger proposal.

This proxy statement/prospectus provides you with detailed information about the proposed merger and related matters. TEPPCO encourages you to read the entire document carefully. In particular, please read “Risk Factors” beginning on page 29 of this proxy statement/prospectus for a discussion of risks relevant to the merger and Enterprise’s business following the merger.

Enterprise’s common units are listed on the NYSE under the symbol “EPD,” and TEPPCO’s units are listed on the NYSE under the symbol “TPP.”

Donald H. Daigle Chairman of the Special Committee of the Audit, Conflicts and Governance Committee of the Board of Directors of Texas Eastern Products Pipeline Company, LLC	Murray H. Hutchison Interim Executive Chairman Texas Eastern Products Pipeline Company, LLC

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or has determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

All information in this document concerning Enterprise has been furnished by Enterprise. All information in this document concerning TEPPCO has been furnished by TEPPCO. Enterprise has represented to TEPPCO, and TEPPCO has represented to Enterprise, that the information furnished by and concerning it is materially true and correct.

This proxy statement/prospectus is dated September 8, 2009 and is being first mailed to TEPPCO unitholders on or about September 15, 2009.

Houston, Texas
September 8, 2009

Notice of Special Meeting of Unitholders
To the Unitholders of TEPPCO Partners, L.P.:

A special meeting of unitholders of TEPPCO Partners, L.P. (“TEPPCO”) will be held on October 23, 2009 at 1:00 p.m., local time, at the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas 77002, for the following purposes:

•	To consider and vote upon the approval of the Agreement and Plan of Merger dated as of June 28, 2009, by and among Enterprise Products Partners L.P. (“Enterprise”), Enterprise Products GP, LLC (“Enterprise GP”), Enterprise Sub B LLC, TEPPCO and Texas Eastern Products Pipeline Company, LLC (“TEPPCO GP”), as it may be amended from time to time (the “merger agreement”) and the merger contemplated by the merger agreement (the “merger”); and

•	To transact other business as may properly be presented at the meeting or any adjournments or postponements of the meeting.

Pursuant to our partnership agreement, the proposal to approve the merger agreement requires the affirmative vote of the TEPPCO unitholders holding at least a majority of TEPPCO’s outstanding units. In addition, under the merger agreement, the number of votes actually cast in favor of the proposal by “Unaffiliated TEPPCO Unitholders” (which consist of TEPPCO unitholders other than Dan L. Duncan, EPCO, Inc., a private company controlled by Mr. Duncan (“EPCO”), and certain other privately held affiliates of Mr. Duncan’s; TEPPCO GP, Enterprise, Enterprise GP and Enterprise GP Holdings L.P., the 100% owner of TEPPCO GP (“Enterprise GP Holdings”); and specified officers and directors of TEPPCO GP, Enterprise GP and the general partner of Enterprise GP Holdings) must exceed the number of votes actually cast against the proposal by the Unaffiliated TEPPCO Unitholders. Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the proposal for purposes of the majority vote required under the partnership agreement. Failures to vote, abstentions and broker non-votes will not be counted for purposes of the vote required under the merger agreement by Unaffiliated TEPPCO Unitholders.

A special committee (the “TEPPCO Special Committee”) of the Audit, Conflicts and Governance Committee (the “TEPPCO ACG Committee”) of the board of directors of TEPPCO GP (the “TEPPCO board”) has unanimously determined that the merger agreement and the merger are fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders and recommended that the TEPPCO board approve the merger agreement and the merger. Based on the TEPPCO Special Committee’s determination and recommendation, the TEPPCO board has unanimously approved the merger agreement and the merger and, together with the TEPPCO Special Committee, recommends that the Unaffiliated TEPPCO Unitholders vote in favor of the merger proposal.

Only unitholders of record at the close of business on August 31, 2009 are entitled to notice of and to vote at the meeting and any adjournments or postponements of the meeting. A list of unitholders entitled to vote at the meeting will be available at TEPPCO’s offices in Houston, Texas for inspection for any purpose relevant to the meeting during normal business hours for a period of 10 days before the meeting and at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE IN ONE OF THE FOLLOWING WAYS:

•	use the toll-free telephone number shown on the proxy card;

•	use the internet website shown on the proxy card; or

•	mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

By order of the Board of Directors of Texas Eastern Products Pipeline Company, LLC, as the general partner of TEPPCO Partners, L.P.

Patricia A. Totten
Vice President, General Counsel and Secretary
Texas Eastern Products Pipeline Company, LLC

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which is referred to as the “SEC” or the “Commission,” constitutes a proxy statement of TEPPCO under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the “Exchange Act,” with respect to the solicitation of proxies for the special meeting of TEPPCO’s unitholders to, among other things, approve the merger agreement and the merger. This proxy statement/prospectus is also a prospectus of Enterprise under Section 5 of the Securities Act of 1933, as amended, which is referred to as the “Securities Act,” for the Enterprise common units and Class B units that Enterprise will issue to TEPPCO’s unitholders in the merger pursuant to the merger agreement.

As permitted under the rules of the SEC, this proxy statement/prospectus incorporates by reference important business and financial information about Enterprise and TEPPCO from other documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. Please read “Where You Can Find More Information” beginning on page 153. You can obtain any of the documents incorporated by reference into this document from Enterprise or TEPPCO, as the case may be, or from the SEC’s website at http://www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from Enterprise or TEPPCO at the following addresses and telephone numbers:

Enterprise Products Partners L.P. 1100 Louisiana St., Suite 1000 Attention: Investor Relations Houston, Texas 77002 Telephone: (713) 381-6500	TEPPCO Partners, L.P. 1100 Louisiana St., Suite 1600 Attention: Investor Relations Houston, Texas 77002 Telephone: (713) 381-3636

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.

You may obtain certain of these documents at Enterprise’s website, www.epplp.com, by selecting “Investor Relations” and then selecting “SEC Filings,” and at TEPPCO’s website, www.teppco.com, by selecting “Investors” and then selecting “SEC Filings.” Information contained on Enterprise’s and TEPPCO’s websites is expressly not incorporated by reference into this proxy statement/prospectus.

In order to receive timely delivery of the documents in advance of the TEPPCO special meeting of unitholders, your request should be received no later than October 16, 2009. If you request any documents, Enterprise or TEPPCO will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

Enterprise and TEPPCO have not authorized anyone to give any information or make any representation about the merger, Enterprise and/or TEPPCO that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. All information in this document concerning Enterprise has been furnished by Enterprise. All information in this document concerning TEPPCO has been furnished by TEPPCO. Enterprise has represented to TEPPCO, and TEPPCO has represented to Enterprise, that the information furnished by and concerning it is materially true and correct.

PROXY STATEMENT/PROSPECTUS

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Important Information and Risks:  The following are brief answers to some questions that you may have regarding the proposed merger and the proposals being considered at the special meeting of TEPPCO unitholders. You should read and consider carefully the remainder of this proxy statement/prospectus, including the Risk Factors beginning on page 29 and the attached Annexes, because the information in this section does not provide all of the information that might be important to you. Additional important information and descriptions of risk factors are also contained in the documents incorporated by reference in this proxy statement/prospectus.

Q:	Why am I receiving these materials?

A:	Enterprise and TEPPCO have agreed to combine their businesses by merging TEPPCO with a wholly-owned subsidiary of Enterprise. The merger cannot be completed without the approval of the unitholders of TEPPCO.

Q:	Who is soliciting my proxy?

A:	TEPPCO GP is sending you this proxy statement/prospectus in connection with its solicitation of proxies for use at TEPPCO’s special meeting of unitholders. Certain directors and officers of TEPPCO GP, certain employees of EPCO and its affiliates providing services to TEPPCO, and Georgeson Inc. (a proxy solicitor) may also solicit proxies on TEPPCO’s behalf by mail, telephone, fax or other electronic means, or in person.

Q:	What will happen to TEPPCO as a result of the merger?

A:	As a result of the merger, TEPPCO and TEPPCO GP will merge with wholly-owned subsidiaries of Enterprise, and TEPPCO and TEPPCO GP will be wholly-owned by Enterprise.

Q:	What will TEPPCO unitholders receive in the merger?

A:	TEPPCO unitholders, except for a privately held affiliate of EPCO, will be entitled to receive 1.24 Enterprise common units in exchange for each TEPPCO unit that the unitholders own. The privately held affiliate of EPCO will exchange its 11,486,711 TEPPCO units for 14,243,521 Enterprise units, based on the 1.24 exchange ratio, which will consist of 9,723,090 Enterprise common units and 4,520,431 Enterprise Class B units (the “Class B units”). The Class B units will not be entitled to regular quarterly cash distributions for the first sixteen quarters following the closing of the merger. The Class B units will convert automatically into the same number of Enterprise common units on the date immediately following the payment date of the sixteenth quarterly distribution following the closing of the merger.

If the exchange ratio would result in a TEPPCO unitholder being entitled to receive a fraction of an Enterprise common unit, that unitholder will receive in lieu of such fractional interest cash from Enterprise in an amount equal to the amount of such fractional interest multiplied by the average of the daily high and low sale price of Enterprise common units for the ten consecutive NYSE trading days ending the day before the merger closes. For additional information regarding exchange procedures, please read “The Merger Agreement — Exchange of Units; Fractional Units.”

Q:	Where will my units trade after the merger?

A:	Enterprise common units will continue to trade on the New York Stock Exchange under the symbol “EPD.” TEPPCO units will no longer be publicly traded.

Q:	What will Enterprise common unitholders receive in the merger?

A:	Enterprise common unitholders will simply retain the Enterprise common units they currently own. They will not receive any additional Enterprise units in the merger.

Q:	What happens to my future distributions?

A:	Once the merger is completed and TEPPCO units are exchanged for Enterprise common units, when distributions are approved and declared by Enterprise GP and paid by Enterprise, former TEPPCO unitholders will receive distributions on their Enterprise common units in accordance with Enterprise’s partnership agreement. If the merger is consummated before October 30, 2009, TEPPCO unitholders will not receive a distribution with respect to TEPPCO units for the third quarter of 2009, and will instead receive the distribution for the third quarter of 2009 declared by Enterprise GP with respect to Enterprise common units they receive in the merger. Please read “Market Prices and Distribution Information.”

The TEPPCO unitholder receiving Class B units will not receive regular quarterly distributions on those units for the first sixteen quarters following the closing of the merger. Current Enterprise common unitholders will continue to receive distributions on their common units in accordance with Enterprise’s partnership agreement. Distributions are made in accordance with Enterprise’s partnership agreement and at the discretion of the board of directors of Enterprise GP. For a description of the distribution provisions of Enterprise’s partnership agreement, please read “Comparison of the Rights of Enterprise and TEPPCO Unitholders.”

Subject to market conditions, Enterprise currently expects to be able to continue its practice of increasing its distributions each quarter through 2011 by the higher of $0.0075 ($0.03 annualized) per common unit or 1.25% (5% annualized).

Q:	What consideration did the TEPPCO Special Committee give to the difference in distribution rates on Enterprise and TEPPCO units in recommending approval of the merger proposal?

A:	The current annualized distribution rate per TEPPCO unit is $2.90 (based on the quarterly distribution rate of $0.7250 per unit declared with respect to the second quarter of 2009). Based on the exchange ratio of 1.24 in the merger, the distribution rate for each TEPPCO unit exchanged for 1.24 Enterprise common units would be $2.70 (based on an annualized distribution rate of $2.18 per Enterprise common unit, or the quarterly distribution rate of $0.545 per unit declared with respect to the second quarter of 2009). Accordingly, based on current distribution rates and the 1.24 exchange ratio, a TEPPCO unitholder would initially receive approximately $0.20 per current TEPPCO unit less in distributions on an annualized basis after giving effect to the merger.

The TEPPCO Special Committee considered this reduction in annualized distributions when negotiating the terms of the merger. Among other factors, the TEPPCO Special Committee considered: (i) the historical distribution growth rates of 46.3% and 9.4% over the past 20 quarters for Enterprise and TEPPCO, respectively (with Enterprise increasing distributions in each of the past 20 quarters, and TEPPCO increasing distributions in only five of the past 20 quarters); (ii) the higher coverage of distributable cash flow to the distributions paid historically to limited partners for Enterprise compared to TEPPCO; (iii) the total projected growth of distributable cash flow from 2009 to 2011 of 34% and 12% for Enterprise and TEPPCO, respectively; and (iv) the projected compound annual growth of the distribution rate from 2009 to 2011 of 5% and 0% for Enterprise and TEPPCO, respectively.

The TEPPCO Special Committee believes the exchange ratio of 1.24 provides TEPPCO unitholders with consideration that makes up for the initial reduction in distributions and the ability to continue to participate in the combined partnership fully through an equity-for-equity exchange. Based on the 1.24 exchange ratio as compared to the historical average trading price exchange ratios of TEPPCO and Enterprise units on June 26, 2009, the business day prior to the announcement of the merger, and one year prior to such date, the 1.24 exchange ratio reflects a premium of 9.3% and 15.3%, respectively. This premium per TEPPCO unit is several times greater than the $0.20 per unit difference in annualized distribution rate, more than offsetting such difference. The TEPPCO Special Committee also considered that the initial annualized distribution rate shortfall of $0.20 per TEPPCO unit would decrease over the near term as a result of the higher projected distribution growth rate for Enterprise versus TEPPCO, which higher distribution growth rate would bring Enterprise distributions to parity with TEPPCO distributions on an as-converted basis by the third quarter of 2010.

Q:	If I am a holder of TEPPCO units represented by a unit certificate, should I send in my certificates representing TEPPCO units now?

A:	No. After the merger is completed, TEPPCO unitholders who hold their units in certificated form will receive written instructions for exchanging their certificates representing TEPPCO units. Please do not send in your certificates representing TEPPCO units with your proxy card. If you own TEPPCO units in “street name,” the merger consideration should be credited by your broker to your account within a few days following the closing date of the merger.

Q:	What constitutes a quorum?

A:	A majority of TEPPCO’s outstanding units on the record date present in person or by proxy at the special meeting will constitute a quorum and will permit TEPPCO to conduct the proposed business at the special meeting. Your units will be counted as present at the special meeting if you:

• are present and vote in person at the meeting; or

• have submitted a properly executed proxy card or properly submitted your proxy card by telephone or Internet.

Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding units in “street name” indicating that the broker does not have discretionary authority as to certain units to vote on the proposals (a “broker non-vote”), such units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

Q:	What is the vote required of TEPPCO unitholders to approve the merger agreement and the merger?

A:	Under TEPPCO’s partnership agreement, the affirmative vote of the holders of at least a majority of TEPPCO’s outstanding units is required to approve the merger proposal. Accordingly, failures to vote, abstentions and broker non-votes will have the same effect as a vote against the merger proposal for purposes of the majority vote required under the partnership agreement.

Dan L. Duncan, certain of his privately held affiliates and Enterprise GP Holdings have agreed with Enterprise pursuant to a support agreement to vote an aggregate of 17,073,315 TEPPCO units, representing approximately 16.3% of TEPPCO’s outstanding units, in favor of the merger proposal. As of the record date (August 31, 2009), directors and executive officers of TEPPCO GP and their affiliates had the right to vote 181,084 TEPPCO units, or approximately 0.17% of TEPPCO’s outstanding units. TEPPCO currently expects that all of the directors and executive officers of TEPPCO GP will vote their units in favor of the merger proposal, although none of them has entered into any agreement obligating them to do so.

In addition, the merger agreement requires that the actual votes cast in favor of the merger proposal by the Unaffiliated TEPPCO Unitholders exceed the actual votes cast against the proposal by the Unaffiliated TEPPCO Unitholders in order for the proposal to be approved. Accordingly, failures to vote, abstentions and broker non-votes will not be counted for purposes of this vote required under the merger agreement.

Q:	What other transactions will occur in connection with the merger?

A:	Immediately prior to and as a condition to the merger, TEPPCO GP will merge with a wholly-owned subsidiary of Enterprise (the “GP merger”) pursuant to the terms of the Agreement and Plan of Merger dated as of June 28, 2009 by and among Enterprise, Enterprise GP, Enterprise Sub A LLC, TEPPCO and TEPPCO GP (the “GP merger agreement”). In connection with the GP merger, Enterprise GP Holdings, the owner of TEPPCO GP and Enterprise GP, will receive 1,331,681 Enterprise common units and an increase in the capital account of Enterprise GP in Enterprise sufficient to maintain Enterprise GP’s 2% general partner interest therein.

Q:	When do you expect the merger to be completed?

A:	A number of conditions must be satisfied before Enterprise and TEPPCO can complete the merger, including approval of the merger agreement and the merger by the unitholders of TEPPCO and the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). Although Enterprise and TEPPCO cannot be sure when all of the conditions to the merger will be satisfied, Enterprise and TEPPCO expect to complete the merger as soon as practicable following the TEPPCO unitholder meeting (assuming the merger proposal is approved by the unitholders). Please read “The Merger Agreement — Conditions to the Merger.”

Q:	What is the recommendation of the TEPPCO Special Committee and the TEPPCO board?

A:	The TEPPCO Special Committee and the TEPPCO board recommend that you vote FOR the merger proposal.

In light of conflicts of interest between Enterprise, TEPPCO GP and its controlling affiliates, including Enterprise GP Holdings and Mr. Duncan, on the one hand, and the interests of TEPPCO and the Unaffiliated TEPPCO Unitholders, on the other hand, the TEPPCO board requested in April 2009 that the TEPPCO ACG Committee, consisting exclusively of directors who meet the independence requirements of the New York Stock Exchange, review, negotiate and evaluate the merger and related matters for the purpose of obtaining the TEPPCO ACG Committee’s “Special Approval” under TEPPCO’s partnership agreement. Under the partnership agreement, any conflict of interest and any resolution thereof is deemed conclusively fair and reasonable to TEPPCO if approved by a majority of the members of the TEPPCO ACG Committee. However, two of the members of the TEPPCO ACG Committee had been named as defendants in a legal action brought derivatively on behalf of TEPPCO (please read “The Merger — Pending Litigation — Brinckerhoff Litigation Matters” for more information), presenting a potential conflict of interest for those directors with respect to the transaction the committee had been requested to review. In light of that potential conflict, the TEPPCO ACG Committee formed the TEPPCO Special Committee, consisting exclusively of members of the TEPPCO ACG Committee who are disinterested with respect to the merger (including because they were not named in the derivative legal action), to review, negotiate and evaluate the merger and related matters on behalf of the Unaffiliated TEPPCO Unitholders and TEPPCO.

On June 28, 2009, the TEPPCO Special Committee unanimously determined that the merger agreement and the merger are fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders and recommended that the merger agreement and the merger be approved by the TEPPCO ACG Committee, the TEPPCO board and the Unaffiliated TEPPCO Unitholders.

The TEPPCO ACG Committee unanimously adopted the TEPPCO Special Committee’s determination that the merger agreement and the merger are fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders and approved the merger agreement and the merger, such approval constituting “Special Approval” under TEPPCO’s partnership agreement. The TEPPCO ACG Committee also recommended that the TEPPCO board approve the merger agreement and the merger.

Based on the TEPPCO Special Committee’s determination and recommendation, as well as the TEPPCO ACG Committee’s determination, Special Approval and recommendation, the TEPPCO board unanimously approved the merger agreement and the merger and recommended that the Unaffiliated TEPPCO Unitholders vote in favor of the merger proposal.

Q:	What are the expected tax consequences to TEPPCO unitholders of the merger?

A:	It is expected that the TEPPCO unitholders who receive Enterprise common units in exchange for their TEPPCO units will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger, except with respect to cash received in lieu of fractional Enterprise common units. It is possible (as discussed below) that a TEPPCO unitholder will recognize taxable income or gain if (i) there is a net decrease in such unitholder’s share of nonrecourse liabilities as a result of the merger, (ii) the assumption of any portion of TEPPCO’s liabilities by Enterprise is deemed to be the proceeds of a “disguised sale” of a portion of TEPPCO’s assets to Enterprise or (iii) any portion of the Enterprise common units received is deemed to be a taxable transfer of a disproportionate amount of consideration in the merger to the TEPPCO unitholders. For additional information, please read “Material Federal Income Tax Consequences.”

Q:	Under what circumstances could the merger result in a TEPPCO unitholder recognizing taxable income or gain?

A:	Under Section 752 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, each TEPPCO unitholder’s tax basis in his units includes the unitholder’s pro rata share of the nonrecourse liabilities of TEPPCO. For these purposes, nonrecourse liabilities are liabilities of the partnership for which no partner has liability. All of the liabilities of TEPPCO (and, after the merger, of Enterprise) will be considered nonrecourse liabilities. As a result of the merger, each TEPPCO unitholder’s share of nonrecourse liabilities will be recalculated. Each TEPPCO unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such unitholder’s share of nonrecourse liabilities of TEPPCO immediately before the merger over such unitholder’s share of nonrecourse liabilities of Enterprise immediately following the merger. If the amount of the deemed cash distribution received by a TEPPCO unitholder exceeds the unitholder’s basis in his common units, such unitholder will recognize gain in an amount equal to such excess. Enterprise and TEPPCO do not expect any TEPPCO unitholders to recognize gain in this manner. For additional information, please read “Material Federal Income Tax Consequences.”

Enterprise will be deemed for federal income tax purposes to have assumed the liabilities of TEPPCO and its subsidiaries in the merger. A TEPPCO unitholder would recognize gain or loss to the extent any portion of the liabilities of TEPPCO or its subsidiaries assumed by Enterprise was deemed to be the proceeds of a “disguised sale” of assets to Enterprise. Enterprise and TEPPCO believe that all of the liabilities of TEPPCO and its subsidiaries will qualify for one or more exceptions to the “disguised sale” rules and that no gain or loss will be recognized by TEPPCO or its unitholders under the “disguised sale” rules.

There is a risk that a small portion of the Enterprise common units received by each unitholder will be deemed for federal income tax purposes to have been received as a taxable transfer. Neither Enterprise nor TEPPCO believes that any such transfer would be material to a TEPPCO unitholder on a per unit basis.

For additional information, please read “Material Federal Income Tax Consequences.”

Q:	How is the merger expected to affect the taxes for which a unitholder is liable?

A:	Currently, TEPPCO issues an annual report to each TEPPCO unitholder stating the distributive share of TEPPCO’s income, gain, loss and deduction that TEPPCO has determined the unitholder must report on his federal income tax return. TEPPCO unitholders may also be liable for state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which TEPPCO does business or owns property or in which the unitholder is resident.

After the merger, in which former TEPPCO unitholders will become Enterprise unitholders, Enterprise will issue an annual report to each Enterprise unitholder stating the distributive share of Enterprise’s income, gain, loss and deduction that Enterprise determines the unitholder must report on his federal income tax return. Enterprise unitholders may also be liable for state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which Enterprise does business or owns property or in which the unitholder is resident.

The merger may also require a TEPPCO unitholder who does not use a calendar tax year to include more than twelve months of TEPPCO income in the federal income tax return of the unitholder for the tax year of the unitholder in which the merger occurs.

For additional information, please read “Material Federal Income Tax Consequences.”

Q:	Are TEPPCO unitholders entitled to appraisal rights?

A:	No. TEPPCO unitholders do not have appraisal rights under applicable law or contractual appraisal rights under the TEPPCO partnership agreement or the merger agreement.

Q:	How do I vote my units?

A:	After you have read this proxy statement/prospectus carefully, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope as soon as possible or submit your proxy by telephone or the Internet in accordance with the instructions provided under “The Special Unitholder Meeting — Voting Procedures — Voting by TEPPCO Unitholders,” beginning on page 43.

Q:	What if I do not vote?

A:	If you do not return your proxy or if you abstain from voting, or a broker non-vote is made, it will have the same effect as a vote against the merger proposal for purposes of the vote required under the TEPPCO partnership agreement, but these actions or nonactions will not be counted for the additional approval by Unaffiliated TEPPCO Unitholders required under the merger agreement. If you sign and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger proposal.

Q:	If my TEPPCO units are held in “street name” by my broker or other nominee, will my broker or other nominee vote my units for me?

A:	No. Your broker cannot vote your TEPPCO units held in “street name” for or against the merger proposal unless you tell the broker or other nominee how you wish to vote. To tell your broker or other nominee how to vote, you should follow the directions that your broker or other nominee provides to you. Please note that you may not vote your TEPPCO units held in “street name” by returning a proxy card directly to TEPPCO or by voting in person at the special meeting of TEPPCO unitholders unless you provide a “legal proxy,” which you must obtain from your broker or other nominee. If you do not instruct your broker or other nominee on how to vote your TEPPCO units, your broker or other nominee may not vote your TEPPCO units, which will have the same effect as a vote against the merger for purposes of the vote required under the partnership agreement. You should therefore provide your broker or other nominee with instructions as to how to vote your TEPPCO units.

Q:	Who can attend and vote at the special meeting of TEPPCO unitholders?

A:	All TEPPCO unitholders of record as of the close of business on August 31, 2009, the record date for the special meeting of TEPPCO unitholders, are entitled to receive notice of and vote at the special meeting of TEPPCO unitholders.

Q:	When and where is the special meeting?

A:	The special meeting will be held on October 23, 2009, at 1:00 p.m., local time, at the Hyatt Regency Houston Hotel, 1200 Louisiana Street, Houston, Texas 77002.

Q:	If I am planning on attending the special meeting in person, should I still vote by proxy?

A:	Yes. Whether or not you plan to attend the special meeting, you should vote by proxy. Your units will not be voted if you do not vote your proxy or if you do not vote in person at the scheduled special meeting of the unitholders of TEPPCO to be held on October 23, 2009. This would have the same effect as a vote against the merger proposal for purposes of the vote required under the partnership agreement.

Q:	Can I change my vote after I have voted by proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting by following the procedures set forth in “The Special Unitholder Meeting — Voting Procedures — Revocation.”

Q:	What should I do if I receive more than one set of voting materials for the special meeting of TEPPCO unitholders?

A:	You may receive more than one set of voting materials for the special meeting of TEPPCO unitholders and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold units. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:	Whom do I call if I have further questions about voting, the meeting or the merger?

A:	TEPPCO unitholders may call TEPPCO’s Investor Relations department at (800) 659-0059. If you would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your units, you should contact Georgeson Inc., which is assisting TEPPCO in the solicitation of proxies, at:

199 Water Street, 26th Floor
New York, NY 10038-3560
Banks and Brokers Call (212) 806-6859
All Others Call Toll Free (888) 264-7035

SUMMARY

This summary highlights some of the information in this proxy statement/prospectus. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this document, the documents incorporated by reference and the full text of the merger agreement included as Annex A to this document. Please also read “Where You Can Find More Information.”

The Merger Parties’ Businesses (page 95)

TEPPCO Partners, L.P.

TEPPCO is a publicly traded, diversified energy logistics company with operations that span much of the continental United States. TEPPCO’s limited partner units are listed on the New York Stock Exchange, referred to as the NYSE, under the ticker symbol “TPP.” TEPPCO was formed in March 1990 as a Delaware limited partnership.

TEPPCO owns and operates an extensive network of assets that facilitate the movement, marketing, gathering and storage of various commodities and energy-related products. TEPPCO’s pipeline network is comprised of approximately 12,500 miles of pipelines that gather and transport refined petroleum products, crude oil, natural gas, liquefied petroleum gases, referred to as LPGs, and natural gas liquids, referred to as NGLs, including one of the largest common carrier pipelines for refined petroleum products and LPGs in the United States. TEPPCO also owns a marine transportation business that transports petroleum products and provides marine vessel fueling and other ship-assist services. In addition, TEPPCO owns interests in Seaway Crude Pipeline Company, Centennial Pipeline LLC and Jonah Gas Gathering Company, and an undivided ownership interest in the Basin Pipeline.

TEPPCO’s principal executive offices are located at 1100 Louisiana, Suite 1600, Houston, Texas 77002, and its phone number is (713) 381-3636.

Enterprise Products Partners L.P.

Enterprise is a North American midstream energy company that provides a wide range of services to producers and consumers of natural gas, NGLs, crude oil and certain petrochemicals. Enterprise is an industry leader in the development of pipeline and other midstream infrastructure in the continental United States and Gulf of Mexico. Enterprise’s midstream asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets. Enterprise operates an integrated midstream asset network within the United States that includes: natural gas gathering, treating, processing, transportation and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical transportation and services. NGL products (ethane, propane, normal butane, isobutane and natural gasoline) are used as raw materials by the petrochemical industry, as feedstocks by refiners in the production of motor gasoline and as fuel by industrial and residential users.

Enterprise is a publicly traded Delaware limited partnership formed in 1998 and Enterprise’s common units are listed on the NYSE under the ticker symbol “EPD.”

Enterprise’s principal executive offices are located at 1100 Louisiana, Suite 1000, Houston, Texas 77002, and its telephone number is (713) 381-6500.

Structure of the Merger and the GP Merger (page 78)

Pursuant to the merger agreement, at the effective time of the merger, TEPPCO will merge with a wholly-owned subsidiary of Enterprise, and the outstanding units of TEPPCO will be converted into the right to receive Enterprise units and cash in lieu of fractional units, if applicable. Each TEPPCO unitholder, except for a privately held affiliate of EPCO, will receive 1.24 Enterprise common units for each TEPPCO unit that the unitholder owns at the effective time of the merger. An affiliate of EPCO will exchange its 11,486,711 TEPPCO units for 14,243,521 Enterprise units, based on the 1.24 exchange ratio, which will consist of 9,723,090 Enterprise common units and 4,520,431 Class B units. The Class B units will not be entitled to regular quarterly cash distributions for the first sixteen quarters following the closing of the merger. Otherwise, the Class B units will have the same rights as common units. The Class B units will convert automatically into the same number of Enterprise common units on the date immediately following the payment date of the sixteenth quarterly distribution following the closing of the merger.

If the exchange ratio would result in a TEPPCO unitholder being entitled to receive a fraction of an Enterprise common unit, that unitholder will receive cash from Enterprise in lieu of such fractional interest in an amount equal to such fractional interest multiplied by the average of the daily high and low sale price of Enterprise common units for the ten consecutive full NYSE trading days ending on the day before the merger closes.

Immediately prior and as a condition to the merger, TEPPCO GP will merge with a wholly-owned subsidiary of Enterprise pursuant to the GP merger agreement. In connection with the GP merger, Enterprise GP Holdings, the owner of TEPPCO GP and Enterprise GP, will receive 1,331,681 Enterprise common units and an increase in the capital account of Enterprise GP in Enterprise sufficient to maintain its 2% general partner interest therein. For more information about the GP merger agreement, please read “The Merger Agreement — Conditions to the Merger.”

Once the merger is completed and TEPPCO units are exchanged for Enterprise units (and cash in lieu of fractional units), when distributions are declared by Enterprise GP and paid by Enterprise, former TEPPCO unitholders will receive distributions on their Enterprise common units in accordance with Enterprise’s partnership agreement. For a description of the distribution provisions of Enterprise’s partnership agreement, please read “Comparison of the Rights of Enterprise and TEPPCO Unitholders.”

Directors and Officers of Enterprise GP (page 106)

The following individuals are currently and are expected to remain the members of the board of directors of Enterprise GP following the merger:

•	Dan L. Duncan

•	Michael A. Creel

•	W. Randall Fowler

•	Richard H. Bachmann

•	A.J. Teague

•	Dr. Ralph S. Cunningham

•	E. William Barnett

•	Rex C. Ross

•	Charles M. Rampacek

The following individuals are currently and are expected to remain the executive officers of Enterprise GP following the merger:

•	Michael A. Creel

•	W. Randall Fowler

•	Richard H. Bachmann

•	A.J. Teague

•	William Ordemann

•	Michael J. Knesek

•	Christopher Skoog

•	Thomas M. Zulim

•	G.R. Cardillo

Certain executive officers of TEPPCO may become executive or non-executive officers of Enterprise following the merger. For more information on the directors and officers of Enterprise GP following the merger, please read “Directors and Officers of Enterprise GP” beginning on page 106.

Market Prices of Enterprise Common Units and TEPPCO Units Prior to Announcing the Proposed Merger

Enterprise’s common units are traded on the NYSE under the symbol “EPD.” TEPPCO’s units are traded on the NYSE under the symbol “TPP.” The following table shows the closing unit prices of Enterprise common units and TEPPCO units on June 26, 2009 (the last full trading day before Enterprise and TEPPCO announced the proposed merger) and the average closing unit price of Enterprise common units and TEPPCO units during the 20-day trading period prior to and including June 26, 2009.

	Enterprise	TEPPCO
Date/Period	Common Units	Units

June 26, 2009	$25.29	$28.69
20-day Average	$25.54	$29.01

The Special Unitholder Meeting (page 43)

Where and when:  The TEPPCO special unitholder meeting will take place at the Hyatt Regency Houston Hotel, 1200 Louisiana Street, Houston, Texas 77002 on October 23, 2009 at 1:00 p.m., local time.

What you are being asked to vote on:  At the TEPPCO meeting, TEPPCO unitholders will vote on the approval of the merger agreement and the merger. TEPPCO unitholders also may be asked to consider other matters as may properly come before the meeting. At this time, TEPPCO knows of no other matters that will be presented for the consideration of its unitholders at the meeting.

Who may vote:  You may vote at the TEPPCO meeting if you owned TEPPCO units at the close of business on the record date, August 31, 2009. On that date, there were 104,949,931 TEPPCO units outstanding. You may cast one vote for each outstanding TEPPCO unit that you owned on the record date.

What vote is needed:  Under TEPPCO’s partnership agreement, the affirmative vote of the holders of at least a majority of TEPPCO’s outstanding units is required. In addition, the merger agreement requires that actual votes cast in favor of the proposal by the Unaffiliated TEPPCO Unitholders exceed the actual votes cast against the proposal by the Unaffiliated TEPPCO Unitholders in order to approve the merger agreement and the merger.

For more information, please read “The Special Unitholder Meeting.”

Recommendation to TEPPCO Unitholders (page 56)

The TEPPCO Special Committee, composed of members of the TEPPCO ACG Committee who are disinterested with respect to the merger, have considered the benefits of the merger as well as the associated risks and have unanimously determined that the merger agreement and the merger are fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders and recommended that the merger agreement and the merger be approved by the TEPPCO ACG Committee, the TEPPCO board and the Unaffiliated TEPPCO Unitholders. The TEPPCO ACG Committee unanimously adopted the TEPPCO Special Committee’s determination that the merger agreement and the merger are fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders and approved the merger agreement and the merger, such approval constituting “Special Approval” under TEPPCO’s partnership agreement. The TEPPCO ACG Committee also recommended that the TEPPCO board approve the merger agreement and the merger. Based on the TEPPCO Special Committee’s determination and recommendation, as well as the TEPPCO ACG Committee’s determination, Special Approval and recommendation, the TEPPCO board has also unanimously approved the merger agreement and the merger and recommends that the Unaffiliated TEPPCO Unitholders vote to approve the merger agreement and the merger.

TEPPCO’s unitholders are urged to carefully review the background and reasons for the merger described under “The Merger” and the risks associated with the merger described under “Risk Factors.”

TEPPCO’s Reasons for the Merger (page 56)

The TEPPCO Special Committee consulted with management and legal and financial advisors and considered many factors in determining that the merger agreement and the merger are fair and reasonable to the Unaffiliated TEPPCO Unitholders. The TEPPCO Special Committee viewed the following factors as being generally positive or favorable in coming to its determination and recommendation:

•	The merger would provide the TEPPCO unitholders, except for a privately held affiliate of EPCO, with 1.24 Enterprise common units for each TEPPCO unit, which represented a 14.5% increase to the initial proposal made by Enterprise of 1.043 Enterprise common units and $1.00 in cash for each TEPPCO unit (representing total value per common unit of $21.89, which was a 4.8% premium to the 10-day average closing price of a TEPPCO unit on March 6, 2009, the business day prior to the date on which Enterprise made its initial proposal); an 18.8% increase to the initial proposal based on the last 10-day average closing prices of TEPPCO units and Enterprise common units on March 6, 2009; and a 9.3% premium to the closing price of TEPPCO units on June 26, 2009, the last trading day before the TEPPCO Special Committee considered recommending the transaction, and a price the TEPPCO Special Committee viewed as fair and reasonable in light of TEPPCO’s recent and projected financial performance and recent trading prices of the TEPPCO units.

•	The TEPPCO Special Committee believed that the merger consideration reflected an appropriate value for the derivative action, captioned Brinckerhoff v. Texas Eastern Products Pipeline Company, LLC, C.A. No. 2427-VCL (the “Derivative Action”), an asset that the TEPPCO Special Committee considered valuable.

•	The financial analysis reviewed and discussed with the TEPPCO Special Committee by representatives of Credit Suisse as well as the oral opinion of Credit Suisse rendered to the TEPPCO Special Committee on June 28, 2009 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to the unaffiliated TEPPCO unitholders (as defined in the opinion) of the exchange ratio set forth in the merger agreement.

•	The TEPPCO Special Committee’s belief based on statements of Enterprise management that the 1.24 exchange ratio represented the highest per unit consideration that could be negotiated.

•	The positive long-term growth prospects and projected distribution growth for Enterprise, based upon Enterprise’s historical performance and its projections, as compared to the less positive long-term growth prospects and projected distribution growth of TEPPCO, based upon TEPPCO’s historical performance and its projections.

•	Enterprise’s expectation that, subject to market conditions, it will be able to continue its practice of increasing its distribution each quarter through 2011 by the higher of $0.0075 ($0.03 annualized) per common unit or 1.25% (5% annualized). Such increases would bring Enterprise distributions to parity with TEPPCO distributions on an as-converted basis by the third quarter of 2010.

•	The combined company will form the largest energy master limited partnership with an enterprise value greater than $26 billion, which, among other things, is expected to provide access to capital at a lower cost than TEPPCO could obtain on a stand-alone basis, allowing for funding of accretive capital projects that would be more difficult and more expensive for TEPPCO to fund as a separate public company.

•	The merger will provide TEPPCO unitholders with the benefits of the combination while eliminating the potential of conflicts of interests between Enterprise and TEPPCO, both operationally and with respect to asset sales and joint ventures, such as are the subject of the Derivative Action.

•	The Class B units that will be issued to a privately held affiliate of EPCO will not receive regular quarterly cash distributions for the first sixteen quarters following the closing of the merger, making additional cash available for Enterprise’s general partnership purposes, which may include, as deemed appropriate by Enterprise GP, future distributions, capital investment or reduction of debt.

•	The merger is expected to result in some operating, general and administrative and interest cost savings.

•	The TEPPCO unitholders will benefit from the application of Enterprise’s commercial expertise in certain businesses to TEPPCO’s assets.

•	Generally no gain or loss is expected to be recognized by the TEPPCO unitholders as a result of the merger.

•	The combined business of TEPPCO and Enterprise following the merger is expected to provide complementary growth opportunities.

•	The merger will result in significant business and geographic diversification.

•	The support of the merger by Mr. Brinckerhoff, the plaintiff in the Derivative Action and the consolidated class actions filed under the caption Texas Eastern Products Pipeline Company, LLC Merger Litigation, C.A. No. 4548-VCL (the “Merger Action”), and his counsel.

The TEPPCO Special Committee considered the following factors to be generally negative or unfavorable in making its determination and recommendation:

•	Given that Mr. Duncan indirectly controls TEPPCO and Enterprise, it was unrealistic to expect or pursue better alternative proposals from unrelated third parties.

•	The merger agreement’s limitation on TEPPCO’s ability to solicit third party offers.

•	The possibility that Enterprise’s common unit price could diminish prior to closing, reducing or eliminating the premium to TEPPCO’s unitholders reflected in the exchange ratio at the time of the signing of the merger agreement.

•	The current quarterly cash distribution on the Enterprise common units that TEPPCO unitholders will receive in the merger is lower on an as-converted basis than the current quarterly cash distribution on the TEPPCO units such unitholders currently hold.

•	The merger might not be completed in a timely manner, or at all, which could result in significant costs and disruption to TEPPCO’s normal business.

•	The operating covenants restrict TEPPCO’s operational flexibility prior to closing.

Opinion of the TEPPCO Special Committee’s Financial Advisor (page 63)

On June 28, 2009, Credit Suisse rendered its oral opinion to the TEPPCO Special Committee (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of June 28, 2009, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to the unaffiliated TEPPCO unitholders (as defined in the opinion).

Credit Suisse’s opinion was directed to the TEPPCO Special Committee and only addressed the fairness, from a financial point of view, to the unaffiliated TEPPCO unitholders of the exchange ratio set forth in the merger agreement, and did not address any other aspect or implication of the merger. The summary of Credit

Suisse’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any holder of TEPPCO partnership interests as to how such holder should vote or act with respect to any matter relating to the merger.

Relationship of Enterprise and TEPPCO with EPCO and Affiliates (page 97); Interests of Directors and Executive Officers of TEPPCO GP in the Merger (page 70)

Dan L. Duncan directly owns and controls EPCO and, through another privately held affiliate, indirectly owns and controls EPE Holdings, LLC, the general partner of Enterprise GP Holdings, a publicly traded partnership that owns all of the membership interests in TEPPCO GP and Enterprise GP. Mr. Duncan is the Chairman of the Board of Enterprise GP and EPE Holdings, LLC. As of August 31, 2009, Mr. Duncan, together with entities controlled by him, owned approximately 16.3% of TEPPCO’s outstanding units, approximately 34.9% of Enterprise’s outstanding common units and approximately 77.9% of Enterprise GP Holdings’ outstanding units. The officers of TEPPCO, other than its interim executive chairman, are employees of EPCO. A number of EPCO employees that provide services to TEPPCO, including its acting chief financial officer, also provide services to Enterprise or Enterprise GP Holdings. TEPPCO has an extensive and ongoing relationship with Enterprise (including through the Jonah Gas Gathering Company, in which TEPPCO and Enterprise are joint venture partners), EPCO and other entities controlled by Mr. Duncan.

Further, TEPPCO GP’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a unitholder of TEPPCO, including:

•	equity-based awards under benefit plans that will generally be converted into equity awards with respect to Enterprise units, adjusted for the exchange ratio, except for some awards to non-employee directors; and

•	indemnification for TEPPCO GP’s directors and executive officers.

Although positions have not yet been determined, certain executive officers of TEPPCO GP may be executive or non-executive officers of Enterprise following the merger.

The Merger Agreement (page 78)

The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this document. You are encouraged to read the merger agreement because it is the legal document that governs the merger.

What Needs to be Done to Complete the Merger

Enterprise and TEPPCO will complete the merger only if the conditions set forth in the merger agreement are satisfied or, in some cases, waived. The obligations of Enterprise and TEPPCO to complete the merger are subject to the following conditions:

•	the approval of the merger agreement and the merger by the requisite votes of the TEPPCO unitholders;

•	the absence of any decree, order, injunction or law that prohibits the merger or makes the merger unlawful;

•	the expiration or early termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of all other governmental consents and approvals, except for other consents and approvals the failure of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on TEPPCO or Enterprise;

•	the approval for listing on the NYSE of the Enterprise common units to be issued in the merger, subject to official notice of issuance;

•	the continued effectiveness of the registration statement of which this proxy statement/prospectus is a part; and

•	the consummation of the GP merger between Enterprise Sub A LLC and TEPPCO GP.

Enterprise’s obligation to complete the merger is further subject to the following conditions:

•	the representations and warranties of the TEPPCO parties set forth in the merger agreement regarding organization, capitalization, authority, enforceability and qualifying income being true and correct (except for such inaccuracies as are de minimis in the aggregate) as of the closing, and all other representations and warranties of the TEPPCO parties set forth in the merger agreement being true and correct, other than such failures to be true and correct that would not, individually or the aggregate, reasonably be expected to result in a material adverse effect on the TEPPCO parties and subsidiaries, taken as a whole, and TEPPCO having performed all of its obligations under the merger agreement in all material respects, except for non-willful failure to comply that would not, individually or in the aggregate, have a material adverse effect on the TEPPCO parties and subsidiaries, taken as a whole; and

•	Enterprise having received an opinion of Andrews Kurth LLP as to the treatment of the merger for U.S. federal income tax purposes and as to certain other tax matters.

TEPPCO’s obligation to complete the merger is further subject to the following conditions:

•	the representations and warranties of the Enterprise parties set forth in the merger agreement regarding organization, capitalization, authority and enforceability being true and correct (except for such inaccuracies as are de minimis in the aggregate) as of the closing, and all other representations and warranties of the Enterprise parties set forth in the merger agreement being true and correct, other than such failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Enterprise parties and subsidiaries, taken as a whole, and Enterprise having performed all of its obligations under the merger agreement in all material respects, except for non-willful failure to comply that would not, individually or in the aggregate, have a material adverse effect on the Enterprise parties and subsidiaries, taken as a whole; and

•	TEPPCO having received an opinion of Baker Botts L.L.P. as to the treatment of the merger for U.S. federal income tax purposes.

Each of Enterprise and TEPPCO may choose to complete the merger even though any condition to its obligation has not been satisfied if the necessary unitholder approval has been obtained and the law allows it to do so.

No Solicitation

The TEPPCO parties have agreed that neither they nor TEPPCO GP’s subsidiaries will, directly or indirectly, and that they will use their reasonable best efforts to cause their respective officers, directors, advisors and representatives not to, directly or indirectly, initiate, solicit or encourage any discussions with any other person with respect to a business combination while the merger is pending or to engage in any of those discussions unless the failure to do so would be reasonably likely to constitute a violation of their fiduciary obligations under applicable law.

Termination of the Merger Agreement

Enterprise and TEPPCO can agree to terminate the merger agreement at any time without completing the merger, even after unitholder approval of the merger agreement and the merger by TEPPCO unitholders has been obtained. In addition, either party may terminate the merger agreement on its own without completing the merger if:

•	the merger is not completed by December 31, 2009 (which is referred to as the outside date), other than due to a breach of the merger agreement by the terminating party;

•	any legal prohibition to completing the merger has become final and non-appealable;

•	the necessary unitholder approval of the merger agreement and the merger is not obtained at the special meeting of TEPPCO unitholders; or

•	any condition to the closing of the merger cannot be satisfied.

The merger agreement does not provide for the payment of any termination or “breakup” fees by TEPPCO or Enterprise upon termination.

Material Federal Income Tax Consequences (page 133)

Tax matters are very complicated. The tax consequences of the merger to you will depend on your own situation. The tax discussions in this proxy statement/prospectus focus on the U.S. federal income tax consequences generally applicable to individuals who are residents or citizens of the United States that hold their units as capital assets, and these discussions have only limited application to other unitholders who are subject to special tax treatment. You are urged to consult your tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger to you.

For U.S. federal income tax purposes, except with respect to cash received in lieu of fractional Enterprise common units, and as described below with respect to (i) a net decrease in a unitholder’s share of nonrecourse liabilities, (ii) the possible treatment of Enterprise’s assumption of TEPPCO liabilities as the taxable proceeds of a “disguised sale” and (iii) the possible treatment of a small portion of the Enterprise common units as a taxable transfer, no gain or loss is expected to be recognized by a TEPPCO unitholder as a result of the merger.

As result of the merger, the TEPPCO unitholders’ allocable shares of nonrecourse liabilities will be recalculated to take into account the exchange of TEPPCO units for Enterprise units. The recalculation will affect the tax basis of each TEPPCO unitholder in his post-merger Enterprise common units and could, under certain circumstances, result in the recognition of gain by a unitholder. Enterprise and TEPPCO do not expect any TEPPCO unitholders to recognize gain in this manner.

Enterprise will be deemed for federal income tax purposes to have assumed the liabilities of TEPPCO and its subsidiaries in the merger. A TEPPCO unitholder would recognize gain or loss to the extent any portion of the liabilities of TEPPCO or its subsidiaries assumed by Enterprise was deemed to be the proceeds of a “disguised sale” of assets to Enterprise. Enterprise and TEPPCO believe that all of the liabilities of TEPPCO and its subsidiaries will qualify for one or more exceptions to the “disguised sale” rules and that no gain or loss will be recognized by TEPPCO or its unitholders under the “disguised sale” rules.

There is a risk that a small portion of the Enterprise common units received by each TEPPCO unitholder will be deemed for federal income tax purposes to have been received as a disproportionate amount of consideration in the merger that would be treated as a taxable transfer to the TEPPCO unitholders. Neither Enterprise nor TEPPCO believes that any such transfer would be material to a TEPPCO unitholder on a per unit basis.

For U.S. federal income tax purposes, except under certain circumstances with respect to any net decrease in a unitholder’s share of nonrecourse liabilities, no income, gain or loss is expected to be recognized by an Enterprise unitholder as a result of the merger.

For additional information, please read “Material Federal Income Tax Consequences.”

Other Information Related to the Merger

No Appraisal Rights (page 75)

TEPPCO unitholders do not have appraisal rights under applicable law or contractual appraisal rights under the partnership agreement or the merger agreement.

Antitrust and Regulatory Matters (page 75)

The merger is subject to both state and federal antitrust laws. On August 31, 2009, Enterprise and TEPPCO filed the required notification forms under the HSR Act relating to the merger with the Federal Trade Commission, or FTC, and the Antitrust Division of the Department of Justice, or DOJ. Enterprise or TEPPCO may receive requests for information concerning the proposed merger and related transactions from the FTC or individual states.

Listing of Common Units to be Issued in the Merger (page 75)

Enterprise expects to obtain approval to list on the NYSE the common units to be issued pursuant to the merger agreement, which approval is a condition to the merger.

Accounting Treatment (page 75)

The proposed merger transactions will be accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. The financial and operating policies of Enterprise, TEPPCO, Enterprise GP Holdings and their respective general partners, and EPCO and its privately held subsidiaries, are under common control of Dan L. Duncan.

Comparison of the Rights of Enterprise and TEPPCO Unitholders (page 109)

TEPPCO unitholders will own Enterprise common units or Class B units following the completion of the merger, and their rights associated with the Enterprise common units or Class B units will be governed by, in addition to Delaware law, Enterprise’s partnership agreement, which differs in a number of respects from TEPPCO’s partnership agreement.

Pending Litigation (page 76)

Brinckerhoff Litigation Matters.  Concurrently with the execution of the merger agreement and the GP merger agreement on June 28, 2009, TEPPCO, Enterprise, Enterprise GP and certain other named defendants entered into a Memorandum of Understanding (“MOU”) with the plaintiffs setting forth an agreement in principle to settle the Merger Action and the Derivative Action. The Merger Action represents the consolidation of separate complaints originally filed on April 29, 2009, by Peter Brinckerhoff and Renee Horowitz, as Attorney in Fact for Rae Kenrow, purported unitholders of TEPPCO, in the Court of Chancery of the State of Delaware (the “Court”), as putative class actions on behalf of other unitholders of TEPPCO, concerning the initial proposal made by Enterprise to TEPPCO GP to acquire by merger all of the partnership interests of TEPPCO. The complaints in the Merger Action allege, among other things, that the terms of the merger as initially proposed were grossly unfair to TEPPCO’s unitholders and that the process through which the TEPPCO Special Committee was appointed to consider the proposed merger was contrary to the spirit and intent of TEPPCO’s partnership agreement and constituted a breach of the implied covenant of fair dealing. The Derivative Action had been filed previously on behalf of TEPPCO by Peter Brinckerhoff against Enterprise, Enterprise GP, EPCO, Dan L. Duncan, TEPPCO GP and certain of TEPPCO GP’s current and former directors in connection with certain alleged breaches of fiduciary duties to TEPPCO and its unitholders, including in connection with transactions related to the Jonah Gas Gathering Company joint venture and the sale by TEPPCO to an Enterprise affiliate of the Pioneer plant, each during 2006.

On August 5, 2009 the parties entered into a Stipulation and Agreement of Compromise, Settlement and Release (the “Settlement Agreement”) contemplated by the MOU and providing, among other things, that (i) the TEPPCO board will recommend to TEPPCO unitholders that they approve the adoption of the merger agreement and take all necessary steps to seek unitholder approval for the merger, and (ii) approval of the merger agreement and the merger will require, in addition to the vote required under the TEPPCO partnership agreement, that the number of votes actually cast in favor of the proposal by the Unaffiliated TEPPCO Unitholders exceed the number of votes actually cast against the proposal by the Unaffiliated TEPPCO Unitholders. A hearing regarding approval of the Settlement Agreement by the Court has been scheduled for October 12, 2009. Please read “The Merger — Pending Litigation — Brinckerhoff Litigation Matters” for a more complete description of the Merger Action, the Derivative Action and the Settlement Agreement.

Other Litigation.  On June 29, 2009, M. Lee Arnold, a purported TEPPCO unitholder, and on June 30, 2009 Sharon Olesky, another purported TEPPCO unitholder, filed original petitions in the District Court of Harris County, Texas, as class actions on behalf of TEPPCO unitholders. The complaints name as defendants TEPPCO, TEPPCO GP, Enterprise, EPCO, Mr. Duncan and certain officers and directors of TEPPCO GP. These complaints allege, among other things, breaches, or aiding and abetting of other defendants’ breaches, of fiduciary duties of loyalty, due care, candor, independence, good faith and fair dealing. The defendants intend to vigorously defend these claims. Please read “The Merger — Pending Litigation — Other Litigation” for a more complete description of this other litigation.

Summary of Risk Factors (page 29)

You should consider carefully all the risk factors together with all of the other information included in this proxy statement/prospectus before deciding how to vote. The risks related to the merger and the related transactions, Enterprise’s business, Enterprise’s common units and risks resulting from its partnership structure are described under the caption “Risk Factors” beginning on page 29 of this proxy statement/prospectus. Some of these risks include, but are not limited to, those described below:

•	TEPPCO’s partnership agreement limits the fiduciary duties of TEPPCO GP to unitholders and restricts the remedies available to unitholders for actions taken by TEPPCO GP that might otherwise constitute breaches of fiduciary duty.

•	The directors and executive officers of TEPPCO GP may have interests that differ in certain respects from the Unaffiliated TEPPCO Unitholders.

•	The exchange ratio is fixed and the market value of the consideration to TEPPCO unitholders will be determined by the price of Enterprise common units, which market value will decrease if the market value of Enterprise’s common units decreases.

•	The transactions contemplated by the merger agreement may not be consummated even if TEPPCO unitholders approve the merger agreement and the merger.

•	While the merger agreement is in effect, TEPPCO may lose opportunities to enter into different business combination transactions with other parties on more favorable terms, and both Enterprise and TEPPCO may be limited in their ability to pursue other attractive business opportunities.

•	Financial projections by Enterprise and TEPPCO may not prove accurate.

•	No ruling has been requested with respect to the tax consequences of the merger.

•	TEPPCO unitholders may recognize taxable income or gain as a result of the merger.

•	The intended tax consequences of the merger are dependent upon Enterprise being treated as a partnership for tax purposes.

•	Enterprise common unitholders will likely be subject to state and local taxes and return filing requirements in states where they do not live as a result of an investment in Enterprise common units.

Organizational Chart

The following diagrams depict the organizational structure of Enterprise and TEPPCO as of August 31, 2009 before and immediately after giving effect to the merger.

Before the Merger

GP = General Partner Interest
LP = Limited Partner Interest

After the Merger

TEPPCO and Enterprise Limited Partnership Interests (% of LP units outstanding as of August 31, 2009)

			Enterprise
Beneficial Owners	Enterprise	TEPPCO	Pro Forma
Dan L. Duncan and privately held affiliates	31.9%	12.1%	27.6	%(1)
Enterprise GP Holdings	3.0%	4.2%	3.3%
Public unitholders	65.1%	83.7%	69.1%

Total	100.0%	100.0%	100.0	%(1)

GP = General Partner Interest
LP = Limited Partner Interest

(1)	Pro forma ownership includes 4,520,431 Class B units that will be entitled to vote together with Enterprise common units but will not be entitled to regular quarterly cash distributions for the first sixteen quarters following the closing of the merger.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING INFORMATION OF ENTERPRISE AND TEPPCO

The following tables set forth, for the periods and at the dates indicated, summary historical financial and operating information for Enterprise and TEPPCO and summary pro forma financial information for Enterprise after giving effect to the proposed merger with TEPPCO. The summary historical financial data as of and for each of the years ended December 31, 2006, 2007 and 2008 are derived from and should be read in conjunction with the audited financial statements and accompanying footnotes of Enterprise and TEPPCO, respectively, for such periods incorporated by reference into this proxy statement/prospectus. The summary historical financial data as of and for the six-month periods ended June 30, 2008 and 2009 are derived from and should be read in conjunction with the unaudited financial statements and accompanying footnotes of Enterprise and TEPPCO, respectively, for such periods incorporated by reference into this proxy statement/prospectus.

The summary unaudited pro forma condensed consolidated financial statements of Enterprise show the pro forma effect of Enterprise’s proposed merger with TEPPCO. For a complete discussion of the pro forma adjustments underlying the amounts in the table on the following page, please read the section titled “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-2 of this document.

The unaudited pro forma condensed consolidated financial statements have been prepared to assist in the analysis of financial effects of the proposed merger between Enterprise and TEPPCO. The unaudited pro forma condensed statements of consolidated operations for the six-months ended June 30, 2009 and the year ended December 31, 2008 assume the merger-related transactions occurred on January 1 of each period presented. The unaudited pro forma condensed consolidated balance sheet shows the financial effects of the merger-related transactions as if they had occurred on June 30, 2009. The unaudited pro forma condensed consolidated financial statements are based upon assumptions that Enterprise believes are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of the combined company.

The non-generally accepted accounting principles, or non-GAAP, financial measures of gross operating margin and Adjusted EBITDA are presented in the summary historical and pro forma financial information of Enterprise. Please read “— Non-GAAP Financial Measures,” in which we have provided the necessary explanations and reconciliations for these non-GAAP financial measures.

Summary Historical and Pro Forma Financial and Operating Information of Enterprise

	Enterprise Consolidated Historical					Enterprise Pro Forma
							For the
							Six
						For the	Months
				For the Six Months		Year Ended	Ended
	For the Year Ended December 31,			Ended June 30,		December 31,	June 30,
	2006	2007	2008	2008	2009	2008	2009
	(In millions, except per unit amounts)
						(unaudited)
				(unaudited)

Income statement data:
Revenues	$13,991.0	$16,950.1	$21,905.7	$12,024.2	$6,931.0	$35,469.6	$10,321.2
Costs and expenses	13,152.5	16,096.8	20,551.6	11,316.4	6,226.3	33,756.1	9,415.2
Equity earnings	21.6	29.7	59.1	33.2	(4.2)	34.8	(51.4)

Operating income	860.1	883.0	1,413.2	741.0	700.5	1,748.3	854.6
Other income (expense):
Interest expense	(238.0)	(311.8)	(400.7)	(187.7)	(246.6)	(542.4)	(311.0)
Other, net	8.0	8.3	9.3	1.6	0.9	12.2	2.0

Total other expense, net	(230.0)	(303.5)	(391.4)	(186.1)	(245.7)	(530.2)	(309.0)

Income before provision for income taxes and the cumulative effect of change in accounting principle	630.1	579.5	1,021.8	554.9	454.8	1,218.1	545.6
Provision for income taxes	(21.3)	(15.2)	(26.4)	(10.6)	(17.4)	(31.0)	(19.1)

Income before the cumulative effect of change in accounting principle	608.8	564.3	995.4	544.3	437.4	1,187.1	526.5
Cumulative effect of change in accounting principle	1.5	—	—	—	—	—	—

Net income	610.3	564.3	995.4	544.3	437.4	1,187.1	526.5
Net income attributable to non- controlling interest	(9.1)	(30.6)	(41.4)	(21.4)	(25.5)	(41.4)	(25.5)

Net income attributable to Enterprise	$601.2	$533.7	$954.0	$522.9	$411.9	$1,145.7	$501.0

Earnings per unit:
Basic earnings per unit	$1.20	$0.95	$1.84	$1.03	$0.73	$1.69	$0.68

Diluted earnings per unit	$1.20	$0.95	$1.84	$1.03	$0.73	$1.68	$0.68

Distributions to limited partners:
Per common unit (declared with respect to period)	$1.8250	$1.9475	$2.0750	$1.0225	$1.0825	$2.0750	$1.0825

Balance sheet data (at period end):
Total assets	$13,989.7	$16,608.0	$17,957.5	$18,180.9	$19,022.5	n/a	$25,546.4
Total long-term debt, including current maturities	5,295.6	6,906.1	9,108.4	7,768.5	9,224.3	n/a	12,139.5
Equity	6,609.4	6,562.1	6,478.6	6,693.4	6,818.9	n/a	9,515.8
Other financial data:
Net cash flows provided by operating activities	$1,175.1	$1,590.9	$1,237.1	$696.7	$437.7	n/a	n/a
Cash used in investing activities	1,689.3	2,553.6	2,411.9	1,032.0	642.2	n/a	n/a
Cash provided by financing activities	495.0	979.4	1,171.0	320.2	236.3	n/a	n/a
Distributions received from unconsolidated affiliates	43.0	73.6	98.6	56.0	38.5	n/a	n/a
Total gross operating margin(1)	1,362.5	1,492.1	2,057.5	1,056.6	1,057.9	$2,609.0	$1,333.9
Adjusted EBITDA(1)	1,329.3	1,428.7	1,986.6	1,019.4	1,030.4	2,505.0	$1,322.5

(1)	Unaudited. See “— Non-GAAP Financial Measures” below on page 25 for a reconciliation of non-GAAP total gross operating margin and Adjusted EBITDA to their most closely-related GAAP measures.

	Enterprise Consolidated Historical
				For the Six Months
	For the Year Ended December 31,			Ended June 30,
	2006	2007	2008	2008	2009

Selected volumetric operating data by segment:
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,577	1,666	1,819	1,803	1,866
NGL fractionation volumes (MBPD)	312	394	429	430	440
Equity NGL production (MBPD)	63	88	108	107	116
Fee-based natural gas processing (MMcf/d)	2,218	2,565	2,524	2,673	2,908
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	6,012	6,632	7,477	7,188	8,120
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,520	1,641	1,408	1,553	1,501
Crude oil transportation volumes (MBPD)	153	163	169	211	219
Platform natural gas processing (MMcf/d)	159	494	632	591	771
Platform crude oil processing (MBPD)	15	24	15	21	7
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	81	90	86	92	95
Propylene fractionation volumes (MBPD)	56	68	58	60	67
Octane additive production volumes (MBPD)	9	9	9	9	7
Petrochemical transportation volumes (MBPD)	97	105	108	117	108

Summary Historical Financial and Operating Information of TEPPCO

	TEPPCO Consolidated Historical
				For the Six Months
	For the Year Ended December 31,			Ended June 30,
	2006	2007	2008	2008	2009
	(In millions, except per unit amounts)
				(unaudited)

Income statement data:
Operating revenues	$9,607.5	$9,658.1	$13,532.9	$6,989.0	$3,370.8
Purchases of petroleum products	8,967.1	9,017.1	12,703.5	6,582.3	2,938.8
Depreciation and amortization	108.3	105.2	126.3	60.2	69.8
Operating, general and administrative expenses	309.7	304.8	449.7	203.7	220.6
Gain on sales of assets	(7.4)	(18.6)	—	—	—

Total costs and expenses	$9,377.7	$9,408.5	$13,279.5	$6,846.2	$3,229.2

Operating income	229.8	249.6	253.4	142.8	141.6
Interest expense — net	(86.2)	(101.2)	(140.0)	(71.6)	(64.4)
Gain on sale of ownership interest in Mont Belvieu Storage Partners, L.P.	—	59.6	—	—	—
Equity earnings	36.8	68.8	82.7	41.0	12.9
Other income — net	3.0	3.0	2.1	1.4	1.0

Income before provision for income taxes	183.4	279.8	198.2	113.6	91.1
Provision for income taxes	(0.7)	(0.6)	(4.6)	(1.8)	(1.7)

Income from continuing operations	182.7	279.2	193.6	111.8	89.4
Income from discontinued operations	1.5	—	—	—	—
Gain on sale of discontinued operations	17.9	—	—	—	—

Discontinued operations	19.4	—	—	—	—

Net income	$202.1	$279.2	$193.6	$111.8	$89.4

Basic and diluted earnings per unit:
Continuing operations	$1.77	$2.60	$1.65	$0.99	$0.71
Discontinued operations	0.19	—	—	—	—

Basic and diluted earnings per unit(1)	$1.96	$2.60	$1.65	$0.99	$0.71

Distributions to limited partners:
Per common unit (declared with respect to period)	$2.7000	$2.7600	$2.8700	$1.4200	$1.4500
Balance sheet data (at period end):
Total assets	$3,922.1	$4,750.1	$5,049.8	$6,146.0	$5,354.9
Total long-term debt, including current maturities	1,603.3	1,865.1	2,529.6	2,545.2	2,733.8
Equity	1,320.3	1,264.6	1,591.5	1,382.5	1,506.4
Other financial data:
Net cash flows provided by operating activities	$273.1	$350.6	$346.9	$164.1	$207.5
Cash used in investing activities	273.7	317.4	831.0	(564.1)	(234.6)
Cash provided by (used in) financing activities	0.6	(33.3)	484.2	400.0	27.1
Distributions received from unconsolidated affiliates	63.5	122.9	146.1	79.3	89.2

(1)	On January 1, 2009 TEPPCO adopted Emerging Issues Task Force 07-4, Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships. The effect of this application would have increased earnings per unit by $0.07 for the year ended 2006.

	TEPPCO Consolidated Historical
				For the Six Months
	For the Year Ended December 31,			Ended June 30,
	2006	2007	2008	2008	2009
	(In millions)

Operating Data:
Downstream (barrels):
Refined products	165.3	174.9	159.6	80.4	76.6
Liquefied petroleum gases	45.0	40.9	38.8	19.6	19.2
Upstream:
Crude oil transportation (barrels)	91.5	96.5	114.3	57.2	57.7
Crude oil marketing (barrels)(1)	159.4	171.6	183.6	87.2	87.2
Crude oil terminaling (barrels)	126.0	135.0	166.8	72.9	97.6
Lubrication and oil volume (gallons)	14.4	15.3	21.9	7.8	10.4
Midstream:
NGL transportation (barrels)	69.7	77.0	73.6	38.4	34.6
Gathering — natural gas (billion cubic feet)(2)	655.8	763.1	876.8	420.4	484.1
Fractionation — natural gas liquids (barrels)	4.4	4.2	4.2	2.1	1.8
Marine Services:(3)
Number of tow boats (inland/offshore)	—	—	45/6	45/6	59/6
Number of tank barges (inland/offshore)	—	—	105/8	103/8	127/8
Fleet utilization	—	—	93%	93%	88%

(1)	Reported quantities exclude inter-region transfers, which are transfers among TEPPCO Crude Oil, LLC’s various geographically managed regions.

(2)	Includes 100% of Jonah system gathering volumes.

(3)	The assets of the Marine Services segment were acquired in February 2008.

Non-GAAP Financial Measures

This proxy statement/prospectus contains the non-GAAP financial measures of gross operating margin and Adjusted EBITDA for Enterprise, and this section provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as Enterprise does.

Gross Operating Margin

Enterprise evaluates segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of Enterprise’s operations. This measure forms the basis of Enterprise’s internal financial reporting and is used by management in deciding how to allocate capital resources among Enterprise’s business segments. We believe that investors benefit from having access to the same financial measures that management uses in evaluating Enterprise’s segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income.

Enterprise defines total segment gross operating margin as operating income before: (i) depreciation, amortization and accretion expense; (ii) operating lease expenses for which Enterprise does not have the payment obligation; (iii) gains and losses from asset sales and related transactions; and (iv) general and administrative costs. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, cumulative effect of changes in accounting principles, extraordinary charges and earnings attributable to noncontrolling interests. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.

Enterprise includes equity earnings from unconsolidated affiliates in its measurement of segment gross operating margin. Enterprise’s equity investments with industry partners are a vital component of its business strategy. They are a means by which Enterprise conducts its operations to align its interests with those of its customers and/or suppliers. This method of operation enables Enterprise to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what Enterprise could accomplish on a standalone basis. Many of these businesses perform supporting or complementary roles to Enterprise’s other business operations.

The following table presents a reconciliation of Enterprise’s non-GAAP financial measure of total gross operating margin to the GAAP financial measure of operating income, on a historical and pro forma basis, as applicable for each of the periods indicated:

	Enterprise Consolidated Historical					Enterprise Pro Forma
							For the Six
				For the Six		For the	Months
	For the Year Ended			Months		Year Ended	Ended
	December 31,			Ended June 30,		December 31,	June 30,
	2006	2007	2008	2008	2009	2008	2009
	(In millions)

Total segment gross operating margin	$1,362.5	$1,492.1	$2,057.5	$1,056.6	$1,057.9	$2,609.0	$1,333.9
Adjustments to reconcile total segment gross operating margin to operating income:
Depreciation, amortization and accretion in operating costs and expenses	(440.3)	(513.9)	(555.4)	(270.2)	(306.7)	(725.5)	(398.1)
Operating lease expense paid by EPCO	(2.1)	(2.1)	(2.0)	(1.0)	(0.3)	(2.0)	(0.3)
Gains (losses) from asset sales and related transactions	3.4	(5.4)	3.7	0.8	0.4	4.0	0.1
General and administrative transactions	(63.4)	(87.7)	(90.6)	(45.2)	(50.8)	(137.2)	(81.0)

Operating income	$860.1	$883.0	$1,413.2	$741.0	$700.5	$1,748.3	$854.6

Adjusted EBITDA

Enterprise defines Adjusted EBITDA as income from continuing operations less equity earnings from unconsolidated affiliates and amounts attributed to noncontrolling interests; plus distributions received from unconsolidated affiliates, interest expense, provision for income taxes and depreciation, amortization and accretion expense. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities. Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of Enterprise’s financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess:

•	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; and

•	the viability of projects and the overall rates of return on alternative investment opportunities.

The following table presents Enterprise’s calculation of Adjusted EBITDA on a historical and pro forma basis and also a reconciliation of Enterprise’s non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measure of net cash flows provided by operating activities on a historical basis.

	Enterprise Consolidated Historical					Enterprise Pro Forma
							For the
							Six
						For the	Months
				For the Six Months		Year Ended	Ended
	For the Year Ended December 31,			Ended June 30,		December 31,	June 30,
	2006	2007	2008	2008	2009	2008	2009
	(in millions)

Income from continuing operations (as applicable)	$610.3	$564.3	$995.4	$544.3	$437.4	$1,187.1	$526.5
Adjustments to derive Adjusted EBITDA:
Income attributable to noncontrolling interests	(9.1)	(30.6)	(41.4)	(21.4)	(25.5)	(41.4)	(25.5)
Equity earnings	(21.6)	(29.7)	(59.1)	(33.2)	4.2	(34.8)	51.4
Distributions from unconsolidated affiliates	43.0	73.6	98.6	56.0	38.5	80.8	33.5
Interest expense	238.0	311.8	400.7	187.7	246.6	542.4	311.0
Provision for income taxes	21.3	15.2	26.4	10.6	17.4	31.0	19.1
Depreciation, amortization and accretion in costs and expenses	447.4	524.1	566.0	275.4	311.8	739.9	406.5

Adjusted EBITDA	$1,329.3	$1,428.7	$1,986.6	$1,019.4	$1,030.4	$2,505.0	$1,322.5

Adjustments to reconcile Adjusted EBITDA to net cash flows from operating activities:
Interest expense	(238.0)	(311.8)	(400.7)	(187.7)	(246.6)
Provision for income taxes	(21.3)	(15.2)	(26.4)	(10.6)	(17.4)
Deferred income tax expense	14.4	8.3	6.2	2.5	1.8
Income attributable to noncontrolling interests	9.1	30.6	41.4	21.4	25.5
Net effect of changes in operating accounts	83.4	441.3	(357.4)	(156.9)	(345.2)
Other	(1.8)	9.0	(12.6)	8.6	(10.8)

Net cash flows provided by operating activities	$1,175.1	$1,590.9	$1,237.1	$696.7	$437.7

COMPARATIVE PER UNIT INFORMATION

The following table presents: (1) historical per unit information for Enterprise; (2) pro forma per unit information of the combined company after giving effect to the merger and the transactions related to the merger; and (3) historical and equivalent pro forma per unit information for TEPPCO.

The combined company pro forma per unit information was derived by combining information from the historical consolidated financial statements of Enterprise and TEPPCO as in a reorganization of entities under common control, similar to a pooling of interests. You should read this table together with the historical consolidated financial statements of Enterprise and TEPPCO that are filed with the Securities and Exchange Commission and incorporated by reference into this proxy statement/prospectus. Please read the “Where You Can Find More Information” section of this document. You should not rely on the pro forma per unit information as being necessarily indicative of actual results had the merger occurred on January 1, 2008 or January 1, 2009 for net income and cash distribution information, or at period end with respect to book value information.

	Year Ended December 31, 2008
	Enterprise		TEPPCO
		Combined
		Company		Equivalent
	Historical	Pro Forma(1)	Historical	Pro Forma(2)

Net income per limited partner unit:
Basic	$1.84	$1.69	$1.65	$2.10
Diluted	$1.84	$1.68	$1.65	$2.08
Cash distributions per unit(3)	$2.0750	$2.0750	$2.8700	$2.5730
Book value per common unit	$13.73	N/A	$16.69	N/A

	Six Months Ended June 30, 2009
	Enterprise		TEPPCO
		Combined
		Company		Equivalent
	Historical	Pro Forma(1)	Historical	Pro Forma(2)

Net income per limited partner unit:
Basic	$0.73	$0.68	$0.71	$0.84
Diluted	$0.73	$0.68	$0.71	$0.84
Cash distributions per unit(3)	$0.5450	$0.5450	$0.7250	$0.6758
Book value per common unit	$13.71	$15.23	$15.97	$18.88

(1)	The combined company’s pro forma information includes the effect of the merger on the basis described in the notes to the Index to Unaudited Pro Forma Condensed Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

(2)	TEPPCO’s equivalent pro forma earnings and book value amounts have been calculated by multiplying the combined company’s related pro forma per unit amounts by the 1.24 exchange ratio.

(3)	Represents cash distributions per common unit declared with respect to the period and paid in the following period.

MARKET PRICES AND DISTRIBUTION INFORMATION

Enterprise common units are traded on the NYSE under the symbol “EPD,” and TEPPCO units are traded on the NYSE under the symbol “TPP.” The following table sets forth, for the periods indicated, the range of high and low sales prices per unit for Enterprise common units and TEPPCO units, on the NYSE composite tape, as well as information concerning quarterly cash distributions paid on those units. The sales prices are as reported in published financial sources.

	Enterprise Common Units			TEPPCO Units
	High	Low	Distributions(1)	High	Low	Distributions(1)

2006
First Quarter	$26.00	$23.69	$0.4450	$39.00	$35.29	$0.6750
Second Quarter	$25.71	$23.76	$0.4525	$38.49	$35.20	$0.6750
Third Quarter	$27.06	$25.00	$0.4600	$37.65	$34.44	$0.6750
Fourth Quarter	$29.98	$26.05	$0.4675	$41.86	$36.90	$0.6750
2007
First Quarter	$32.75	$28.06	$0.4750	$44.53	$39.88	$0.6850
Second Quarter	$33.35	$30.22	$0.4825	$46.20	$42.15	$0.6850
Third Quarter	$33.70	$26.14	$0.4900	$46.01	$37.04	$0.6950
Fourth Quarter	$32.45	$29.92	$0.5000	$40.81	$37.17	$0.6950
2008
First Quarter	$32.63	$26.75	$0.5075	$39.86	$32.91	$0.7100
Second Quarter	$32.64	$29.04	$0.5150	$36.88	$32.50	$0.7100
Third Quarter	$30.07	$22.58	$0.5225	$34.02	$24.97	$0.7250
Fourth Quarter	$26.30	$16.00	$0.5300	$30.09	$16.90	$0.7250
2009
First Quarter	$24.20	$17.71	$0.5375	$26.94	$19.20	$0.7250
Second Quarter	$26.55	$21.10	$0.5450	$30.74	$22.09	$0.7250
Third Quarter (through August 31, 2009)	$29.39	$24.50	(2)	$35.79	$29.52	(2)

(1)	Represents cash distributions per common unit declared with respect to the quarter presented and paid in the following quarter.

(2)	Cash distributions in respect of the third quarter of 2009 have not been declared or paid. If the merger is consummated before October 30, 2009, TEPPCO unitholders will not receive a distribution with respect to TEPPCO units for the third quarter of 2009, and will instead receive the distribution for the third quarter of 2009 declared by Enterprise GP with respect to Enterprise common units they receive in the merger.

As of August 31, 2009, Enterprise had 463,678,354 outstanding common units held by approximately 1,040 holders of record. Enterprise’s partnership agreement requires it to distribute all of its “available cash,” as defined in its partnership agreement, within 45 days after the end of each quarter. The payment of quarterly cash distributions by Enterprise in the future, therefore, will depend on the amount of “available cash” on hand at the end of each quarter.

As of the record date for the special meeting, TEPPCO had 104,949,931 outstanding units held by approximately 1,213 holders of record. TEPPCO’s partnership agreement requires it to distribute all of its “available cash,” as defined in its partnership agreement, within 50 days after the end of each quarter. If the merger is not completed, the payment of quarterly cash distributions by TEPPCO in the future will depend on the amount of “available cash” on hand at the end of each quarter.

RISK FACTORS

You should consider carefully the following risk factors, together with all of the other information included in, or incorporated by reference into, this proxy statement/prospectus before deciding how to vote. In particular, please read Part I, Item 1A, entitled “Risk Factors,” in the Annual Reports on Form 10-K for the year ended December 31, 2008 for each of Enterprise and TEPPCO and Part II, Item 1A, entitled “Risk Factors,” in the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009 for each of Enterprise and TEPPCO, in each case incorporated by reference herein. This document also contains forward-looking statements that involve risks and uncertainties. Please read “Information Regarding Forward-Looking Statements.”

Risks Related to the Merger

TEPPCO’s partnership agreement limits the fiduciary duties of TEPPCO GP to unitholders and restricts the remedies available to unitholders for actions taken by TEPPCO GP that might otherwise constitute breaches of fiduciary duty.

In light of conflicts of interest in connection with the merger between Enterprise, TEPPCO GP and its controlling affiliates, including Enterprise GP Holdings and Dan L. Duncan, on the one hand, and TEPPCO and the Unaffiliated TEPPCO Unitholders, on the other hand, the TEPPCO board referred the merger and related matters to the TEPPCO ACG Committee to obtain approval of a majority of its members, which is referred to as “Special Approval” in TEPPCO’s partnership agreement. Under the TEPPCO partnership agreement:

•	any conflict of interest and any resolution thereof is deemed conclusively fair and reasonable to TEPPCO if approved by Special Approval;

•	in the absence of bad faith by the TEPPCO ACG Committee, the actions taken by it in granting Special Approval are conclusive and binding on all persons (including all partners) and do not constitute a breach of the partnership agreement or any standard of care or duty imposed by law;

•	in connection with a conflict of interest, the TEPPCO ACG Committee is authorized to consider, among other things, relative interests of the parties to the conflict and any other factors that it determines, in its sole discretion, to be relevant, reasonable or appropriate under the circumstances; and

•	it is presumed that the actions of the TEPPCO ACG Committee in connection with granting Special Approval are not made in bad faith, and in any proceeding brought by or on behalf of any unitholder or TEPPCO, the person bringing such proceeding has the burden of overcoming that presumption.

In light of a potential conflict of interest for two members of the TEPPCO ACG Committee who are named as defendants in the Derivative Action brought on behalf of TEPPCO, the TEPPCO ACG Committee formed the TEPPCO Special Committee to review, negotiate and evaluate the merger and related matters on behalf of the Unaffiliated TEPPCO Unitholders and TEPPCO. Among other things, the TEPPCO Special Committee determined that the merger agreement and the merger are fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders and recommended that the merger agreement and the merger be approved by the TEPPCO ACG Committee, the TEPPCO board and the Unaffiliated TEPPCO Unitholders. The TEPPCO ACG Committee unanimously adopted the TEPPCO Special Committee’s determination that the merger agreement and the merger are fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders and approved the merger agreement and the merger, thereby giving “Special Approval” under TEPPCO’s partnership agreement. The fiduciary duties of the TEPPCO ACG Committee and the TEPPCO Special Committee to you in connection with the merger are substantially limited by the TEPPCO partnership agreement, and any proceeding by a unitholder to challenge the transaction is made meaningfully more difficult by the presumption that the TEPPCO ACG Committee did not act in bad faith in granting Special Approval.

The directors and executive officers of TEPPCO GP may have interests that differ in certain respects from the Unaffiliated TEPPCO Unitholders.

In considering the recommendations of the TEPPCO Special Committee and the TEPPCO board to approve the merger agreement and the merger, you should consider that some of the directors and executive officers of TEPPCO GP may have interests that differ from, or are in addition to, their interests as TEPPCO’s unitholders generally, including:

•	equity-based awards under benefit plans that will generally be converted into awards with respect to Enterprise units, adjusted for the exchange ratio, except for some awards to non-employee directors; and

•	indemnification for TEPPCO GP’s directors and executive officers.

You should consider these interests in voting on the merger, which are described more fully under the caption “The Merger — Interests of Directors and Executive Officers of TEPPCO GP in the Merger.”

The exchange ratio is fixed and the market value of the consideration to TEPPCO unitholders will be determined by the price of Enterprise common units, which market value will decrease if the market value of Enterprise’s common units decreases.

The market value of the consideration that TEPPCO unitholders will receive in the merger will depend on the trading price of Enterprise’s common units at the closing of the merger. The 1.24 exchange ratio that determines the number of Enterprise common units that TEPPCO unitholders will receive in the merger is fixed. This means that there is no “price protection” mechanism contained in the merger agreement that would adjust the number of Enterprise common units that TEPPCO unitholders will receive based on any decreases in the trading price of Enterprise common units. If Enterprise’s common unit price at the closing of the merger is less than Enterprise’s common unit price on the date that the merger agreement was signed, then the market value of the consideration received by TEPPCO unitholders will be less than contemplated at the time the merger agreement was signed.

Enterprise common unit price changes may result from a variety of factors, including general market and economic conditions, changes in Enterprise’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond Enterprise’s and TEPPCO’s control. For historical and current market prices of Enterprise common units and TEPPCO units, please read the “Market Prices and Distribution Information” section of this proxy statement/prospectus.

The transactions contemplated by the merger agreement may not be consummated even if TEPPCO unitholders approve the merger agreement and the merger.

The merger agreement contains conditions that, if not satisfied or waived, would result in the merger not occurring, even though TEPPCO’s unitholders may have voted in favor of the merger agreement. In addition, TEPPCO and Enterprise can agree not to consummate the merger even if TEPPCO unitholders approve the merger agreement and the merger. The closing conditions to the merger may not be satisfied, and any unsatisfied conditions may not be waived, which may cause the merger not to occur.

While the merger agreement is in effect, TEPPCO may lose opportunities to enter into different business combination transactions with other parties on more favorable terms, and both Enterprise and TEPPCO may be limited in their ability to pursue other attractive business opportunities.

While the merger agreement is in effect, TEPPCO is prohibited from soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal to acquire TEPPCO, or offering to enter into certain transactions such as a merger, sale of assets or other business combination, with any other person, subject to fiduciary obligations under applicable law. As a result of these provisions in the merger agreement, TEPPCO may lose opportunities to enter into more favorable transactions.

Both Enterprise and TEPPCO have also agreed to refrain from taking certain actions with respect to their businesses and financial affairs pending completion of the merger or termination of the merger agreement. These restrictions and the non-solicitation provisions (described in more detail in “The Merger Agreement”) could be in effect for an extended period of time if completion of the merger is delayed.

In addition to the economic costs associated with pursuing a merger, each of Enterprise’s and TEPPCO’s management is devoting substantial time and other human resources to the proposed transaction and related matters, which could limit Enterprise’s and TEPPCO’s ability to pursue other attractive business opportunities, including potential joint ventures, stand-alone projects and other transactions. If either Enterprise or TEPPCO is unable to pursue such other attractive business opportunities, then its growth prospects and the long-term strategic position of its business and the combined business could be adversely affected.

Failure to complete the merger or delays in completing the merger could negatively impact the price of Enterprise common units and TEPPCO units and future business and operations.

If the merger is not completed for any reason, Enterprise and TEPPCO may be subject to a number of material risks, including the following:

•	the individual companies will not realize the benefits expected from the merger, including a potentially enhanced financial and competitive position;

•	the price of Enterprise’s common units and TEPPCO’s units may decline to the extent that the current market price of these securities reflects a market assumption that the merger will be completed; and

•	some costs relating to the merger, such as certain investment banking fees and legal and accounting fees, must be paid even if the merger is not completed.

In addition, current and prospective employees of Enterprise and TEPPCO may experience uncertainty about their future roles with Enterprise and/or TEPPCO until after the merger is completed or if the merger is not completed. This may adversely affect the ability of Enterprise and TEPPCO to attract and retain key personnel.

Financial projections by Enterprise and TEPPCO may not prove accurate.

In performing their financial analyses and rendering their opinions regarding the fairness from a financial point of view of the exchange ratio, the financial advisor to the TEPPCO Special Committee reviewed and relied on, among other things, internal financial analyses and forecasts for TEPPCO and Enterprise prepared by their respective managements. These financial projections include assumptions regarding future operating cash flows, expenditures and distributable income of Enterprise and TEPPCO. These financial projections were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. The failure of Enterprise’s or TEPPCO’s businesses to achieve projected results, including projected cash flows or distributable cash flows, could have a material adverse effect on Enterprise’s common unit price, financial position and ability to maintain or increase its distributions following the merger.

The failure to obtain required regulatory approvals in a timely manner or any materially burdensome conditions contained in any regulatory approvals could delay or prevent completion of the merger and diminish the anticipated benefits of the merger.

Completion of the merger is conditioned upon the receipt of required governmental consents, approvals, orders and authorizations, including the expiration or termination of the applicable waiting period under the HSR Act. On August 31, 2009, Enterprise and TEPPCO filed the required notification forms under the HSR Act relating to the merger with the FTC and DOJ. Although Enterprise and TEPPCO have agreed in the merger agreement to use their reasonable best efforts to obtain the requisite regulatory approvals, there can be no assurance that these approvals will be obtained in a timely manner. The requirement to receive these approvals before the merger could delay the completion of the merger, possibly for a significant period of time after TEPPCO’s unitholders have approved the merger agreement and the merger. Any delay in the completion of the merger could diminish anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction. Any uncertainty over the ability of the partnerships to complete the merger could make it more difficult for them to retain key employees or to pursue business strategies. In addition, at any time before or after completion of the merger, the DOJ, the FTC or state antitrust authorities could take action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin or rescind the merger or divestiture of material assets of Enterprise or TEPPCO, imposing other conditions on the completion of the merger or requiring changes to the terms of the merger. If Enterprise or TEPPCO becomes subject to any material conditions in order to obtain any approvals required to complete the merger, the business and results of operations of the combined company may be adversely affected.

If the merger agreement is terminated and TEPPCO is unable to obtain external financing to repay any borrowings under the Loan Agreement with EPO, TEPPCO may suffer a default under a substantial majority of its outstanding indebtedness.

In order to supplement its liquidity position during the pendency of the merger, TEPPCO entered into a Loan Agreement on August 5, 2009 (the “Loan Agreement”) with Enterprise Products Operating LLC (“EPO”), which is a wholly-owned subsidiary of Enterprise. TEPPCO is not entitled to borrow under the Loan Agreement unless there is no remaining availability for borrowing under its revolving credit facility. In addition, borrowings under the Loan Agreement mature upon termination by either Enterprise or TEPPCO of the merger agreement, among other events. If TEPPCO were to incur material indebtedness under the Loan Agreement that became due either because of termination of the merger agreement or otherwise, TEPPCO would likely be required to seek additional bank financing to fund a repayment to EPO due to the likely unavailability of borrowing capacity under its revolving credit facility and of timely access to the capital markets. Failure to satisfy timely the accelerated obligations under the Loan Agreement would constitute a default under the Loan Agreement, which would entitle EPO to declare unpaid amounts under the Loan Agreement immediately due and payable. Such a default would constitute an event of default under TEPPCO’s revolving credit facility and may constitute an event of default under its senior notes, which would allow for the acceleration of a substantial majority of its indebtedness.

Risks Related to Enterprise’s Business After the Merger

Enterprise’s growth strategy may adversely affect its results of operations if it does not successfully integrate TEPPCO.

Enterprise may be unable to successfully integrate TEPPCO or other businesses that it acquires in the future. Enterprise may incur substantial expenses or encounter delays or other problems in connection with its growth strategy that could negatively impact its financial position, results of operations and cash flows.

Moreover, the merger involves numerous risks, including but not limited to:

•	difficulties in the assimilation of the operations, technologies, services and products of TEPPCO;

•	experiencing operational interruptions or the loss of key employees, customers or suppliers;

•	inefficiencies and complexities that can arise because of unfamiliarity with new assets and the businesses associated with them, including with their markets; and

•	diversion of the attention of management and other personnel from day-to-day business to the development or acquisition of new businesses and other business opportunities.

In addition, any anticipated benefits of the merger, such as expected cost savings, may not be fully realized, if at all.

Enterprise’s cash distributions may vary based on its operating performance and level of cash reserves.

Distributions will be dependent on the amount of cash Enterprise generates and may fluctuate based on its performance. Neither Enterprise nor TEPPCO can guarantee that after giving effect to the merger

Enterprise will continue to pay distributions at the current level each quarter or make any increases in the amount of distributions in the future. The actual amount of cash that is available to be distributed each quarter will depend upon numerous factors, some of which will be beyond Enterprise’s control and the control of its general partner. These factors include but are not limited to the following:

•	the volume of products that Enterprise handles and the prices it receives for its products and services;

•	the level of Enterprise’s operating costs;

•	the level of competition from third parties;

•	prevailing economic conditions, including the price of and demand for crude oil, natural gas and other products Enterprise will process, transport, store and market;

•	the level of capital expenditures Enterprise will make;

•	the restrictions contained in Enterprise’s debt agreements and debt service requirements;

•	fluctuations in Enterprise’s working capital needs;

•	the weather in Enterprise’s operating areas;

•	the cost of acquisitions, if any; and

•	the amount, if any, of cash reserves established by Enterprise GP in its discretion.

In addition, Enterprise’s ability to pay the minimum quarterly distribution each quarter will depend primarily on its cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. As a result, Enterprise may make cash distributions during periods when it records losses, and Enterprise may not make distributions during periods when it records net income.

Enterprise will have substantial debt after the merger, which could have a material adverse effect on its financial health and limit its future operations.

Following the completion of the merger, Enterprise will have a substantially increased level of consolidated debt, including TEPPCO’s senior notes and junior subordinated notes. On a pro forma basis, Enterprise’s consolidated long-term debt as of June 30, 2009 would have been approximately $12.1 billion. The amount of Enterprise’s future debt could have significant effects on its operations, including, among other things:

•	a substantial portion of Enterprise’s cash flow, including that of Duncan Energy Partners L.P. (“Duncan Energy Partners”), could be dedicated to the payment of principal and interest on its future debt and may not be available for other purposes, including the payment of distributions on Enterprise’s common units and capital expenditures;

•	credit rating agencies may view Enterprise’s debt level negatively;

•	covenants contained in Enterprise’s credit and debt agreements will require Enterprise to continue to meet financial tests that may adversely affect its flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

•	Enterprise’s ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	Enterprise may be at a competitive disadvantage relative to similar companies that have less debt; and

•	Enterprise may be more vulnerable to adverse economic and industry conditions as a result of Enterprise’s significant debt level.

Enterprise’s public debt indentures currently do not limit the amount of future indebtedness that it can create, incur, assume or guarantee. Although the Multi-Year Revolving Credit Facility of EPO will restrict Enterprise’s ability to incur additional debt above certain levels, any debt Enterprise may incur in compliance with these restrictions could be substantial.

EPO’s Multi-Year Revolving Credit Facility and each of its indentures for public debt contain customary financial covenants and other restrictions. As a result, Enterprise will be prohibited from making distributions to its partners if such distributions would cause an event of default or otherwise violate a covenant under such agreements. In addition, under the terms of EPO’s junior subordinated notes, generally, if Enterprise elects to defer interest payments thereon, Enterprise will be restricted from making distributions with respect to its equity securities. A breach of any of these restrictions by Enterprise could permit Enterprise’s lenders or noteholders, as applicable, to declare all amounts outstanding under these debt agreements to be immediately due and payable and, in the case of EPO’s Multi-Year Revolving Credit Facility, to terminate all commitments to extend further credit.

Enterprise’s ability to access capital on favorable terms could be affected by Enterprise’s debt level, the timing of its debt maturities, and by prevailing market conditions. Moreover, if the rating agencies were to downgrade Enterprise’s credit ratings, then Enterprise could experience an increase in its borrowing costs, difficulty assessing capital markets or a reduction in the market price of its common units. Such a development could adversely affect Enterprise’s ability to obtain financing for working capital, capital expenditures or acquisitions or to refinance existing indebtedness. If Enterprise is unable to access the capital markets on favorable terms in the future, it might be forced to seek extensions for some of its short-term securities or to refinance some of Enterprise’s debt obligations through bank credit, as opposed to long-term public debt securities or equity securities. The price and terms upon which Enterprise might receive such extensions or additional bank credit, if at all, could be more onerous than those contained in existing debt agreements. Any such arrangements could, in turn, increase the risk that Enterprise’s leverage may adversely affect its future financial and operating flexibility and thereby impact Enterprise’s ability to pay cash distributions at expected levels.

Enterprise’s and TEPPCO’s variable rate debt and future maturities of fixed-rate, long-term debt make Enterprise vulnerable to increases in interest rates. Increases in interest rates could materially adversely affect Enterprise’s business, financial position, results of operation and cash flows.

On a pro forma basis, Enterprise would have had outstanding $12.1 billion of consolidated debt (excluding the value of interest rate swaps and currency swaps) as of June 30, 2009. Of this amount, approximately $2.7 billion, or 22%, was subject to variable interest rates, either as short-term or long-term variable rate debt obligations or as long-term fixed-rate debt converted to variable rates through the use of interest rate swaps. With respect to debt maturities prior to December 31, 2010, Enterprise will have $500.0 million of 4.625% fixed-rate Senior Notes maturing in October 2009, $54.0 million of 8.70% fixed-rate debt maturing in March 2010, and $500.0 million of 4.95% fixed-rate Senior Notes maturing in June 2010. Should interest rates increase, Enterprise’s refinancing cost would increase and the amount of cash required to service Enterprise’s debt would increase. As a result, Enterprise’s financial position, results of operations and cash flows, could be materially adversely affected.

An increase in interest rates may also cause a corresponding decline in demand for equity investments, in general, and in particular, for yield-based equity investments such as Enterprise’s common units. Any such reduction in demand for Enterprise’s common units resulting from other more attractive investment opportunities may cause the trading price of Enterprise’s common units to decline.

Substantially all of the common units of Enterprise that are owned or will be owned by EPCO and certain of its affiliates after giving effect to the mergers are pledged or will be pledged as security under the credit facility of an affiliate of EPCO. Additionally, all of the member interests in Enterprise GP and all of the common units of Enterprise that are owned by Enterprise GP Holdings are pledged under its credit facility. Upon an event of default under either of these credit facilities, a change in ownership or control of Enterprise could ultimately result.

An affiliate of EPCO has pledged substantially all of its Enterprise common units (as well as TEPPCO units and member interests in TEPPCO GP that will be exchanged in connection with the mergers for Enterprise common units or Class B units) as security under its credit facility. This credit facility contains customary and other events of default relating to defaults of the borrower, including certain defaults by Enterprise and other affiliates of EPCO. An event of default, followed by a foreclosure on the pledged collateral, could ultimately result in a change in ownership of Enterprise. In addition, the 100.0% membership interest in Enterprise GP and 13,454,498 Enterprise common units that are owned by Enterprise GP Holdings are pledged under Enterprise GP Holdings’ credit facility. Enterprise GP Holdings’ credit facility contains customary and other events of default. Upon an event of default, the lenders under Enterprise GP Holdings’ credit facility could foreclose on Enterprise GP Holdings’ assets, which could ultimately result in a change in control of Enterprise GP and a change in the ownership of the Enterprise common units held by Enterprise GP Holdings.

Risks Related to Enterprise’s Common Units and Risks Resulting from Its Partnership Structure

Enterprise may issue additional securities without the approval of its common unitholders.

At any time, Enterprise may issue an unlimited number of limited partner interests of any type (to parties other than Enterprise’s affiliates) without the approval of Enterprise’s unitholders. Enterprise’s partnership agreement does not give Enterprise’s common unitholders the right to approve the issuance of equity securities including equity securities ranking senior to Enterprise’s common units. The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

•	the ownership interest of a unitholder immediately prior to the issuance will decrease;

•	the amount of cash available for distributions on each common unit may decrease;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding common unit may be diminished; and

•	the market price of Enterprise’s common units may decline.

Enterprise does not have the same flexibility as other types of organizations to accumulate cash and equity to protect against illiquidity in the future.

Unlike a corporation, Enterprise’s partnership agreement requires it to make quarterly distributions to its unitholders of all available cash reduced by any amounts of reserves for commitments and contingencies, including capital and operating costs and debt service requirements. The value of Enterprise’s units and other limited partner interests may decrease in correlation with decreases in the amount Enterprise distributes per unit. Accordingly, if Enterprise experiences a liquidity problem in the future, Enterprise may not be able to issue more equity to recapitalize.

Cost reimbursements and fees due to EPCO and its affiliates, including Enterprise GP, may be substantial and will reduce Enterprise’s cash available for distribution to holders of Enterprise units.

Prior to making any distribution on its units, Enterprise will reimburse EPCO and its affiliates, including officers and directors of Enterprise GP, for all expenses they incur on Enterprise’s behalf, including allocated overhead. These amounts will include all costs incurred in managing and operating Enterprise, including costs for rendering administrative staff and support services to Enterprise, and overhead allocated to Enterprise by EPCO. The payment of these amounts could adversely affect Enterprise’s ability to pay cash distributions to holders of Enterprise’s units. EPCO has sole discretion to determine the amount of these expenses. In addition, EPCO and its affiliates may provide other services to Enterprise for which Enterprise will be charged fees as determined by EPCO.

Enterprise GP and its affiliates have limited fiduciary responsibilities to, and conflicts of interest with respect to, Enterprise, which may permit Enterprise GP to favor its own interests to your detriment.

The directors and officers of Enterprise GP and its affiliates have duties to manage Enterprise GP in a manner that is beneficial to its member. At the same time, Enterprise GP has duties to manage Enterprise in a manner that is beneficial to Enterprise. Therefore, Enterprise GP’s duties to Enterprise may conflict with the duties of its officers and directors to its member. Such conflicts may include, among others, the following:

•	neither Enterprise’s partnership agreement nor any other agreement requires Enterprise GP or EPCO to pursue a business strategy that favors Enterprise;

•	decisions of Enterprise GP regarding the amount and timing of asset purchases and sales, cash expenditures, borrowings, issuances of additional units and reserves in any quarter may affect the level of cash available to pay quarterly distributions to unitholders and Enterprise GP;

•	under Enterprise’s partnership agreement, Enterprise GP determines which costs incurred by it and its affiliates are reimbursable by Enterprise;

•	Enterprise GP is allowed to resolve any conflicts of interest involving Enterprise and Enterprise GP and its affiliates;

•	Enterprise GP is allowed to take into account the interests of parties other than Enterprise, such as EPCO, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to Enterprise’s unitholders;

•	any resolution of a conflict of interest by Enterprise GP not made in bad faith and that is fair and reasonable to Enterprise shall be binding on the partners and shall not be a breach of Enterprise’s partnership agreement;

•	affiliates of Enterprise GP may compete with Enterprise in certain circumstances;

•	Enterprise GP has limited its liability and reduced its fiduciary duties and has also restricted the remedies available to Enterprise’s unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty. As a result of acquiring Enterprise units, you are deemed to consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law;

•	Enterprise does not have any employees and relies solely on employees of EPCO and its affiliates;

•	in some instances, Enterprise GP may cause Enterprise to borrow funds in order to permit the payment of distributions, even if the purpose or effect of the borrowing is to make incentive distributions;

•	Enterprise’s partnership agreement does not restrict Enterprise GP from causing Enterprise to pay it or its affiliates for any services rendered to Enterprise or entering into additional contractual arrangements with any of these entities on Enterprise’s behalf;

•	Enterprise GP intends to limit its liability regarding Enterprise’s contractual and other obligations and, in some circumstances, may be entitled to be indemnified by Enterprise;

•	Enterprise GP controls the enforcement of obligations it owes to Enterprise and other affiliates of EPCO;

•	Enterprise GP decides whether to retain separate counsel, accountants or others to perform services for Enterprise; and

•	Enterprise has significant business relationships with entities controlled by Dan L. Duncan, including EPCO. For detailed information on these relationships and related transactions with these entities, please see Item 13 (“Certain Relationships and Related Transactions, and Director Independence”) of Enterprise’s Annual Report on Form 10-K for the year ended December 31, 2008 and Note 12 (“Related Party Transactions”) to the Unaudited Condensed Consolidated Financial Statements included in Item 1 of Enterprise’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009.

Enterprise unitholders have limited voting rights and are not entitled to elect Enterprise GP or its directors, which could lower the trading price of Enterprise’s common units. In addition, even if unitholders are dissatisfied, they cannot easily remove Enterprise GP as Enterprise’s general partner.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting Enterprise’s business and, therefore, limited ability to influence management’s decisions regarding Enterprise’s business. Unitholders did not elect Enterprise GP or its directors and will have no right to elect Enterprise GP or its directors on an annual or other continuing basis. The Board of Directors of Enterprise GP, including the independent directors, is chosen by the owner of the general partner and not by the unitholders.

Furthermore, if unitholders are dissatisfied with the performance of Enterprise GP, they currently have no practical ability to remove Enterprise GP or its officers or directors. Enterprise GP may not be removed except upon the vote of the holders of at least 60.0% of Enterprise’s outstanding units voting together as a single class. Because affiliates of Enterprise GP will own approximately 30.9% of Enterprise’s outstanding common units and Class B units after giving effect to the merger, the removal of Enterprise GP as Enterprise’s general partner is highly unlikely without the consent of both Enterprise GP and its affiliates. As a result of this provision, the trading price of Enterprise’s common units may be lower than other forms of equity ownership because of the absence or reduction of a takeover premium in the trading price.

Enterprise’s partnership agreement restricts the voting rights of unitholders owning 20.0% or more of Enterprise’s common units.

Unitholders’ voting rights are further restricted by a provision in Enterprise’s partnership agreement stating that any units held by a person that owns 20.0% or more of any class of Enterprise’s common units then outstanding, other than Enterprise GP and its affiliates, cannot be voted on any matter. In addition, Enterprise’s partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about Enterprise’s operations, as well as other provisions limiting Enterprise unitholders’ ability to influence the manner or direction of Enterprise’s management. As a result of this provision, the trading price of Enterprise’s common units may be lower than other forms of equity ownership because of the absence or reduction of a takeover premium in the trading price.

Enterprise GP has a limited call right that may require common unitholders to sell their units at an undesirable time or price.

If at any time Enterprise GP and its affiliates own 85.0% or more of the common units then outstanding, Enterprise GP will have the right, but not the obligation, which it may assign to any of its affiliates or to Enterprise, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than the then current market price. As a result, common unitholders may be required to sell their common units at an undesirable time or price and may therefore not receive any return on their investment. They may also incur a tax liability upon a sale of their units.

Enterprise’s common unitholders may not have limited liability if a court finds that limited partner actions constitute control of its business.

Under Delaware law, common unitholders could be held liable for Enterprise’s obligations to the same extent as a general partner if a court determined that the right of limited partners to remove Enterprise GP or to take other action under Enterprise’s partnership agreement constituted participation in the “control” of Enterprise’s business.

Under Delaware law, Enterprise GP generally has unlimited liability for Enterprise’s obligations, such as Enterprise’s debts and environmental liabilities, except for those contractual obligations that are expressly made without recourse to Enterprise GP.

The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the states in which Enterprise does business. You could have unlimited liability for Enterprise’s obligations if a court or government agency determined that:

•	Enterprise were conducting business in a state, but had not complied with that particular state’s partnership statute; or

•	your right to act with other unitholders to remove or replace Enterprise GP, to approve some amendments to Enterprise’s partnership agreement or to take other actions under Enterprise’s partnership agreement constituted “control” of Enterprise’s business.

Unitholders may have liability to repay distributions.

Under certain circumstances, Enterprise’s unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), Enterprise may not make a distribution to Enterprise’s unitholders if the distribution would cause Enterprise’s liabilities to exceed the fair value of its assets. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. A purchaser of common units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to such purchaser of common units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from Enterprise’s partnership agreement.

Enterprise GP’s interest in Enterprise and the control of Enterprise GP may be transferred to a third party without unitholder consent.

Enterprise GP, in accordance with Enterprise’s partnership agreement, may transfer its general partner interest without the consent of unitholders. In addition, Enterprise GP may transfer its general partner interest to a third party in a merger or consolidation or in a sale of all or substantially all of its assets without the consent of Enterprise’s unitholders. Furthermore, there is no restriction in Enterprise’s partnership agreement on the ability of Enterprise GP Holdings or its affiliates to transfer their equity interests in Enterprise GP to a third party. The new equity owner of Enterprise GP would then be in a position to replace the board of directors and officers of Enterprise GP with their own choices and to influence the decisions taken by the board of directors and officers of Enterprise GP.

Tax Risks Related to the Merger and to Owning Enterprise Common Units

You are urged to read “Material Federal Income Tax Consequences” beginning on page 133 for a more complete discussion of the expected material federal income tax consequences of the merger and owning and disposing of Enterprise common units received in the merger.

No ruling has been requested with respect to the tax consequences of the merger.

Although it is anticipated that no gain or loss should be recognized by a TEPPCO unitholder as a result of the merger (except with respect to (i) cash received in lieu of fractional Enterprise common units, (ii) a net decrease in a unitholder’s share of nonrecourse liabilities as discussed below, (iii) the possible treatment of Enterprise’s assumption of TEPPCO liabilities as the taxable proceeds of a “disguised sale” discussed below and (iv) the possible treatment of a small portion of the Enterprise common units as a taxable transfer discussed below), no ruling has been or will be requested from the Internal Revenue Service, or IRS, with respect to the tax consequences of the merger. Instead, Enterprise and TEPPCO are relying on the opinions of their respective counsel as to the tax consequences of the merger, and counsel’s conclusions may not be sustained if challenged by the IRS.

TEPPCO unitholders may recognize taxable income or gain as a result of the merger.

As a result of the merger, each TEPPCO unitholder’s share of nonrecourse liabilities will be recalculated. Each TEPPCO unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such unitholder’s share of nonrecourse liabilities of TEPPCO immediately before the merger over such unitholder’s share of nonrecourse liabilities of Enterprise immediately following the merger. If the amount of any deemed cash distribution received by a TEPPCO unitholder exceeds the unitholder’s basis in his common units, such unitholder will recognize gain in an amount equal to such excess. However, Enterprise and TEPPCO do not expect any TEPPCO unitholders to recognize gain in this manner. The application of the rules governing the allocation of nonrecourse liabilities in the context of the merger is complex and subject to uncertainty. There can be no assurance that there will not be a net decrease in the amount of nonrecourse liabilities allocable to a TEPPCO unitholder as a result of the merger.

Enterprise will be deemed for federal income tax purposes to have assumed the liabilities of TEPPCO and its subsidiaries in the merger. A TEPPCO unitholder would recognize gain or loss to the extent any portion of the liabilities of TEPPCO or its subsidiaries assumed by Enterprise was deemed to be the proceeds of a “disguised sale” of assets to Enterprise. Enterprise and TEPPCO believe that all of the liabilities of TEPPCO and its subsidiaries will qualify for one or more exceptions to the “disguised sale” rules and that no gain or loss will be recognized by TEPPCO or its unitholders under the “disguised sale” rules. However, the application of the rules governing “disguised sales” in the context of the merger is complex and subject to uncertainty. There can be no assurance that TEPPCO unitholders will not recognize taxable gain from a “disguised sale” as a result of the merger.

There is a risk that a small portion of the Enterprise units received by each TEPPCO unitholder will be deemed for federal income tax purposes to have been received as a disproportionate amount of consideration in the merger that would be treated as a taxable transfer to the TEPPCO unitholders.

The merger may further limit the ability of a TEPPCO unitholder to utilize suspended passive activity losses.

Passive loss limitations generally provide that specific taxpayers may only deduct losses from passive activities to the extent of the taxpayer’s income from passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. There is no guidance as to whether suspended passive losses related to TEPPCO units will be available to offset future passive income from Enterprise following the merger. Accordingly, a TEPPCO unitholder’s ability to utilize suspended TEPPCO passive losses to offset Enterprise taxable income following the merger may be limited.

The intended tax consequences of the merger are dependent upon Enterprise being treated as a partnership for tax purposes.

The treatment of the exchange of TEPPCO units for Enterprise units in the merger as a tax-free exchange is dependent upon Enterprise being treated as a partnership for federal income tax purposes. If Enterprise were treated as a corporation for federal income tax purposes, the exchange would be a fully taxable transaction for a TEPPCO unitholder.

The tax treatment of Enterprise and its unitholders depends on Enterprise’s status as a partnership for federal income tax purposes, as well as Enterprise not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat Enterprise as a corporation or if it were to be subject to a material amount of entity-level taxation for state tax purposes, then Enterprise’s cash available for distribution to its common unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in the Enterprise common units depends largely on Enterprise being treated as a partnership for federal income tax purposes. Enterprise has not requested, and does not plan to request, a ruling from the IRS on this or any other matter affecting Enterprise.

If Enterprise were treated as a corporation for federal income tax purposes, Enterprise would pay federal income tax on Enterprise’s taxable income at the corporate tax rate, which is currently a maximum of 35%. Distributions to Enterprise’s unitholders would generally be taxed again to them as corporate distributions, and no income, gains, losses, deductions or credits would flow through to them. Because tax would be imposed on Enterprise as a corporation, the cash available for distribution to Enterprise common unitholders would be substantially reduced. Thus, treatment of Enterprise as a corporation would result in a material reduction in the after-tax return to Enterprise unitholders, likely causing a substantial reduction in the value of Enterprise common units.

Current law may change, causing Enterprise to be treated as a corporation for federal income tax purposes or otherwise subjecting Enterprise to a material amount of entity-level taxation. In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to enhance state-tax collections.

For example, Enterprise’s operating subsidiaries are subject to the Revised Texas Franchise Tax on that portion of their revenue generated in Texas. Specifically, the Revised Texas Franchise Tax is imposed at a maximum effective rate of 0.7% of the operating subsidiaries’ gross revenue that is apportioned to Texas. If any additional state were to impose an entity-level tax upon Enterprise or its operating subsidiaries, the cash available for distribution to Enterprise’s common unitholders would be reduced.

The tax treatment of publicly traded partnerships or an investment in Enterprise’s common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including Enterprise, or an investment in Enterprise common units may be modified by administrative, legislative or judicial interpretation at any time. Any modification to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the exception, which we refer to as the Qualifying Income Exception, for Enterprise to be treated as a partnership for U.S. federal income tax purposes that is not taxable as a corporation, affect or cause Enterprise to change its business activities, affect the tax considerations of an investment in Enterprise, change the character or treatment of portions of Enterprise’s income and adversely affect an investment in Enterprise common units. For example, in response to certain recent developments, members of Congress are considering substantive changes to the definition of qualifying income under Section 7704(d) of the Internal Revenue Code. It is possible that these legislative efforts could result in changes to the existing U.S. tax laws that affect publicly traded partnerships, including Enterprise. Modifications to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively. Enterprise is unable to predict whether any changes will ultimately be enacted. Any such changes could negatively impact the value of an investment in Enterprise common units.

Enterprise prorates its items of income, gain, loss and deduction between transferors and transferees of its common units each month based upon the ownership of common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred.

Enterprise prorates its items of income, gain, loss and deduction between transferors and transferees of its common units each month based upon the ownership of common units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury regulations, and, accordingly, Enterprise’s counsel is unable to opine as to the validity of this method. If the IRS were to challenge this method or new Treasury regulations are issued, Enterprise may be required to change the allocation of items of income, gain, loss and deduction among its unitholders.

The sale or exchange of 50% or more of Enterprise’s capital and profits interests during any twelve-month period will result in Enterprise’s termination as a partnership for federal income tax purposes.

Enterprise will be considered to have terminated as a partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a twelve-month period. Enterprise’s termination would, among other things, result in the closing of its taxable year for all Enterprise unitholders and could result in a deferral of depreciation deductions allowable in computing Enterprise’s taxable income.

An IRS contest of the federal income tax positions Enterprise takes may adversely impact the market for Enterprise’s common units, and the cost of any contests will be borne by Enterprise’s unitholders and its general partner.

The IRS may adopt positions that differ from the positions Enterprise takes, even positions taken with the advice of counsel. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions Enterprise takes. A court may not agree with some or all of the positions Enterprise takes. Any contest with the IRS may materially and adversely impact the market for Enterprise common units and the price at which they trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne by Enterprise’s unitholders and general partner.

Even if Enterprise’s common unitholders do not receive any cash distributions from Enterprise, they will be required to pay taxes on their share of Enterprise’s taxable income.

Enterprise common unitholders will be required to pay any federal income taxes and, in some cases, state and local income taxes on their share of Enterprise’s taxable income whether or not they receive any cash distributions from Enterprise. Unitholders may not receive cash distributions from Enterprise equal to their share of Enterprise’s taxable income or even equal to the actual tax liability that results from their share of Enterprise’s taxable income.

Tax gain or loss on disposition of common units could be different than expected.

If Enterprise’s unitholders sell their common units, they will recognize gain or loss equal to the difference between the amount realized and their tax basis in those common units. Prior distributions in excess of the total net taxable income allocated to a unitholder for a common unit, which decreased the unitholder’s tax basis in that common unit, will, in effect, become taxable income to the unitholder if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price the unitholder receives is less than the unitholder’s original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to the unitholder.

Tax-exempt entities and foreign persons face unique tax issues from owning Enterprise’s common units that may result in adverse tax consequences to them.

Investments in Enterprise common units by tax-exempt entities, such as individual retirement accounts (IRAs), other retirement plans and non-U.S. persons raise issues unique to them. For example, virtually all of Enterprise’s income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal tax returns and pay tax on their share of Enterprise’s taxable income.

Enterprise treats each purchaser of its common units as having the same tax benefits without regard to the actual units purchased. The IRS may challenge this treatment, which could adversely affect the value of Enterprise’s common units.

Because Enterprise and TEPPCO cannot match transferors and transferees of common units and because of other reasons, Enterprise and TEPPCO have adopted depreciation and amortization positions that may not conform with all aspects of applicable Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to Enterprise’s unitholders. It also could affect the timing of these tax benefits or the amount of gain from a sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to a unitholder’s tax return.

Enterprise common unitholders will likely be subject to state and local taxes and return filing requirements in states where they do not live as a result of an investment in Enterprise’s common units.

In addition to federal income taxes, Enterprise’s common unitholders will likely be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which Enterprise does business or owns property. Enterprise’s common unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, they may be subject to penalties for failure to comply with those requirements. Enterprise may own property or conduct business in other states or foreign countries in the future. It is the responsibility of each unitholder to file its own federal, state and local tax returns.

Enterprise has adopted certain valuation methodologies that may result in a shift of income, gain, loss and deduction between its general partner and its unitholders. The IRS may challenge this treatment, which could adversely affect the value of Enterprise common units.

When Enterprise issues additional common units or engages in certain other transactions, Enterprise determines the fair market value of its assets and allocates unrealized gain or loss attributable to its assets to the capital accounts of its unitholders and general partner. Enterprise’s methodology may be viewed as understating the value of its assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and Enterprise’s general partner, which may be unfavorable to such unitholders. Moreover, under this methodology, subsequent purchasers of common units may have a greater portion of their Code Section 743(b) adjustment allocated to Enterprise’s tangible assets and a lesser portion allocated to Enterprise’s intangible assets. The IRS may challenge Enterprise’s methods, or its allocation of the Section 743(b) adjustment attributable to its tangible and intangible assets, and allocations of income, gain, loss and deduction between Enterprise’s general partner and certain of its unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to Enterprise’s unitholders. It also could affect the amount of gain from a unitholder’s sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to the unitholder’s tax returns without the benefit of additional deductions.

THE SPECIAL UNITHOLDER MEETING

Time, Place and Date.  The special meeting of TEPPCO unitholders will be held on October 23, 2009 at 1:00 p.m., local time at the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas 77002. The meeting may be adjourned or postponed by TEPPCO GP to another date or place for proper purposes, including for the purpose of soliciting additional proxies.

Purposes.  The purposes of the special meeting are:

•	To consider and vote on the approval of the merger agreement and the merger; and

•	To transact other business as may properly be presented at the meeting or any adjournments of the meeting.

At the present time, TEPPCO knows of no other matters that will be presented for consideration at the meeting.

Quorum.  A quorum requires the presence, in person or by proxy, of holders of a majority of the outstanding TEPPCO units. TEPPCO units will be counted as present at the special meeting if the holder is present and votes in person at the meeting or has submitted a properly executed proxy card. Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding units in “street name” indicating that the broker does not have discretionary authority as to certain units to vote on the proposals (a “broker non-vote”), such units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

Record Date.  The record date for the special meeting is the close of business on August 31, 2009.

Units Entitled to Vote.  Unitholders may vote at the special meeting if they owned TEPPCO units at the close of business on the record date. Unitholders may cast one vote for each TEPPCO unit owned on the record date.

Votes Required.  Pursuant to the TEPPCO partnership agreement, the proposal to approve the merger agreement and the merger requires the affirmative vote of the holders of at least a majority of TEPPCO’s outstanding units. Accordingly, failures to vote, abstentions and broker non-votes will have the same effect as a vote against the approval of the merger agreement and the merger for purposes of the majority vote required under the partnership agreement.

Enterprise GP Holdings, Duncan Family Interests, Inc., DFI GP Holdings L.P. and other entities controlled by Mr. Dan L. Duncan that own 17,073,315, or 16.3%, of TEPPCO’s outstanding units have agreed pursuant to a support agreement with Enterprise to vote their units in favor of approval of the merger agreement and the merger. Mr. Duncan has also stated separately in an amended Schedule 13D filed with the SEC on June 30, 2009 that he intends to vote those units and any other TEPPCO units beneficially owned by him in favor of the merger. As of the record date, directors and executive officers of TEPPCO GP and their affiliates had the right to vote 181,084 TEPPCO units, or approximately 0.17% of TEPPCO’s outstanding units. TEPPCO currently expects that all of the directors and executive officers of TEPPCO GP will vote their units in favor of approval of the merger agreement and the merger, although none of them has entered into any agreement obligating them to do so.

In addition, under the merger agreement, the proposal to approve the merger agreement and the merger requires that the actual votes cast in favor of the proposal by the Unaffiliated TEPPCO Unitholders exceed the actual votes cast against the proposal in order for the proposal to be approved. Accordingly, failures to vote, abstentions and broker non-votes will not be counted for purposes of this vote required under the merger agreement.

Units Outstanding.  As of the record date, there were 104,949,931 TEPPCO units outstanding.

Voting Procedures

Voting by TEPPCO Unitholders.  TEPPCO unitholders may vote using any of the following methods:

•	call the toll-free phone number listed on your proxy card and follow the recorded instructions;

•	go to the Internet website listed on your proxy card and follow the instructions provided;

•	complete, sign and mail your proxy card in the postage-paid envelope; or

•	attend the meeting and vote in person.

If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your units will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your units will be voted FOR approval of the merger agreement and the merger.

If any other matters are properly presented at the meeting for consideration or any adjournment or postponement thereof, the persons named in your proxy will have the discretion to vote on these matters. TEPPCO’s partnership agreement provides that, in the absence of a quorum, any meeting of TEPPCO limited partners may be adjourned from time to time by the affirmative vote of a majority of the outstanding TEPPCO units represented either in person or by proxy.

Revocation.  You may revoke your proxy at any time prior to its exercise by:

•	giving written notice of revocation to the Secretary of TEPPCO GP;

•	appearing and voting in person at the special meeting; or

•	properly completing and executing a later dated proxy and delivering it to the Secretary of TEPPCO GP at or before the special meeting.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

Validity.  The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The board of directors of TEPPCO GP has the right to waive any irregularities or conditions as to the manner of voting. TEPPCO may accept your proxy by any form of communication permitted by Delaware law so long as TEPPCO is reasonably assured that the communication is authorized by you.

Solicitation of Proxies.  The accompanying proxy is being solicited on behalf of the board of directors of TEPPCO GP. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by TEPPCO.

Georgeson Inc. has been retained by TEPPCO to aid in the solicitation of proxies for an initial fee of $15,000 plus expenses and the reimbursement of out-of-pocket expenses. In addition to this mailing, proxies may also be solicited from TEPPCO unitholders by personal interview, telephone, fax or other electronic means by directors and officers of TEPPCO GP and employees of EPCO and its affiliates who provide services to TEPPCO, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of TEPPCO units held by those persons, and TEPPCO will reimburse them for any reasonable expenses that they incur.

Units Held in Street Name.  If you hold your units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your units or when granting or revoking a proxy.

Absent specific instructions from you, your broker is not empowered to vote your units with respect to the approval of the merger agreement and the merger. The units not voted because brokers lack power to vote them without instructions are also known as “broker non-votes.”

Failures to vote, abstentions and broker non-votes will have the same effect as a vote against approval of the merger proposal for purposes of the majority vote required under the partnership agreement. However, failures to vote, abstentions and broker non-votes will not be counted for proposes of the vote required under the merger agreement to approve the proposal.

THE MERGER

Background of the Merger

In February 2005, a privately held affiliate of Dan L. Duncan, the Chairman of Enterprise, acquired all the membership interests in TEPPCO GP, thereby acquiring control of TEPPCO. In connection with the acquisition, EPCO and its affiliates agreed to provide administrative, management and operating services to TEPPCO GP and TEPPCO pursuant to an administrative services agreement, and have provided shared services to TEPPCO GP and TEPPCO (as well as Enterprise and Enterprise GP Holdings) since that time. In May 2007, Enterprise GP Holdings, which is also controlled by Mr. Duncan, acquired TEPPCO GP from Mr. Duncan’s private affiliate as well as 4,400,000 TEPPCO units owned by the privately-held affiliate. As a result of these transactions, Enterprise GP Holdings owns 4,400,000 TEPPCO units and all of the membership interests of TEPPCO GP, which owns a 2.0% general partner interest in TEPPCO and the incentive distribution rights in TEPPCO. Enterprise GP Holdings also owns 13,952,402 Enterprise common units and all of the membership interests in Enterprise GP.

On January 19, 2009, Mr. Duncan, Michael A. Creel, the Chief Executive Officer and President of Enterprise, and other members of Enterprise management met and decided to commence an evaluation of the feasibility of combining Enterprise and TEPPCO. Mr. Creel and other members of Enterprise management then met on January 21, 2009 with E. William Barnett, the Chairman of the Enterprise ACG Committee, to discuss a potential combination of Enterprise and TEPPCO and a process for sharing information between Enterprise and TEPPCO.

On January 29, 2009, the Enterprise ACG Committee met with Messrs. Duncan and Creel and other members of Enterprise management to discuss the proposed process for Enterprise and the Enterprise ACG Committee to follow in connection with considering a potential combination of Enterprise and TEPPCO, as well as to discuss the qualifications and possible engagement of Barclays Capital Inc. as a financial advisor to Enterprise. Representatives of Barclays Capital made a presentation regarding their qualifications to serve as financial advisor and discussed their preliminary qualitative assessment of a potential transaction based on publicly available information. On January 30, 2009, the Enterprise ACG Committee engaged Skadden, Arps, Slate, Meagher & Flom LLP as counsel to the committee.

On February 10, 2009, the Enterprise ACG Committee, together with representatives of Skadden, met with representatives from Morris, Nichols, Arsht & Tunnell, Delaware counsel to Enterprise, to discuss, among other things, an appropriate process for Enterprise to obtain financial and operating projections from TEPPCO. Based on this meeting, the Enterprise ACG Committee and Enterprise management decided that Messrs. Barnett and Creel should meet with Murray H. Hutchison, Chairman of the TEPPCO board, to discuss obtaining financial and operating projections from TEPPCO.

On February 12, 2009, representatives of Barclays Capital met with Messrs. Duncan and Creel and other members of Enterprise management to discuss initial views and Barclays Capital’s preliminary analysis of a potential combination of Enterprise and TEPPCO based solely on publicly available data.

On February 17, 2009, Messrs. Barnett and Creel and other members of Enterprise management met with Mr. Hutchison. Mr. Creel informed Mr. Hutchison that Enterprise had commenced an evaluation of the feasibility of combining the two partnerships and indicated that Enterprise would like to enter into a confidentiality agreement with TEPPCO in order to permit the sharing of financial and other information between the parties. A draft mutual confidentiality agreement prepared by Skadden was provided to Mr. Hutchison.

On February 20, 2009, Mr. Hutchison informed the TEPPCO board members that Enterprise was considering a potential business combination with TEPPCO.

On February 23, 2009, TEPPCO and Enterprise entered into a mutual confidentiality agreement. Following its execution, Enterprise and TEPPCO began to exchange non-public information.

Due to the conflicts of interest involved in a potential combination of Enterprise and TEPPCO, the TEPPCO ACG Committee, which consisted of Mr. Hutchison, Richard S. Snell, Michael B. Bracy (as Chairman) and Donald H. Daigle, anticipated that consideration of the potential combination would be referred to the TEPPCO ACG Committee by the TEPPCO board. Therefore, on February 23, 2009, members of the TEPPCO ACG Committee interviewed two law firms and, after due consideration of each firm’s relevant industry experience and prior representation of special committees and conflicts committees, decided that Mayer Brown LLP would be retained as its counsel upon referral of the matter to the TEPPCO ACG Committee by the TEPPCO board.

On February 25, 2009, representatives of Barclays Capital met with Messrs. Duncan and Creel and other members of Enterprise management to review Barclays Capital’s preliminary financial analyses of a potential combination based on Enterprise’s and TEPPCO’s respective 2009 internal profit plans. These preliminary analyses reflected the assumption that any transaction proposal would result initially in reasonably equivalent projected distributions from distributable cash flow to Enterprise GP Holdings.

On February 26, 2009, the TEPPCO board and representatives of Mayer Brown met to discuss a potential combination with Enterprise. The board members determined that, because Enterprise GP Holdings owned TEPPCO GP and Enterprise GP, the proposed transaction presented a conflict of interest that would be appropriate for the TEPPCO ACG Committee to review and approve and therefore referred the transaction to the TEPPCO ACG Committee for its consideration. Because the Derivative Action brought on September 18, 2006 by Peter R. Brinckerhoff for breach of fiduciary duty and disclosure claims could have an impact on the proposed transaction, the TEPPCO board also determined that it would be appropriate for the TEPPCO ACG Committee to consider and evaluate any impact the Derivative Action might have on a potential transaction with Enterprise. Following this meeting, the TEPPCO ACG Committee decided it would retain Mayer Brown in connection with the proposed transaction, subject to the execution of an acceptable engagement letter.

On March 4, 2009, the TEPPCO ACG Committee telephonically held its initial meeting regarding the anticipated proposal for a combination with Enterprise, at which meeting representatives of Mayer Brown reviewed with the committee members the requirements set forth in TEPPCO’s organizational documents for service on the TEPPCO ACG Committee. Mr. Hutchison also informed the TEPPCO ACG Committee that Jerry E. Thompson, TEPPCO’s Chief Executive Officer, was planning to take a temporary medical leave of absence, but would remain available on a limited basis, and that Mr. Hutchison was considering proposing to the TEPPCO board that he be appointed interim executive chairman during Mr. Thompson’s leave. At the same meeting, it was decided that the TEPPCO ACG Committee would conduct interviews and retain a financial advisor to assist in the evaluation of the potential business combination between Enterprise and TEPPCO.

On March 9, 2009, Mr. Creel, other members of Enterprise’s management and representatives of Barclays Capital met with the Enterprise ACG Committee to review and discuss preliminary information regarding combination structuring and related assumptions. Representatives of Andrews Kurth LLP, counsel to Enterprise, and Skadden were also in attendance. Based on these discussions and the concurrence of the Enterprise ACG Committee, Mr. Creel delivered an initial proposal from Enterprise to TEPPCO’s Chairman regarding the terms of a potential business combination as set forth below, which terms were intended to form the basis for further discussions with TEPPCO.

The March 9, 2009 letter from Enterprise to Mr. Hutchison (the “March 9 Proposal”) proposed a merger in which Enterprise would acquire all of the outstanding partnership units of TEPPCO for per unit consideration of $21.89, which represented an approximate 4.8% premium to the 10-day average closing price of a TEPPCO unit on March 6, 2009, the last full business day before the March 9 Proposal. The proposed consideration consisted of: (a) 1.043 Enterprise common units for each issued and outstanding TEPPCO unit, or approximately 109.5 million Enterprise common units, and (b) cash equal to $1.00 for each issued and outstanding TEPPCO unit. The March 9 Proposal was conditioned on Enterprise acquiring all of TEPPCO’s partnership interests, but it did not address consideration with respect to the general partner interest or incentive distribution rights in TEPPCO owned by TEPPCO GP or any other consideration or financial terms.

Following the delivery of the March 9 Proposal, Mr. Creel forwarded a copy of the letter to Charles McMahen, the Chairman of the Enterprise GP Holdings ACG Committee.

On March 9, 2009, the TEPPCO board approved Mr. Thompson’s temporary medical leave and the appointment of Mr. Hutchison as interim executive chairman.

On March 12, 2009, TEPPCO issued a press release announcing Mr. Thompson’s temporary medical leave of absence and Mr. Hutchison’s withdrawal from the TEPPCO ACG Committee in conjunction with his appointment as interim executive chairman.

On March 13, 2009, Mr. Daigle, as a member of the TEPPCO ACG Committee, and Mr. Creel discussed by phone the timing for a meeting between Enterprise and TEPPCO to discuss the basis for a potential transaction. The meeting was tentatively set for March 26, 2009. Mr. Daigle informed Mr. Creel that the TEPPCO ACG Committee intended to interview potential financial advisors the week of March 16, 2009.

On March 16, 2009, the TEPPCO ACG Committee held a meeting attended by representatives from Mayer Brown. The TEPPCO ACG Committee discussed the March 9 Proposal and the Derivative Action. On the advice of Mayer Brown, the TEPPCO ACG Committee decided to retain Delaware counsel to advise on the conflicts committee process and to assist in evaluating the Derivative Action. Pursuant to its decision to retain a financial advisor at the March 4th meeting, the TEPPCO ACG Committee, together with representatives of Mayer Brown, interviewed one financial advisor on March 16, 2009 and a second financial advisor on March 17, 2009. After meeting with the two firms, the TEPPCO ACG Committee determined, subject to the negotiation of an acceptable engagement letter, that Credit Suisse would be retained as its financial advisor in connection with the proposed transaction based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm and its knowledge of TEPPCO’s industry and prior representation of special committees in connection with similar transactions.

At a telephonic meeting held on March 24, 2009, the TEPPCO ACG Committee agreed that Potter Anderson & Corroon, LLP would be retained as its Delaware counsel and appointed Mr. Daigle as project chairman of the TEPPCO ACG Committee for the purposes of the potential transaction. The TEPPCO ACG Committee, with the assistance of its legal and financial advisors, also discussed strategies for the upcoming meeting with Enterprise scheduled for March 26, 2009 at which Enterprise was expected to discuss the March 9 Proposal. After consulting with its legal and financial advisors, the TEPPCO ACG Committee decided that, after Enterprise’s presentation, it would indicate to Enterprise that the offer price was unacceptably low because, among other things, it inadequately valued TEPPCO’s business and it did not take into account the potential value of the Derivative Action.

On March 26, 2009, the TEPPCO ACG Committee and its legal and financial advisors, TEPPCO’s management and representatives of Baker Botts L.L.P., counsel to TEPPCO, Enterprise’s management and its legal and financial advisors and the Enterprise ACG Committee and its legal advisors met. At the meeting, members of Enterprise management and its advisors and representatives of Barclays Capital provided an overview of the March 9 Proposal. In connection with these discussions, Enterprise noted that the proposed cash component was intended to provide TEPPCO unitholders with cash approximating the net present value of the difference in quarterly distributions between Enterprise common units and TEPPCO units. The TEPPCO ACG Committee, after discussions with its legal and financial advisors, expressed a preference for consideration comprised solely of Enterprise common units because TEPPCO unitholders would receive more potential upside through a greater participation in equity and the consideration would not be taxable to the TEPPCO unitholders. A representative of Andrews Kurth provided a memorandum outlining a potential structure of the merger transaction.

At the same meeting, management of both Enterprise and TEPPCO provided presentations on the current status of the business of their respective partnerships. Mr. Daigle also inquired as to the consideration for the acquisition of TEPPCO GP from Enterprise GP Holdings, and Enterprise management responded that they would approach Enterprise GP Holdings in the near term to discuss such consideration. Mr. Daigle indicated that Enterprise should take the lead in communicating with Enterprise GP Holdings any proposals regarding consideration for TEPPCO GP, and Enterprise management agreed. At the conclusion of the meeting, Mr. Daigle informed Enterprise management that the TEPPCO ACG Committee did not believe the March 9 Proposal fairly valued TEPPCO because, among other things, it inadequately valued TEPPCO’s business and it did not take into account the potential value of the Derivative Action. However, he indicated that the TEPPCO ACG Committee believed that a merger of the two partnerships on the right terms could be beneficial to both partnerships, and the TEPPCO ACG Committee would consider an increased proposal from Enterprise. The parties agreed to continue with due diligence at a meeting on April 2, 2009.

On March 26, 2009, Mr. Creel forwarded copies of the meeting materials to the Chairman of the Enterprise GP Holdings ACG Committee.

Between March 26 and April 1, 2009, Enterprise and TEPPCO exchanged projected financial and other diligence information, including preliminary assumptions regarding growth capital expenditures.

On March 30, 2009, Mr. Daigle met with representatives of Mayer Brown and Potter Anderson to discuss the impact of the potential transaction on the Derivative Action. Following that discussion, Mr. Daigle recommended to the TEPPCO ACG Committee that Mr. Bracy and Mr. Snell, each of whom was a named defendant in the Derivative Action, should not be involved in the negotiations with Enterprise. Mr. Daigle also recommended that two new directors who were both independent and disinterested with respect to the proposed transaction should be added to the TEPPCO ACG Committee and that the TEPPCO ACG Committee should form a new special committee composed of Mr. Daigle and the two new directors to evaluate and negotiate the proposal by Enterprise. On April 1, 2009, Mr. Daigle and representatives of Mayer Brown met with TEPPCO’s general counsel and Mr. Hutchison to discuss Mr. Daigle’s recommendation. Mr. Hutchison and TEPPCO’s general counsel then met with Ralph S. Cunningham, President and Chief Executive Officer of Enterprise GP Holdings, which, as the sole member of TEPPCO GP, has the power to appoint members of the TEPPCO board, to inform him of Mr. Daigle’s recommendation. Dr. Cunningham agreed that Mr. Daigle should begin the search for two new individuals to serve on a special committee of the TEPPCO ACG Committee as soon as possible.

On April 1, 2009, the Enterprise GP Holdings ACG Committee held a meeting, also attended, at the request of the committee, by Mr. Creel and other members of Enterprise management, and discussed the proposed transaction and the potential impact of the Derivative Action on the proposed transaction.

On April 2, 2009, the TEPPCO ACG Committee and its legal and financial advisors, TEPPCO’s management and its legal advisors, Enterprise’s management and its legal and financial advisors and the Enterprise ACG Committee and its legal advisors met to gather and exchange information regarding the two partnerships. Each partnership’s management provided a commercial overview of its partnership’s business and financial outlook, and the parties and their advisors asked and answered various questions. At the conclusion of the meeting, Mr. Daigle reiterated that the TEPPCO ACG Committee believed that the March 9 Proposal was too low and invited Enterprise to submit a higher proposal.

On the same day, Mr. Daigle met with representatives of Mayer Brown to begin the search for two new independent and disinterested directors. Over the next few days, a list of eight prospective candidates was prepared with the assistance of the TEPPCO ACG Committee’s legal and financial advisors, but without assistance from TEPPCO management. The top five candidates were identified and contacted to ascertain their interest in serving on a special committee of the TEPPCO ACG Committee. From April 5, 2009 to April 15, 2009, Mr. Daigle, with assistance from representatives of Mayer Brown, interviewed the top three candidates. After the interviews, Mr. Daigle, after consulting with representatives of Mayer Brown, determined that Duke R. Ligon and Irvin Toole, Jr. both should be invited to join the TEPPCO board and serve on the TEPPCO ACG Committee and a special committee of the TEPPCO ACG Committee. On April 16, 2009, Mr. Daigle and representatives of Mayer Brown met with Mr. Hutchison and TEPPCO’s general counsel to inform them of two nominees recommended by Mr. Daigle. After this meeting, Mr. Daigle, Mr. Hutchison, TEPPCO’s general counsel and representatives of Mayer Brown met with Dr. Cunningham to review Messrs. Ligon’s and Toole’s resumes and credentials.

Concurrently with the search for the new members of the TEPPCO ACG Committee to serve on a special committee of the TEPPCO ACG Committee, Mr. Daigle held numerous conversations with representatives of Mayer Brown and Potter Anderson to assess the merits of the Derivative Action and the impact of the potential acquisition of TEPPCO by Enterprise on the Derivative Action. As a result of those discussions, it was decided that the TEPPCO Special Committee, once constituted, would engage in discussions with the plaintiff’s counsel in the Derivative Action in order to better assess the Derivative Action.

On April 22, 2009, Enterprise GP Holdings appointed Messrs. Ligon and Toole to the TEPPCO board. Later that day, the TEPPCO board met with representatives of Mayer Brown and Baker Botts. Representatives of Baker Botts reviewed and discussed with the board members the standards for service on the TEPPCO ACG Committee under the New York Stock Exchange rules and under TEPPCO’s organizational documents, after which the TEPPCO board appointed Messrs. Ligon and Toole to the TEPPCO ACG Committee and authorized the TEPPCO ACG Committee to review, evaluate and negotiate the terms and conditions of a proposal by Enterprise to acquire TEPPCO and any related arrangements or potential alternatives thereto, and to control all litigation related thereto. Mr. Daigle also provided an update to the other board members regarding the status of the proposed transaction with Enterprise. Following the meeting, the TEPPCO ACG Committee met, with representatives of Mayer Brown attending. Representatives of Mayer Brown discussed with the TEPPCO ACG Committee members independence and disinterestedness standards for Delaware conflicts purposes. The TEPPCO ACG Committee then formed a special committee of directors who are disinterested with respect to the proposed transaction with Enterprise composed of Messrs. Daigle, Ligon and Toole, and appointed Mr. Daigle as chairman of the TEPPCO Special Committee. The TEPPCO ACG Committee authorized the TEPPCO Special Committee to review, evaluate and negotiate the terms and conditions of a proposal by Enterprise to acquire TEPPCO and any related arrangements or any potential alternatives thereto and to control all litigation related thereto. The TEPPCO ACG Committee also authorized the TEPPCO Special Committee to retain its own legal and financial advisors. With the consent of the TEPPCO ACG Committee which had determined it no longer required separate legal and financial advisors, having delegated authority to the TEPPCO Special Committee, the TEPPCO Special Committee then retained Mayer Brown, Potter Anderson and Credit Suisse and thereafter entered into engagement letters with each of them.

On April 23, 2009, the TEPPCO Special Committee, along with its legal and financial advisors, met to discuss the March 9 Proposal. The TEPPCO Special Committee noted that TEPPCO units were now trading at a premium to the value of the March 9 Proposal, and that it did not believe that the trading price reflected the potential value of the Derivative Action. The TEPPCO Special Committee authorized Mr. Daigle to telephone Mr. Creel to indicate that the TEPPCO Special Committee was unwilling to recommend the acceptance of the March 9 Proposal, but that it was willing to consider an improved proposal.

On April 24, 2009, the management of Enterprise and the management of TEPPCO, together with their legal and financial advisors, met with the TEPPCO Special Committee and, for the benefit of Messrs. Ligon and Toole, reviewed the materials that had been previously presented to the TEPPCO ACG Committee on March 26, 2009. On the same day, the TEPPCO Special Committee and its legal advisors held a telephonic meeting during which representatives of Potter Anderson advised the TEPPCO Special Committee on its duties under Delaware law and TEPPCO’s organizational documents and the legal considerations surrounding the Derivative Action. The TEPPCO Special Committee also determined, upon consultation with its legal advisors, that, in light of the fact that Mr. Duncan indirectly controls Enterprise and TEPPCO, it was unrealistic for TEPPCO to expect or pursue an alternative proposal from an unrelated third party.

On April 27, 2009, Mr. Daigle initiated a telephone call to Mr. Creel. Also participating in the call were representatives of Mayer Brown, Andrews Kurth and members of Enterprise management. Mr. Daigle informed Mr. Creel that the TEPPCO Special Committee could not support the March 9 Proposal because: (i) the March 9 Proposal represented a discount to the then-current market price of TEPPCO units; (ii) the TEPPCO Special Committee had not yet been able to determine an appropriate value range for the Derivative Action; (iii) the TEPPCO Special Committee continued to believe that the March 9 Proposal should be an all unit exchange without a cash component; and (iv) the TEPPCO Special Committee needed to consider the proposed consideration to be paid to Enterprise GP Holdings in exchange for its ownership interests in TEPPCO GP. Furthermore, Mr. Daigle informed Mr. Creel that because of the uncertainty surrounding some of those factors, the TEPPCO Special Committee was not in a position to make a counterproposal at that time. Mr. Daigle requested that Enterprise make a revised all unit proposal and provide further information with respect to Enterprise’s plans for the acquisition of TEPPCO GP. Mr. Creel responded that Enterprise was not prepared to make a new offer without having a better sense of the TEPPCO Special Committee’s views on the value of TEPPCO. However, Enterprise was willing to engage the TEPPCO Special Committee and its advisors in further discussions regarding the March 9 Proposal and to consider an all unit proposal. Both parties agreed that the TEPPCO Special Committee and its advisors would meet with Enterprise and its advisors to have such discussions. The TEPPCO Special Committee, together with its legal advisors, later met telephonically for Mr. Daigle to update the other members on his conversation with Mr. Creel and to discuss a draft press release concerning the March 9 Proposal by Enterprise. During that meeting, representatives of Mayer Brown also gave a presentation on the duties and responsibilities of the TEPPCO Special Committee.

On April 28, 2009, Mr. Daigle called Mr. Creel to request a conference call among the parties and their advisors, which was then set for May 1, 2009.

On April 29, 2009, Enterprise issued a press release regarding the March 9 Proposal, and Mr. Duncan, Enterprise GP Holdings, EPCO and other affiliates of Mr. Duncan who own TEPPCO units filed disclosures under a Schedule 13D amendment concurrently with the press release. At the direction of the TEPPCO Special Committee and in response to the Enterprise press release, TEPPCO issued a press release on the same day regarding its receipt of the March 9 Proposal. TEPPCO’s press release stated that in order to evaluate the proposed acquisition by Enterprise, the TEPPCO ACG Committee had formed the TEPPCO Special Committee consisting of Messrs. Daigle, Toole and Ligon, and that after considering the March 9 Proposal with the assistance of its financial and legal advisors, the TEPPCO Special Committee had unanimously concluded that it did not support the March 9 Proposal and that it had advised Enterprise of its decision. The TEPPCO press release noted that the TEPPCO Special Committee remained willing to consider a revised proposal that appropriately recognized the value of TEPPCO, including the significant benefits that would accrue to Enterprise as a result of a merger with TEPPCO.

Following the press releases by Enterprise and TEPPCO, on April 29, 2009, Mr. Brinckerhoff filed a class action complaint in the Delaware Court of Chancery challenging the fairness of the March 9 Proposal. On the same date, Renee Horowitz filed a second class action complaint in the Delaware Court of Chancery also challenging the fairness of the March 9 Proposal. These actions were consolidated on May 9, 2009. We refer to these consolidated actions as the “Merger Action.”

On April 30, 2009, the TEPPCO Special Committee met with its legal and financial advisors to prepare for the meeting with Enterprise scheduled for May 1, 2009. The TEPPCO Special Committee noted that the value of the March 9 Proposal remained below the then-current market price of TEPPCO units. The TEPPCO Special Committee also discussed the advantages of an all unit proposal and the need to consider the range of potential values of the Derivative Action in evaluating the merger consideration. After some discussion, the TEPPCO Special Committee decided that, if efforts to obtain a revised proposal from Enterprise were unsuccessful, it would make a counterproposal only after it was able to assess the merits and the range of potential values of the Derivative Action and that, to facilitate that assessment, it would schedule a meeting with the plaintiff’s counsel in the Derivative Action and Merger Action.

On May 1, 2009, the TEPPCO Special Committee and its legal and financial advisors met with Enterprise and its legal and financial advisors and the Enterprise ACG Committee and its legal advisors. Enterprise’s management team and representatives of Barclays Capital provided the TEPPCO Special Committee with their overview of their current business and the future prospects (including relative risks) of both companies and the reasoning behind the March 9 Proposal. Enterprise and representatives of Barclays Capital also indicated that they believed structuring the acquisition of TEPPCO GP from Enterprise GP Holdings to result initially in reasonably equivalent projected distributions from distributable cash flow to Enterprise GP Holdings would be important to Enterprise GP Holdings. Mr. Daigle and representatives of Credit Suisse summarized the preliminary views of the TEPPCO Special Committee of the March 9 Proposal. At the conclusion of the session, Mr. Daigle informed Enterprise that the TEPPCO Special Committee was in the process of reviewing the Derivative Action and believed that the Derivative Action potentially represented a significant asset for TEPPCO. Mr. Daigle then encouraged Enterprise to revise its proposal to reflect both the then-current market value of the TEPPCO units and the value of the Derivative Action. Finally, Mr. Daigle stated that the TEPPCO Special Committee would contact Enterprise to continue discussions once it had further assessed the merits and value of the Derivative Action.

On May 5, 2009, the TEPPCO Special Committee held a telephonic meeting with its legal advisors to discuss the strategy for a meeting with Mr. Brinckerhoff, the lead plaintiff in the Derivative Action and the Merger Action, his legal advisors and their financial expert to be held the next day on May 6, 2009.

On May 6, 2009, the TEPPCO Special Committee met with Mr. Brinckerhoff, the lead plaintiff in the Derivative Action and the Merger Action, attorneys from Bragar, Wexler, Eagel, & Squire, PC, the lead plaintiff’s counsel in the Derivative Action and the Merger Action, and one of the plaintiff’s financial experts to discuss the plaintiff’s and his counsel’s view of the merits and value of the Derivative Action. Representatives of Mayer Brown, Potter Anderson and Credit Suisse were also present at the meeting.

On May 12, 2009, the TEPPCO Special Committee and its legal advisors held a telephonic meeting to discuss the merits and value of the Derivative Action and the steps that the TEPPCO Special Committee should undertake to facilitate that assessment.

On May 14, 2009, the TEPPCO Special Committee held a telephonic meeting to review and discuss the March 9 Proposal with the assistance of its legal and financial advisors. After excusing the representatives of Credit Suisse, the TEPPCO Special Committee discussed the Derivative Action with representatives from Potter Anderson and Mayer Brown.

On May 18, 2009, the TEPPCO Special Committee held a telephonic meeting to discuss with its legal and financial advisors a possible counterproposal to Enterprise. The TEPPCO Special Committee decided that a counterproposal would be formulated based on the TEPPCO Special Committee’s views on the value of TEPPCO following consultation with its financial advisors and a range of potential values for the Derivative Action that was based upon the damage estimates of the parties recently submitted in the pending mediation of the Derivative Action and the TEPPCO Special Committee’s recent meeting with Mr. Brinckerhoff and his counsel. The TEPPCO Special Committee decided, after consulting with its legal and financial advisors, to make a counterproposal of 1.48 Enterprise common units for each TEPPCO unit, subject to understanding the consideration to be paid for TEPPCO GP. The TEPPCO Special Committee also authorized Potter Anderson to retain a financial advisor to further its assessment of the range of potential values of the Derivative Action.

On May 19, 2009, Mr. Daigle telephoned Mr. Creel with the counterproposal. Also participating were representatives from Mayer Brown, Andrews Kurth and members of Enterprise management. In the call, Mr. Daigle explained the process leading to the formation of the TEPPCO Special Committee and the steps that the TEPPCO Special Committee had taken thus far to evaluate Enterprise’s proposal to acquire TEPPCO, including meetings with its legal and financial advisors and with Mr. Brinckerhoff and his legal advisors regarding the Derivative Action. Mr. Daigle informed Mr. Creel that the TEPPCO Special Committee was willing to support a proposal of 1.48 Enterprise common units for each TEPPCO unit, subject to understanding the consideration to be paid for TEPPCO GP. Mr. Creel responded that Enterprise would discuss the counterproposal with the Enterprise ACG Committee. Later that day, Mr. Daigle also informed Mr. Hutchison about the counterproposal.

On May 21, 2009, the TEPPCO Special Committee and representatives of Mayer Brown, Credit Suisse and Potter Anderson met with TEPPCO management to discuss TEPPCO’s long-range forecast, in particular the forecast regarding distributable cash flow. The TEPPCO Special Committee also discussed with management TEPPCO’s future liquidity requirements. At the conclusion of the meeting, the TEPPCO Special Committee concluded that it needed to determine whether an acceptable transaction could be negotiated in the near term to enable TEPPCO to address its liquidity needs either after signing a potential transaction or terminating merger discussions.

On May 28, 2009, Enterprise management held a conference call with the Enterprise ACG Committee to discuss TEPPCO’s counterproposal and the financial analyses of the exchange ratio proposed by Mr. Daigle.

Representatives of Morris Nichols also participated for a portion of the meeting to discuss Delaware litigation matters.

On June 4, 2009, Mr. Daigle and representatives of Mayer Brown and Potter Anderson held a teleconference to discuss the Derivative Action and the TEPPCO Special Committee’s strategy concerning that action.

On June 9, 2009, Enterprise management met with the Enterprise ACG Committee, its legal advisors, representatives of Barclays Capital and Enterprise’s legal advisors to discuss the increased exchange ratio proposed by the TEPPCO Special Committee and plans for further meetings with the Enterprise GP Holdings ACG Committee and the TEPPCO Special Committee. Representatives of Morris Nichols also participated for a portion of the meeting to discuss Delaware litigation matters.

On June 10, 2009, Enterprise management met with the Enterprise GP Holdings ACG Committee, representatives of Baker & Hostetler LLP, counsel to the committee, and of Morgan Stanley & Co. Incorporated, financial advisor to the committee, and representatives of Andrews Kurth, to discuss the 1.48 exchange ratio proposed by the TEPPCO Special Committee and plans for further meetings with the TEPPCO Special Committee.

On June 12, 2009, the TEPPCO Special Committee and Enterprise agreed to engage in face-to-face merger negotiations at Mayer Brown’s offices on June 15, 2009.

The negotiation session on June 15, 2009 was attended by the TEPPCO Special Committee and its legal and financial advisors and Enterprise management and its legal and financial advisors. In response to certain considerations raised by the TEPPCO Special Committee, Enterprise management made a presentation regarding its operational plans and the refined products markets. Enterprise then responded to the TEPPCO Special Committee’s counterproposal with a new all unit proposal of 1.197 Enterprise common units for each TEPPCO unit. After a brief discussion of Enterprise’s new proposal, both Enterprise and the TEPPCO Special Committee agreed to meet at Andrews Kurth’s offices on June 16, 2009.

On June 16, 2009, after first consulting with its financial and legal advisors, the TEPPCO Special Committee and its financial and legal advisors held various meetings with Enterprise management and Enterprise’s financial and legal advisors to negotiate potential terms for a transaction. At these meetings, the TEPPCO Special Committee proposed consideration of 1.275 Enterprise common units for each TEPPCO unit and that Enterprise condition the merger on the approval of a majority of units held by unitholders unaffiliated with TEPPCO GP, Enterprise, Mr. Duncan or their affiliates. On the same day, Enterprise management also held separate meetings with each of the Enterprise ACG Committee and the Enterprise GP Holdings ACG Committee and their respective advisors to update them on negotiations with the TEPPCO Special Committee.

Also, on June 16, 2009, Enterprise management consulted with Mr. Duncan regarding whether one of his affiliates that owns TEPPCO units would consider accepting, in lieu of some Enterprise common units, a new class of Enterprise units that would not receive distributions for a specified period of time in order to facilitate the transaction.

During a later meeting with the TEPPCO Special Committee on June 16, 2009, Enterprise responded with a revised proposal as follows: (i) 1.24 Enterprise common units would be exchanged for each TEPPCO unit other than certain units owned by Duncan Family Interests, Inc. and its affiliates (the “Duncan Units”); (ii) the Duncan Units would be exchanged for Class B units, each of which would not be entitled to regular quarterly cash distributions for the first sixteen quarters following the closing of the merger and would convert automatically into the same number of Enterprise common units on the date immediately following the payment date of the sixteenth quarterly distribution following the closing of the merger; (iii) in exchange for the membership interests of TEPPCO GP, 1,331,681 Enterprise common units would be issued to Enterprise GP Holdings, and Enterprise GP (owned by Enterprise GP Holdings) would be deemed to have made a capital contribution to Enterprise in an amount necessary for Enterprise GP to maintain its 2% interest in Enterprise (the “June 16 Proposal”). Along with the exchange ratio premium for TEPPCO unitholders, the June 16 Proposal also was intended to result initially in reasonably equivalent projected distributions from distributable cash flows to Enterprise GP Holdings. The parties then discussed that, instead of requiring approval of the merger by a majority of the Unaffiliated TEPPCO Unitholders, a requirement that the actual votes cast in favor of the merger by the Unaffiliated TEPPCO Unitholders exceed the actual votes cast against the merger by the Unaffiliated TEPPCO Unitholders because of the anticipated difficulty in getting noninstitutional Unaffiliated TEPPCO Unitholders to vote. At the end of this discussion, Enterprise emphasized that this proposal represented its last and final proposal. Mr. Daigle stated that the TEPPCO Special Committee would meet with its advisors to consider the June 16 Proposal and respond the next day.

On June 17, 2009, the TEPPCO Special Committee met to discuss the June 16 Proposal with the assistance of its legal and financial advisors. Following that discussion, the TEPPCO Special Committee concluded that the June 16 Proposal reflected a reasonable valuation and a sufficient improvement over the March 9 Proposal to warrant efforts to negotiate acceptable documentation of the transaction. Later that day, Enterprise and TEPPCO, together with their legal and financial advisors, met and Mr. Daigle indicated that the TEPPCO Special Committee was willing to recommend the June 16 Proposal, subject to the merger being conditioned upon a requirement that the actual votes cast in favor of the merger agreement and the merger by the Unaffiliated TEPPCO Unitholders exceed the actual votes cast against the merger agreement and the merger by the Unaffiliated TEPPCO Unitholders and the negotiation of definitive documentation (the “June 17 Proposal”).

On June 17, 2009, the ACG Committee of Enterprise GP Holdings, along with its legal and financial advisors, met with members of management of TEPPCO to review TEPPCO’s business and financial information, confirm information previously provided to it regarding TEPPCO, and ask questions regarding TEPPCO’s business and financial projections.

Also on June 17, 2009, Enterprise management consulted with Mr. Duncan regarding the June 17 Proposal and the potential acceptance by one of his affiliates of Class B units without distribution rights for a specified period of time in lieu of some Enterprise common units in order to support the transaction.

After the TEPPCO Special Committee’s meeting on the morning of June 17, 2009, the TEPPCO Special Committee and Enterprise, with their respective legal and financial advisors, met with the Enterprise GP Holdings ACG Committee and the Enterprise ACG Committee, with their respective advisors, to discuss the June 17 Proposal. The parties agreed in principle to the June 17 Proposal, subject to the negotiation of definitive documents, and to undertake to settle the Derivative Action and the Merger Action in connection with the merger.

Later on June 17, 2009, the TEPPCO Special Committee and representatives of Mayer Brown and Potter Anderson held a telephonic conference with Mr. Brinckerhoff and his counsel to apprise them of the June 17 Proposal. Later that same day, Mr. Brinckerhoff’s counsel telephoned counsel for the TEPPCO Special Committee and stated that Mr. Brinckerhoff had reflected on the June 17 Proposal and was willing to support it if the merger agreement contained a covenant that Enterprise would increase distributions to be equivalent with TEPPCO distributions on an as-converted basis.

During the evening of June 17, 2009, the TEPPCO Special Committee met, together with its legal and financial advisors, to discuss the remaining conditions and the process for finalizing the June 17 Proposal, including drafting a satisfactory merger agreement, securing approvals from each of the parties to any merger and any support agreements and securing the support of the plaintiff in the Derivative Action and the plaintiffs in the Merger Action. During this meeting, the TEPPCO Special Committee also consulted with representatives of Potter Anderson and received their final views on the merits of and range of values for the Derivative Action.

On June 18, 2009, Mr. Daigle and representatives of Mayer Brown met with Mr. Creel and members of Enterprise management to discuss Mr. Brinckerhoff’s demands for a commitment to increase the distributions on Enterprise common units. Mr. Creel explained that the financial ramifications of the demand prevented Enterprise from agreeing to the condition. However, Enterprise was willing to state that, subject to market conditions, Enterprise expected to be able to continue its practice of increasing its distribution each quarter through 2011 by the higher of $0.0075 ($0.03 annualized) per common unit or 1.25% (5% annualized). Such increases would bring Enterprise distributions to parity with TEPPCO distributions by the third quarter of 2010 on an as-converted basis.

On June 18, 2009, Enterprise’s proposal regarding distributions was communicated to Mr. Brinckerhoff’s counsel. After discussion with his counsel, Mr. Brinckerhoff agreed to give his counsel authority to execute a memorandum of understanding with the defendants subject to confirmatory discovery to settle all litigation related to the proposed transaction.

On June 18, 2009, Andrews Kurth distributed the initial drafts of the merger agreement, the GP merger agreement and other related documents.

On June 19, 2009, Mr. Daigle met with representatives of Mayer Brown to discuss the initial drafts of the merger agreements and the related documents. After discussing several issues regarding the drafts, Mr. Daigle and representatives of Mayer Brown contacted Enterprise and its legal advisors to discuss various issues that had been identified upon Mayer Brown’s initial review. After some discussion, Mr. Daigle instructed representatives of Mayer Brown to provide comments on the outstanding issues to representatives of Andrews Kurth.

On June 22, 2009 and June 23, 2009, the TEPPCO Special Committee and TEPPCO management met with Enterprise management as well as the legal advisors for each of the TEPPCO Special Committee and Enterprise and negotiated the draft merger agreements and related transaction documents.

On June 24, 2009, the TEPPCO Special Committee met to review and discuss the June 17 Proposal with the assistance of its legal and financial advisors. Representatives of Potter Anderson provided the TEPPCO Special Committee with an overview of the applicable legal standards of, and the TEPPCO Special Committee’s duties under, Delaware law and TEPPCO’s organizational documents, and confirmed its assessment of the appropriate range of values for the Derivative Action. Representatives of Mayer Brown then reviewed the drafts of the merger agreements and related documents. At the conclusion of the meeting, representatives of Mayer Brown were instructed to continue to negotiate any open issues and to finalize all documents.

Between June 18 and June 27, 2009, the TEPPCO Special Committee, TEPPCO, the Enterprise ACG Committee and Enterprise and their respective legal advisors exchanged numerous drafts of the merger agreements, related disclosure schedules, the support agreement, the partnership agreement amendment relating to the Class B units and the related documents.

On June 28, 2009, the TEPPCO Special Committee met to consider the proposed form of merger agreements, with representatives of Credit Suisse, Mayer Brown and Potter Anderson in attendance. At that meeting, representatives of Credit Suisse reviewed with the TEPPCO Special Committee their financial analyses with respect to the proposed merger and responded to numerous questions from the TEPPCO Special Committee and its legal advisors. At the request of the TEPPCO Special Committee, Credit Suisse then rendered its oral opinion (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to the unaffiliated TEPPCO unitholders (as defined therein) of the 1.24 exchange ratio. Representatives of Potter Anderson reviewed their presentation of June 24, 2009 with the TEPPCO Special Committee regarding the Derivative Action and discussed the terms of the form MOU that had been provided to the TEPPCO Special Committee members. Representatives of Mayer Brown then reviewed the merger agreements and related documents and advised the TEPPCO Special Committee of changes to the terms of the merger agreements and related documents since the committee was last updated on June 24, 2009, and that all material open issues had been resolved. Following a subsequent discussion, the TEPPCO Special Committee resolved unanimously (i) that the forms, terms and provisions of the merger agreements and the transactions and other actions contemplated thereby, including the exchange ratio and the mergers, are fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders; (ii) to recommend that the TEPPCO ACG Committee and the TEPPCO board approve the forms, terms and provisions of the merger agreements and the transactions and other actions contemplated thereby, including the exchange ratio and the mergers, any such approval and recommendation by the TEPPCO ACG Committee to constitute “Special Approval” as such term is defined in Section 6.9 of the

TEPPCO partnership agreement; (iii) to recommend that the Unaffiliated TEPPCO Unitholders accept the exchange ratio and approve the merger agreement and the transactions contemplated thereby, including the exchange ratio and the merger; and (iv) to approve the form of the MOU.

Immediately following the TEPPCO Special Committee meeting, the TEPPCO board met to consider the proposed merger agreements and the determinations and recommendations of the TEPPCO Special Committee. Representatives of Baker Botts, Mayer Brown and Potter Anderson also attended the meeting. Representatives of Baker Botts briefly reviewed and discussed with the directors fiduciary principles applicable to them and the TEPPCO ACG Committee under Delaware law and TEPPCO’s organizational documents in the context of a potential sale of TEPPCO. Mr. Daigle then reviewed for the TEPPCO board the work and evaluation of the TEPPCO Special Committee with respect to the proposed transaction with Enterprise. Mr. Daigle and the other members of the TEPPCO Special Committee discussed and reviewed with the board members the financial analysis Credit Suisse had provided to the TEPPCO Special Committee and advised the TEPPCO board that Credit Suisse had delivered its oral opinion to the TEPPCO Special Committee (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to the unaffiliated TEPPCO unitholders (as defined in the opinion) of the exchange ratio set forth in the merger agreement. Representatives of Mayer Brown provided the TEPPCO board with an overview of the proposed transaction and discussed the principal terms of the merger agreements and other transaction documents, which had been provided to the TEPPCO board. Representatives of Potter Anderson then provided the TEPPCO board with an overview of the TEPPCO Special Committee’s negotiations and determinations relating to the settlement of the Derivative Action and the Merger Action and entering into the MOU related thereto.

The members of the TEPPCO Special Committee then informed the other TEPPCO board members that the TEPPCO Special Committee had determined that the merger agreements and the mergers are fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders. The members of the TEPPCO Special Committee further advised the TEPPCO board that the TEPPCO Special Committee recommended that the TEPPCO ACG Committee and the TEPPCO board approve them as well and that the Unaffiliated TEPPCO Unitholders approve the merger agreement and the merger. The TEPPCO Special Committee members and representatives of Mayer Brown and Potter Anderson responded to a number of questions posed by the other directors regarding the negotiation process, the financial analysis reviewed by Credit Suisse with the TEPPCO Special Committee and terms of the proposed transaction documents and the MOU.

The meeting of the TEPPCO board was then adjourned, at which time the TEPPCO ACG Committee convened and held a meeting. Having participated in the briefing and discussion provided to the TEPPCO board, after further discussion and consideration, the TEPPCO ACG Committee unanimously (i) adopted the TEPPCO Special Committee’s determinations that the forms, terms and provisions of the merger agreements and the transactions and other actions contemplated thereby, including the exchange ratio and the mergers, are fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders, (ii) approved the forms, terms and provisions of the merger agreements and the transactions and other actions contemplated thereby, including the exchange ratio and the mergers, such approval constituting “Special Approval” as such term is defined in Section 6.9 of the TEPPCO partnership agreement; (iii) recommended that the TEPPCO board approve the forms, terms and provisions of the merger agreements and the transactions and other actions contemplated thereby, including the exchange ratio and the mergers; (iv) recommended that the Unaffiliated TEPPCO Unitholders accept the exchange ratio and approve the merger agreement and the transactions contemplated thereby, including the exchange ratio and the merger; and (v) ratified and approved the form of the MOU.

Upon notification that the TEPPCO ACG Committee had concluded its meeting, the TEPPCO board meeting was reconvened. The members of the TEPPCO ACG Committee informed the other TEPPCO board members that, after consideration of the TEPPCO Special Committee’s evaluation, determinations and recommendation, the TEPPCO ACG Committee adopted the TEPPCO Special Committee’s determinations and determined that the mergers and the merger agreements are fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders. The members of the TEPPCO ACG Committee further advised the TEPPCO board that the TEPPCO ACG Committee had approved such agreements and the transactions contemplated thereby and recommended that the TEPPCO board approve them as well and recommended that the Unaffiliated TEPPCO Unitholders approve the merger agreement and the merger. After further discussion and consideration, the TEPPCO board unanimously (i) determined, based on the determination and recommendation of the TEPPCO Special Committee and the determination, recommendation and Special Approval of the TEPPCO ACG Committee, that the forms, terms and provisions of the merger agreements and the transactions and other actions contemplated thereby, including the exchange ratio and the mergers, are fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders; (ii) approved the forms, terms and provisions of the merger agreements and the transactions and other actions contemplated thereby, including the exchange ratio and the mergers; (iii) recommended that the Unaffiliated TEPPCO Unitholders accept the exchange ratio and approve the merger agreement and the transactions contemplated thereby, including the exchange ratio and the merger; and (iv) ratified and approved the form of the MOU.

On June 28, 2009, the Enterprise ACG Committee met with representatives of Skadden and representatives of Lazard Frères & Co., LLC, the Enterprise ACG Committee’s financial advisor. After consideration of the terms of the proposed mergers and discussion among the members of the Enterprise ACG Committee and the Committee’s legal and financial advisors, the Enterprise ACG Committee unanimously approved the mergers by Special Approval in accordance with Enterprise’s partnership agreement. The Enterprise board (excluding Messrs. Bachmann, Cunningham, Duncan and Fowler, who did not attend) also met with representatives from Andrews Kurth and Barclays Capital, at which meeting the Enterprise board in attendance received the recommendation and notice of Special Approval by the Enterprise ACG Committee and discussed a summary of final material transaction terms with representatives of Andrews Kurth. After discussion and deliberation, the Enterprise board in attendance, with Mr. Creel abstaining, approved the merger agreements and the related documents and the issuance of Enterprise common units and Class B units in connection with the proposed mergers.

On June 28, 2009, the Enterprise GP Holdings ACG Committee met with its legal and financial advisors. After deliberation and review of a summary of material terms of the transactions, confirmation by Enterprise’s legal advisors that the Enterprise ACG Committee and Enterprise had previously approved the merger agreements followed by confirmation by TEPPCO’s legal advisor and the TEPPCO Special Committee’s legal advisors that the TEPPCO Special Committee recommended and the TEPPCO ACG Committee and the TEPPCO board recommended and approved the mergers and merger agreements, the Enterprise GP Holdings ACG Committee unanimously approved the mergers and found them to be fair and reasonable to the unaffiliated unitholders of Enterprise GP Holdings, in accordance with Enterprise GP Holdings’ partnership agreement, and approved the execution and delivery by Enterprise GP Holdings of the support agreement. The Enterprise GP Holdings board (excluding Messrs. Bachmann, Cunningham and Fowler, who did not attend) also met with the Enterprise GP Holdings ACG Committee’s legal advisors, Enterprise’s legal advisors, the general counsel of TEPPCO and Morgan Stanley. At this meeting, Morgan Stanley reviewed for the entire board its report delivered to the Enterprise GP Holdings ACG Committee. In addition, the Enterprise GP Holdings board in attendance received the recommendation and notice of approval by the Enterprise GP Holdings ACG Committee. After further discussion and deliberation, the Enterprise GP Holdings board in attendance, with Ms. Williams abstaining, approved the merger agreements and the support agreement, along with approval, in its capacity as sole member of TEPPCO GP, of the merger of TEPPCO GP with a subsidiary of Enterprise.

Following the Enterprise GP Holdings’ meetings on June 28, 2009, TEPPCO and Enterprise management, together with their legal and financial advisors, met at the offices of Andrews Kurth to execute the definitive documents. Affiliates of Mr. Duncan also executed the support agreement. Concurrently with the execution and delivery of these definitive documents, counsel to the parties in the Merger Action and Derivative Action delivered the executed MOU.

On June 29, 2009, TEPPCO, Enterprise and Enterprise GP Holdings issued a joint press release announcing the merger agreements and the proposed mergers.

Recommendation of the TEPPCO Special Committee and the TEPPCO Board and Reasons for the Merger

The TEPPCO Special Committee consists of three independent directors: Donald H. Daigle, Duke R. Ligon and Irvin Toole, Jr. In resolutions approved by the TEPPCO ACG Committee on April 22, 2009, the

TEPPCO Special Committee was authorized to review, evaluate, negotiate the terms and conditions of, and make recommendations to the TEPPCO ACG Committee and the TEPPCO board with respect to Enterprise’s proposed acquisition of the outstanding TEPPCO units and potential alternative transactions, if any. The TEPPCO Special Committee retained Mayer Brown as its independent legal counsel, Potter Anderson as its independent Delaware legal counsel and Credit Suisse as its independent financial advisor. The TEPPCO Special Committee believed that Credit Suisse was independent based on the lack of recent material business relationships between Credit Suisse and TEPPCO or Enterprise or their affiliates. The TEPPCO Special Committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of Enterprise’s proposal and conducted negotiations with Enterprise and its representatives with respect to the merger agreement, the GP merger agreement, the various other agreements related to the merger and all litigation related to the merger.

The TEPPCO Special Committee, by unanimous vote at a meeting held on June 28, 2009, determined that the forms, terms and provisions of the merger agreement and the transactions contemplated thereby, including the merger, were fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders. In addition, at the June 28, 2009 meeting, the TEPPCO Special Committee recommended that the TEPPCO ACG Committee and the TEPPCO board approve the forms, terms and provisions of the merger agreement, such approval by the TEPPCO ACG Committee to constitute “Special Approval” as such term is defined in Section 6.9 of the TEPPCO partnership agreement, and recommended that the Unaffiliated TEPPCO Unitholders approve the merger agreement and the transactions contemplated thereby, including the merger. In reaching its determination, the TEPPCO Special Committee consulted with and received the advice of its independent financial and legal advisors, considered the potential alternatives of TEPPCO, including the uncertainties and risks facing it, and considered the interests of the Unaffiliated TEPPCO Unitholders.

The TEPPCO ACG Committee unanimously adopted the TEPPCO Special Committee’s determination that the merger agreement and the merger are fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders and approved the merger agreement and the merger, such approval constituting “Special Approval” under TEPPCO’s partnership agreement. The TEPPCO ACG Committee also recommended that the TEPPCO board approve the merger agreement and the merger.

Based on the TEPPCO Special Committee’s determination and recommendation, as well as the TEPPCO ACG Committee’s determination, Special Approval and recommendation, the TEPPCO board unanimously approved the merger agreement and the merger and recommended that the Unaffiliated TEPPCO Unitholders vote in favor of the merger proposal.

In considering the recommendation of the TEPPCO Special Committee and the TEPPCO board with respect to the merger agreement and the merger, you should be aware that some of the executive officers and directors of TEPPCO GP have interests in the merger that are different from, or in addition to, the interests of TEPPCO’s unitholders generally. The TEPPCO Special Committee and the TEPPCO board were aware of these interests in recommending approval of the merger agreement and the merger. Please read “— Interests of Directors and Executive Officers of TEPPCO GP in the Merger”.

The TEPPCO Special Committee considered a number of factors in determining that the merger agreement and the GP merger agreement were fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders and recommending the approval of the merger agreement and the GP merger agreement, and the consummation of the transactions contemplated by them, including the mergers, to the TEPPCO ACG Committee and the TEPPCO board on June 28, 2009. The material factors are summarized below.

The TEPPCO Special Committee viewed the following factors as being generally positive or favorable in coming to its determination and recommendation:

•	The merger would provide the TEPPCO unitholders, except for a privately held affiliate of EPCO, with 1.24 Enterprise common units for each TEPPCO unit, which represented a 14.5% increase to the initial proposal made by Enterprise of 1.043 Enterprise common units and $1.00 in cash for each TEPPCO unit (representing total value per common unit of $21.89, which was a 4.8% premium to the 10-day average closing price of a TEPPCO unit on March 6, 2009, the business day prior to the date on which

Enterprise made its initial proposal); an 18.8% increase to the initial proposal based on the last 10-day average closing prices of TEPPCO units and Enterprise common units on March 6, 2009; and a 9.3% premium to the closing price of TEPPCO units on June 26, 2009, the last trading day before the TEPPCO Special Committee considered recommending the transaction, and a price the TEPPCO Special Committee viewed as fair and reasonable in light of TEPPCO’s recent and projected financial performance and recent trading prices of the TEPPCO units.

•	The TEPPCO Special Committee believed that the merger consideration reflected an appropriate value for the Derivative Action, an asset that the TEPPCO Special Committee considered valuable.

•	The financial analysis reviewed and discussed with the TEPPCO Special Committee by representatives of Credit Suisse as well as the oral opinion of Credit Suisse rendered to the TEPPCO Special Committee on June 28, 2009 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to the unaffiliated TEPPCO unitholders (as defined in the opinion) of the exchange ratio set forth in the merger agreement;

•	The TEPPCO Special Committee’s belief based on statements of Enterprise management that the 1.24 exchange ratio represented the highest per unit consideration that could be negotiated.

•	The positive long-term growth prospects and projected distribution growth for Enterprise, based upon Enterprise’s historical performance and projections, as compared to the less positive long-term growth prospects and projected distribution growth of TEPPCO, based upon TEPPCO’s historical performance and projections.

•	Enterprise’s expectation that, subject to market conditions, it will be able to continue its practice of increasing its distribution each quarter through 2011 by the higher of $0.0075 ($0.03 annualized) per common unit or 1.25% (5% annualized). Such increases would bring Enterprise distributions to parity with TEPPCO distributions on an as-converted basis by the third quarter of 2010.

•	The combined company will form the largest energy master limited partnership with an enterprise value greater than $26 billion, which, among other things, is expected to provide access to capital at a lower cost than TEPPCO could obtain on a stand-alone basis, allowing for funding of accretive capital projects that would be more difficult and more expensive for TEPPCO to fund as a separate public company.

•	The merger will provide TEPPCO unitholders with the benefits of the combination while eliminating the potential of conflicts of interests between Enterprise and TEPPCO, both operationally and with respect to asset sales and joint ventures, such as are the subject of the Derivative Action.

•	The Class B units that will be issued to a privately held affiliate of EPCO will not receive regular quarterly cash distributions for the first sixteen quarters following the closing of the merger, making additional cash available for Enterprise’s general partnership purposes, which may include, as deemed appropriate by Enterprise GP, future distributions, capital investment or reduction of debt.

•	The merger is expected to result in some operating, general and administrative and interest cost savings.

•	The TEPPCO unitholders will benefit from the application of Enterprise’s commercial expertise in certain businesses to TEPPCO’s assets.

•	Generally, no gain or loss is expected to be recognized by the TEPPCO unitholders as a result of the merger.

•	The combined business of TEPPCO and Enterprise following the merger is expected to provide complementary growth opportunities.

•	The merger will result in significant business and geographic diversification.

•	The support of the merger by Mr. Brinckerhoff, the plaintiff in the Derivative Action and the Merger Action, and his counsel.

•	The terms of the merger agreement, principally:

•	the requirement that the actual votes cast in favor of the merger agreement and the merger by the Unaffiliated TEPPCO Unitholders exceed the actual votes cast against the merger agreement and the merger by the Unaffiliated TEPPCO Unitholders;

•	the provision allowing the TEPPCO board or any committee thereof to withdraw or change its recommendation of the merger agreement and the merger if it makes a good faith determination that the failure to change its recommendation would likely constitute a breach of its fiduciary duties under applicable law;

•	the provisions allowing for TEPPCO to participate in negotiations with a third party in response to an unsolicited alternative proposal, which may, in certain circumstances, result in a superior proposal;

•	the lack of a break-up fee for termination of the merger agreement in accordance with its terms;

•	limited conditions and exceptions to the material adverse effect closing condition and other closing conditions; and

•	the lack of a requirement to finance any component of the purchase price because the consideration is composed entirely of Enterprise units.

The TEPPCO Special Committee considered the following factors to be generally negative or unfavorable in making its determination and recommendation:

•	Given that Mr. Duncan indirectly controls TEPPCO and Enterprise, it was unrealistic to expect or pursue better alternative proposals from unrelated third parties.

•	The merger agreement’s limitation on TEPPCO’s ability to solicit third party offers.

•	The possibility that Enterprise’s common unit price could diminish prior to closing, reducing or eliminating the premium to TEPPCO’s unitholders reflected in the exchange ratio at the time of the signing of the merger agreement.

•	The current quarterly cash distribution on the Enterprise common units that TEPPCO unitholders will receive in the merger is lower on an as-converted basis than the current quarterly cash distribution on the TEPPCO units such unitholders currently hold.

•	The merger might not be completed in a timely manner, or at all, which could result in significant costs and disruption to TEPPCO’s normal business.

•	The operating covenants restrict TEPPCO’s operational flexibility prior to closing.

The foregoing discussion of the information and factors considered by the TEPPCO Special Committee is not intended to be exhaustive, but includes the relevant factors considered by the TEPPCO Special Committee. In view of the variety of factors considered in connection with its evaluation of the merger, the TEPPCO Special Committee did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching its determination and recommendation. In addition, each of the members of the TEPPCO Special Committee may have given differing weights to different factors. On balance, the TEPPCO Special Committee believed that the positive factors discussed above outweighed the negative factors discussed above.

Finally, the TEPPCO Special Committee considered a number of procedural factors associated with the merger, including the following:

•	The TEPPCO Special Committee consisted solely of directors who are disinterested with respect to the transaction and who are not officers of TEPPCO GP or controlling unitholders of TEPPCO, or affiliated with Enterprise, Mr. Duncan or any of their affiliates.

•	The members of the TEPPCO Special Committee were adequately compensated for their services and their compensation was in no way contingent on their approving the merger agreement or the merger.

•	Other than by the settlement in cash at the effective time of the merger of any TEPPCO phantom units and TEPPCO unit appreciation rights issued and outstanding to non-employee directors of TEPPCO GP, the members of the TEPPCO Special Committee will not personally benefit from the completion of the merger in a manner different from the TEPPCO unitholders.

•	The TEPPCO Special Committee retained and was advised by independent legal counsel, Mayer Brown and Potter Anderson, and an independent financial advisor, Credit Suisse.

•	The TEPPCO Special Committee’s determination, upon consultation with its legal advisors, that, in light of the fact that Mr. Duncan indirectly controls TEPPCO and Enterprise, it was unrealistic to expect or pursue an alternative proposal from an unrelated third party.

•	From the date that the March 9 Proposal was announced to the time of the TEPPCO Special Committee’s determination and recommendations, no third parties indicated any interest in pursuing a combination transaction with TEPPCO or TEPPCO GP.

•	The TEPPCO Special Committee and its legal counsel and financial advisor conducted due diligence regarding Enterprise and its prospects and TEPPCO and its prospects, including maintaining TEPPCO as it currently exists.

•	The TEPPCO Special Committee received the oral opinion of Credit Suisse on June 28, 2009 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to the unaffiliated TEPPCO unitholders (as defined in the opinion) of the exchange ratio set forth in the merger agreement.

•	The TEPPCO Special Committee had the ultimate authority to decide whether or not to proceed with the proposed transaction, any alternatives thereto or the settlement of any litigation related to the merger, and the TEPPCO ACG Committee resolved not to recommend, authorize, approve or endorse the proposal, any other merger, acquisition or similar proposal or the settlement of any litigation involving TEPPCO and the TEPPCO GP or any of their affiliates to the TEPPCO board unless such transaction or settlement was recommended to the TEPPCO ACG Committee by the TEPPCO Special Committee.

•	The requirement that the merger agreement and the merger be approved by a vote of at least a majority of TEPPCO’s outstanding units and the requirement that the actual votes cast in favor of the merger agreement and the merger by the Unaffiliated TEPPCO Unitholders exceed the actual votes cast against the merger agreement and the merger by the Unaffiliated TEPPCO Unitholders in order for the merger agreement and merger to be approved.

•	The TEPPCO Special Committee, with the assistance of its legal and financial advisors, negotiated the terms of the merger agreement on an arm’s-length basis with Enterprise and its legal and financial advisors.

•	The TEPPCO Special Committee was aware that it had no obligation to recommend any transaction, including the proposal put forth by Enterprise.

Enterprise’s Reasons for the Merger

The Enterprise GP board and the Enterprise ACG Committee consulted with management and their legal and financial advisors and considered many factors in approving the merger, including the following:

•	a simplified organizational structure expected to make Enterprise more attractive to equity and debt investors;

•	increased liquidity with an increased public ownership of Enterprise common units;

•	scale and diversification of cash flows, due to both new business lines and geographic diversity;

•	potential commercial upside through improved management and operation of assets, including the opportunity to instill Enterprise management’s vision on TEPPCO assets;

•	the potential to refinance TEPPCO indebtedness at a lower cost of capital;

•	the relatively low execution risk in integrating businesses due to existing shared services;

•	an expected favorable view by rating agencies due to more diversified fee-based assets and simplified organizational structure that eliminates inherent conflicts of interest; and

•	resolution of the Derivative Action.

Unaudited Financial Projections of Enterprise and TEPPCO

Neither Enterprise nor TEPPCO have historically published projections as to long-term future performance or earnings. However, in connection with the proposed merger, management of Enterprise GP and TEPPCO GP prepared projections that included future financial and operating performance. The projections were prepared for Enterprise and TEPPCO on a stand-alone basis. These non-public projections were provided to Credit Suisse for use and consideration in its financial analysis and in preparation of its opinion to the TEPPCO Special Committee. The projections were also presented to the TEPPCO Special Committee, the TEPPCO ACG Committee and members of the TEPPCO board. A summary of these projections is included below to give TEPPCO unitholders access to certain non-public unaudited prospective financial information that was made available to Credit Suisse, the TEPPCO Special Committee and the TEPPCO board in connection the proposed merger.

Enterprise and TEPPCO caution you that uncertainties are inherent in prospective financial information of any kind. None of Enterprise, TEPPCO or any of their affiliates, advisors, officers, directors or representatives has made or makes any representation or can give any assurance to any TEPPCO unitholder or any other person regarding the ultimate performance of Enterprise or TEPPCO compared to the summarized information set forth below or that any such results will be achieved.

The summary projections set forth below summarize the most recent projections provided to Credit Suisse, the TEPPCO Special Committee, the TEPPCO ACG Committee and members of the TEPPCO board prior to the execution of the merger agreement. The inclusion of the following summary projections in this proxy statement/prospectus should not be regarded as an indication that Enterprise, TEPPCO or their representatives considered or consider the projections to be a reliable or accurate prediction of future performance or events, and the summary projections set forth below should not be relied upon as such.

The projections summarized below were prepared by management of Enterprise GP and TEPPCO GP in connection with the evaluation of the proposed merger or for internal planning purposes only and not with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants. Neither Deloitte & Touche LLP nor any other independent registered public accounting firm have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections and accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche LLP reports incorporated by reference into this proxy statement/prospectus relate to historical financial information of Enterprise and TEPPCO. Such reports do not extend to the projections included below and should not be read to do so. The respective boards of directors of Enterprise GP and TEPPCO GP did not prepare, and do not give any assurance regarding, the summarized information.

The internal financial forecasts (upon which the projected information is based) of Enterprise and TEPPCO are, in general, prepared solely for internal use to assist in various management decisions, including with respect to capital budgeting. Such internal financial forecasts are inherently subjective in nature, susceptible to interpretation and accordingly, such forecasts may not be achieved. The internal financial forecasts also reflect numerous assumptions made by management, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the preparing party. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial forecasts upon which the foregoing projected financial information was based will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time in the future over which these assumptions apply. The assumptions in early periods have a compounding effect on the projections shown for the later periods. Thus, any failure of an assumption to be reflective of actual results in an early period would have a greater effect on the projected results failing to be reflective of actual events in later periods.

In developing the projections, Enterprise and TEPPCO made numerous material assumptions with respect to Enterprise and TEPPCO for the period from 2009 to 2013, including:

•	organic growth opportunities, and the amounts and timing of related costs and potential economic returns;

•	outstanding debt during applicable periods, and the availability and cost of capital;

•	the cash flow from existing assets and business activities;

•	the prices of, level or production of, and demand for crude oil, natural gas, NGLs and other hydrocarbon products; and

•	other general business, market and financial assumptions.

In addition, additional assumptions were made with respect to the size, availability, timing and anticipated results of, and cash flows from, acquired assets. All of these assumptions involve variables making them difficult to predict, and most are beyond the control of the Enterprise and TEPPCO. Although management of Enterprise and TEPPCO believe that there was a reasonable basis for their projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period. The projection of future acquisitions is particularly difficult as Enterprise and TEPPCO have no control over the availability or price of future acquisition opportunities.

Enterprise

The summarized projected financial information set forth below was based on actual results through March 31, 2009 and projected results for the remainder of 2009 and projected results for 2010, 2011, 2012 and 2013.

	2009E	2010E	2011E	2012E	2013E
	(dollars in millions)

Net income	$997.3	$997.0	$1,347.5	$1,402.9	$1,603.6
EBITDA(1)	2,159.0	2,223.4	2,675.1	2,887.9	3,220.5
Distributable cash flow(2)	1,408.1	1,470.7	1,882.8	1,986.3	2,236.5

TEPPCO

The summarized projected financial information set forth below was based on actual results through March 31, 2009 and projected results for the remainder of 2009 and projected results for 2010, 2011, 2012 and 2013.

	2009E	2010E	2011E	2012E	2013E
	(dollars in millions)

Net income	$259.0	$259.5	$289.9	$337.8	$366.4
EBITDA(1)	592.5	619.2	674.1	735.6	759.1
Distributable cash flow(2)	410.4	409.6	460.8	509.1	525.4

(1)	EBITDA represents net income or loss attributable to the partnership less equity earnings from unconsolidated affiliates, plus distributions received from unconsolidated affiliates, interest expense, provision for income taxes and depreciation, amortization and accretion expense. EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for net income (loss) or cash flow data prepared in accordance with GAAP. With respect to TEPPCO, EBITDA measures presented in the table above were calculated for comparability purposes with Enterprise measures in a manner different from historical EBITDA and adjusted EBITDA measures presented in TEPPCO’s other disclosures.

(2)	Distributable cash flow is defined as net income or loss attributable to Enterprise or TEPPCO adjusted for: (1) the addition of depreciation, amortization and accretion expense; (2) the addition of operating lease expense for which we do not have the payment obligation; (3) the addition of cash distributions received from unconsolidated affiliates less equity earnings from unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations; (5) the addition of losses or subtraction of gains from asset sales and related transactions; (6) the addition of cash proceeds from asset sales, the return of an investment in an unconsolidated affiliate or related transactions; (7) the addition of losses or subtraction of gains on the monetization of financial instruments recorded in accumulated other comprehensive income (loss), if any, less related amortization of such amounts to earnings; (8) with respect to Enterprise, the addition of net income attributable to the noncontrolling interest associated with the public unitholders of Duncan Energy Partners, less related cash distributions to be paid to such unitholders with respect to the period of calculation; and (9) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period. Discretionary cash flow is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for net income (loss) or cash flow data prepared in accordance with GAAP.

NEITHER ENTERPRISE NOR TEPPCO INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Opinion of the TEPPCO Special Committee’s Financial Advisor

On June 28, 2009, Credit Suisse rendered its oral opinion to the TEPPCO Special Committee (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of June 28, 2009, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to the unaffiliated TEPPCO unitholders. For purposes of its opinion, Credit Suisse defined the unaffiliated TEPPCO unitholders as the holders of TEPPCO limited partner interests, other than Enterprise, Enterprise GP, Enterprise GP Holdings, EPCO, EPE Holdings, LLC, TEPPCO GP, Dan L. Duncan, Dan Duncan LLC, DD Securities LLC, DFI GP Holdings, L.P., Duncan Family Interests, Inc., Duncan Family 2000 Trust, Jerry E. Thompson, Richard S. Snell, Michael B. Bracy, Murray H. Hutchison, W. Randall Fowler, Michael A. Creel and Richard H. Bachmann and their respective affiliates.

Credit Suisse’s opinion was directed to the TEPPCO Special Committee and only addressed the fairness, from a financial point of view, to the unaffiliated TEPPCO unitholders of the exchange ratio set forth in the merger agreement, and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any holder of TEPPCO partnership interests as to how such holder should vote or act with respect to any matter relating to the merger.

In arriving at its opinion, Credit Suisse:

•	reviewed a draft, dated June 27, 2009, of the merger agreement;

•	reviewed a draft, dated June 27, 2009, of the GP merger agreement;

•	reviewed a draft, dated June 27, 2009, of Amendment No. 4 to the Fifth Amended and Restated Agreement of Limited Partnership of Enterprise (“Partnership Agreement Amendment”);

•	reviewed the Fifth Amended and Restated Agreement of Limited Partnership of Enterprise (as amended by the Partnership Agreement Amendment, the “Partnership Agreement”);

•	reviewed a draft, dated June 27, 2009, of the Support Agreement (the “Support Agreement”) entered into by Enterprise, Enterprise GP Holdings, DD Securities LLC, DFI GP Holdings, L.P., DFI, Duncan Family 2000 Trust and Dan L. Duncan;

•	reviewed certain publicly available business and financial information relating to TEPPCO and Enterprise;

•	reviewed certain other information relating to TEPPCO and Enterprise, including financial forecasts relating to TEPPCO and Enterprise, provided to or discussed with Credit Suisse by employees of EPCO responsible for the management of TEPPCO and Enterprise, respectively, and met with certain of those employees to discuss the business and prospects of TEPPCO and Enterprise, respectively;

•	considered certain financial data of TEPPCO and Enterprise and certain market data for their publicly traded securities, and compared that data with similar data for other companies with publicly traded securities in businesses it deemed similar to those of TEPPCO and Enterprise; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for TEPPCO and Enterprise that Credit Suisse used in its analyses, the managements of TEPPCO and Enterprise advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the managements of TEPPCO and Enterprise as to the future financial performance of TEPPCO and Enterprise, respectively. The TEPPCO Special Committee advised Credit Suisse that each of TEPPCO and Enterprise obtains financial, administrative and other services from EPCO, an entity controlled by Dan L. Duncan and his affiliates, and that, among other things, employees of EPCO prepared the financial forecasts relating to TEPPCO and Enterprise provided to or discussed with Credit Suisse by TEPPCO and Enterprise. Credit Suisse also assumed, with the TEPPCO Special Committee’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on TEPPCO, Enterprise or the contemplated benefits of the merger and that the merger would be consummated in accordance with the terms of the merger agreement, the GP merger agreement and the Partnership Agreement Amendment without waiver, modification or amendment of any material term, condition or agreement thereof. Furthermore, Credit Suisse assumed that the definitive merger agreement, GP merger agreement, Partnership Agreement Amendment and Support Agreement would conform to the drafts reviewed by Credit Suisse in all respects material to its analyses. Credit Suisse did not investigate or otherwise evaluate the potential effects of the merger on the federal, state or other taxes or tax rates payable by TEPPCO, Enterprise or their respective security holders and, with the TEPPCO Special Committee’s consent, assumed, that such taxes and tax rates would not be affected by or after giving effect to the merger. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of TEPPCO or Enterprise, nor was Credit Suisse furnished with any such evaluations or appraisals, except that the TEPPCO Special Committee, after consulting with its counsel and certain other advisors, provided Credit Suisse with an estimate of the range of the potential value to TEPPCO of the Derivative Action and Credit Suisse assumed, for purposes of its analyses and its opinion, that such estimate was prepared in good faith and reflected the TEPPCO Special Committee’s and its counsel and such other advisors’ best currently available estimates and judgments as to the potential value of the Derivative Action and, at the TEPPCO Special Committee’s direction, relied upon such estimate for purposes of its analyses and its opinion. Credit Suisse is not an expert in reviewing actual or potential litigation or other claims for purposes of evaluating the legal merits of such litigation or claims or the potential damages or recoveries resulting therefrom and did not undertake any independent analysis of the Derivative Action or any other actual or potential litigation to which TEPPCO or Enterprise was or may be a party or was or may be subject and did not address the merits of any actual or potential settlement thereof.

Credit Suisse’s opinion addresses only the fairness, from a financial point of view, to the unaffiliated TEPPCO unitholders of the exchange ratio set forth in the merger agreement and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation (a) the allocation of the aggregate consideration to be paid by Enterprise in the merger as between the unaffiliated TEPPCO unitholders and the holders of designated TEPPCO units, (b) the terms of the GP merger or the allocation of the aggregate consideration to be paid by Enterprise in the mergers as between the holders of TEPPCO common units, or groups thereof, and Enterprise GP Holdings, as the holder of all of the outstanding membership interests in TEPPCO GP, (c) the exchange ratio relative to the aggregate GP merger consideration and (d) the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, no opinion, counsel or interpretation was intended regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation or other similar professional advice. Credit Suisse assumed that such opinions, counsel, interpretations or advice had been or would be obtained from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by an authorized internal committee of Credit Suisse.

Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on such date and upon certain assumptions regarding such financial, economic, market and other conditions which are currently subject to unusual volatility and which, if different than assumed, could have a material impact on Credit Suisse’s analyses or opinion. In addition, as the TEPPCO Special Committee was aware, the financial projections and estimates that Credit Suisse reviewed relating to the future financial performance of TEPPCO and Enterprise reflect certain assumptions regarding the oil and gas industry which are subject to significant volatility and which, if different than assumed, could have a material impact on Credit Suisse’s analyses and opinion. Credit Suisse did not express any opinion as to what the value of Enterprise units actually would be when issued to the holders of TEPPCO units pursuant to the merger or the prices at which Enterprise units or TEPPCO units would trade at any time. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to TEPPCO, nor did it address the underlying business decision of TEPPCO to proceed with the merger. Credit Suisse was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of TEPPCO.

It is understood that Credit Suisse’s opinion was for the information of the TEPPCO Special Committee of TEPPCO GP in connection with its consideration of the merger and does not constitute advice or a recommendation to any securityholder of TEPPCO as to how such securityholder should vote or act on any matter relating to the proposed merger.

In preparing its opinion to the TEPPCO Special Committee, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s valuation analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. No company or business used in Credit Suisse’s analyses for comparative purposes is identical to TEPPCO or the proposed transaction. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied exchange ratio reference ranges indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond TEPPCO’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

The following is a summary of the material valuation analyses performed in connection with the preparation of Credit Suisse’s opinion rendered to the TEPPCO Special Committee on June 28, 2009. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and underlying assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its restricted units, outstanding options, warrants and other convertible securities) plus the value of its minority interests plus the amount of its net debt (the amount of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet) as of a specified date.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) — generally the amount of the relevant company’s operating profits, excluding non-recurring charges, before interest, taxes, depreciation and amortization, for a specified time period.

Limited Partnership (LP) Distribution Yield — generally the ratio, represented as a percentage, of the relevant company’s limited partner distributions for a specified period divided by the current market price of the limited partner units as of a specified date.

LP Distributable Cash Flow Per Unit — generally the amount of the relevant company’s operating cash flow that is available for distribution to the limited partners for a specified time period.

Unless the context indicates otherwise, unit prices for the selected companies used in the Selected Companies Analysis described below were as of June 26, 2009. Estimates of financial performance for TEPPCO and Enterprise for the calendar years ending December 31, 2009 and 2010 used in the selected companies analyses were based on the forecasts provided by managements of TEPPCO and Enterprise, respectively. Estimates of financial performance for the selected companies listed below for the calendar years ending 2009 and 2010 used in the selected companies analyses were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis

Credit Suisse considered certain financial data for TEPPCO and Enterprise and selected master limited partnerships with publicly traded equity securities. The financial data included:

•	Enterprise Value as a multiple of estimated 2009 EBITDA;

•	Enterprise Value as a multiple of estimated 2010 EBITDA;

•	Current LP Distribution Yield;

•	Estimated LP Distribution Yield for 2009;

•	Estimated LP Distribution Yield for 2010;

•	LP Unit Price as a multiple of estimated 2009 LP Distributable Cash Flow Per Unit; and

•	LP Unit Price as a multiple of estimated 2010 LP Distributable Cash Flow Per Unit.

The selected companies were selected because they had publicly traded equity securities and were deemed to be similar to TEPPCO and Enterprise in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Credit Suisse identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to TEPPCO and Enterprise, respectively. The selected master limited partnerships with publicly traded equity securities were:

Kinder Morgan Energy Partners
Energy Transfer Partners
Plains All American Pipeline
ONEOK Partners
Enbridge Energy Partners
Boardwalk Pipeline Partners
NuStar Energy
Magellan Midstream Partners
Buckeye Partners
Sunoco Logistics Partners

The selected companies analysis indicated the following high, low, mean and median multiples for the selected master limited partnerships with publicly traded equity securities and for TEPPCO and Enterprise as of June 26, 2009, the most recent date for which stock market data was available prior to the meeting of the TEPPCO Special Committee on June 28, 2009, and as of April 28, 2009, the date immediately prior to the first public disclosure by TEPPCO of its receipt of a merger proposal from Enterprise and the TEPPCO GP’s determination not to support a merger with Enterprise on the terms proposed by Enterprise:

Multiple									TEPPCO		TEPPCO		Enterprise		Enterprise
Description	High		Low		Mean		Median		(4/28/09)		(6/26/09)		(4/28/09)		(6/26/09)

Enterprise Value as a multiple of:
2009E EBITDA	13.0	x	9.4	x	11.3	x	11.3	x	10.6	x	11.1	x	10.7	x	10.9	x
2010E EBITDA	11.5	x	8.7	x	10.2	x	10.3	x	10.0	x	10.4	x	9.9	x	10.1	x
LP Distribution Yield(%):
Current	10.3%		7.5%		8.6%		8.6%		11.1%		10.1%		8.7%		8.5%
2009E	10.3%		7.7%		8.7%		8.7%		11.1%		10.1%		8.9%		8.7%
2010E	10.4%		8.3%		9.1%		9.1%		11.3%		10.3%		9.4%		9.2%
LP Unit Price as a multiple of:
2009E LP Distributable Cash Flow Per Unit	11.8	x	8.5	x	10.4	x	10.2	x	8.4	x	9.2	x	9.4	x	9.6	x
2010E LP Distributable Cash Flow Per Unit	11.3	x	8.9	x	10.0	x	10.0	x	8.2	x	9.0	x	8.8	x	9.0	x

Credit Suisse applied multiple ranges based on the selected companies analysis to corresponding financial data for TEPPCO and Enterprise based on TEPPCO’s and Enterprise’s management forecasts, respectively, to calculate an implied exchange ratio reference range. The selected companies analyses indicated an implied exchange ratio reference range of 0.979 to 1.511 Enterprise common units per TEPPCO unit, as compared to the exchange ratio in the proposed merger of 1.24 Enterprise common units per TEPPCO unit.

Discounted Cash Flow Analysis

Credit Suisse also calculated the net present value of TEPPCO’s and Enterprise’s levered free cash flows using TEPPCO’s and Enterprise’s management forecasts, respectively. In performing this analysis, Credit Suisse applied discount rates ranging from 8.5% to 10.0% for TEPPCO and Enterprise and terminal yield ranges of 8.0% to 10.0% for TEPPCO and 7.5% to 8.5% for Enterprise to calculate an implied exchange ratio reference range. The discounted cash flow analyses indicated an implied exchange ratio reference range of 0.882 to 1.266 Enterprise common units per TEPPCO unit, as compared to the exchange ratio in the proposed merger of 1.24 Enterprise common units per TEPPCO unit.

Contribution Analysis

Credit Suisse also reviewed the respective contributions of TEPPCO and Enterprise to actual 2008 EBITDA and LP Distributable Cash Flow and estimated 2009 through 2013 EBITDA and LP Distributable Cash Flow for the combined entity resulting from the merger to calculate implied low and high exchange ratio reference ranges. The contribution analysis indicated the following relative contributions of TEPPCO and Enterprise and the following implied low and high exchange ratios, as compared to the exchange ratio in the merger of 1.24 Enterprise common units per TEPPCO unit:

	TEPPCO	Enterprise	Implied Exchange Ratio
			Low	High

EBITDA:
2008A	21%	79%	1.142	1.195
2009E	22%	78%	1.205	1.259
2010E	22%	78%	1.242	1.296
2011E	20%	80%	1.008	1.060
2012E	20%	80%	1.032	1.084
2013E	19%	81%	0.864	0.915
LP Distributable Cash Flow:
2008A	20%	80%	1.088	1.140
2009E	22%	78%	1.280	1.335
2010E	21%	79%	1.214	1.268
2011E	20%	80%	1.093	1.146
2012E	20%	80%	1.147	1.201
2013E	19%	81%	1.061	1.114

Other Considerations

Historical Exchange Ratios.  Credit Suisse also noted the following historical average trading price exchange ratios as of June 26, 2009, as compared to the exchange ratio provided for in the merger of 1.24 Enterprise common units per TEPPCO unit:

				Current Offer
				Premium/(Discount)
				to Historical
	Average Unit Price		Average Exchange	Average Exchange
Unit Price	TEPPCO	Enterprise	Ratio	Ratio

Current (June 26, 2009)	$28.69	$25.29	1.134	9.3%
5 Trading Days	$28.12	$24.74	1.136	9.1%
10 Trading Days	$28.40	$25.01	1.135	9.2%
1 month	$29.01	$25.55	1.136	9.2%
3 months	$27.05	$24.27	1.113	11.4%
6 months	$24.94	$22.94	1.084	14.3%
1 year	$25.93	$24.04	1.076	15.3%
2 years	$32.18	$27.49	1.159	7.0%
3 years	$34.93	$27.99	1.237	0.2%
5 years	$36.74	$26.74	1.379	(10.1)%

Historical LP Distribution Yields.  Credit Suisse also noted the following historical LP Distribution yields for TEPPCO and Enterprise as of June 26, 2009, the most recent date for which stock market data was available prior to the meeting of the TEPPCO Special Committee on June 28, 2009, and as of April 28, 2009, the stock market trading day prior to the first public disclosure by TEPPCO on April 29, 2009 of its receipt of a merger proposal from Enterprise and the TEPPCO GP’s determination not to support a merger with Enterprise on the terms proposed by Enterprise, as well as for various trading day and calendar periods prior to June 26, 2009 as follows:

	Average Yield
Date/Period	TEPPCO	Enterprise	Spread (bps)

June 26, 2009	10.1%	8.5%	161
April 28, 2009	11.1%	8.7%	243
5 trading days	10.3%	8.7%	162
10 trading days	10.2%	8.6%	162
1 month	10.0%	8.4%	158
3 months	10.7%	8.8%	188
6 months	11.8%	9.3%	248
1 year	11.4%	8.9%	254
2 years	9.3%	7.6%	173
3 years	9.0%	7.4%	155
5 years	7.8%	7.0%	83

Other Matters

Pursuant to an engagement letter dated April 21, 2009, the TEPPCO Special Committee retained Credit Suisse as its financial advisor in connection with, among other things, the proposed merger. The TEPPCO Special Committee engaged Credit Suisse based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Credit Suisse received a fee of $250,000 upon being engaged and an additional fee of $5,000,000 upon rendering its opinion. In addition, Credit Suisse will become entitled to an additional fee of $3,750,000, contingent upon the consummation of the merger. In addition, TEPPCO has agreed to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have in the past provided investment banking and other financial services to TEPPCO and its affiliates for which Credit Suisse and its affiliates have received compensation. Credit Suisse and its affiliates also have in the past provided investment banking and other financial services to Enterprise and its affiliates for which Credit Suisse and its affiliates have received compensation. Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to Enterprise and its affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of TEPPCO, Enterprise and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

Interests of Directors and Executive Officers of TEPPCO GP in the Merger

In considering the recommendations of the TEPPCO Special Committee and the TEPPCO board with respect to the merger, TEPPCO unitholders should be aware that certain of the executive officers and directors of TEPPCO GP have interests in the transaction that differ from, or are in addition to, the interests of TEPPCO unitholders generally, including:

•	equity-based awards under benefit plans that will generally be converted into equity-based awards with respect to Enterprise units, adjusted for the exchange ratio, except for some awards to non-employee directors; and

•	indemnification of TEPPCO GP’s directors and executive officers.

Although positions have not yet been determined, certain executive officers of TEPPCO GP may be executive or non-executive officers of Enterprise following the merger.

The members of the TEPPCO Special Committee, the TEPPCO ACG Committee and the TEPPCO board were aware of these interests in the transaction and considered them in making their determinations or recommendations with respect to the merger agreement and the merger. These interests, to the extent material, are further described below. For more information, please read “— Background of the Merger,” and “— Recommendation of the TEPPCO Special Committee and the TEPPCO Board and Reasons for the Merger.”

Employment by EPCO

The officers of TEPPCO GP, other than its interim executive chairman, are employees of EPCO, which is controlled by Mr. Duncan. EPCO also employs the executive officers and those directors of Enterprise GP and the general partner of Enterprise GP Holdings who are members of their management.

TEPPCO GP Board of Directors

Jerry E. Thompson, who is both a director and executive officer of TEPPCO GP, is employed by EPCO. The other members of the TEPPCO board are not employed by EPCO. Some of the TEPPCO GP directors have interests or relationships that relate to the merger:

•	Other than the members of the TEPPCO Special Committee, each of the TEPPCO board members was a named defendant in the Derivative Action and the Merger Action. The claims related to the litigation, which represent an asset of TEPPCO, likely would be extinguished upon consummation of the merger as a result of the derivative nature of the litigation. For additional information regarding the pending litigation, please read “— Pending Litigation.”

•	From June 2000 until February 14, 2006, Richard S. Snell was a director of Enterprise GP.

•	Since May 2000, Mr. Snell has been a partner with the law firm of Thompson & Knight LLP in Houston, Texas, which has from time to time provided legal services for Enterprise and its affiliates, including Mr. Duncan. For the three year period ended December 31, 2005, Mr. Duncan paid an aggregate of approximately $51,000 to Thompson & Knight for legal services.

•	Mr. Snell and Mr. Bachmann practiced law as partners for a number of years until 1998. Mr. Bachmann was a member of TEPPCO’s board from February 2006 until December 2006 and serves as a director and executive officer of EPCO, Enterprise, Enterprise GP Holdings, Duncan Energy Partners and certain other affiliates of Enterprise.

•	Some of the directors own equity interests in Enterprise, Enterprise GP Holdings and Duncan Energy Partners. For additional information regarding director ownership of such interests, please read “— Equity Interests of TEPPCO GP’s Directors and Executive Officers in Enterprise, Enterprise GP Holdings and Duncan Energy Partners” below.

TEPPCO Management

All of TEPPCO GP’s executive officers are employees of EPCO. In addition, as EPCO employees, some of TEPPCO GP’s executive officers serve as officers of, or provide services to, other affiliates of EPCO or Enterprise controlled by Mr. Duncan:

•	Patricia A. Totten, TEPPCO’s Vice President, General Counsel and Secretary, serves as Vice President, Assistant General Counsel and Assistant Secretary of EPCO and certain of its subsidiaries. Ms. Totten also serves as Assistant Secretary for various entities controlled by Mr. Duncan, including DD Securities LLC, which is a party to the Support Agreement and will be receiving Enterprise Class B units upon completion of the merger.

•	Tracy Ohmart, TEPPCO’s Assistant Treasurer, Controller, Acting Chief Financial Officer and Assistant Secretary also serves as Assistant Controller for various subsidiaries of Enterprise, including Enterprise Arizona Gas, LLC, Enterprise Energy Finance Corporation, Enterprise GTMGP, LLC, Olefins Terminal Corporation and Poseidon Pipeline Company, L.L.C.

In addition, some of the executive officers own equity interests in Enterprise, Enterprise GP Holdings and Duncan Energy Partners. For additional information regarding executive officer ownership of such interests, please read “— Equity Interests of TEPPCO GP’s Directors and Executive Officers in Enterprise, Enterprise GP Holdings and Duncan Energy Partners” below.

Treatment of Equity Awards

Executive officers of TEPPCO GP hold options to purchase TEPPCO units, restricted units, phantom units, unit appreciation rights (UARs) and distribution equivalent rights (DERs). The directors of TEPPCO GP hold TEPPCO phantom units and TEPPCO UARs.

In general, TEPPCO equity awards will continue to vest, but will provide for the receipt of Enterprise common units on vesting or exercise, as adjusted to reflect the 1.24 exchange ratio. Pursuant to the terms of the TEPPCO equity awards, no accelerated vesting will occur in connection with the merger, except for certain non-employee director awards as described below.

Upon consummation of the merger, outstanding equity awards held by TEPPCO GP’s directors and executive officers will be subject to the following treatment:

•	TEPPCO phantom units held by nonemployee directors (other than amounts credited under TEPPCO’s Non-Employee Directors Unit Accumulation Plan) and TEPPCO UARs held by nonemployee directors will be settled in cash at the effective time of the merger in accordance with the terms of the respective awards. However, assuming a closing price of $27.40 or less per Enterprise common unit, there would be no payouts with respect to these UARs.

•	Each vested and unvested outstanding option to acquire TEPPCO units granted prior to the date of the merger agreement will become an option to purchase that number of Enterprise common units, with the exercise price and number of units issuable on exercise adjusted to reflect the 1.24 exchange ratio.

•	Each unvested TEPPCO restricted unit granted prior to the date of the merger agreement will be assumed by Enterprise and converted into Enterprise restricted common units, as adjusted to reflect the 1.24 exchange ratio.

•	Each outstanding grant of TEPPCO phantom units granted prior to the date of the merger agreement will be assumed by Enterprise and converted into a grant of phantom units denominated in that number of Enterprise common units equal to the number of TEPPCO units, as adjusted to reflect the 1.24 exchange ratio.

•	Each outstanding TEPPCO UAR granted prior to the date of the merger agreement will be assumed by Enterprise and converted into a number of common unit appreciation rights of Enterprise equal to the product of the number of TEPPCO unit appreciation rights to which the grant was subject at the time of the merger, multiplied by the 1.24 exchange ratio, with an exercise price per Enterprise common unit appreciation right equal to the per TEPPCO unit appreciation right exercise price divided by the 1.24 exchange ratio. Each common unit appreciation right of Enterprise will be subject to, and vest upon, terms and conditions equivalent to those of the applicable TEPPCO unit appreciation rights, except that the new “Grant DER per Unit” (as defined in the award agreement for the applicable TEPPCO unit appreciation right) that will apply to the common unit appreciation right of Enterprise will be (i) the most recent quarterly distribution paid (or with respect to a more recent record date prior to the merger, the most recent unpaid distribution declared) with respect to an Enterprise common unit minus (ii) (A) the difference between (x) the most recent quarterly distribution paid (or with respect to a more recent record date prior to the merger, the most recent unpaid distribution declared) with respect to a TEPPCO unit and (y) the Grant DER per Unit on the date of grant of the TEPPCO unit appreciation right, divided by (B) the 1.24 exchange ratio.

•	Each outstanding TEPPCO DER will be assumed by Enterprise and converted into a number of distribution equivalent rights of Enterprise equal to the product of the number of TEPPCO distribution equivalent rights to which the grant was subject at the time of the merger, as adjusted to reflect the 1.24 exchange ratio.

•	Each participant in the EPCO, Inc. TEPPCO Unit Purchase Plan (referred to as the “TEPPCO unit purchase plan”) who is an owner of TEPPCO units purchased under the TEPPCO unit purchase plan in accordance with the merger agreement will have those TEPPCO units converted into Enterprise common units, as adjusted to reflect the 1.24 exchange ratio.

•	TEPPCO units held by TEPPCO Unit L.P. and TEPPCO Unit II L.P., which are employee partnerships formed by EPCO under which TEPPCO’s executive officers hold “profit interests” in underlying TEPPCO units in the form of Class B limited partner interests, will be converted into the right to receive 1.24 Enterprise common units for each TEPPCO unit in the merger.

Equity Interests of TEPPCO GP’s Directors and Executive Officers in TEPPCO

The following tables sets forth the current beneficial ownership of the directors and executive officers of TEPPCO GP in the equity of TEPPCO as of August 31, 2009:

					Restricted
					Units	Phantom	UARs	Profits
				Options	Granted	Units	Granted	Interests
				Granted	Under	Granted	Under	(in Units)
				Under	TEPPCO	Under	TEPPCO	Granted
				TEPPCO	Long	TEPPCO Long	Long	Through
		Limited		Long Term	Term	Term	Term	TEPPCO
		Partner		Incentive	Incentive	Incentive	Incentive	Employee
Name	Position	Units		Plans(1)	Plans(2)	Plans(3)	Plans(4)	Partnerships

Murray H. Hutchison	Interim Executive	—		—	—	549	22,075	—
	Chairman
Jerry E. Thompson	President, CEO and Director	30,159	(5)	192,500	72,800	—	66,152	210,960 (6)
Tracy E. Ohmart	Acting CFO	1,081	(7)	—	4,100	—	8,820	—
J. Michael Cockrell	SVP, Commercial	5,000	(8)	95,500	22,200	—	33,076	43,887 (9)
	Upstream
John N. Goodpasture	VP, Corporate	2,000		95,500	11,800	—	25,358	43,887 (9)
	Development
Samuel N. Brown	VP, Commercial	1,000		95,500	11,800	—	26,461	43,887 (9)
	Downstream
Patricia A. Totten	VP, General Counsel	2,344	(10)	95,500	11,800	2,800	26,461	21,944 (9)
	and Secretary
Michael B. Bracy	Director	4,000		—	—	549	22,075	—
Donald H. Daigle	Director	—		—	—	—	29,429	—
Richard S. Snell	Director	1,000		—	—	549	22,075	—

(1)	The option awards vest as early as May 2011, subject to earlier vesting upon death, disability or retirement of the participant with the approval of the TEPPCO ACG Committee on or after reaching age 60.

(2)	The restricted unit awards vest as early as May 2011, subject to earlier vesting upon death, disability or retirement of the participant with the approval of the TEPPCO ACG Committee on or after reaching age 60.

(3)	Patricia Totten’s phantom unit grant was awarded pursuant to TEPPCO’s 1999 Long-Term Incentive Plan and vests on January 1, 2010. The remaining phantom units were awarded pursuant to TEPPCO’s 2006 Long-Term Incentive Plan and vest on April 30, 2011, subject to earlier vesting on death or disability. Phantom units held by nonemployee directors will be settled in cash at the effective time of the merger in accordance with the terms of the awards.

(4)	The UARs vest as early as May 2012, subject to earlier vesting upon death, disability or retirement of the participant with approval of the TEPPCO ACG Committee on or after reaching age 60. However, assuming a closing price of $27.40 or less per Enterprise common unit, there would be no payouts with respect to these UARs.

(5)	Mr. Thompson holds 4,200 of these TEPPCO units in a trust for which he is co-trustee and his mother is the beneficiary. In addition, 2,959 of these units are held by Mr. Thompson through TEPPCO’s employee unit purchase plan.

(6)	Mr. Thompson owns Class B limited partner interest awards in two employee partnerships, TEPPCO Unit L.P. and TEPPCO Unit II L.P., which equity interests reflect profits interests that entitle him to appreciation in the value of TEPPCO units owned by each employee partnership (less a preferred return to an affiliate of EPCO, the general partner of each employee partnership). Mr. Thompson holds these equity interests with respect to the number of TEPPCO units shown in the table. He holds equity interests with respect to 87,775 units through TEPPCO Unit L.P. and 123,185 units through TEPPCO Unit II L.P. At September 4, 2008, the date of formation of TEPPCO Unit L.P., the closing price of TEPPCO units was $29.15. At November 13, 2008, the date of formation of TEPPCO Unit II L.P., the closing price of TEPPCO units was $25.29.

(7)	Mr. Ohmart holds 281 of these units through TEPPCO’s employee unit purchase plan.

(8)	Mr. Cockrell owns these units indirectly through Cockrell Investment Properties, LLC.

(9)	Each grantee owns Class B limited partner interests in TEPPCO Unit L.P., which equity interests reflect profits interests that entitle such grantee to appreciation in the value of TEPPCO units owned by the employee partnership (less a preferred return to an affiliate of EPCO, the general partner of the employee partnership). Each grantee holds these equity interests with respect to the number of TEPPCO units shown in the table. At September 4, 2008, the date of formation of the employee partnership, the closing price of TEPPCO units was $29.15.

(10)	Patricia Totten holds 2,158 of these units through TEPPCO’s employee unit purchase plan.

Equity Interests of TEPPCO GP’s Directors and Executive Officers in Enterprise, Enterprise GP Holdings and Duncan Energy Partners

The following tables sets forth the current beneficial ownership of the directors and executive officers of TEPPCO GP in the equity of Enterprise and Enterprise GP Holdings as of August 31, 2009.

					Profits Interests	Restricted Units
	Enterprise		Enterprise GP	Duncan	(in Units) Granted	Granted under
	Common		Holdings	Energy	Through EPE Unit	Enterprise Long-Term
Name	Units		Units	Partners Units	L.P.(1)	Incentive Plan(2)

Tracy E. Ohmart	2,176	(3)	1,600	1,430	—	2,000
John N. Goodpasture	5,000		—	—	—	—
Samuel N. Brown	—		5,000	3,000	—	—
Patricia A. Totten	—		—	—	31,318	—
Richard S. Snell	3,000	(4)	—	—	—	—
Duke R. Ligon	491		—	298	—	—

(1)	Ms. Totten owns Class B limited partner interests in EPE Unit L.P., which equity interests reflect profits interests that entitle her to appreciation in the value of Enterprise GP Holdings units owned by the employee partnership (less a preferred return to an affiliate of EPCO, the general partner of the employee partnership). She holds these equity interests with respect to the number of Enterprise GP Holdings units shown in the table.

(2)	The awards were granted pursuant to Enterprise’s 1998 Long-Term Incentive Plan and vest on May 22, 2012.

(3)	Mr. Ohmart owns 2,076 of these units through Enterprise’s employee unit purchase plan.

(4)	These units are held through a family trust for which Mr. Snell is the trustee. Mr. Snell disclaims beneficial ownership of these units. Until November 2006, Mr. Snell owned 4,557 Enterprise common units and options to purchase 40,000 Enterprise common units; his wife owned 1,100 Enterprise common units; and Mr. Snell and his wife owned, as tenants in common, 7,500 common units of Enterprise GP Holdings. Mr. Snell was also the trustee of a family trust, which was terminated during 2008, that owned a total of 200 Enterprise GP Holdings common units.

TEPPCO GP Director and Officer Insurance

The merger agreement requires Enterprise to maintain, for six years after the effective time of the merger, officers’ and directors liability insurance for the benefit of persons who are or were at any time before the effective time of the mergers covered by the existing directors’ and officers’ liability insurance policies applicable to TEPPCO, TEPPCO GP or any of their subsidiaries, as described more fully under “The Merger Agreement — Covenants and Other Agreements — Liability Insurance.”

No Appraisal Rights

TEPPCO unitholders do not have appraisal rights under TEPPCO’s partnership agreement or the merger agreement or applicable Delaware law.

Antitrust and Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, and the rules promulgated thereunder by the FTC, the merger cannot be completed until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the DOJ and specified waiting period requirements have been satisfied. On August 31, 2009, Enterprise and TEPPCO filed the required notification forms under the HSR Act relating to the merger with the FTC and the DOJ. Enterprise or TEPPCO may receive requests for information concerning the proposed merger and related transactions from the FTC or DOJ or individual states.

At any time before or after completion of the merger, the DOJ, the FTC, or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of Enterprise or TEPPCO. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. In addition, non-United States governmental and regulatory authorities may seek to take action under applicable antitrust laws. A challenge to the merger on antitrust grounds may be made and, if such a challenge is made, it is possible that Enterprise and TEPPCO will not prevail.

Listing of Common Units to be Issued in the Merger

Enterprise expects to obtain approval to list on the NYSE the Enterprise common units to be issued pursuant to the merger agreement, which approval is a condition to closing the merger.

Accounting Treatment

The proposed merger transactions will be accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. The financial and operating policies of Enterprise, TEPPCO, Enterprise GP Holdings and their respective general partners, and EPCO and its privately held subsidiaries, are under common control of Dan L. Duncan.

Pending Litigation

Brinckerhoff Litigation Matters

On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the state of Delaware (the “Court”), in his individual capacity, as a putative class action on behalf of TEPPCO’s other unitholders, and derivatively on TEPPCO’s behalf, concerning proposals made to TEPPCO’s unitholders in its definitive proxy statement filed with the SEC on September 11, 2006 (“Proxy Statement”) and other transactions involving TEPPCO and Enterprise or its affiliates. Mr. Brinckerhoff filed an amended complaint on July 12, 2007. The amended complaint names as defendants TEPPCO GP, the TEPPCO board, EPCO, Enterprise and certain of its affiliates and Dan L. Duncan. TEPPCO is named as a nominal defendant.

The amended complaint alleges, among other things, that certain of the transactions adopted at a special meeting of TEPPCO’s unitholders on December 8, 2006, including a reduction of the TEPPCO GP’s maximum percentage interest in TEPPCO’s distributions in exchange for units (the “Issuance Proposal”), were unfair to TEPPCO’s unitholders and constituted a breach by the defendants of fiduciary duties owed to TEPPCO’s unitholders and that the Proxy Statement failed to provide TEPPCO’s unitholders with all material facts necessary for them to make an informed decision whether to vote in favor of or against the proposals. The amended complaint further alleges that, since Mr. Duncan acquired control of TEPPCO GP in 2005, the defendants, in breach of their fiduciary duties to TEPPCO and its unitholders, have caused TEPPCO to enter into certain transactions with Enterprise or its affiliates that were unfair to TEPPCO or otherwise unfairly favored Enterprise or its affiliates over TEPPCO. The amended complaint alleges that such transactions include the Jonah Gas Gathering Company joint venture entered into by TEPPCO and an Enterprise affiliate in August 2006 (citing the fact that the TEPPCO ACG Committee did not obtain a fairness opinion from an independent investment banking firm in approving the transaction and alleging that TEPPCO did not receive fair value for Enterprise’s participation in the joint venture), and the sale by TEPPCO to an Enterprise affiliate of the Pioneer plant in March 2006 (alleging that the purchase price did not provide fair value for the purchased assets to TEPPCO). As more fully described in the Proxy Statement, the TEPPCO ACG Committee recommended the Issuance Proposal for approval by the TEPPCO board. The amended complaint also alleges that Richard S. Snell, Michael B. Bracy and Murray H. Hutchison, constituting the three members of the TEPPCO ACG Committee at the time, cannot be considered independent because of their alleged ownership of securities in Enterprise and its affiliates and/or their relationships with Mr. Duncan.

The amended complaint seeks relief: (i) awarding damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the complaint; (ii) rescinding all actions taken pursuant to the proxy vote; and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts. By its Opinion and Order dated November 25, 2008, the Court dismissed Mr. Brinckerhoff’s individual and putative class action claims with respect to the amendments to TEPPCO’s partnership agreement.

On April 29, 2009, Peter Brinckerhoff and Renee Horowitz, as Attorney in Fact for Rae Kenrow, purported unitholders of TEPPCO, filed separate complaints in the Court as putative class actions on behalf of other unitholders of TEPPCO, concerning the initial proposal made by Enterprise to TEPPCO GP, to acquire all of the partnership interests of TEPPCO (the “Proposed Merger”). On May 11, 2009, these actions were consolidated into the Merger Action. The initial proposal made at this time was an exchange of 1.043 Enterprise common units and $1.00 in cash for each TEPPCO unit. The complaints named as defendants Enterprise, Enterprise GP, TEPPCO, TEPPCO GP, the TEPPCO board, EPCO and Dan L. Duncan. The Merger Action complaints allege, among other things, that the terms of the Proposed Merger were grossly unfair to TEPPCO’s unitholders, that Mr. Duncan and other defendants who control TEPPCO have acted to drive down the price of TEPPCO’s units and that the Proposed Merger was an attempt to extinguish, without consideration and without adequate information for TEPPCO’s unitholders, the Derivative Action. The complaints further allege that the process through which the TEPPCO Special Committee was appointed to consider the Proposed Merger was contrary to the spirit and intent of TEPPCO’s partnership agreement and constituted a breach of the implied covenant of fair dealing.

On June 28, 2009, the parties entered into the MOU in connection with a proposed settlement of the Merger Action and the Derivative Action contemplating that the parties will enter into a stipulation of settlement within 30 days from the date of the MOU. On August 5, 2009, the parties entered into the Settlement Agreement. Pursuant to the Settlement Agreement, the board of directors of TEPPCO GP will recommend to TEPPCO unitholders that they approve the adoption of the merger agreement and take all necessary steps to seek unitholder approval for the merger as soon as practicable. Pursuant to the Settlement Agreement, approval of the merger agreement and the merger will require, in addition to the vote required under the TEPPCO partnership agreement, that the number of votes actually cast in favor of the proposal by holders of outstanding TEPPCO units, excluding those held by defendants to the Derivative Action, exceed the number of votes actually cast against the proposal by those holders. The Settlement Agreement further provides that the Derivative Action was considered by the TEPPCO Special Committee to be a significant asset of TEPPCO for which fair value was obtained in the merger consideration.

The Settlement Agreement is subject to customary conditions, including Court approval. A hearing regarding approval of the Settlement Agreement by the Court has been scheduled for October 12, 2009. There can be no assurance that the Court will approve the settlement in the Settlement Agreement. In such event, the proposed settlement as contemplated by the Settlement Agreement may be terminated. Among other things, the plaintiffs’ agreement to settle the Derivative Action and Merger Action litigation, including their agreement to the fairness of the proposed terms and process of the merger negotiations is subject to (a) the drafting and execution of other such documentation as may be required to obtain final Court approval and dismissal of the actions, (b) Court approval and the mailing of the notice of settlement which sets forth the terms of settlement to TEPPCO unitholders, (c) consummation of the merger and (d) final Court certification and approval of the settlement and dismissal of the actions. For more information regarding the Merger Action, the Derivative Action and the settlement thereof, please see the Notice of Pendency of Class and Derivative Actions attached to the Settlement Agreement, which is filed as an exhibit to the Registration Statement of which this proxy statement/prospectus forms a part.

Other Litigation

On June 29, 2009, M. Lee Arnold, a purported TEPPCO unitholder, filed an original petition styled M. Lee Arnold, on behalf of himself and all others similarly situated v. TEPPCO Partners, L.P., Texas Eastern Products Pipeline Company, LLC, Enterprise Products Partners L.P., Enterprise Products GP, LLC, EPCO, Inc., Dan L. Duncan, Jerry E. Thompson, Murray H. Hutchison, Michael B. Bracy, Donald H. Daigle, Duke R. Ligon, Richard S. Snell and Irvin Toole, Jr., in the District Court of Harris County, Texas in the 129th Judicial District (Cause No. 2009-41231), as a class action on behalf of TEPPCO unitholders against the defendants. On June 30, 2009, Sharon Olesky, a purported TEPPCO unitholder, filed an original petition styled Sharon Olesky, on behalf of herself and all others similarly situated v. TEPPCO Partners, L.P., Texas Eastern Products Pipeline Company, LLC, Enterprise Products Partners L.P., Enterprise Products GP, LLC, EPCO, Inc., Dan L. Duncan, Jerry E. Thompson, Murray H. Hutchison, Michael B. Bracy, Donald H. Daigle, Duke R. Ligon, Richard S. Snell and Irvin Toole, Jr., in the District Court of Harris County, Texas in the 11th Judicial District (Cause No. 2009-41626), as a class action on behalf of TEPPCO unitholders against the defendants. These complaints allege, among other things, breaches, or aiding and abetting of other defendants’ breaches, of fiduciary duties of loyalty, due care, candor, independence, good faith and fair dealing. The defendants intend to vigorously defend these claims.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement and the related transactions. The provisions of the merger agreement are extensive and not easily summarized. This summary is qualified in its entirety by reference to the merger agreement, as amended, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. You should read the merger agreement because it, and not this proxy statement/prospectus, is the legal document that governs the terms of the merger.

The merger agreement contains representations and warranties by each of the parties to the merger agreement. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should keep in mind that the representations and warranties are modified in important part by the underlying disclosure schedules. The disclosure schedules contain information that has been included in TEPPCO’s and Enterprise’s general prior public disclosures, as well as additional information, some of which is non-public. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and this information may or may not be fully reflected in the companies’ public disclosures.

Structure of the Merger and the GP Merger

At the effective time of the merger, Enterprise Sub B LLC, a wholly owned subsidiary of Enterprise, will be merged with TEPPCO, with TEPPCO surviving the merger as a wholly owned subsidiary of Enterprise and Enterprise Sub B LLC ceasing to exist. In connection with the merger, the outstanding units of TEPPCO will be converted into the right to receive Enterprise units.

The TEPPCO partnership agreement, as in effect immediately prior to the effective time of the merger, will be the partnership agreement of the surviving entity until thereafter changed or amended in accordance with the provisions of the TEPPCO partnership agreement and applicable law.

In addition to the merger agreement, Enterprise has entered into a merger agreement, dated as of June 28, 2009 (referred to as the “GP merger agreement”), by and among the Enterprise parties, Enterprise Sub A LLC, a wholly owned subsidiary of Enterprise, and the TEPPCO parties. Pursuant to the GP merger agreement, Enterprise will acquire 100% of the limited liability company interests in TEPPCO GP (referred to as the “TEPPCO GP interests”) and Enterprise Sub A LLC will be merged with TEPPCO GP, with TEPPCO GP surviving the GP merger as a wholly owned subsidiary of Enterprise and Enterprise Sub A LLC ceasing to exist.

Under the terms of the GP merger agreement, Enterprise GP Holdings, the owner of TEPPCO GP and Enterprise GP, will receive 1,331,681 Enterprise common units and an increase in the capital account of Enterprise GP in Enterprise sufficient to maintain its 2% general partner interest.

The GP merger agreement contains customary representations and warranties and covenants by each of the parties. Completion of the GP merger is conditioned upon, among other things: (1) the absence of certain legal impediments prohibiting the transactions, (2) applicable regulatory approvals, including the termination or expiration of the applicable waiting period under the HSR Act, and (3) the conditions precedent contained in the merger agreement having been satisfied.

The GP merger agreement contains provisions granting both Enterprise and TEPPCO the right to terminate the GP merger agreement for certain reasons, including, among others, if the GP merger does not occur on or before December 31, 2009.

When the Merger Becomes Effective

The closing of the merger will take place on a date to be specified by the parties, which will be no later than the second full NYSE trading day to occur after the date following the satisfaction or waiver of the closing conditions stated in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another date is agreed to in writing by the parties or the merger agreement has been previously terminated pursuant to its terms.

The merger will become effective at the time, which is referred to as the “effective time” of the merger, when TEPPCO files a certificate of merger with the Secretary of State of the State of Delaware on the closing date, or at a later date or time as Enterprise and TEPPCO agree in writing and specify in the certificate of merger.

Effect of Merger on Outstanding TEPPCO Units and Other Interests

At the effective time, by virtue of the merger and without any further action on the part of any holder of TEPPCO units, the following will occur:

•	Each outstanding TEPPCO unit, other than 3,645,509 TEPPCO units (referred to as the “designated TEPPCO units”) owned by an affiliate of EPCO will be cancelled and converted into the right to receive 1.24 Enterprise common units.

•	The designated TEPPCO units will be converted, based on the 1.24 exchange ratio, into the right to receive 4,520,431 Enterprise Class B units. The Class B units will not be entitled to regular quarterly cash distributions by Enterprise for the first sixteen (16) quarters following the closing of the merger. The Class B units will convert automatically into Enterprise common units on the date immediately following the payment date for the sixteenth quarterly distribution following the closing of the merger.

For a description of Enterprise’s common units and TEPPCO’s units and a description of the comparative rights of the holders of the Enterprise common units and TEPPCO units, please read “Comparison of the Rights of Enterprise and TEPPCO Unitholders.”

In addition, the following will occur:

•	The TEPPCO Incentive Distribution Rights that are owned by TEPPCO GP immediately prior to the effective time of the merger will continue to be owned by TEPPCO GP. TEPPCO GP will continue to hold general partner interests in TEPPCO and will continue to serve as TEPPCO’s general partner.

Treatment of TEPPCO Equity Based Awards

•	TEPPCO Options. Each vested and unvested outstanding option to acquire TEPPCO units granted under the TEPPCO unit plans prior to the date of the merger agreement will be assumed by Enterprise and will become an option to purchase that number of Enterprise common units adjusted based on the 1.24 exchange ratio at an exchange price equal to the TEPPCO unit exercise price divided by the 1.24 exchange ratio but otherwise upon the same terms and conditions equivalent to such TEPPCO options.

•	TEPPCO Restricted Units. Each unvested TEPPCO restricted unit granted under the TEPPCO unit plans prior to the date of the merger agreement will be assumed by Enterprise and converted, at the 1.24 exchange ratio, into Enterprise restricted common units. Each Enterprise restricted common unit in respect of which a TEPPCO restricted unit was assumed and converted will be subject to, and will vest upon, terms and conditions equivalent to those of the applicable TEPPCO restricted unit.

•	TEPPCO Phantom Units. Each outstanding grant of TEPPCO phantom units granted under the TEPPCO unit plans prior to the date of the merger agreement will be assumed by Enterprise and converted into a grant of phantom units denominated in that number of Enterprise common units equal to the number of TEPPCO units to which the grant of TEPPCO phantom units was subject at the time of the merger, multiplied by the 1.24 exchange ratio. Each grant of phantom units of Enterprise in respect of which a TEPPCO phantom unit was assumed and converted will be subject to, and vest upon, terms and conditions equivalent to those of the applicable TEPPCO phantom unit.

•	TEPPCO Unit Appreciation Rights (UARs). Each outstanding TEPPCO unit appreciation right granted under the TEPPCO unit plans prior to the date of the merger agreement will be assumed by Enterprise and converted into a number of common unit appreciation rights of Enterprise equal to the product of the number of TEPPCO unit appreciation rights to which the grant was subject at the time of the merger, multiplied by the 1.24 exchange ratio, with an exercise price per Enterprise common unit appreciation right equal to the per TEPPCO unit appreciation right exercise price divided by the 1.24 exchange ratio. Each common unit appreciation right of Enterprise will be subject to, and vest upon, terms and conditions equivalent to those of the applicable TEPPCO unit appreciation rights, except that the new “Grant DER per Unit” (as defined in the award agreement for the applicable TEPPCO unit appreciation right) that will apply to the common unit appreciation right of Enterprise will be (i) the most recent quarterly distribution paid (or with respect to a more recent record date prior to the merger, the most recent unpaid distribution declared) with respect to an Enterprise common unit minus (ii) (A) the difference between (x) the most recent quarterly distribution paid (or with respect to a more recent record date prior to the merger, the most recent unpaid distribution declared) with respect to a TEPPCO unit and (y) the Grant DER per Unit on the date of grant of the TEPPCO unit appreciation right, divided by (B) the 1.24 exchange ratio.

•	TEPPCO Distribution Equivalent Rights (DERs). Each outstanding TEPPCO distribution equivalent right issued under the TEPPCO unit plans will be assumed by Enterprise and converted into a number of distribution equivalent rights of Enterprise equal to the product of the number of TEPPCO distribution equivalent rights to which the grant was subject at the time of the merger multiplied by the 1.24 exchange ratio. Each distribution equivalent right of Enterprise will be subject to the same terms and conditions equivalent to those of the applicable TEPPCO distribution equivalent rights.

•	TEPPCO Unit Purchase Plan. Each participant in the EPCO, Inc. TEPPCO Unit Purchase Plan (referred to as the “TEPPCO unit purchase plan”) who is an owner of TEPPCO units purchased under the TEPPCO unit purchase plan in accordance with the merger agreement will have those TEPPCO units converted into Enterprise common units based on the 1.24 exchange ratio.

•	Other Awards Held by Directors. TEPPCO phantom units held by nonemployee directors (other than amounts credited under TEPPCO’s Non-Employee Directors Unit Accumulation Plan) and TEPPCO unit appreciation rights held by nonemployee directors will be settled in cash at the effective time of the merger in accordance with the terms of the respective awards.

Exchange of Units; Fractional Units

Exchange Agent

Enterprise has appointed BNY Mellon Shareowner Services LLC to act as exchange agent for the issuance of Enterprise common units and for cash payments for fractional units. Promptly following the effective time of the merger, Enterprise will deposit with the exchange agent in trust for the benefit of the holders of the TEPPCO units (i) Enterprise common units in a number equal to the aggregate number of Enterprise common units to be issued as consideration for the outstanding TEPPCO units and (ii) cash in the amounts to be issued and paid pursuant to distributions with respect to unexchanged TEPPCO units and fractional units in exchange for outstanding TEPPCO units (other than the designated TEPPCO units) upon due surrender of TEPPCO units (other than those representing designated TEPPCO units). Any cash and Enterprise common units deposited with the exchange agent (including the amount of any cash distributions or other distributions payable with respect thereto and cash in lieu of fractional Enterprise common units to be paid pursuant to fractional Enterprise common units) is referred to as the “exchange fund.”

Exchange of Units

Promptly after the effective time of the merger, the exchange agent will mail to each applicable holder of a TEPPCO unit (other than those representing designated TEPPCO units) a letter of transmittal and instructions explaining how to surrender TEPPCO units to the exchange agent.

TEPPCO unit certificates should not be returned with the enclosed proxy card. TEPPCO unitholders who deliver a properly completed and signed letter of transmittal and any other documents required by the instructions to the transmittal letter, together with their TEPPCO units will be entitled to receive:

•	Enterprise common units representing, in the aggregate, the whole number of Enterprise common units that such holder has the right to receive in accordance with the merger agreement and as described above under “— Effect of Merger on Outstanding TEPPCO Units and Other Interests,” and

•	a check in the amount equal to the cash, if any, that such holder has the right to receive for distributions with respect to unexchanged TEPPCO units and fractional units. No interest will be paid or will accrue on any cash payable.

Enterprise GP consents to the admission of each TEPPCO unitholder as an additional limited partner who is issued Enterprise common units in exchange for TEPPCO units in accordance with the merger agreement upon the proper surrender of the TEPPCO units. Upon the surrender of TEPPCO units and the recording of the name of the person as a limited partner of Enterprise, such person will automatically and as of the effective time of the merger be admitted to Enterprise as an additional limited partner and be bound by the Enterprise partnership agreement. By its surrender of TEPPCO units, or by its acceptance of Enterprise common units, a TEPPCO unitholder confirms its agreement to be bound by all of the terms and conditions of the Enterprise partnership agreement.

Distributions

TEPPCO unitholders will not be entitled to receive any distributions payable by Enterprise in respect of Enterprise common units until they exchange their TEPPCO units for Enterprise common units. After delivery of TEPPCO units to the exchange agent, those TEPPCO unitholders will receive without interest, subject to applicable law including any required tax withholdings, distributions declared by Enterprise on its common units with a record date after the effective time of the merger.

Fractional Units

No fractional Enterprise common units will be issued upon the surrender of TEPPCO units. In lieu of any fractional Enterprise common unit, each TEPPCO unitholder who would otherwise be entitled to a fraction of an Enterprise common unit will be paid in cash (without interest) an amount equal to the value (based on the average of the daily high and low sale price of an Enterprise common unit over ten consecutive full NYSE trading days immediately prior to the closing of the merger) of such fractional unit interest. Any fractional unit interest will not entitle the owner thereof to any voting or other rights of an Enterprise unitholder with regard to such interest.

The exchange agent will deliver to Enterprise any Enterprise common units to be issued in the merger, cash in lieu of fractional units to be paid in connection with the merger and any distributions paid on Enterprise common units to be issued in the merger that are not claimed by former TEPPCO unitholders within twelve (12) months after the effective time of the merger. Thereafter, Enterprise will act as the exchange agent and former TEPPCO unitholders may look only to Enterprise for their Enterprise common units, cash in lieu of fractional units and unpaid distributions. None of the Enterprise parties, TEPPCO parties, the exchange agent or any other person will be liable to any former TEPPCO unitholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. To the extent permitted by applicable law, any amount that would escheat or become the property of any governmental entity shall, immediately prior thereto, become the property of Enterprise free and clear of all claims or interests of any person previously entitled thereto.

Unregistered Units

In the event of a transfer of ownership of TEPPCO units that is not registered in the unit transfer register of TEPPCO, Enterprise common units to be issued upon due surrender of the TEPPCO units may be issued to such transferee if the TEPPCO units are presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable unit transfer or other taxes have been paid or are not applicable.

Lost, Stolen or Destroyed Certificates

The instructions for effecting the surrender of TEPPCO unit certificates will set forth procedures that must be taken by the holder of any TEPPCO unit certificate that has been lost, destroyed or stolen. If a TEPPCO unit certificate has been lost, destroyed or stolen, the exchange agent will issue certificates representing the Enterprise common units properly issuable in accordance with the merger agreement and any cash payment in lieu of fractional common units only upon receipt of, along with the letter of transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Enterprise, signed exactly as the name or names of the registered holder or holders appeared on the books of TEPPCO immediately prior to the effective time of the merger, together with a customary bond and such other documents as Enterprise may reasonably require.

Withholding Rights

Enterprise is entitled to deduct and withhold from the consideration otherwise payable pursuant to merger agreement such amounts as it is required to deduct and withhold under any provision of federal, state, local or foreign tax law. To the extent that amounts are withheld or paid over to or deposited with the relevant governmental entity by Enterprise, such amounts will be treated as having been paid to the person in respect of which such deduction and withholding was made by Enterprise.

Antidilution Adjustments

If, before the merger is completed, there is a reclassification, recapitalization, split, split-up, unit distribution, combination or exchange of units with respect to, or rights issued in respect of, Enterprise common units or the TEPPCO units, the exchange ratio will be adjusted to provide to the holders of the TEPPCO units and the designated TEPPCO units the same economic effect as of before such event.

Immediately upon the effective time of the merger, the unit transfer books of TEPPCO will be closed and there will be no further registration of transfers of TEPPCO units on the records of TEPPCO. If any TEPPCO units are presented to Enterprise, TEPPCO or its transfer agent for transfer after the effective time of the merger, they will be canceled against delivery of TEPPCO units for Enterprise common units and any cash payments for fractional common units and unpaid distributions.

Conditions to the Merger

Conditions of Each Party

The respective obligations of the TEPPCO parties and the Enterprise parties to effect the merger are subject to the satisfaction or waiver, on or prior to the closing date of the merger, of each of the following conditions:

•	the approval of the merger agreement by:

•	the affirmative vote or consent of the TEPPCO unitholders holding at least a majority of the outstanding units of TEPPCO, and

•	the number of votes actually cast in favor of the merger agreement by TEPPCO unitholders other than: TEPPCO GP, Enterprise, Enterprise GP, EPCO, Dan L. Duncan, DD Securities LLC, DFI GP Holdings, L.P., Enterprise GP Holdings, Duncan Family Interests, Inc., Duncan Family 2000 Trust, Jerry E. Thompson, Richard S. Snell, Michael B. Bracy, Murray H. Hutchison, W. Randall Fowler,

Michael A. Creel and Richard H. Bachmann (referred to as the “Unaffiliated TEPPCO Unitholders”) must exceed the number of votes actually cast against the merger agreement by the Unaffiliated TEPPCO Unitholders);

•	no law has been adopted, and no restraining order, preliminary or permanent injunction or other order issued by any court or any governmental entity of competent jurisdiction is in effect, having the effect of making either the merger or GP merger illegal or otherwise prohibiting the consummation of either the merger or GP merger;

•	the expiration or early termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the receipt of all other approvals, except for other approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Enterprise parties, TEPPCO parties or their subsidiaries, taken as a whole;

•	the Enterprise common units to be issued in the merger have been approved for listing on the NYSE, subject to official notice of issuance;

•	the registration statement on Form S-4 relating to the merger and the Enterprise common units to be issued in the merger has been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC; and

•	the GP merger has been consummated in accordance with the terms of the GP merger agreement.

Additional Conditions to the Obligations of the Enterprise Parties

The obligations of the Enterprise parties to effect the merger are further subject to the satisfaction or waiver by the Enterprise parties, on or prior to the closing date of the merger, of each of the following conditions:

•	(1) the representations and warranties of the TEPPCO parties as to qualification and organization, capitalization, authority, enforceability and qualifying income are true and correct (except for such inaccuracies as are de minimis in the aggregate) in all respects, in each case at and as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, and (2) the other representations and warranties of the TEPPCO parties set forth in the merger agreement (other than those referenced in clause (1) of this paragraph) are true and correct at and as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, except where any failures of such representations or warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the TEPPCO parties and subsidiaries, taken as a whole; provided, however, that, with respect to clauses (1) and (2) of this paragraph, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (1) or (2), as applicable) only as of the stated date or period;

•	each of the TEPPCO parties has performed or complied in all material respects with all material agreements and covenants required to be performed by it under the merger agreement at or prior to the closing date, except for non-willful failures to comply that would not, individually or in the aggregate, have a material adverse effect on the TEPPCO parties and subsidiaries, taken as a whole;

•	the Enterprise parties shall have received a certificate signed by an executive officer of TEPPCO GP certifying to the effect that the conditions set forth in the first two bullet points above have been satisfied; and

•	Enterprise shall have received an opinion of its counsel to the effect that for U.S. federal income tax purposes:

•	Enterprise will not recognize any income or gain as a result of the merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code),

•	no gain or loss will be recognized by the holders of Enterprise common units as a result of the merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and

•	90% of the combined gross income of Enterprise and TEPPCO for the most recent four complete calendar quarters ending before the closing date for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Additional Conditions to the Obligations of the TEPPCO Parties

The obligations of the TEPPCO parties to effect the merger are further subject to the satisfaction or waiver by the TEPPCO parties, on or prior to the closing date of the merger, of each of the following conditions:

•	(1) the representations and warranties of the Enterprise parties as to qualification, organization, capitalization, authority and enforceability are true and correct (except for such inaccuracies as are de minimis in the aggregate) in each case at and as of the date of the merger agreement and as of the closing date as though made at and as of the closing date and (2) the other representations and warranties of the Enterprise parties set forth in the merger agreement (other than those referenced in clause (1) of this paragraph) are true and correct at and as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, except where any failures of such representations or warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Enterprise parties and subsidiaries, taken as a whole; provided, however, that, with respect to clauses (1) and (2) of this paragraph, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (1) or (2), as applicable) only as of such date or period;

•	each of the Enterprise parties has performed or complied in all material respects with all material agreements and covenants required to be performed by it under the merger agreement at or prior to the closing date, except for non-willful failures to comply that would not, individually or in the aggregate, have a material adverse effect on the Enterprise parties and subsidiaries, taken as whole;

•	the TEPPCO parties have received a certificate signed by an executive officer of Enterprise GP certifying to the effect that the conditions set forth in the first two bullet points above have been satisfied;

•	TEPPCO shall have received an opinion of its counsel to the effect that, for U.S. federal income tax purposes, at least 90% of its gross income for each taxable year since its formation up to and including the current taxable year has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

•	TEPPCO shall have received an opinion of its counsel to the effect that for U.S. federal income tax purposes, except with respect to fractional units:

•	TEPPCO should not recognize any income or gain as a result of the merger (other than any gain resulting from (1) any decrease in partnership liabilities pursuant to Section 752 of the Code or (2) any liabilities incurred other than in the ordinary course of the trade or business of TEPPCO or a TEPPCO subsidiary); and

•	Holders of TEPPCO units should not recognize gain or loss as a result of the receipt of Enterprise common units or Class B units in the merger (other than any gain resulting from (1) any decrease in partnership liabilities pursuant to Section 752 of the Code, (2) any liabilities incurred other than in the ordinary course of the trade or business of TEPPCO or a TEPPCO subsidiary or (3) any excess of the consideration per TEPPCO unit payable to holders of TEPPCO units other than a privately held affiliate of EPCO over the consideration per TEPPCO unit payable to the privately held affiliate of EPCO).

Representations and Warranties

The merger agreement contains representations and warranties of the parties to the merger agreement, many of which provide that the representations and warranties do not extend to matters where the failure of the representation and warranty to be accurate would not result in a material adverse effect on the party making the representation and warranty. These representations and warranties concern, among other things:

•	legal organization, existence and good standing;

•	capitalization, the absence of certain rights to issue, purchase, transfer or sell equity securities, and the absence of indebtedness having the right to vote on any matters on which holders of equity may vote;

•	authorization to enter into the merger agreement and to complete the merger and related transactions;

•	the absence of defaults, breaches and other conflicts caused by entering into the merger agreement and completing the merger;

•	required consents and approvals;

•	the accuracy of financial statements and reports filed with the SEC and internal controls;

•	the absence of certain undisclosed liabilities;

•	the absence of changes in operations, office and director compensation or material adverse effects;

•	cash distributions paid to unitholders;

•	the absence of material litigation;

•	compliance with applicable laws and permits;

•	material contracts and arrangements and debt instruments;

•	insurance matters;

•	the absence of violations or liabilities under environmental laws;

•	employee benefit plans;

•	title to properties and rights of way;

•	intellectual property matters;

•	approvals under state takeover laws;

•	receipt of financial advisors’ opinions in connection with the merger;

•	approvals of special and/or audit committees and board of directors;

•	brokers’ fees;

•	tax matters;

•	labor matters and collective bargaining agreements; and

•	regulatory matters.

For purposes of the merger agreement, “material adverse effect,” when used with respect to any entity or group of entities, means a material adverse effect on:

•	the business, operations, results of operations or financial condition of such entity or entities and its or their subsidiaries taken as a whole, or

•	the ability of such entity or entities to timely consummate the transactions contemplated by the merger agreement, except, in each case, to the extent such effect is reasonably attributable to:

•	general political and economic conditions (including changes in commodity prices, prevailing interest rate and stock market levels),

•	any decrease in the market price for the entity’s publicly traded securities (but not for any effect underlying such decrease that would otherwise constitute a material adverse effect),

•	the general state of the industries in which such entity operates, except to the extent such entity or entities are substantially disproportionately affected relative to other industry participants,

•	any outbreak of hostilities, terrorism or war, other than any terrorist or similar act directed at or directly impacting the business or assets of such entity or any of its subsidiaries,

•	the announcement of the merger agreement or the proposed consummation of the merger agreement and the merger and GP merger,

•	changes in laws, except to the extent such entity or entities are substantially disproportionately affected relative to other industry participants,

•	changes in accounting principles, or

•	any claims, causes of action or other litigation challenging the merger agreement or the transactions contemplated hereby.

Covenants and Other Agreements

Covenants Relating to the Conduct of Business

In the merger agreement, the TEPPCO parties and Enterprise parties have agreed to specified restrictions on their activities until either the completion of the merger or the termination of the merger agreement. In general, the parties are required to conduct their respective businesses in the ordinary course consistent with past practices in all material respects, and agree to use their reasonable best efforts to keep available the services of their respective present officers and key employees, preserve their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them.

Covenants of the TEPPCO Parties

Subject to specified exceptions, the TEPPCO parties have agreed to the following restrictions that prohibit them, subject to the written consent of Enterprise, which consent shall not be unreasonably withheld, delayed or conditioned, from:

•	entering into any new material lines of business;

•	incurring or committing to any capital expenditures or any obligations or liabilities to unaffiliated third parties;

•	acquiring or agreeing to acquire, by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division or otherwise acquiring or agreeing to acquire any assets (excluding the acquisition of assets to be used in the business of TEPPCO and its subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor and which acquisitions are in the ordinary course of business consistent with past practice);

•	in the case of the preceding two bullets, other than capital expenditures and obligations or liabilities and acquisitions collectively (1) not exceeding $15 million individually, or $25 million in the aggregate, (2) subject to authorizations for expenditures approved prior to the date of the merger agreement, (3) allocated by EPCO under the administrative services agreement, (4) approved by the management committee of Jonah Gas Gathering Company, or (5) as required on an emergency basis or for the safety of persons or the environment;

•	declaring or paying any distributions in respect of equity securities of TEPPCO or its subsidiaries except for:

•	solely in the case of TEPPCO, the declaration and payment of regular quarterly cash distributions not exceeding $0.725 per TEPPCO unit, plus any corresponding distribution on the general partner interest and the TEPPCO incentive distribution rights, with usual record and payment dates in accordance with past distribution practice;

•	the declaration and payment of regular distributions from a partially owned entity (as defined in the merger agreement) or subsidiary of TEPPCO in accordance with past distribution practice; or

•	the declaration and payment of distributions from any wholly owned subsidiary of TEPPCO;

•	splitting, combining or reclassifying any of its equity securities or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, except for any transaction by a wholly owned subsidiary that remains a wholly owned subsidiary after consummation of such transaction;

•	purchasing, redeeming or otherwise acquiring any of its equity securities or any securities convertible into or exercisable for any equity securities;

•	issuing, delivering or selling or authorizing or proposing the issuance, delivery or sale of, any of equity securities of TEPPCO or its subsidiaries of any class (including any general or limited partner interests) or any indebtedness with voting rights or securities convertible into or exchangeable for, or any rights warrants, calls or options to acquire, any such securities, partnership units or indebtedness with voting rights, entering into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than issuances, sales or deliveries:

•	by a wholly owned TEPPCO subsidiary of equity securities to the subsidiary’s parent or another wholly owned TEPPCO subsidiary;

•	pursuant to the TEPPCO Unit Purchase Plan with respect to employee elections made to the extent of payroll amounts withheld on or prior to July 31, 2009 or such later date as EPCO may determine, upon reasonable advance notice to TEPPCO; and

•	pursuant to awards outstanding prior to the date of the merger agreement under the TEPPCO unit plans;

•	except to the extent required to comply with obligations under the merger agreement or with applicable law, amending or proposing to amend its or its subsidiaries’ organizational documents in a manner that would be adverse to the Enterprise parties;

•	selling, leasing or otherwise disposing of, or agreeing to sell, lease or otherwise dispose of, in each case including but not limited to by way of merger, any of the TEPPCO parties’ assets (including equity securities of subsidiaries of the TEPPCO parties), except for:

•	in the case of assets that are not equity securities, dispositions or encumbrances of inventory, worn-out or obsolete equipment or immaterial assets in the ordinary course of business consistent with past practice;

•	permanently idled assets after reasonable prior notice to Enterprise;

•	in the ordinary course of business consistent with past practice; or

•	dispositions to or from wholly-owned subsidiaries of TEPPCO, or dispositions to partially owned entities of TEPPCO to the extent required pursuant to the governing documents of such entities set forth, or not required to be set forth, in the TEPPCO disclosure schedules;

•	making any loans, advances or capital contributions to, or investments in, any other person, other than:

•	loans or investments by the TEPPCO parties or any wholly owned subsidiaries to any of their wholly owned subsidiaries or parent wholly owning such entity or to partially owned entities of the TEPPCO parties to the extent required pursuant to the governing documents of such entity, or

•	in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the TEPPCO parties and the TEPPCO subsidiaries taken as a whole (provided that none of such transactions referred to in this clause presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the merger under regulatory law); or

•	incurring any indebtedness or guarantee or assuming any indebtedness of another person, issuing or selling any debt securities or warrants or other rights to acquire any debt securities of the TEPPCO parties or subsidiaries, guaranteeing any indebtedness or obligation of another person, entering into any “keep well” or other agreements to maintain any financial condition of another person (other than any wholly owned subsidiary) except for:

•	solely with respect to TEPPCO and any TEPPCO subsidiaries, additional borrowing under existing loan agreements and refinancing or replacement of such agreements or obligations; and

•	borrowings (and associated guarantees) of up to an aggregate of $200 million principal amount under one or more new short-term credit facilities;

provided that, TEPPCO and the TEPPCO subsidiaries will be entitled to transfer funds and make payments to TEPPCO GP and the TEPPCO subsidiaries (i) to reimburse TEPPCO GP and the TEPPCO subsidiaries for obligations (which were incurred in compliance with the GP merger agreement) of TEPPCO or the TEPPCO subsidiaries incurred by TEPPCO GP or the TEPPCO subsidiaries or (ii) in the ordinary course of business consistent with past practice;

•	except (i) as disclosed or except as required by law or by the terms of any collective bargaining agreement or other agreement in effect as of the date of the merger agreement between the TEPPCO parties or any subsidiaries and any director, officer, employee or consultant, or (ii) as otherwise agreed by Enterprise and TEPPCO, recommending to EPCO to (A) increase the amount of compensation of, or pay any severance to, any director, officer, employee or consultant of the TEPPCO parties or subsidiaries, (B) make any increase in or commitment to increase any employee benefits, (C) grant any equity-based awards, (D) adopt, enter into or amend, make any commitment to adopt, enter into or amend, or take any action to clarify any provision of, any TEPPCO Unit Plan or (E) adopt, enter into or amend any collective bargaining agreement or other arrangement relating to union or organized employees;

•	making any material change to its accounting methods except as required by changes in generally accepted accounting principles in the United States (“GAAP”) as concurred by the TEPPCO parties’ independent public accountants, and except as disclosed in TEPPCO’s documents filed with the SEC prior to the date of the merger agreement or as required by a governmental entity;

•	making any change in the fiscal year or any material change in its tax methods, principals or elections, or settling or compromising any material liability for taxes, except as required by law;

•	other than in the ordinary course of business consistent with past practice or as permitted under the merger agreement, entering into any material contract or agreement or terminating or amending in any material respect any material contract or waiving any material rights under any material contract;

•	settling any claim, demand, lawsuit or regulatory proceeding (i) for damages in excess of $1,000,000 (other than claims, demands, lawsuits or regulatory proceedings to the extent insured, to the extent reserved against in the financial statements of TEPPCO filed prior to the date of the merger agreement or to the extent covered by an indemnity obligation not subject to dispute from the indemnitor) or (ii) seeking an injunction or any other equitable relief, except in case of clause (i), a settlement of any claim, demand, lawsuit or state or federal regulatory proceeding within the specific amount reserved, provided that such settlement achieves a full, final and non-appealable resolution of the matter reserved, except for the settlement of the Derivative Action of the Merger Action;

•	taking any action or omitting to take any action which would reasonably be expected to prevent or materially delay or impede the consummation of the merger or other transactions contemplated under the merger agreement; and

•	committing to do any of the foregoing.

In addition, the TEPPCO parties have agreed to file on a timely basis all material notices, reports returns and other filings required to be filed with or reported to any governmental entity, as well all applications and other documents necessary to maintain, renew or extend any material permit, license or any other material approval required by any governmental entity for the operation of their businesses.

Covenants of the Enterprise Parties

Subject to specified exceptions, the Enterprise parties have agreed to the following restrictions that prohibit them, subject to the written consent of TEPPCO, which consent shall not be unreasonably withheld, delayed or conditioned, from:

•	entering into any new material lines of business that are not in the midstream energy business;

•	carrying on their existing businesses other than in the ordinary course consistent with past practices in all material respects;

•	solely in the case of Enterprise, declaring or paying any special or extraordinary distributions in respect of any of its equity securities;

•	splitting, combining or reclassifying any of its partnership units or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for, its partnership units;

•	repurchasing, redeeming or otherwise acquiring any of its equity securities or partnership units, except for any such transaction by a wholly owned Enterprise subsidiary that remains a wholly owned Enterprise subsidiary after consummation of the transaction;

•	except to the extent required to comply with obligations under the merger agreement or with applicable law, amending or proposing to amend the organizational documents of the Enterprise parties in a manner that would be materially adverse to the interests of the TEPPCO unitholders or that would adversely affect the TEPPCO unitholders compared to the Enterprise unitholders;

•	merging or consolidating with or selling all or substantially all of their assets to any person or effecting any unit exchange involving any class of Enterprise common units, other than transactions between or among direct or indirect wholly owned subsidiaries of Enterprise;

•	making any material change to its accounting methods in effect at December 31, 2008, except as required by changes in GAAP as concurred by the Enterprise parties’ independent public accountants, and except as disclosed in Enterprise’s documents filed with the SEC prior to the date of the merger agreement or as required by a governmental entity;

•	making any change in the fiscal year or any material change in its tax methods, principals or elections, or settling or compromising any material liability for taxes;

•	taking any action or omitting to take any action which would reasonably be expected to prevent or materially delay or impede the consummation of the TEPPCO GP merger and the merger or the other transactions contemplated by the merger agreement or the TEPPCO GP merger agreement; and

•	committing to do any of the foregoing.

In addition, the TEPPCO parties and Enterprise have agreed:

•	to confer on a reasonable basis with each other on operational matters, to the extent permitted by law or any applicable confidentiality agreement;

•	to file all reports required to be filed by each of them with the SEC (and all other governmental entities) between the date of the merger agreement and the effective time of the merger and each will, if requested by the other party (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver copies of all such reports, announcements and publications;

•	that nothing in the merger agreement will give the TEPPCO parties, directly or indirectly, the right to control or direct Enterprise’s operations or give Enterprise, directly or indirectly, the right to control or direct the TEPPCO parties’ operations prior to the effective time of the merger; and

•	that prior to the effective time of the merger, each of the TEPPCO parties and the Enterprise parties will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its respective operations.

Additional Agreements

The merger agreement contains additional agreements between the parties relating to, among other things:

•	the preparation, filing, distribution and effectiveness of this joint proxy statement/prospectus;

•	convening and holding of the TEPPCO unitholder meeting and the recommendation of the TEPPCO GP board of directors;

•	providing access to information with respect to the other party, subject to the terms of any confidentiality agreements;

•	making certain public announcements;

•	the administration, amendment and termination of the TEPPCO Unit Purchase Plan, any TEPPCO Unit Plan and the TEPPCO Distribution Reinvestment Plan;

•	listing the Enterprise common units on the NYSE, subject to official notice of issuance;

•	coordinating record dates and payment dates for distributions to unitholders;

•	satisfying the requirements under Section 16(b) of the Securities Exchange Act of 1934;

•	satisfying conditions to a consent or approval of any governmental entity necessary for the consummation of the merger and sale transactions;

•	delivering “comfort letters” and certain consents of auditors; and

•	tax matters.

In addition, the parties agreed to the following:

Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each party to the merger agreement will use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective the merger and GP merger and the other transactions contemplated by the merger agreement, including:

•	preparing and filing as promptly as practicable and advisable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all necessary consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the GP merger or the merger or any of the other transactions contemplated by the merger agreement and using its reasonable best efforts to obtain all necessary consents and required approvals;

•	cooperating regarding required filings or other interactions with governmental and other agencies and organizations; and

•	taking all action reasonably necessary to ensure that the GP merger and the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of any applicable state takeover statute or similar statute or regulation on the GP merger, the merger, the merger agreement and the other transactions contemplated thereby.

Non-Solicitation/Other Acquisition Proposals

The TEPPCO parties have agreed that neither they nor any of their subsidiaries will, and that they will use their reasonable best efforts to cause their respective officers, directors, advisors and representatives not to, directly or indirectly:

•	initiate, solicit, encourage or knowingly encourage the submission of any acquisition proposal;

•	have any discussion with, or provide any confidential information or data to any third party relating to an acquisition proposal or engage in any negotiations concerning an acquisition proposal, subject to certain exceptions;

•	approve or recommend, or propose publicly to approve or recommend, an acquisition proposal; or

•	withdraw, modify or qualify in any manner adverse to the Enterprise parties the TEPPCO board recommendation of the approval of the merger agreement and or publicly approve or recommend, or publicly propose to approve or recommend, any acquisition proposal; or

•	approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or enter into, any letter of intent, merger agreement, acquisition agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any acquisition proposal.

An “acquisition proposal” means any proposal or offer, with respect to, or a transaction to effect, a merger, reorganization, unit exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving TEPPCO, TEPPCO GP or any TEPPCO subsidiary, or any purchase, sale or other transfer of 10% or more of the consolidated assets (including stock of any TEPPCO subsidiary) of TEPPCO, TEPPCO GP or any TEPPCO subsidiary, or any purchase or sale of, or tender or exchange offer for, or other transfer of, their respective equity securities that, if consummated, would result in any Person (or the equity holders of such Person) beneficially owning securities representing 10% or more of the total voting power of TEPPCO or TEPPCO GP, or any portion of the general partner interest in TEPPCO (or 10% or more of the surviving parent entity in such transaction), other than the GP merger and the merger.

Notwithstanding the above restrictions, the merger agreement permits the TEPPCO parties to furnish information pertaining to the TEPPCO parties or to enter into or participate in discussions or negotiations with a third party that makes an unsolicited written acquisition proposal that did not result from a breach of the non-solicitation provisions, if:

•	a special committee of the TEPPCO board determines, after consultation with, and taking into account the advice of, its legal counsel and financial advisors, that such acquisition proposal would be reasonably likely to lead to a change in the TEPPCO board’s recommendation that the merger agreement be adopted and approved by the TEPPCO unitholders; and

•	TEPPCO complies with the non-solicitation provisions in the merger agreement, including requiring the third party to execute a confidentiality agreement, furnishing a copy of the confidentiality agreement to the Enterprise parties and notifying the Enterprise parties of the identity of the third party.

Neither the TEPPCO board nor any committee of the TEPPCO board may withdraw, modify or qualify in any manner adverse to the Enterprise parties its recommendation of the merger or sale transactions, or publicly approve or recommend, or publicly propose to approve or recommend, any acquisition proposal or approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the TEPPCO parties or any TEPPCO subsidiaries to execute or enter into, any letter of intent, merger agreement acquisition agreement, joint venture agreement, partnership agreement or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any acquisition proposal unless:

•	the approval of TEPPCO’s unitholders has not been obtained;

•	it determines in good faith, after consulting with, and taking into account the advice of, outside legal counsel and financial advisors, that failure to change its recommendation would be likely to constitute a breach of its fiduciary obligations owed to TEPPCO’s unitholders under applicable law; and

•	at least three business days prior to taking any such action, TEPPCO has provided the Enterprise parties with notice advising the Enterprise parties of such a change in its recommendation and related information.

Liability Insurance

Enterprise will maintain directors’ and officers’ liability insurance for six (6) years after the effective time of the merger to cover persons who are or were covered by TEPPCO’s existing directors’ and officers’ liability insurance policies at any time before the effective time of the merger. The terms of the insurance will be on terms no less advantageous to such persons than the existing insurance with respect to acts or omissions committed prior to the effective time of the merger. Enterprise has the right to cause TEPPCO’s directors’ and officers’ liability insurance to be extended by obtaining a six (6) year “tail” policy on terms no less advantageous than TEPPCO’s existing directors’ and officers’ liability insurance.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, by action taken or authorized by the board of directors of, or on behalf of the general partner of the terminating party or parties, and, except as specifically provided below, whether before or after the meeting of TEPPCO unitholders:

•	by the mutual written consent of the Enterprise and TEPPCO;

•	by either Enterprise or TEPPCO, if:

•	the effective time of the merger has not occurred on or before December 31, 2009; provided, however, that the right to terminate the merger agreement is not available to any party whose failure to fulfill in any material respect any obligation under the merger agreement (including such party’s obligations summarized under “— Covenants and Other Agreements — Reasonable Best Efforts”) has been the primary cause of, or resulted in, the failure of the effective time of the merger to occur on or before the termination date;

•	any governmental entity has issued an order, decree, ruling or taken any other action (which the parties have used their reasonable best efforts to resist, resolve or lift in accordance with the parties’ obligations summarized under “— Covenants and Other Agreements — Reasonable Best Efforts”) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement or GP merger agreement, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate the merger agreement is not available to any party whose failure to comply with its obligations summarized under “— Covenants and Other Agreements — Reasonable Best Efforts” has been the primary cause of such action or inaction; or

•	the special meeting of the unitholders of TEPPCO has concluded and, upon a vote taken at such meeting, the requisite unitholder approval of the merger agreement and the merger has not been obtained;

•	by Enterprise, if:

•	TEPPCO breaches or fails to perform any of its representations, warranties, covenants or other agreements in the merger agreement such that the closing conditions relating to TEPPCO’s representations, warranties, covenants and other agreements are not capable of being satisfied on or before the termination date; or

•	TEPPCO has either (i) failed to make the requisite recommendation of approval of the agreement and plan of merger by the TEPPCO unitholders or withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) in any manner adverse to the Enterprise parties such recommendation (or resolved to take any such action), whether or not permitted by the terms of the merger agreement, or (ii) materially breached its obligations under the merger agreement by reason of a failure to call, hold or convene a meeting of the TEPPCO unitholders in accordance with the requirements of the merger agreement or a failure to prepare and mail to the TEPPCO unitholders the proxy statement/prospectus as required by the merger agreement;

•	by TEPPCO, if:

•	Enterprise shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement such that the closing conditions relating to Enterprise’s representations, warranties, covenants and other agreements are not capable of being satisfied on or before the termination date.

Effect of Termination

In the event of termination of the merger agreement by TEPPCO or Enterprise as set forth above, the merger agreement will become void and there will be no liability or obligation on the party of any party to the merger agreement or their respective officers or directors, except with respect to:

•	brokers’ fees;

•	confidentiality;

•	fees and expenses; and

•	various general provisions, including governing law, submission to jurisdiction and waivers, waiver of jury trial, and general limitation on damages.

The merger agreement does not provide for the payment of any termination or “breakup” fees by TEPPCO or Enterprise upon termination.

Expenses

Whether or not the merger is consummated, all expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except expenses incurred in connection with any filings under the HSR Act, and the filing, printing and mailing of this proxy statement/prospectus, which shall be shared equally by the Enterprise parties on the one hand, and the TEPPCO parties on the other hand.

Amendment; Extension and Waiver

Amendment

The merger agreement may be amended by the parties thereto, by action taken or authorized by their respective member, board of directors or general partner, as applicable, at any time before or after receipt of the TEPPCO unitholder approval required under the merger agreement, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of the NYSE requires further approval of such TEPPCO unitholders without such further approval. The merger agreement may not be amended except in writing signed on behalf of each of the parties to the merger agreement.

Extension and Waiver

At any time prior to the effective times of the merger and the GP merger, Enterprise or TEPPCO may, to the extent permitted by law:

•	extend the time for performance of any obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Any agreement on the part of a party to the merger agreement to any extension or waiver will be valid only if in writing signed on behalf of such party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

THE MERGER PARTIES’ BUSINESSES

TEPPCO’s Business

This section summarizes information from TEPPCO’s Annual Report on Form 10-K for the year ended December 31, 2008 and its other filings incorporated into this proxy statement/prospectus by reference. For a more detailed discussion of TEPPCO’s business, please read TEPPCO’s 2008 Annual Report on Form 10-K and its other filings incorporated into this document by reference.

General

TEPPCO is a publicly traded, diversified energy logistics company with operations that span much of the continental United States. TEPPCO’s limited partner units are listed on the New York Stock Exchange under the ticker symbol “TPP.” TEPPCO was formed in March 1990 as a Delaware limited partnership.

TEPPCO owns and operates an extensive network of assets that facilitate the movement, marketing, gathering and storage of various commodities and energy-related products. TEPPCO’s pipeline network is comprised of approximately 12,500 miles of pipelines that gather and transport refined petroleum products, crude oil, natural gas, liquefied petroleum gases, referred to as LPGs, and natural gas liquids, referred to as NGLs, including one of the largest common carrier pipelines for refined petroleum products and LPGs in the United States. TEPPCO also owns a marine transportation business that transports petroleum products and provides marine vessel fueling and other ship-assist services. TEPPCO also owns interests in Seaway Crude Pipeline Company, Centennial Pipeline LLC, Jonah Gas Gathering Company and an undivided ownership interest in the Basin Pipeline. TEPPCO operates and reports in four business segments:

•	pipeline transportation, marketing and storage of refined products, LPGs and petrochemicals (“Downstream Segment”);

•	gathering, pipeline transportation, marketing and storage of crude oil, distribution of lubrication oils and specialty chemicals and fuel transportation services (“Upstream Segment”);

•	gathering of natural gas, fractionation of NGLs and pipeline transportation of NGLs (“Midstream Segment”); and

•	marine transportation of petroleum products and provision of marine vessel fueling and other ship-assist services (“Marine Services Segment”).

TEPPCO operates principally through four operating subsidiaries. TEPPCO’s interstate pipeline transportation operations, including rates charged to customers, are subject to regulations prescribed by the Federal Energy Regulatory Commission.

TEPPCO’s Strategy

TEPPCO’s primary business objective is to grow TEPPCO’s sustainable cash flow and increase cash distributions to TEPPCO’s unitholders. The key elements of TEPPCO’s strategy are to:

•	Optimize TEPPCO’s existing asset base and realize cost efficiencies through operational and logistical improvements;

•	Continue to invest in fee-based, demand-driven, long-lived internal growth opportunities that increase pipeline system and terminal throughput or expand and upgrade existing assets or operations;

•	Target accretive and complementary acquisitions and expansion opportunities that provide attractive, long-term, balanced growth in each business segment;

•	Manage TEPPCO’s business with the financial discipline necessary to maintain its investment grade credit ratings;

•	Share capital costs and risks through joint ventures or other similar arrangements; and

•	Operate in a safe and environmentally responsible manner consistent with applicable regulations.

Enterprise’s Business

This section summarizes information from Enterprise’s Annual Report on Form 10-K for the year ended December 31, 2008. For a more detailed discussion of Enterprise’s business, please read the “Business and Properties” section contained in its 2008 Annual Report on Form 10-K as well as descriptions regarding the same and its results of operations in its most recent Quarterly Report on Form 10-Q.

General

Enterprise is a North American midstream energy company that provides a wide range of services to producers and consumers of natural gas, NGLs, crude oil and certain petrochemicals. Enterprise is an industry leader in the development of pipeline and other midstream infrastructure in the continental United States and Gulf of Mexico. Enterprise’s midstream asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets. Enterprise operates an integrated midstream asset network within the United States that includes: natural gas gathering, treating, processing, transportation and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical transportation and services. NGL products (ethane, propane, normal butane, isobutane and natural gasoline) are used as raw materials by the petrochemical industry, as feedstocks by refiners in the production of motor gasoline and as fuel by industrial and residential users.

Enterprise is a publicly traded Delaware limited partnership formed in 1998 and Enterprise’s common units are listed on the NYSE under the ticker symbol “EPD.” Enterprise is owned 98.0% by its limited partners and 2.0% by its general partner, Enterprise GP. Enterprise GP is owned by a publicly traded affiliate, Enterprise GP Holdings, the common units of which are listed on the NYSE under the ticker symbol “EPE.”

Enterprise’s principal executive offices are located at 1100 Louisiana, Suite 1000, Houston, Texas 77002, Enterprise’s telephone number is (713) 381-6500 and Enterprise’s website is www.epplp.com.

Enterprise’s Business Segments

Enterprise has four reportable business segments: (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii) Offshore Pipelines & Services; and (iv) Petrochemical Services.

NGL Pipelines & Services.  Enterprise’s NGL Pipelines & Services business segment includes Enterprise’s (i) natural gas processing business and related NGL marketing activities, (ii) NGL pipelines aggregating approximately 13,758 miles and related storage facilities, including Enterprise’s Mid-America Pipeline System, (iii) NGL and related product storage facilities and (iv) NGL fractionation facilities located in Texas and Louisiana. This segment also includes Enterprise’s import and export terminal operations.

Onshore Natural Gas Pipelines & Services.  Enterprise’s Onshore Natural Gas Pipelines & Services business segment includes approximately 17,758 miles of onshore natural gas pipeline systems that provide for the gathering and transmission of natural gas in Alabama, Colorado, Louisiana, Mississippi, New Mexico, Texas and Wyoming. In addition, Enterprise owns two salt dome natural gas storage facilities located in Mississippi and lease natural gas storage facilities located in Texas and Louisiana. This segment also includes Enterprise’s natural gas marketing activities.

Offshore Pipelines & Services.  Enterprise’s Offshore Pipelines & Services business segment includes (i) approximately 1,555 miles of offshore natural gas pipelines strategically located to serve production areas including some of the most active drilling and development regions in the Gulf of Mexico, (ii) approximately 914 miles of offshore Gulf of Mexico crude oil pipeline systems and (iii) six multi-purpose offshore hub platforms located in the Gulf of Mexico with crude oil or natural gas processing capabilities.

Petrochemical Services.  Enterprise’s Petrochemical Services business segment includes five propylene fractionation facilities, an isomerization complex and an octane additive production facility. This segment also includes approximately 683 miles of petrochemical pipeline systems.

Enterprise provides the foregoing services directly and through its subsidiaries and unconsolidated affiliates.

Enterprise’s Strategy

Enterprise’s business strategy is to:

•	capitalize on expected increases in natural gas, NGL and crude oil production resulting from development activities in the Rocky Mountain region and U.S. Gulf Coast regions, including the Gulf of Mexico;

•	capitalize on expected demand growth for natural gas, NGLs, crude oil and refined products;

•	maintain a diversified portfolio of midstream energy assets and expand this asset base through growth capital projects and accretive acquisitions of complementary midstream energy assets;

•	share capital costs and risks through joint ventures or alliances with strategic partners, including those that will provide the raw materials for these growth projects or purchase the projects’ end products; and

•	increase fee-based cash flows by investing in pipelines and other fee-based businesses.

Relationship of Enterprise and TEPPCO with EPCO and Affiliates

Enterprise and TEPPCO have extensive and ongoing relationships with EPCO and its affiliates, which include the following significant entities:

•	EPCO and its privately held affiliates;

•	Enterprise GP, Enterprise’s sole general partner;

•	TEPPCO GP, TEPPCO’s sole general partner;

•	Enterprise GP Holdings, which owns Enterprise GP and TEPPCO GP;

•	Enterprise Gas Processing, LLC, which is controlled by Enterprise and is TEPPCO’s joint venture partner in Jonah;

•	Enterprise Offshore Port System, LLC, which was controlled by Enterprise and was one of TEPPCO’s joint venture partners in Texas Offshore Port System (from which Enterprise and TEPPCO dissociated in April 2009 and are no longer partners); and

•	the “Employee Partnerships,” through which certain of TEPPCO’s executive officers own profits interests in TEPPCO Unit L.P. and TEPPCO Unit II L.P.

EPCO is a private company controlled by Dan L. Duncan, who is also a Director and Chairman of Enterprise GP. At August 31, 2009, EPCO and its affiliates beneficially owned 162,045,112 (or 34.9%) of Enterprise’s outstanding common units, which includes 13,952,402 of Enterprise common units owned by Enterprise GP Holdings. In addition, at August 31, 2009, EPCO and its affiliates beneficially owned 77.9% of the limited partner interests of Enterprise GP Holdings and 100.0% of its general partner, EPE Holdings, LLC. Enterprise GP Holdings owns all of the membership interests of Enterprise GP. The executive officers and certain of the directors Enterprise GP and EPE Holdings, LLC are employees of EPCO.

Enterprise GP Holdings owns all of the membership interests of TEPPCO GP. The principal business activity of TEPPCO GP is to act as TEPPCO’s managing partner. At August 31, 2009, EPCO and its affiliates beneficially owned 17,073,315 (or 16.3%) of TEPPCO’s outstanding units, which includes 4,400,000 TEPPCO units owned by Enterprise GP Holdings. TEPPCO’s executive officers are employees of EPCO.

Enterprise GP received aggregate cash distributions of $144.1 million and $81.7 million from Enterprise during the year ended December 31, 2008 and six months ended June 30, 2009 respectively, including incentive distributions of $125.9 million and $71.8 million, respectively. TEPPCO GP received aggregate cash distributions of $54.9 million and $31.0 million from TEPPCO during the year ended December 31, 2008 and six months ended June 30, 2009, respectively, including incentive distributions of $49.4 million and $27.9 million, respectively.

EPCO and its privately held affiliates depend on the cash distributions they receive from Enterprise, TEPPCO, Enterprise GP Holdings and other investments to fund their other operations and to meet their debt obligations. EPCO and its privately held affiliates received $405.2 million and $230.3 million in cash distributions from Enterprise and Enterprise GP Holdings during the year ended December 31, 2008 and six months ended June 30, 2009, respectively, and $35.0 million and $18.3 million in cash distributions from TEPPCO during the year ended December 31, 2008 and six months ended June 30, 2009, respectively. Also, Enterprise issued $67.0 million and $144.1 million in Enterprise common units to EPCO and its privately held affiliates under its DRIP during the year ended December 31, 2008 and the six months ended June 30, 2009, respectively. TEPPCO issued $3.3 million in TEPPCO units to EPCO and its privately held affiliates under its DRIP during the year ended December 31, 2008 and had no issuances under its DRIP to those entities during the six months ended June 30, 2009.

The ownership interests in Enterprise and TEPPCO that are owned or controlled by Enterprise GP Holdings are pledged as security under its credit facility. In addition, substantially all of the ownership interests in Enterprise that are owned or controlled by EPCO and its affiliates, other than those interests owned by Enterprise GP Holdings, Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of an affiliate of EPCO. The limited partner interests in TEPPCO that are owned or controlled by EPCO and certain of its affiliates, other than those interests owned by Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of an affiliate of EPCO. This credit facility contains customary and other events of default relating to EPCO and certain affiliates, including Enterprise GP Holdings, Enterprise and TEPPCO.

An affiliate of EPCO provides trucking services to Enterprise for the transportation of NGLs and other products. For the year ended December 31, 2008, Enterprise paid this trucking affiliate $21.7 million for such services.

Enterprise leases office space in various buildings from affiliates of EPCO. The rental rates in these lease agreements approximate market rates. For the year ended December 31, 2008, Enterprise paid EPCO $5.3 million for office space leases.

EPCO Administrative Services Agreement.  Enterprise and TEPPCO have no employees. All of their operating functions and general and administrative support services are provided by employees of EPCO pursuant to an administrative services agreement, or ASA or by other service providers. EPCO, Enterprise, TEPPCO, Duncan Energy Partners, Enterprise GP Holdings and their respective general partners and certain affiliates are parties to the ASA. The significant terms of the ASA are as follows:

•	EPCO will provide selling, general and administrative services, and management and operating services, as may be necessary to manage and operate Enterprise’s and TEPPCO’s businesses, properties and assets (all in accordance with prudent industry practices). EPCO will employ or otherwise retain the services of such personnel as may be necessary to provide such services.

•	Enterprise and TEPPCO are required to reimburse EPCO for its services in an amount equal to the sum of all costs and expenses incurred by EPCO which are directly or indirectly related to Enterprise’s and TEPPCO’s business or activities (including expenses reasonably allocated to Enterprise and TEPPCO by EPCO). In addition, Enterprise and TEPPCO have agreed to pay all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the services provided to Enterprise and TEPPCO by EPCO.

•	EPCO will allow Enterprise and TEPPCO to participate as a named insured in its overall insurance program, with the associated premiums and other costs being allocated to Enterprise and TEPPCO.

Under the ASA, EPCO subleases to Enterprise (for $1 per year) certain equipment which it holds pursuant to operating leases and has assigned to Enterprise its purchase option under such leases (the “retained leases”). EPCO remains liable for the actual cash lease payments associated with these agreements. Enterprise records the full value of these payments made by EPCO on Enterprise’s behalf as a non-cash related party operating lease expense, with the offset to partners’ equity accounted for as a general contribution to Enterprise. Enterprise exercised its election under the retained leases to purchase a cogeneration unit in December 2008 for $2.3 million. If Enterprise decides to exercise the purchase option associated with the remaining agreement, Enterprise will pay the original lessor $3.1 million in June 2016.

Enterprise’s and TEPPCO’s operating costs and expenses for the year ended December 31, 2008 include reimbursement payments to EPCO for the direct and indirect costs incurred to operate their facilities, including compensation of employees. TEPPCO reimburses EPCO for the amount of distributions of cash or securities, if any, made by TEPPCO Unit II to Jerry Thompson, TEPPCO’s chief executive officer.

Likewise, Enterprise’s and TEPPCO’s general and administrative costs for the year ended December 31, 2008 include amounts Enterprise and TEPPCO reimburse to EPCO for administrative services, including compensation of employees. In general, Enterprise’s and TEPPCO’s reimbursement to EPCO for administrative services is either (i) on an actual basis for direct expenses it may incur on their behalf (e.g., the purchase of office supplies) or (ii) based on an allocation of such charges between the various parties to the ASA based on the estimated use of such services by each party (e.g., the allocation of general legal or accounting salaries based on estimates of time spent on each entity’s business and affairs).

Since the vast majority of such expenses are charged to Enterprise and TEPPCO on an actual basis (i.e. no mark-up or subsidy is charged or received by EPCO), Enterprise and TEPPCO believe that such expenses are representative of what the amounts would have been on a stand-alone basis. With respect to allocated costs, Enterprise and TEPPCO believe that the proportional direct allocation method employed by EPCO is reasonable and reflective of the estimated level of costs Enterprise and TEPPCO would have incurred on a stand-alone basis.

The ASA also addresses potential conflicts that may arise among Enterprise (including Enterprise GP), Enterprise GP Holdings (including EPE Holdings), Duncan Energy Partners (including its general partner, DEP Holdings, LLC, referred to as “DEP GP”), and the EPCO Group. The EPCO Group includes EPCO and its other affiliates, but excludes Enterprise, Enterprise GP Holdings, Duncan Energy Partners and their respective general partners. With respect to potential conflicts, the ASA provides, among other things, that:

•	If a business opportunity to acquire “equity securities” (as defined below) is presented to the EPCO Group, Enterprise (including Enterprise GP), Enterprise GP Holdings (including EPE Holdings) or Duncan Energy Partners (including DEP GP), then Enterprise GP Holdings will have the first right to pursue such opportunity. The term “equity securities” is defined to include:

•	general partner interests (or securities which have characteristics similar to general partner interests) or interests in “persons” that own or control such general partner or similar interests (collectively, “GP Interests”) and securities convertible, exercisable, exchangeable or otherwise representing ownership or control of such GP Interests; and

•	incentive distribution rights and limited partner interests (or securities which have characteristics similar to incentive distribution rights or limited partner interests) in publicly traded partnerships or interests in “persons” that own or control such limited partner or similar interests (collectively, “non-GP Interests”); provided that such non-GP Interests are associated with GP Interests and are owned by the owners of GP Interests or their respective affiliates.

Enterprise GP Holdings will be presumed to want to acquire the equity securities until such time as EPE Holdings advises the EPCO Group, Enterprise GP and DEP GP that it has abandoned the pursuit of such business opportunity. In the event that the purchase price of the equity securities is reasonably likely to equal or exceed $100.0 million, the decision to decline the acquisition will be made by the chief executive officer of EPE Holdings after consultation with and subject to the approval of the ACG Committee of EPE Holdings. If the purchase price is reasonably likely to be less than $100.0 million, the chief executive officer of EPE Holdings may make the determination to decline the acquisition without consulting the ACG Committee of EPE Holdings.

In the event that Enterprise GP Holdings abandons the acquisition and so notifies the EPCO Group, Enterprise GP and DEP GP, Enterprise will have the second right to pursue such acquisition. Enterprise will be presumed to want to acquire the equity securities until such time as Enterprise GP advises the EPCO Group and DEP GP that Enterprise has abandoned the pursuit of such acquisition. In determining whether or not to pursue the acquisition, Enterprise will follow the same procedures applicable to Enterprise GP Holdings, as described above but utilizing Enterprise GP’s chief executive officer and ACG Committee.

In its sole discretion, Enterprise may affirmatively direct such acquisition opportunity to Duncan Energy Partners. In the event this occurs, Duncan Energy Partners may pursue such acquisition.

In the event Enterprise abandons the acquisition opportunity for the equity securities and so notifies the EPCO Group and DEP GP, the EPCO Group may pursue the acquisition or offer the opportunity to TEPPCO (including TEPPCO GP) and their controlled affiliates, in either case, without any further obligation to any other party or offer such opportunity to other affiliates.

•	If any business opportunity not covered by the preceding bullet point (i.e. not involving “equity securities”) is presented to the EPCO Group, Enterprise (including Enterprise GP), Enterprise GP Holdings (including EPE Holdings), or Duncan Energy Partners (including DEP GP), Enterprise will have the first right to pursue such opportunity either for itself or, if desired by Enterprise in its sole discretion, for the benefit of Duncan Energy Partners. It will be presumed that Enterprise will pursue the business opportunity until such time as its general partner advises the EPCO Group, EPE Holdings and DEP GP that it has abandoned the pursuit of such business opportunity.

In the event the purchase price or cost associated with the business opportunity is reasonably likely to equal or exceed $100.0 million, any decision to decline the business opportunity will be made by the chief executive officer of Enterprise GP after consultation with and subject to the approval of the ACG Committee of Enterprise GP. If the purchase price or cost is reasonably likely to be less than $100.0 million, the chief executive officer of Enterprise GP may make the determination to decline the business opportunity without consulting Enterprise GP’s ACG Committee.

In its sole discretion, Enterprise may affirmatively direct such acquisition opportunity to Duncan Energy Partners. In the event this occurs, Duncan Energy Partners may pursue such acquisition.

In the event that Enterprise abandons the business opportunity for itself and Duncan Energy Partners and so notifies the EPCO Group, EPE Holdings and DEP GP, Enterprise GP Holdings will have the second right to pursue such business opportunity. It will be presumed that Enterprise GP Holdings will pursue such acquisition until such time as its general partner declines such opportunity (in accordance with the procedures described above for Enterprise) and advises the EPCO Group that it has abandoned the pursuit of such business opportunity. Should this occur, the EPCO Group may either pursue the business opportunity or offer the business opportunity to TEPPCO (including TEPPCO GP) and their controlled affiliates without any further obligation to any other party or offer such opportunity to other affiliates.

None of Enterprise, Enterprise GP Holdings, Duncan Energy Partners or their respective general partners or the EPCO Group have any obligation to present business opportunities to TEPPCO (including TEPPCO GP) or their controlled affiliates. Likewise, TEPPCO (including TEPPCO GP) and their controlled affiliates have no obligation to present business opportunities to Enterprise, Enterprise GP Holdings, Duncan Energy Partners or their respective general partners or the EPCO Group.

The ASA was amended on January 30, 2009 to provide for the cash reimbursement by Enterprise, TEPPCO and Enterprise GP Holdings to EPCO of distributions of cash or securities, if any, made by EPCO Unit and TEPPCO Unit II to its Class B limited partners. The ASA amendment also extended the term under which EPCO provides services to the partnership entities from December 2010 to December 2013 and made other updating and conforming changes.

Employee Partnerships.  EPCO has formed seven Employee Partnerships to serve as incentive arrangements for key employees of EPCO by providing them a “profits interest” in such partnerships. Certain EPCO employees who work on behalf of Enterprise, TEPPCO and EPCO were issued Class B limited partner interests and admitted as Class B limited partners without any capital contribution. The profits interest awards (i.e., the Class B limited partner interests) in the Employee Partnerships entitle each holder to participate in the appreciation in value of Enterprise and TEPPCO units, as applicable.

Enterprise’s Relationship with TEPPCO

TEPPCO became a related party to Enterprise in February 2005 when TEPPCO GP was acquired by privately held affiliates of EPCO. TEPPCO’s affiliation with Enterprise was furthered by the subsequent acquisition of TEPPCO GP by Enterprise GP Holdings in May 2007. Enterprise GP Holdings also owns Enterprise GP.

Enterprise received $121.2 million and $57.8 million from TEPPCO during the year ended December 31, 2008 and the six months ended June 30, 2009, respectively, from the sale of hydrocarbon products. Enterprise paid TEPPCO $42.0 million and $36.0 million for NGL pipeline transportation and storage services during the year ended December 31, 2008 and the six months ended June 30, 2009, respectively.

Purchase of Pioneer I Plant from TEPPCO.  In March 2006, Enterprise paid TEPPCO $38.2 million for its Pioneer I natural gas processing plant located in Opal, Wyoming and certain natural gas processing rights related to natural gas production from the Jonah and Pinedale fields located in the Greater Green River Basin in Wyoming. This transaction was approved by the Audit, Conflicts and Governance Committee of the board of directors of Enterprise GP (the “Enterprise ACG Committee”) and the TEPPCO ACG Committee. TEPPCO has no continued involvement in the contracts or in the operations of the Pioneer facility.

Jonah Joint Venture with TEPPCO.  In August 2006, Enterprise became a joint venture partner with TEPPCO in its Jonah Gas Gathering Company (“Jonah”), which owns the Jonah Gas Gathering System located in the Greater Green River Basin of southwestern Wyoming. The Jonah Gathering System gathers and transports natural gas produced from the Jonah and Pinedale fields to regional natural gas processing plants and major interstate pipelines that deliver natural gas to end-user markets.

Prior to entering into the Jonah joint venture, Enterprise managed the construction of the Phase V expansion and funded the initial construction costs under a letter of intent Enterprise entered into in February 2006. In connection with the joint venture arrangement, Enterprise and TEPPCO shared equally in the costs of the Phase V expansion, which increased the capacity of the Jonah Gathering System from 1.5 billion cubic feet per day (“Bcf/d”) to 2.4 Bcf/d. Enterprise managed the Phase V construction project. Currently, the gathering capacity of this system is 2.4 Bcf/d.

Since August 1, 2006, Enterprise and TEPPCO have equally shared in the construction costs of the Phase V expansion. TEPPCO has reimbursed Enterprise $306.5 million, which represents 50.0% of total Phase V costs incurred through December 31, 2008. Enterprise had a receivable of $1.0 million from TEPPCO at December 31, 2008 for Phase V expansion costs.

During the first quarter of 2008, Jonah initiated a separate project to increase gathering capacity on that portion of its system that serves the Pinedale production field. Enterprise and TEPPCO expect this project to increase overall capacity of the Jonah Gas Gathering System by an additional 0.2 Bcf/d. The total anticipated cost of this new project is $125.0 million, of which Enterprise and TEPPCO will be responsible for their share of the construction costs.

TEPPCO was entitled to all distributions from the joint venture until specified milestones were achieved, at which point, Enterprise became entitled to receive 50.0% of the incremental cash flow from portions of the system placed in-service as part of the expansion. Since the first phase of this expansion was reached in July 2007, Enterprise and TEPPCO have shared earnings based on a formula that takes into account their respective capital contributions, including expenditures by TEPPCO prior to the expansion.

At December 31, 2008, Enterprise owned an approximate 19.4% interest in Jonah and TEPPCO owned 80.6%. Enterprise operates the Jonah system. Enterprise and TEPPCO account for their investment in the Jonah joint venture using the equity method.

The Jonah joint venture is governed by a management committee comprised of two representatives approved by Enterprise and two appointed by TEPPCO, each with equal voting power. This transaction was approved by the Enterprise and TEPPCO ACG Committees.

Enterprise and TEPPCO have agreed to indemnify each other from any and all losses, claims, demands, suits, liabilities, costs and expenses arising out of or related to breaches of representations, warranties, or covenants related to the Jonah joint venture. TEPPCO has also agreed to indemnify Enterprise Products Partners from specified liabilities arising out of or related to breaches of TEPPCO’s representations, warranties, or covenants related to the formation of the Jonah joint venture, Jonah’s ownership or operation of the Jonah-Pinedale system prior to the effective date of the joint venture, and any environmental activity, or violation of or liability under environmental laws arising from or related to the condition of the Jonah-Pinedale system prior to the effective date of the joint venture. A claim for indemnification cannot be filed until the losses suffered by Enterprise or TEPPCO exceed $1.0 million. The maximum potential amount of future payments under the indemnity agreement is limited to $100.0 million. However, if certain representations or warranties are breached, the maximum potential amount of future payments under the indemnity is capped at $207.6 million. All indemnity payments are net of insurance recoveries that Enterprise or TEPPCO may receive from third-party insurance carriers. Enterprise and TEPPCO carry insurance coverage that may offset any payments required under the indemnification.

Purchase of Houston-area Pipelines from TEPPCO.  In October 2006, an affiliate of Enterprise purchased certain idled crude oil pipeline assets and refined products pipeline assets in the Houston, Texas area from TEPPCO for $11.7 million in cash. The acquired pipelines became part of Enterprise’s Texas Intrastate System. The purchase of this asset was in accordance with Enterprise GP’s board-approved management authorization policy and was reviewed and recommended for approval by the TEPPCO ACG Committee.

Purchase and Lease of Pipelines for DEP South Texas NGL Pipeline System from TEPPCO.  In January 2007, an affiliate of Enterprise purchased a 10-mile segment of pipeline from TEPPCO located in the Houston area for $8.0 million. This pipeline segment is part of the DEP South Texas NGL Pipeline System that commenced operations in January 2007. In addition, Enterprise entered into a lease with TEPPCO for an 11-mile interconnecting pipeline located in the Houston area that is part of the DEP South Texas NGL Pipeline System. Although the primary term of the lease expired in September 2007, it was renewed on a month-to-month basis until construction of a parallel pipeline was completed in early 2008. These transactions were in accordance with Enterprise GP’s and TEPPCO GP’s board-approved management authorization policy.

Texas Offshore Port System Joint Venture.  In August 2008, Enterprise, together with TEPPCO and Oiltanking Holding Americas, Inc. (“Oiltanking”), announced the formation of the Texas Offshore Port System (“TOPS”), a joint venture to design, construct, operate and own a Texas offshore crude oil port and a related onshore pipeline and storage system that would facilitate delivery of waterborne crude oil to refining centers located along the upper Texas Gulf Coast.

Enterprise, TEPPCO and Oiltanking each owned, through their respective subsidiaries, a one-third interest in the joint venture. The aggregate cost of the projects was expected to be approximately $1.8 billion (excluding capitalized interest), with the majority of such capital expenditures originally expected to occur in 2010 and 2011. Enterprise and TEPPCO dissociated from the joint venture in April 2009. As a result of the dissociation, Enterprise and TEPPCO forfeited their respective investments in TOPS and recorded a charge during the second quarter of 2009 of $68.4 million. Oiltanking has filed suit alleging the dissociation by Enterprise and TEPPCO was wrongful and in breach of the TOPS partnership agreement. We believe our actions in dissociating from the partnership were permitted by, and in accordance with, the terms of this partnership agreement and intend to vigorously defend such actions.

Loan Agreement Between EPO and TEPPCO.  On August 5, 2009, EPO entered into a Loan Agreement (the “Loan Agreement”) with TEPPCO under which EPO agreed to make an unsecured revolving loan to TEPPCO in an aggregate maximum outstanding principal amount not to exceed $100.0 million. Borrowings under the Loan Agreement mature on the earliest to occur of (i) the consummation of the merger with TEPPCO, (ii) the termination of the merger agreement in accordance with the provisions thereof,

(iii) December 31, 2009, (iv) the date upon which the maturity of the loan is otherwise accelerated upon an event of default, and (v) the date upon which EPO’s commitment to make the loan is terminated by TEPPCO pursuant to the Loan Agreement. Borrowings under the Loan Agreement will bear interest at a floating rate, equivalent to the one-month LIBOR Rate (as defined in the Loan Agreement) plus 2%. Interest is payable monthly.

The Loan Agreement provides that amounts borrowed are non-recourse to TEPPCO GP and TEPPCO’s limited partners. The Loan Agreement contains customary events of default, including (i) nonpayment of principal when due or nonpayment of interest or other amounts within three business days of when due, (ii) bankruptcy or insolvency with respect to TEPPCO, (iii) a change of control, or (iv) an event of default under TEPPCO’s revolving credit facility. Any amounts due by TEPPCO under the Loan Agreement will be unconditionally and irrevocably guaranteed by each TEPPCO subsidiary that guarantees TEPPCO’s obligations under its revolving credit facility. EPO’s obligation to fund any borrowings under the Loan Agreement is subject to specified conditions, including the condition that, on and as of the applicable date of funding, no additional amounts are available to TEPPCO pursuant to TEPPCO’s revolving credit facility (either as borrowings or under any letters of credit).

The execution of the Loan Agreement was unanimously approved by the Enterprise and TEPPCO ACG Committees.

SELECTED FINANCIAL INFORMATION OF ENTERPRISE AND TEPPCO

The following tables set forth, for the periods and at the dates indicated, selected historical and pro forma financial information for Enterprise and selected historical financial information for TEPPCO. The selected historical financial data as of and for each of the years ended December 31, 2004, 2005, 2006, 2007 and 2008 are derived from and should be read in conjunction with the audited financial statements and accompanying footnotes for such periods incorporated by reference into this proxy statement/prospectus. The selected historical financial data as of and for the six-month periods ended June 30, 2008 and 2009 are derived from and should be read in conjunction with the unaudited financial statements and accompanying footnotes for such periods incorporated by reference into this proxy statement/prospectus.

The selected unaudited pro forma condensed consolidated financial statements of Enterprise show the pro forma effect of Enterprise’s proposed merger with TEPPCO. For a complete discussion of the pro forma adjustments underlying the amounts in the table below, please read the section titled “Index to Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-1 of this document.

The unaudited pro forma condensed consolidated financial statements have been prepared to assist in the analysis of financial effects of the proposed merger between Enterprise and TEPPCO. The unaudited pro forma condensed statements of consolidated operations for the six months ended June 30, 2009 and the year ended December 31, 2008 assume the merger-related transactions occurred on January 1 of each period presented. The unaudited pro forma condensed consolidated balance sheet shows the financial effects of the merger-related transactions as if they had occurred on June 30, 2009.

Selected Historical and Pro Forma Financial Information of Enterprise

	Enterprise Consolidated Historical							Enterprise Pro Forma
								For the Year	For the Six
						For the Six Months		Ended	Months
	For the Year Ended December 31,					Ended June 30,		December 31,	Ended June 30,
	2004	2005	2006	2007	2008	2008	2009	2008	2009
	(Dollars in millions, except per unit amounts)

Income statement data:
Revenues	$8,321.2	$12,257.0	$13,991.0	$16,950.1	$21,905.7	$12,024.2	$6,931.0	$35,469.6	$10,321.2
Net income from continuing operations	276.4	425.3	610.3	564.3	995.4	544.3	437.4	1,187.1	526.5
Net income attributable to non-controlling interest	(8.1)	(5.8)	(9.1)	(30.6)	(41.4)	(21.4)	(25.5)	(41.4)	(25.5)

Net income attributable to Enterprise	$268.3	$419.5	$601.2	$533.7	$954.0	$522.9	$411.9	$1,145.7	$501.0

Earnings per unit from continuing operations:
Basic earnings per unit	$0.84	$0.90	$1.20	$0.95	$1.84	$1.03	$0.73	$1.69	$0.68

Diluted earnings per unit	$0.84	$0.90	$1.20	$0.95	$1.84	$1.03	$0.73	$1.68	$0.68

Distributions to limited partners:
Per common unit (declared with respect to period)	$1.5400	$1.6975	$1.8250	$1.9475	$2.0750	$1.0225	$1.0825	$2.0750	$1.0825

Balance sheet data (at period end):
Total assets	$11,315.5	$12,591.0	$13,989.7	$16,608.0	$17,957.5	$18,180.9	$19,022.5	n/a	$25,546.4
Total long-term debt, including current maturities	4,266.2	4,833.8	5,295.6	6,906.1	9,108.4	7,768.5	9,224.3	n/a	12,139.5
Equity	5,399.8	5,782.4	6,609.4	6,562.1	6,478.6	6,693.4	6,818.9	n/a	9,515.8

Selected Historical Consolidated Financial Information of TEPPCO

	TEPPCO Consolidated Historical
						For the Six Months
	For the Year Ended December 31,					Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(In millions, except per unit amounts)

Income statement data:
Revenues	$5,948.1	$8,605.0	$9,607.5	$9,658.1	$13,532.9	$6,989.0	$3,370.8
Income from continuing operations	135.8	159.4	182.7	279.2	193.6	111.8	89.4
Net income	$138.5	$162.6	$202.1	$279.2	$193.6	$111.8	$89.4

Earnings per unit from continuing operations:
Continuing operations(1)	$1.53	$1.67	$1.77	$2.60	$1.65	$0.99	$0.71

Distributions to limited partners:
Per common unit (declared with respect to period)	$2.6500	$2.6875	$2.7000	$2.7600	$2.8700	$1.4200	$1.4500

Balance sheet data (at period end):
Total assets	$3,186.3	$3,680.5	$3,922.1	$4,750.1	$5,049.8	$6,146.0	$5,354.9
Total long-term debt, including current maturities	1,480.2	1,525.0	1,603.3	1,865.1	2,529.6	2,545.2	2,733.8
Equity	1,011.1	1,201.4	1,320.3	1,264.6	1,591.5	1,382.5	1,506.4

(1)	On January 1, 2009 TEPPCO adopted Emerging Issues Task Force 07-4, Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships. The effect of this application would have increased earnings per unit from continuing operations by $0.07 for the year ended 2006.

DIRECTORS AND OFFICERS OF ENTERPRISE GP

The following persons currently serve as directors and executive officers of Enterprise GP and will serve as directors and executive officers of Enterprise GP at the effective time of the merger.

Name	Age	Position with Enterprise GP

Dan L. Duncan(1)	76	Director and Chairman
Michael A. Creel(1)	55	Director, President and Chief Executive Officer
W. Randall Fowler(1)	52	Director, Executive Vice President and Chief Financial Officer
Richard H. Bachmann(1)	56	Director, Executive Vice President, Chief Legal Officer and Secretary
A.J. Teague(1)	64	Director, Executive Vice President and Chief Commercial Officer
Dr. Ralph S. Cunningham	68	Director
E. William Barnett(2)(3)	76	Director
Rex C. Ross(2)	65	Director
Charles M. Rampacek(2)	66	Director
William Ordemann(1)	50	Executive Vice President and Chief Operating Officer
Michael J. Knesek(1)	55	Senior Vice President, Controller and Principal Accounting Officer
Christopher Skoog(1)	46	Senior Vice President
Thomas M. Zulim(1)	51	Senior Vice President
G. R. Cardillo(1)	51	Vice President

(1)	Executive officer

(2)	Member of ACG Committee

(3)	Chairman of ACG Committee

Dan L. Duncan.  Mr. Duncan was elected Chairman and a Director of Enterprise GP in April 1998, Chairman and a Director of the general partner of EPO in December 2003, Chairman and a Director of EPE Holdings in August 2005 and Chairman and a Director of DEP GP in October 2006. Mr. Duncan served as the sole Chairman of EPCO from 1979 to December 2007. Mr. Duncan now serves as Group Co-Chairman of EPCO with his daughter, Ms. Randa Duncan Williams, who is also a Director of EPE Holdings. He also serves as an Honorary Trustee of the Board of Trustees of the Texas Heart Institute at Saint Luke’s Episcopal Hospital.

Michael A. Creel.  Mr. Creel was elected President and Chief Executive Officer of Enterprise GP in August 2007. From June 2000 to August 2007, Mr. Creel served as Chief Financial Officer of Enterprise GP and an Executive Vice President of Enterprise GP from January 2001 to August 2007. Mr. Creel, a Certified Public Accountant, also served as a Senior Vice President of Enterprise GP from November 1999 to January 2001. In December 2007, Mr. Creel was elected Group Vice Chairman and Chief Financial Officer of EPCO. Prior to these elections in EPCO, Mr. Creel served as Chief Operating Officer from April 2005 to December 2007 and Chief Financial Officer from June 2000 to April 2005 for EPCO. He also serves as a Director of DEP GP and Enterprise GP since October 2006 and 2005, respectively. Mr. Creel served as President, Chief Executive Officer and a Director of EPE Holdings from August 2005 through August 2007. In October 2005, Mr. Creel was elected a Director of Edge Petroleum Corporation, a publicly traded oil and natural gas exploration and production company.

W. Randall Fowler.  Mr. Fowler was elected Executive Vice President and Chief Financial Officer of Enterprise GP, EPE Holdings and DEP GP in August 2007. Mr. Fowler served as Senior Vice President and Treasurer of Enterprise GP from February 2005 to August 2007 and of DEP GP from October 2006 to August 2007. In February 2006, Mr. Fowler became a Director of Enterprise GP, EPE Holdings and of DEP.

Mr. Fowler also served as Senior Vice President and Chief Financial Officer of EPE Holdings from August 2005 to August 2007.

Mr. Fowler was elected President and Chief Executive Officer of EPCO in December 2007. Prior to these elections, he served as Chief Financial Officer of EPCO from April 2005 to December 2007. Mr. Fowler, a Certified Public Accountant (inactive), joined Enterprise Products Partners as Director of Investor Relations in January 1999.

Richard H. Bachmann.  Mr. Bachmann was elected an Executive Vice President, Chief Legal Officer and Secretary of Enterprise GP and a Director of Enterprise GP in February 2006. He previously served as a Director of Enterprise GP from June 2000 to January 2004. Mr. Bachmann has served as a Director of EPO’s general partner since December 2003 and has served as Executive Vice President, Chief Legal Officer and Secretary of EPE Holdings since August 2005. Mr. Bachmann was elected Group Vice Chairman, Chief Legal Officer and Secretary of EPCO in December 2007. In October 2006, Mr. Bachmann was elected President, Chief Executive Officer and a Director of DEP GP. Mr. Bachmann was also elected a Director of EPE Holdings in February 2006. Since January 1999, Mr. Bachmann has served as a Director of EPCO. In November 2006, Mr. Bachmann was appointed an independent manager of Constellation Energy Partners LLC. Mr. Bachmann also serves as a member of the Audit, Compensation, Conflicts and Nominating and Governance Committees of Constellation Energy Partners LLC.

A.J. Teague.  Mr. Teague was elected an Executive Vice President of Enterprise GP in November 1999 and additionally as Enterprise’s Chief Commercial Officer and a Director in July 2008. Mr. Teague joined Enterprise in connection with its purchase of certain midstream energy assets from affiliates of Shell Oil Company in 1999. From 1998 to 1999, Mr. Teague served as President of Tejas Natural Gas Liquids, LLC.

Dr. Ralph S. Cunningham.  Dr. Cunningham was elected a Director of Enterprise GP in February 2006 and also served as a Director of Enterprise GP from 1998 until March 2005. In addition to these duties, Dr. Cunningham served as Group Executive Vice President and Chief Operating Officer of Enterprise GP from December 2005 to August 2007 and Interim President and Interim Chief Executive Officer from June 2007 to August 2007. Dr. Cunningham was elected President and Chief Executive Officer of EPE Holdings in August 2007. He served as Chairman and a Director of TEPPCO GP from March 2005 until November 2005. Dr. Cunningham was elected a Group Vice Chairman of EPCO in December 2007 and served as a Director from 1987 to 1997. He serves as a Director of Tetra Technologies, Inc. (a publicly traded energy services and chemical company), EnCana Corporation (a Canadian publicly traded independent oil and natural gas company) and Agrium, Inc. (a Canadian publicly traded agricultural chemicals company). Dr. Cunningham retired in 1997 from CITGO Petroleum Corporation, where he had served as President and Chief Executive Officer since 1995.

E. William Barnett.  Mr. Barnett was elected a Director of Enterprise GP in March 2005. Mr. Barnett is a member of Enterprise’s ACG Committee and serves as its Chairman. Mr. Barnett practiced law with Baker Botts L.L.P. from 1958 until his retirement in 2004. In 1984, he became Managing Partner of Baker Botts L.L.P. and continued in that role for fourteen years until 1998. He was Senior Counsel to the firm from 1998 until June 2004, when he retired from the firm. Mr. Barnett served as Chairman of the Board of Trustees of Rice University from 1996 to July 2005.

Mr. Barnett is a Life Trustee of The University of Texas Law School Foundation; a Director of St. Luke’s Episcopal Health System; and a Director and former Chairman of the Houston Zoo, Inc. (the operating arm of the Houston Zoo). He is a Director of RRI Energy, Inc. (a publicly traded electric services company) and Westlake Chemical Corporation (a publicly traded chemical company). Mr. Barnett is Chairman of the Advisory Board of the Baker Institute for Public Policy at Rice University and a Director and former Chairman of the Greater Houston Partnership. Mr. Barnett served as a Trustee of the Baylor College of Medicine from 1993 until 2004.

Rex C. Ross.  Mr. Ross was elected a Director of Enterprise GP in October 2006 and is a member of its ACG Committee. Until July 2009, Mr. Ross served as a Director of Schlumberger Technology Corporation, the holding company for all Schlumberger Limited assets and entities in the United States. Prior to his executive retirement from Schlumberger Limited in May 2004, Mr. Ross held a number of executive management positions during his 11-year career with the company, including President of Schlumberger

Oilfield Services North America; President of Schlumberger GeoQuest; and President of SchlumbergerSema North & South America. Mr. Ross also serves on the Board of Directors of Gulfmark Offshore, Inc. (a publicly traded offshore marine services company) and is a member of its Governance Committee.

Charles M. Rampacek.  Mr. Rampacek was elected a Director of Enterprise GP in October 2006 and is a member of its ACG Committee. Mr. Rampacek is currently a business and management consultant in the energy industry. Mr. Rampacek served as Chairman, Chief Executive Officer and President of Probex Corporation (“Probex”), an energy technology company that developed a proprietary used oil recovery process, from 2000 until his retirement in 2003. Prior to joining Probex, Mr. Rampacek was President and Chief Executive Officer of Lyondell-Citgo Refining L.P., a manufacturer of petroleum products, from 1996 through 2000. From 1982 to 1995, he held various executive positions with Tenneco Inc. and its energy-related subsidiaries, including President of Tenneco Gas Transportation Company, Executive Vice President of Tenneco Gas Operations and Senior Vice President of Refining and Supply. Mr. Rampacek also spent 16 years with Exxon Company USA, where he held various supervisory and management positions. Mr. Rampacek has been a Director of Flowserve Corporation since 1998 and is Chairman of its Corporate Governance and Nominating Committee and a member of its Organization and Compensation Committee.

William Ordemann.  Mr. Ordemann was elected an Executive Vice President and the Chief Operating Officer of Enterprise GP in August 2007. He previously served as a Senior Vice President of Enterprise GP from September 2001 to August 2007 and was a Vice President of Enterprise GP from October 1999 to September 2001. Mr. Ordemann joined Enterprise in connection with its purchase of certain midstream energy assets from affiliates of Shell Oil Company in 1999. Prior to joining Enterprise, he was a Vice President of Shell Midstream Enterprises, LLC from January 1997 to February 1998, and Vice President of Tejas Natural Gas Liquids, LLC from February 1998 to September 1999.

Michael J. Knesek.  Mr. Knesek, a Certified Public Accountant, was elected a Senior Vice President of Enterprise GP in February 2005, having served as a Vice President of Enterprise GP since August 2000. Mr. Knesek has been the Principal Accounting Officer and Controller of Enterprise GP since August 2000, EPE Holdings since August 2005 and DEP GP since October 2006. He has served as Senior Vice President of EPE Holdings since August 2005 and of DEP GP since October 2006. Mr. Knesek has been the Controller of EPCO since 1990 and currently serves as one of its Senior Vice Presidents.

Christopher R. Skoog.  Mr. Skoog joined the partnership in July 2007 as Senior Vice President of Enterprise GP to develop and lead Enterprise Product Partners’ Natural Gas Services and Marketing group. In July 2008, he also assumed responsibility for Enterprise Product Partners’ non-regulated and intrastate natural gas pipeline and storage businesses. From 1995 to July 2007 he served in various executive positions at ONEOK, Inc. and ONEOK Partners L.P. He led ONEOK Energy Services from 1995 to 2005, and held senior executive positions in the partnership from 2005 to 2007.

Thomas M. Zulim.  Since July 2008, Mr. Zulim has served as a Senior Vice President of Enterprise GP and EPCO, with responsibility for the partnership’s unregulated natural gas liquids (NGL) business. From March 2006 to July 2008, Mr. Zulim served as Senior Vice President, Human Resources, for both Enterprise GP and EPCO, and served as Vice President, Human Resources, for both Enterprise GP and EPCO from December 2004 to March 2006. He joined EPCO in 1999 as Director of Business Management for the NGL Fractionation business. Mr. Zulim came to EPCO from Shell Oil Company where, as an attorney, he practiced labor and employment law nationally for several years before joining Shell Midstream Enterprises in 1996 as Director of Business Development for its natural gas processing and NGL fractionation businesses. Mr. Zulim resumed practicing law with EPCO’s Legal group in January 2002 until December 2004.

G. R. Cardillo.  Mr. Cardillo joined Enterprise in connection with its purchase of certain petrochemical storage and propylene fractionation assets from affiliates of Ultramar Diamond Shamrock Corp. and Koch Industries Inc. (“Diamond Koch”) in 2002. From 2000 to 2002, Mr. Cardillo served as a Vice President in charge of propylene commercial activities for Diamond Koch. Mr. Cardillo was elected a Vice President of Enterprise GP in November 2004 and of DEP Holdings in September 2006. Mr. Cardillo has been an integral part of Enterprise’s Petrochemicals management team since joining Enterprise in 2002 and assumed leadership of this commercial function in June 2008.

COMPARISON OF THE RIGHTS OF ENTERPRISE
AND TEPPCO UNITHOLDERS

The following describes the material differences between the rights of Enterprise common unitholders and the rights of TEPPCO unitholders. It is not a complete summary of the provisions affecting, and the differences between, the rights of Enterprise common unitholders and TEPPCO unitholders. The rights of Enterprise common unitholders are governed by the Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., as amended, and the rights of TEPPCO unitholders are governed by the Fourth Amended and Restated Agreement of Limited Partnership of TEPPCO Partners, L.P., as amended, and you should refer to each document for a complete description of the rights of Enterprise and TEPPCO unitholders, respectively. If the merger is consummated, TEPPCO unitholders will become Enterprise common unitholders, and their rights as Enterprise common unitholders will be governed by Delaware law and Enterprise’s partnership agreement. Material characteristics of the 4,520,431 Enterprise Class B units to be issued upon consummation of the merger are also described below. You should refer to Enterprise’s current reports on Form 8-K filed with the Commission on August 10, 2005, January 3, 2008 and April 16, 2008 and Enterprise’s Quarterly Report on Form 10-Q filed with the Commission on November 10, 2008, for a copy of Enterprise’s partnership agreement and the amendments thereto, respectively, which are incorporated by reference herein. For TEPPCO’s partnership agreement and the amendments thereto, please refer to TEPPCO’s current reports on Form 8-K filed with the Commission on December 13, 2006 and December 28, 2007 and TEPPCO’s Quarterly Report on Form 10-Q filed with the Commission on November 7, 2008. This summary is qualified in its entirety by reference to the Delaware Revised Uniform Limited Partnership Act, the Enterprise partnership agreement and the TEPPCO partnership agreement, each as amended.

Purpose and Term of Existence

Enterprise	TEPPCO

Enterprise’s stated purposes under its partnership agreement are to serve as a securityholder in its operating company and subsidiary partnerships and to engage in any business activities that may be engaged in by its operating company or that are approved by its general partner and which lawfully may be conducted by a limited partnership under Delaware law.

Enterprise’s partnership existence will continue until December 31, 2088, unless sooner dissolved pursuant to the terms of Enterprise’s partnership agreement.	TEPPCO’s stated purposes under its partnership agreement are to serve as a securityholder in its operating companies and to engage in any business activities that lawfully may be conducted by a limited partnership under Delaware law.

TEPPCO’s partnership existence will continue until December 31, 2084, unless sooner dissolved pursuant to the terms of TEPPCO’s partnership agreement.

Distributions of Available Cash

Enterprise	TEPPCO

Within approximately 45 days after the end of each quarter, Enterprise will distribute all of its available cash to common unitholders.

Available cash is defined in Enterprise’s partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

• less the amount of cash reserves that is necessary	Within approximately 50 days after the end of each quarter, TEPPCO will distribute its available cash to unitholders.

Available cash is defined in TEPPCO’s partnership agreement and generally means, with respect to any calendar quarter, the sum of:

• all of TEPPCO’s cash receipts during that quarter from all sources, including distributions of cash received from subsidiaries; plus or appropriate in the reasonable discretion of Enterprise GP to:

     •   provide for the proper conduct of Enterprise’s business (including reserves for future capital expenditures and for Enterprise’s future credit needs);

     •   comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement; or

     •   provide funds for distributions to common unitholders and the general partner in respect of any one or more of the next four quarters; plus

  •   all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter or certain interim capital transactions after the end of such quarter designated by Enterprise GP as operating surplus.

The Enterprise Class B units to be issued in connection with the mergers will not be entitled to regular quarterly cash distributions for the first sixteen quarters following the closing of the mergers. The Class B units will convert automatically into the same number of Enterprise common units on the date immediately following the payment date of the sixteenth quarterly distribution following the closing of the merger and holders of such converted units will thereafter be entitled to receive distributions of available cash.	• any reduction in reserves established in prior quarters;

  •   less the sum of:

     •   all of TEPPCO’s cash disbursements during that quarter, including disbursements for taxes of the TEPPCO partnership as an entity, debt service and capital expenditures;

     •   any reserves established in that quarter in such amounts as TEPPCO GP determines to be necessary or appropriate in its reasonable discretion to provide for the proper conduct of TEPPCO’s business or to provide funds for distributions with respect to any of the next four calendar quarters; and

• any other reserves established in that quarter in such amounts as TEPPCO GP determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any of TEPPCO’s debt instruments or other obligations.

Cash Distributions

Enterprise	TEPPCO

Cash distributions are characterized as distributions from either “operating surplus” or “capital surplus.” Enterprise distributes available cash from operating surplus differently than available cash from capital surplus.

Operating surplus generally consists of:

  •   Enterprise’s cash balance on July 31, 1998, the closing date of its initial public offering of common units (excluding $46.5 million to fund certain capital commitments existing at such closing date); plus

• all of Enterprise’s cash receipts since the closing of its initial public offering, excluding cash from	Cash distributions are characterized as distributions from either “cash from operations” or “cash from interim capital transactions.” TEPPCO distributes available cash from operations differently than available cash from interim capital transactions.

Cash from operations generally consists of:

  •   $20 million; plus

• all TEPPCO’s cash receipts during the period since the commencement of TEPPCO’s operations through that date, excluding any cash proceeds from any interim capital transactions, less the sum of:

interim capital transactions such as borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other disposition of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirements or replacements of assets; plus

  •   up to $60.0 million of cash from interim capital transactions; plus

  •   working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

  •   all of Enterprise’s operating expenditures since the closing of its initial public offering; plus

  •   the amount of cash reserved that Enterprise GP deems necessary or advisable to provide funds for future operating expenditures.

Enterprise treats all available cash distributed as from operating surplus until the sum of all available cash distributed since July 31, 1998 equals the operating surplus as of the end of the quarter prior to such distribution. Enterprise treats any amount distributed in excess of such amount, regardless of its source, as cash from capital surplus, subject to the limitations described below under the caption “—Distributions From Capital Surplus or Interim Capital Transactions.”

If available cash from capital surplus is distributed in respect of each common unit in an aggregate amount per common unit equal to the $11.00 initial public offering price of the common units, the distinction between operating surplus and capital surplus will cease, and all distributions of available cash will be treated as if they were from operating surplus.

     •   all of TEPPCO’s cash operating expenditures during that period including, without limitation, taxes imposed on TEPPCO;

     •   all cash debt service payments of TEPPCO or its subsidiaries during that period, other than payments or prepayments of principal and premium:

          •   required by reason of loan agreements or by lenders in connection with sales or other dispositions of assets; or

          •   made in connection with refinancings or refundings of indebtedness, provided that any payment or prepayment of principal will be deemed, at the discretion of TEPPCO GP, to be refunded or refinanced by indebtedness incurred by TEPPCO or a subsidiary if the debt was incurred 180 days before or after such payment or prepayment to the extent of the principal amount so incurred;

     •   all of TEPPCO’s cash capital expenditures during that period other than:

          •   cash capital expenditures made to increase the throughput or deliverable capacity or terminaling capacity of TEPPCO’s assets, taken as a whole, from the throughput or deliverable capacity or terminaling capacity existing immediately before those capital expenditures; and

• cash expenditures made in payment of transaction expenses relating to interim capital transactions;

• an amount equal to the incremental revenues collected pursuant to a rate increase that are subject to possible refund; and

• any reserves that TEPPCO GP determines in its reasonable discretion to be necessary or appropriate to provide for the future cash operating expenditures, debt service payments and other cash capital expenditures described above or to provide funds for distributions with respect to any one or more of the next four calendar quarters.

Cash from interim capital transactions consists of all cash distributed other than cash from operations. TEPPCO ordinarily generates cash from interim capital transactions from:

• borrowings and sales of debt securities other than for working capital purposes and for items purchased on open account in the ordinary course of business;

• sales of TEPPCO’s equity securities; and

• sales or other dispositions of TEPPCO’s assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

TEPPCO treats all available cash distributed as cash from operations until the sum of all available cash distributed since TEPPCO began operations equals the cash from operations that it generated since it commenced operations through the end of the prior calendar quarter. TEPPCO treats any amount distributed in excess of cash from operations, regardless of its source, as cash from interim capital transactions, subject to the limitations described below under the caption “—Distributions From Capital Surplus or Interim Capital Transactions.”

As reflected above, cash from operations includes $20.0 million. This amount does not reflect actual cash on hand that is available for distribution to TEPPCO’s unitholders. Rather, it is a provision that enables TEPPCO, if it so chooses, to distribute as cash from operations up to this amount of cash it receives in the future from non-operating sources, such as asset sales, issuances of securities, and borrowings, that would otherwise be distributed as cash from interim capital transactions. TEPPCO does not anticipate that it will make any distributions of cash from interim capital transactions.

Distributions of Available Cash from Operating Surplus or Operations

Enterprise	TEPPCO

Enterprise distributes available cash from operating surplus with respect to any quarter in the following manner:

  •   first, 98% to all common unitholders, pro rata and 2% to the general partner, until each unitholder receives distributions of $0.225 per unit for that quarter (the “minimum quarterly distribution”); and

  •   thereafter, in the manner described in “—Incentive Distributions” below.

TEPPCO distributes available cash from operations with respect to any quarter in the following manner:

  •   first, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives distributions of $0.275 per unit for that quarter (the “minimum quarterly distribution”);

  •   thereafter, in the manner described in “—Incentive Distributions” below.

The minimum quarterly distribution is subject to adjustment as described below in “—Adjustment to

The minimum quarterly distribution is subject to adjustment as described below in “—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels” and “—Distributions from Capital Surplus or Interim Capital Transactions.”	the Minimum Quarterly Distribution and Target Distribution Levels” and “—Distributions from Capital Surplus or Interim Capital Transactions.”

Distributions from Capital Surplus or Interim Capital Transactions

Enterprise	TEPPCO

Enterprise will make distributions of available cash from capital surplus, if any, in the following manner:

  •   first, 98% to all common unitholders, pro rata, and 2% to the general partner, until Enterprise has distributed, in respect of each outstanding common unit issued in its initial public offering, available cash from capital surplus in a cumulative amount equal to the initial unit price of $11.00 (which gives effect to the two-for-one split of Enterprise’s units in 2002); and

  •   thereafter, all distributions of available cash from capital surplus will be distributed as if they were from operating surplus.

Enterprise’s partnership agreement treats a distribution of capital surplus on a common unit as the repayment of the initial unit price from Enterprise’s initial public offering, which is a return of capital. The initial unit price less any distributions of capital surplus made in respect of a hypothetical unit that was issued in Enterprise’s initial public offering and distributions in connection with its liquidation is referred to as the “unrecovered capital.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered capital.

Once Enterprise distributes capital surplus on a hypothetical common unit issued in its initial public offering in a cumulative amount equal to the unrecovered capital, it will reduce the minimum quarterly distribution and the target distribution levels to zero, and it will make all future non- liquidating distributions as available cash from operating surplus as described below under “—Incentive Distributions.”	TEPPCO will make distributions of available cash from interim capital transactions, if any, in the following manner:

  •   first, 98% to all unitholders, pro rata, and 2% to the general partner, until TEPPCO has distributed, in respect of each hypothetical unit issued in its initial public offering, available cash from interim capital transactions in a cumulative amount equal to the initial public offering price of $10.00 (which gives effect to the two-for-one split of TEPPCO’s units in 1998);

  •   thereafter, all distributions of available cash from interim capital transactions as if they were cash from operations.

TEPPCO’s partnership agreement treats a distribution of cash from interim capital transactions on a unit as the repayment of the initial unit price from TEPPCO’s initial public offering, which is a return of capital. The initial public offering price less any distributions of cash from interim capital transactions made in respect of a hypothetical unit that was issued in TEPPCO’s initial public offering and distributions in connection with its liquidation is referred to as “unrecovered capital.” Each time a distribution of cash from interim capital transactions is made, the minimum quarterly distribution and first target distribution level (as defined below) will be reduced in the same proportion as the corresponding reduction in unrecovered capital.

Once TEPPCO distributes cash from interim capital transactions on a hypothetical unit issued in its initial public offering in a cumulative amount equal to the initial unit price, it will reduce the minimum quarterly distribution and the first target distribution levels to zero, and it will make all future non- liquidating distributions as cash from operations as described below under “— Incentive Distributions.”

Incentive Distributions

Enterprise	TEPPCO

Incentive distributions represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. For any quarter for which available cash from operating surplus is distributed to Enterprise’s common unitholders in an amount equal to the minimum quarterly distribution of $0.225 per unit on all units, then any additional available cash from operating surplus in respect of such quarter will be distributed among the common unitholders and the general partner in the following manner:

  •   first, 98% to all common unitholders, pro rata, and 2% to the general partner, until each common unitholder receives an amount equal to the excess of $0.253 over $0.225 per common unit for that quarter (the “first target distribution level”);

  •   second, 85% to all common unitholders, and 15% to the general partner, until each common unitholder receives an amount equal to the excess of $0.3085 over $0.253 per unit for that quarter (the “second target distribution level”); and

  •   thereafter, 75% to all common unitholders, pro rata, and 25% to the general partner.

The target distribution levels in the first two bullet points above are subject to adjustment as described below in “—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels” and above in “—Distributions from Capital Surplus or Interim Capital Transactions.” If the minimum quarterly distribution and first target distribution levels are reduced to zero as described above in “—Distributions from Capital Surplus or Interim Capital Transactions,” any available cash from operation will be distributed 75% to all unitholders, pro rata, and 25% to the general partner.	Incentive distributions represent the right to receive an increasing percentage of quarterly distributions of available cash from operations after the minimum quarterly distribution and the target distribution levels have been achieved. For any quarter for which available cash from operations is distributed to TEPPCO’s unitholders in an amount equal to the minimum quarterly distribution of $0.275 per unit on all units, then any additional available cash from operations in respect of such quarter will be distributed among the unitholders and the general partner in the following manner:

  •   first, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives an amount equal to the excess of $0.325 over $0.275 per unit for that quarter (the “first target distribution level”); and

  •   thereafter, 75% to all unitholders, pro rata, and 25% to the general partner.

The first target distribution level is subject to adjustment as described below in “—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels” and above in “—Distributions from Capital Surplus or Interim Capital Transactions.” If the minimum quarterly distribution and first target distribution levels are reduced to zero as described above in “—Distributions from Capital Surplus or Interim Capital Transactions,” any available cash from operations will be distributed among the unitholders and the general partner in the following manner:

  •   first, 98% to all unitholders, pro rata, and 2% to the general partner, until each hypothetical unit issued in TEPPCO’s initial public offering has received cumulative distributions of cash from operations equal to the minimum quarterly distribution (as from time to time adjusted) for all periods since the initial public offering; and

• thereafter, 75% to all unitholders, pro rata, and 25% to the general partner.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

Enterprise	TEPPCO

In addition to reductions of the minimum quarterly distribution and target distribution levels made upon a distribution of available cash from capital surplus, if	In addition to adjusting the minimum quarterly distribution and first target distribution level to reflect a distribution of cash from interim capital

Enterprise combines its units into fewer units or subdivides its units into a greater number of units, Enterprise will proportionately adjust the minimum quarterly distribution and the target distribution levels.

For example, the two-for-one split of Enterprise’s common units in 2002 resulted in the reductions of the minimum quarterly distribution, each of the target distribution levels and unrecovered capital to 50% of their initial levels.

In addition, if legislation is enacted or if the interpretation of existing law is modified by the relevant governmental authority in a manner that causes Enterprise to become taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes, then Enterprise will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest effective federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates.	transactions, if TEPPCO combines its units into fewer units or subdivides its units into a greater number of units, TEPPCO will proportionately adjust the minimum quarterly distribution, the first target distribution level and unrecovered capital.

For example, the two-for-one split of TEPPCO’s units in 1998 resulted in reductions of the minimum quarterly distribution, first target distribution level and unrecovered capital to 50% of their initial levels.

In addition, if legislation is enacted or if the interpretation of existing law is modified by a governmental taxing authority in a manner that causes TEPPCO to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, TEPPCO may, in the discretion of the general partner, reduce the minimum quarterly distribution and first target distribution levels by multiplying the same by the following fraction:

  •   the numerator of which is available cash for that quarter; and

• the denominator of which is the sum of the general partner’s estimate of TEPPCO’s aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation (or any smaller amount determined in the discretion of the general partner) plus available cash for that quarter.

To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may, in the discretion of the general partner, be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

Enterprise	TEPPCO

If Enterprise dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. Enterprise will first apply the proceeds of liquidation to the payment of its creditors in the order of priority provided in the partnership agreement and by law and, thereafter, it will distribute any remaining proceeds to its common unitholders and its general partner in accordance with their respective capital account balances. The general rules for determining the capital account balances of the unitholders and	If TEPPCO dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. TEPPCO will first apply the proceeds of liquidation to the payment of its creditors in the order of priority provided in the partnership agreement and by law and, thereafter, it will distribute any remaining proceeds to its unitholders and its general partner in accordance with their respective capital account balances. The general rules for determining the capital account balances of the unitholders and the the general partner are set forth in Enterprise’s partnership agreement. The capital account balances of the unitholders and the general partner will be increased for net gain realized in connection with the liquidation or decreased for net loss realized in connection with the liquidation as described below.

Upon its liquidation, Enterprise will allocate any net gain (or unrealized gain attributable to assets distributed in kind to the partners) as follows:

general partner are set forth in TEPPCO’s partnership agreement. The capital account balances of the unitholders and the general partner will be increased for net gain realized in connection with the liquidation or decreased for net loss realized in connection with the liquidation as described below.

Upon its liquidation, TEPPCO will allocate any net gain (or unrealized gain attributable to assets distributed in kind to the partners) as follows:

• first, to the general partner and the holders of common units having negative balances in their capital accounts to the extent of and in proportion to such negative balances;	• first, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

  •   second, 98% to the holders of common units, pro rata, and 2% to the general partner, until the capital account for each common unit is equal to the sum of:

     •   the unrecovered capital in respect of such common unit; and

• second, 98% to the unitholders, pro rata, and 2% to the general partner, until the capital account for each unit is equal to the unrecovered capital in respect of such unit;

  •   third, 85% to all unitholders, pro rata, and 15% to the general partner, until the capital account for each unit is equal to:

     •   the amount of the minimum quarterly distribution for the quarter during which Enterprise’s liquidation occurs, reduced by any distribution with respect to the common units for such quarter (the “unpaid minimum quarterly distribution”);

  •   third, 98% to all common unitholders, pro rata, and 2% to the general partner, until there has been allocated under this paragraph an amount per common unit equal to the first target liquidation amount with respect to such unit, which is:

• the sum of the unrecovered capital in respect of such unit and the sum of the excess of the first target distribution per unit over the minimum quarterly distribution for each quarter of TEPPCO’s existence;

     •   less the cumulative amount per unit of any distributions of available cash from operations in excess of the minimum quarterly distribution that we distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of TEPPCO’s existence; and

     •   the sum of its unrecovered capital, plus the unpaid minimum quarterly distribution, plus, the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of Enterprise’s existence;

     •   less the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that were distributed 98% to the unitholders, pro rata, and 2% to the general partner for each quarter of Enterprise’s existence;

• fourth, 85% to all common unitholders, pro rata, and 15% to the general partner, until there has been allocated under this paragraph an amount per unit equal to:	• thereafter, 75% to all unitholders, pro rata, and 25% to the general partner.

Upon TEPPCO’s liquidation, any loss will generally be allocated to its general partner and its unitholders as follows:

  •   first to all partners in proportion to the positive balances in their capital accounts until the capital accounts of all partners have been reduced to zero; and

  •   thereafter, 100% to the general partner.

In addition, interim adjustments to capital accounts will be made at the time TEPPCO issues additional partnership interests or make distributions of property.

• the sum of the first liquidation target amount plus the excess of the second target distribution per unit over the first target distribution per unit for each quarter of Enterprise’s existence; less	Such adjustments will be based on the fair market value of the partnership interests or the property distributed and any gain or loss resulting therefrom will be allocated to the unitholders and the general partner in the same manner as gain or loss is allocated upon liquidation.

     •   the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that were distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of Enterprise’s existence; and

  •   thereafter, 75% to all common unitholders, pro rata, and 25% to the general partner.

Upon Enterprise’s liquidation, any loss will generally be allocated to its general partner and its unitholders as follows:

• first, 98% to the holders of common units and 2% to the general partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •   thereafter, 100% to the general partner.

In addition, interim adjustments to capital accounts will be made at the time Enterprise issues additional partnership interests or make distributions of property. Such adjustments will be based on the fair market value of the partnership interests or the property distributed and any gain or loss resulting therefrom will be allocated to the common unitholders and the general partner in the same manner as gain or loss is allocated upon liquidation.

Each quarterly distribution on a common unit will reduce the capital account of the common unit relative to the capital account of a Class B unit. As a result, the liquidating distribution payable upon each Class B unit will be higher than the distribution upon each common unit.

Merger and Consolidation

Enterprise	TEPPCO

Merger or consolidation of Enterprise requires the prior approval of Enterprise GP and approval of a majority of the members of the Audit and Conflicts Committee of the general partner. The general partner must also	Merger or consolidation of TEPPCO requires the prior approval of TEPPCO GP. The general partner must also approve the merger agreement which must include certain information as set forth in TEPPCO’s

approve the merger agreement which must include certain information as set forth in Enterprise’s partnership agreement. Once approved by the general partner, the merger agreement must be submitted to a vote of Enterprise’s limited partners, and the merger agreement will be approved upon receipt of the affirmative vote of the holders of a majority of Enterprise’s outstanding common units (including the Class B units to be issued in the merger with TEPPCO, with respect to matters arising after their issuance) (unless the affirmative vote of the holders of a greater percentage of common units is required under Delaware law).	partnership agreement. Once approved by the general partner, the merger agreement must be submitted to a vote of TEPPCO’s limited partners, and the merger agreement will be approved upon receipt of the affirmative vote of the holders of a majority of TEPPCO’s limited partner units (unless the affirmative vote of the holders of a greater percentage of units is required under Delaware law).

Disposal of Assets

Enterprise	TEPPCO

Enterprise GP generally may not sell, exchange or otherwise dispose of all or substantially all of Enterprise’s assets in a single transaction or a series of related transactions or approve on behalf of Enterprise, the sale, exchange or other disposition of all or substantially all the assets of Enterprise without the approval of the holders of a majority of Enterprise’s outstanding common units (including the Class B units to be issued in the merger with TEPPCO, with respect to matters arising after their issuance) and approval from the majority of the members of the general partner’s Audit and Conflicts Committee. However, Enterprise’s general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of Enterprise’s assets. In addition, the general partner may sell any or all of Enterprise’s assets in a forced sale pursuant to the foreclosure or other realization of any encumbrance without the approval of Enterprise’s common or Class B unitholders.	TEPPCO GP generally may not sell, exchange or otherwise dispose of all or substantially all of TEPPCO’s assets in a single transaction or a series of related transactions or approve on behalf of TEPPCO, the sale, exchange or other disposition of all or substantially all the assets of TEPPCO without the approval of the holders of at least a majority of TEPPCO’s limited partner units. However, TEPPCO GP may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of TEPPCO’s assets. In addition, the general partner may sell any or all of TEPPCO’s assets in a forced sale pursuant to the foreclosure or other realization of any encumbrance without the approval of TEPPCO’s unitholders.

Modification of Tax Treatment

Enterprise	TEPPCO

No provision.	TEPPCO GP may not take any action or refuse to take any reasonable action the effect of which, if taken or not taken, as the case may be, is to cause TEPPCO to become taxable as a corporation or otherwise taxed as an entity for federal income tax purposes, without the approval of the holders of at least a majority of TEPPCO’s limited partner units.

Transfer of General Partner Interest

Enterprise	TEPPCO

Enterprise GP may transfer all or any of its general partner interest without unitholder approval. However, no transfer by Enterprise GP of all or any part of its interest will be permitted unless (1) the transferee agrees to assume the rights and duties of Enterprise GP and be bound by the provisions of Enterprise’s partnership agreement, (2) Enterprise receives an opinion of counsel as to limited liability and tax matters, (3) such transferee agrees to purchase all of the partnership interest of Enterprise GP as the general partner or managing member of each of Enterprise, its operating partnership or any of their subsidiaries and (4) for so long as any affiliate of EPCO controls Enterprise GP, the organizational documents of the owner of the general partner interest provide for the establishment of an “Audit and Conflicts Committee,” with independent (as defined therein) members to approve specified matters.

Enterprise GP may also transfer, in whole or in part, the common units it owns.

In addition, Enterprise’s partnership agreement does not prohibit or require unitholder approval for any transfer, in whole or in part, of the ownership of the general partner.	TEPPCO GP may transfer all, but not less than all, of its general partner interest to a single transferee if (1) such transfer has been approved by the prior written consent or vote of the holders of a majority of TEPPCO’s outstanding limited partner units (excluding units held by TEPPCO GP and its affiliates), (2) the transferee agrees to assume the rights and duties of TEPPCO GP and be bound by the provisions of TEPPCO’s partnership agreement and (3) TEPPCO receives an opinion of counsel as to limited liability and tax matters.

TEPPCO’s partnership agreement allows the general partner interest to be transferred without approval of the limited partners to an affiliate or to a third party in conjunction with a merger of the general partner into, or sale of all or substantially all of the assets of the general partner to, a third party, if an opinion of counsel regarding limited liability and tax matters is obtained.

TEPPCO GP may also transfer, in whole or in part, the limited partner units it owns.

In addition, TEPPCO’s partnership agreement does not prohibit or require unitholder approval for any transfer, in whole or in part, of the ownership of the general partner.

Withdrawal of General Partner

Enterprise	TEPPCO

Enterprise GP may voluntarily withdraw as its general partner at any time by receiving approval from a majority of members of the general partner’s Audit and Conflicts Committee and by giving 90 days’ notice to the holders of common units (including, if the mergers are consummated, the Class B units). Enterprise’s partnership agreement provides for other events of withdrawal, including specified bankruptcy events, and withdrawal by the general partner upon the occurrence of such events will not constitute a violation of Enterprise’s partnership agreement.

Upon the voluntary withdrawal of the general partner, the holders of a majority of Enterprise’s outstanding common units (including, if the mergers are consummated, the Class B units) may elect a successor to the withdrawing general partner. If a	TEPPCO GP may voluntarily withdraw as its general partner at any time by giving 90 days’ written notice to the limited partners, and such withdrawal will not constitute a violation of TEPPCO’s partnership agreement. TEPPCO’s partnership agreement provides for other events of withdrawal, including specified bankruptcy events.

Upon the voluntary withdrawal of the general partner, the holders of a majority of TEPPCO’s outstanding limited partner units may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, TEPPCO will be dissolved.

If TEPPCO GP withdraws under circumstances that

successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, Enterprise will be dissolved, unless within 90 days after that withdrawal, the holders of a majority of Enterprise’s outstanding units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue Enterprise’s business and to appoint a successor general partner.

If Enterprise GP withdraws under circumstances that do not violate the partnership agreement, the general partner will have the right to convert its general partner interest into limited partner units or to receive cash in exchange for such interests. If the general partner withdraws under circumstances where such withdrawal violates Enterprise’s partnership agreement, its successor will have the option to purchase the general partner’s interest.	do not violate the partnership agreement, the general partner will have the right to convert its general partner interest into limited partner units or to receive cash in exchange for such interests. If the general partner withdraws under circumstances where such withdrawal violates TEPPCO’s partnership agreement or the organizational agreements of its operating companies, its successor will have the option to purchase the general partner’s interest.

Removal of General Partner

Enterprise	TEPPCO

Enterprise GP may not be removed unless that removal is approved by the vote of the holders of not less than 60% of Enterprise’s outstanding units, including units held by the general partner and its affiliates, and Enterprise receives an opinion of counsel regarding limited liability and tax matters. Action for removal must also provide for the election of a successor general partner by a vote of a majority of the outstanding common units.

In addition, if Enterprise GP is removed as the general partner under circumstances where cause does not exist, the general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for such interests. Cause is defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as the general partner. If the general partner is removed by the limited partners under circumstances where cause exists, its successor will have the option to purchase the general partner’s interest.	TEPPCO GP may be removed if such removal is approved by a vote of at least 66 2/3% of the outstanding limited partner units, including units held by the general partner and its affiliates, and TEPPCO receives an opinion of counsel regarding limited liability and tax matters. Action for removal must also provide for the election of a successor general partner by a vote of a majority of the outstanding limited partner units.

In addition, if TEPPCO GP is removed as the general partner under circumstances where cause does not exist, the general partner will have the right to convert its general partner interest into limited partner units or to receive cash in exchange for such interests. Cause is defined to mean that a court of competent jurisdiction has entered a final, non- appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as the general partner. If the general partner is removed by the limited partners under circumstances where cause exists, its successor will have the option to purchase the general partner’s interest.

Limited Call Rights

Enterprise	TEPPCO

If at any time Enterprise GP and its affiliates own 85% or more of the issued and outstanding limited partner interests of any class, the general partner will have the right to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests will be selected by the general partner on at least 10, but not more than 60, days’ notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in Enterprise’s partnership agreement) of the limited partner interests and (2) the highest cash price paid by the general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date the general partner mails notice of its election to purchase the units.	If at any time TEPPCO GP and its affiliates own 85% or more of the issued and outstanding limited partner interests, the general partner will have the right to purchase all, but not less than all, of the outstanding limited partner interests that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests will be selected by the general partner on at least 10, but not more than 60, days’ notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in TEPPCO’s partnership agreement) of the limited partner interests and (2) the highest cash price paid by the general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date the general partner mails notice of its election to purchase the units.

Limited Preemptive Rights

Enterprise	TEPPCO

Upon the issuance of additional partnership securities by Enterprise, Enterprise GP is entitled to make, but is not obligated to make, additional capital contributions to maintain its 2% general partner interest in Enterprise.

Enterprise GP has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, Enterprise issues those securities to persons other than its general partner and its affiliates, to the extent necessary to maintain their percentage interests in Enterprise that existed immediately prior to the issuance. The holders of common units (including, if the proposed mergers are consummated, the Class B units) have no preemptive rights to acquire additional units or other partnership interests in Enterprise.	Upon the issuance of additional partnership securities, TEPPCO GP maintains its 2% general partner interest without having to make additional capital contributions. The holders of TEPPCO’s limited partner units have no preemptive rights to acquire additional limited partner units or other partnership interests in TEPPCO.

Issuance of Additional Securities

Enterprise	TEPPCO

Enterprise’s partnership agreement authorizes Enterprise to issue an unlimited number of additional common units and other partnership securities and rights to buy partnership securities for the	TEPPCO’s partnership agreement authorizes TEPPCO to issue an unlimited number of additional units and other partnership securities and rights to buy partnership securities for the consideration and on the consideration and on the terms and conditions established by Enterprise GP in its sole discretion without the approval of any unitholders. In accordance with Delaware law and the provisions of Enterprise’s partnership agreement, Enterprise may also issue additional partnership securities that, in the sole discretion of Enterprise GP, may have special voting rights to which Enterprise’s other limited partner units are not entitled. In addition, Enterprise’s partnership agreement does not prohibit the issuance by Enterprise’s subsidiaries of equity securities that may effectively rank senior to Enterprise’s common units.

Holders of any additional common units issued will be entitled to share equally with the then-existing holders of common units in Enterprise’s distributions of available cash.	terms and conditions established by TEPPCO GP in its sole discretion without the approval of any unitholders. In accordance with Delaware law and the provisions of TEPPCO’s partnership agreement, TEPPCO may also issue additional partnership securities that, in the sole discretion of TEPPCO GP, may have special voting rights to which TEPPCO’s other limited partner units are not entitled. In addition, TEPPCO’s partnership agreement does not prohibit the issuance by TEPPCO’s subsidiaries of equity securities that may effectively rank senior to TEPPCO’s units.

Holders of any additional units issued will be entitled to share equally with the then-existing holders of units in TEPPCO’s distributions of available cash.

Amendment of Partnership Agreement

Enterprise	TEPPCO

Amendments to Enterprise’s partnership agreement may be proposed only by its general partner. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other types or classes of partnership interests requires the approval of at least a majority of the type or class of limited partner interests or general partner interests so affected. However, in some circumstances, more particularly described in Enterprise’s partnership agreement, Enterprise GP may make amendments to Enterprise’s partnership agreement without the approval of Enterprise’s limited partners or assignees to reflect:

  •   a change in Enterprise’s name, the location of its principal place of business, its registered agent or its registered office;

  •   the admission, substitution, withdrawal or removal of partners;

• a change to qualify or continue Enterprise’s qualification as a limited partnership or a partnership in which its limited partners have limited liability under the laws of any state or to ensure that neither Enterprise, its operating partnership, nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;	Amendments to TEPPCO’s partnership agreement may be proposed only by its general partner. Any amendment that would have a material adverse effect on the holders of any class of limited partner interests requires the approval of at least 66 2/3% of the outstanding limited partner interests of such class. However, in some circumstances more particularly described in TEPPCO’s partnership agreement, TEPPCO GP may make amendments to TEPPCO’s partnership agreement without the approval of TEPPCO’s limited partners or assignees to reflect:

  •   a change in TEPPCO’s name, the location of its principal place of business, its registered agent or its registered office;

  •   the admission, substitution, withdrawal or removal of partners;

  •   a change to qualify or continue TEPPCO’s qualification as a limited partnership or a partnership in which its limited partners have limited liability under the laws of any state or to ensure that TEPPCO will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

• a change that does not adversely affect TEPPCO’s limited partners in any material respect;

  •   a change that does not adversely affect Enterprise’s limited partners in any material respect;

  •   a change to (1) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (2) facilitate the trading of Enterprise’s limited partner interests or comply with any rule, regulation, guideline or requirement of any national securities exchange on which its limited partner interests are or will be listed for trading or (3) required to effect the intent of the partnership agreement or contemplated by the partnership agreement;

  •   a change in Enterprise’s fiscal year or taxable year and any changes that are necessary or advisable as a result of a change in Enterprise’s fiscal year or taxable year;

  •   an amendment that is necessary in the opinion of counsel to prevent Enterprise, or its general partner or its directors, officers, trustees or agents from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

  •   an amendment that is necessary or advisable in connection with the authorization or issuance of any class or series of Enterprise’s securities;

  •   any amendment expressly permitted in Enterprise’s partnership agreement to be made by its general partner acting alone;

  •   an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with Enterprise’s partnership agreement;

• an amendment that is necessary or advisable to reflect, account for and deal with appropriately the formation of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity other than Enterprise’s operating partnership, in connection with its conduct of activities permitted by Enterprise’s partnership agreement;	• a change to (1) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state agency, or judicial authority or contained in any federal or state statute, (2) facilitate the trading of TEPPCO’s limited partner interests or comply with any rule, regulation, guideline or requirement of any national securities exchange on which its limited partner interests are or will be listed for trading or (3) required to effect the intent of the partnership agreement or contemplated by the partnership agreement;

  •   an amendment that is necessary in the opinion of counsel to prevent TEPPCO, or its general partner or its directors or officers from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

  •   an amendment that is necessary or appropriate in connection with the authorization or issuance of any class or series of TEPPCO’s limited partner securities;

  •   any amendment expressly permitted in TEPPCO’s partnership agreement to be made by its general partner acting alone;

  •   an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with TEPPCO’s partnership agreement; or

  •   any other amendments similar to the foregoing.
Proposed amendments (other than those described above) must be approved by holders of at least a majority of the outstanding limited partner units, except as otherwise provided in TEPPCO’s partnership agreement or under Delaware law. No provision of TEPPCO’s partnership agreement that establishes a percentage of outstanding units required to take any action may be amended, altered, changed, repealed, or rescinded to reduce such voting requirement without the approval of the holders of those outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

  •   a merger or conveyance to effect a change in Enterprise’s legal form; or

  •   any other amendments substantially similar to the foregoing.

Proposed amendments (other than those described above) must be approved by holders of at least a majority of the outstanding common units, except as otherwise provided in Enterprise’s partnership agreement or under Delaware law. No provision of Enterprise’s partnership agreement that establishes a percentage of outstanding units required to take any action may be amended, altered, changed, repealed, or rescinded to reduce such voting requirement without the approval of the holders of those outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. In addition, Enterprise’s partnership agreement requires approval of a majority of the Audit, Conflicts and Governance Committee with respect to amendments to provisions relating to it or requiring its approval.

No amendments to Enterprise’s partnership agreement (other than those that may be made by the general partner without the approval of Enterprise’s limited partners) will become effective without the approval of at least 90% of the outstanding common units or Class B units unless Enterprise obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.

The Enterprise partnership agreement contains other restrictions on amendments, including a prohibition on amendments enlarging the obligations of any limited partner (subject to specified exceptions), to the term of the partnership and certain provisions relating to dissolution.	No amendments to TEPPCO’s partnership agreement (other than those that may be made by the general partner without the approval of TEPPCO’s limited partners) will become effective without the approval of at least 95% of the limited partner interests unless TEPPCO obtains an opinion of counsel as to limited liability and tax matters.

The TEPPCO partnership agreement contains other restrictions on amendments, including a prohibition on amendments enlarging the obligations of any limited partner, to the term of the partnership and certain provisions relating to dissolution.

Dissolution of the Partnership

Enterprise	TEPPCO

Enterprise will be dissolved, and its affairs wound up, upon the occurrence of any of the following:

  •   the expiration of its term as provided in the partnership agreement;

• withdrawal or removal of the general partner pursuant to Enterprise’s partnership agreement, unless a successor is elected and admitted	TEPPCO will be dissolved, and its affairs wound up, upon the occurrence of any of the following:

  •   the expiration of its term as provided in the partnership agreement;

• withdrawal or removal of the general partner pursuant to TEPPCO’s partnership agreement, unless a successor is elected and admitted

pursuant to the terms of the partnership agreement;	pursuant to the terms of the partnership agreement;

  •   Enterprise GP’s election to dissolve Enterprise, if approved by a majority of the members of the general partner’s Audit and Conflicts Committee and the holders of a majority of Enterprise’s outstanding common units (including, if the proposed merger is consummated, the Class B units);

  •   the entry of a decree of judicial dissolution of the Enterprise pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act; or

• the sale of all or substantially all of the assets and properties of Enterprise and its subsidiaries.	• TEPPCO’s general partner’s election to dissolve TEPPCO, if approved by at least 66 2/3% of the outstanding limited partner units;

  •   the entry of a decree of judicial dissolution of the TEPPCO pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act; or

• the sale of all or substantially all of the assets and properties of TEPPCO and its subsidiaries.

Liquidation

Enterprise	TEPPCO

Upon Enterprise’s dissolution, unless it is reconstituted and continued as a new limited partnership, the person authorized to wind up Enterprise’s affairs (the liquidator) will, acting with all the powers of the general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate Enterprise’s assets. The proceeds of the liquidation will be applied as follows:

  •   first, towards the payment of all of Enterprise’s creditors and the creation of a reserve for contingent liabilities; and

Upon TEPPCO’s dissolution, unless it is continued as a new limited partnership, the person authorized to wind up TEPPCO’s affairs (the liquidator) will, acting with all the powers of the general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate TEPPCO’s assets. The proceeds of the liquidation will be applied as follows:

  •   first, towards the payment of TEPPCO’s creditors, including, without limitation, partners who are creditors, in order of priority provided by law, and the creation of a reserve for contingent liabilities; and

• then, to all partners in accordance with the positive balance in their respective capital accounts. Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of Enterprise’s assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause undue loss to Enterprise’s partners, the general partner may distribute assets in kind to Enterprise’s partners.	• then, to all partners in accordance with the positive balances in their respective capital accounts. Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of TEPPCO’s assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause undue loss to TEPPCO’s partners, the liquidator may distribute assets in kind to TEPPCO’s partners.

Management

Enterprise	TEPPCO

Enterprise GP conducts, directs and manages all of Enterprise’s activities. Except as specifically granted in Enterprise’s partnership agreement, all management powers over the business and affairs of Enterprise are	TEPPCO GP conducts, directs and exercises full control over all of TEPPCO’s activities. Except as specifically granted in TEPPCO’s partnership agreement, all management powers over the business

exclusively vested in the general partner, and no limited partner or assignee has any management power over the business and affairs of Enterprise. Enterprise GP has full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of Enterprise.	and affairs of TEPPCO are exclusively vested in the general partner, and no limited partner or assignee has any right of control or management power over the business and affairs of TEPPCO. TEPPCO GP has full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or desirable to conduct the business of TEPPCO.

Change of Management Provisions

Enterprise	TEPPCO

Enterprise’s partnership agreement contains provisions that are intended to discourage a person or group from attempting to remove Enterprise GP or otherwise change management, including:

  •   any units held by a person that owns 20% or more of any class of units then outstanding, other than Enterprise GP and its affiliates, cannot be voted on any matter; and

TEPPCO’s partnership agreement contains provisions that are intended to discourage a person or group from attempting to remove TEPPCO GP or otherwise change management, including limitations on the ability of unitholders to call meetings or to acquire information about TEPPCO’s operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

• limitations on the ability of unitholders to call meetings or to acquire information about Enterprise’s operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Indemnification

Enterprise	TEPPCO

The Enterprise partnership agreement provides for indemnification, to the fullest extent permitted by law, by Enterprise of its general partner, any departing partner and any person who is or was an affiliate of the general partner or any departing partner and individuals serving as a member, director, officer, employee, agent or trustee of Enterprise GP or any departing partner or any affiliate of Enterprise GP or any departing partner, but only if the indemnitee acted in good faith and in a manner that such indemnitee reasonably believed to be in or not opposed to the best interests of Enterprise and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

Any indemnification under these provisions will be only out of the assets of Enterprise, and Enterprise GP will not be personally liable for, or have any obligation to contribute or loan funds or assets to Enterprise to enable it to effectuate any indemnification.

The TEPPCO partnership agreement provides for indemnification, to the fullest extent permitted by law, by TEPPCO of its general partner, any departing partner and any person who is or was an affiliate of the general partner or any departing partner, individuals serving as an officer, director, partner or trustee of TEPPCO and designees of the general partner, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful.

Any indemnification under these provisions will be only out of the assets of TEPPCO, and TEPPCO GP will not be personally liable for, or have any obligation to contribute or lend funds or assets to TEPPCO to enable it to effectuate indemnification.

TEPPCO is authorized to purchase (or to reimburse

Enterprise is authorized to purchase (or to reimburse its general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Enterprise’s activities, regardless of whether Enterprise would have the power to indemnify such person against such liabilities.	its general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with TEPPCO’s activities, regardless of whether TEPPCO would have the power to indemnify such person against such liabilities.

Meetings; Voting

Enterprise	TEPPCO

Enterprise’s common unitholders are entitled to vote on the following matters:	TEPPCO’s unitholders are entitled to vote on the following matters:

  •   merger or consolidation involving Enterprise upon the approval of the general partner and its Audit, Conflicts and Governance Committee;

  •   the sale, exchange or other disposition of all or substantially all of Enterprise’s assets;

  •   the election of a successor general partner upon the current general partner’s withdrawal;

  •   the removal of the general partner;

  •   an election by the general partner (approved by its Audit, Conflicts and Governance Committee) to dissolve Enterprise;

  •   Enterprise’s continuation upon specified events of dissolution;

  •   approval of specified actions of Enterprise GP (not including the transfer by the general partner of its general partner interest); and

  •   certain amendments to Enterprise’s partnership agreement.

Special meetings of Enterprise common unitholders may be called by Enterprise GP or by unitholders owning 20% or more of Enterprise’s outstanding limited partner units in accordance with the procedures set forth in Enterprise’s partnership agreement. Additionally, any action that may be taken at a meeting of common unitholders may be taken without a meeting by obtaining approval in writing of the necessary percentage of common unitholders that would be required to authorize or take the action at a meeting of common unitholders. The general partner will provide notice of any meetings (or of a vote to approve an action without a meeting) to all unitholders of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought	• merger or consolidation involving TEPPCO, upon approval of the general partner;

  •   the sale, exchange or other disposition of all or substantially all of TEPPCO’s assets;

  •   the election of a successor general partner upon the current general partner’s withdrawal;

  •   the removal of the general partner;

  •   an election by the general partner to dissolve TEPPCO;

  •   approval of specified actions of TEPPCO GP (including transfer by the general partner of its general partner interest under certain circumstances); and

  •   certain amendments to TEPPCO’s partnership agreement.

Meetings of TEPPCO’s unitholders may be called by the general partner or by unitholders owning 20% or more of TEPPCO’s outstanding limited partner units in accordance with the procedures set forth in TEPPCO’s partnership agreement. Additionally, any action that may be taken at a meeting of unitholders may be taken without a meeting by obtaining approval in writing of the necessary percentage of unitholders that would be required to authorize or take the action at a meeting of unitholders. The general partner will provide notice of any meetings (or of a vote to approve an action without a meeting) to all unitholders of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which unitholders must submit approvals).

Only record holders of TEPPCO’s limited partner units on the record date are entitled to notice of, and without a meeting, the date by which common unitholders must submit approvals).

Only record holders of Enterprise common units on the record date are entitled to notice of, and to vote at, a meeting of Enterprise common unitholders (or of a unitholder vote to be taken without a meeting). Each holder of Enterprise common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders. Limited partner interests held for a person’s account by a broker or other nominee party will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Representation in person or by proxy of a majority of the outstanding limited partner interests of the class for which a meeting has been called will constitute a quorum at a meeting of limited partners of such class or classes (unless a particular action by the limited partners requires approval by a greater percentage of limited partner interests, in which case the quorum shall be such greater percentage). Except for a proposal where approval by a different percentage of the holders of Enterprise limited partner interests is required under the Enterprise partnership agreement (in which case the act of the limited partners representing such different percentage shall be required), any action taken by the holders of Enterprise limited partner interests representing a majority of Enterprise’s outstanding limited partner interests present and entitled to vote at a meeting of Enterprise limited partners where a quorum is present will be considered to be the act of all Enterprise limited partners.

Enterprise common unitholders have no right to elect Enterprise GP or any of its directors on an annual or other continuing basis.

Prior to the payment date of the sixteenth quarterly distribution following the closing of the proposed merger transactions, the Class B units will be entitled to vote with the Enterprise common unitholders as a single class on all partnership matters described above. Holders of the Class B units shall be entitled to vote as a separate class on any matter that adversely affects the rights or preference of such class in relation to other classes of partnership interests. The approval of a majority of the Class B units will be required to approve any matter for which the Class B unitholders are entitled to vote as a separate class.	to vote at, a meeting of TEPPCO’s unitholders (or of a unitholder vote to be taken without a meeting). Each holder of TEPPCO limited partner units is entitled to one vote for each unit on all matters submitted to a vote of the unitholders. Limited partner interests held for a person’s account by a broker or other nominee party will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Representation in person or by proxy of a majority of the outstanding limited partner interests of the class for which a meeting has been called will constitute a quorum at a meeting of limited partners of such class or classes. Except for a proposal where approval by a different percentage of the holders of TEPPCO’s limited partner interests is required under the TEPPCO partnership agreement (in which case the act of the limited partners representing such different percentage shall be required), any action taken by the holders of TEPPCO limited partner interests representing at least a majority of TEPPCO’s outstanding limited partner interests present and entitled to vote at a meeting of TEPPCO limited partners where a quorum is present will be considered to be the act of all TEPPCO limited partners.

TEPPCO unitholders have no right to elect TEPPCO GP or any of its directors on an annual or other continuing basis.

Transfer of Units; Status as a Limited Partner or Assignee

Enterprise	TEPPCO

Each purchaser of Enterprise common units must execute a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. Purchasers may hold common units in nominee accounts.

Each transfer of Enterprise limited partner interests will not be recognized by the partnership unless certificate(s) representing those limited partnership interests (or other evidence of the issuance of uncertificated units) are surrendered and such interests are accompanied by a duly executed transfer application. Once such transferee has executed and delivered a transfer application in accordance with Enterprise’s partnership agreement, the transferee of common units is an assignee. Such assignee makes representations and agrees to be bound by the terms and conditions of the partnership agreement and gives the consents and approvals and makes the waivers contained in the partnership agreement. An assignee will become a limited partner in respect of the transferred common units upon the consent of the general partner and the recordation of the name of the assignee on Enterprise’s books and records. Such consent may be withheld in the sole discretion of Enterprise GP.

An assignee, pending its admission as a substituted limited partner, is entitled to an interest in Enterprise equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. Enterprise GP will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. If no such direction is received, such units will not be voted. Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of common units and will not receive distributions, federal income tax allocations or reports furnished to record holders of common units. The only right the transferees will have is the right to admission as a substituted limited partner in respect of the transferred common units upon execution of a transfer application in respect of the common units. A nominee or broker who has executed a transfer application with respect to common units held in	Each purchaser of TEPPCO’s limited partner units must execute a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. Purchasers may hold limited partner units in nominee accounts.

Each transfer of TEPPCO limited partner interests will not be recognized by the partnership unless certificate(s) representing those limited partnership interests (or proper transfer instructions from the registered owner of uncertificated units are given) are surrendered and such interests are accompanied by a duly executed transfer application. Once such transferee has executed and delivered a transfer application in accordance with TEPPCO’s partnership agreement, the transferee of limited partner units is an assignee. Such assignee makes representations and agrees to be bound by the terms and conditions of the partnership agreement and gives the consents and approvals and makes the waivers contained in the partnership agreement. An assignee will become a limited partner in respect of the transferred units upon the consent of the general partner and the recordation of the name of the assignee on TEPPCO’s books and records. Such consent may be withheld in the sole discretion of TEPPCO GP.

An assignee, pending its admission as a substituted limited partner, is entitled to an interest in TEPPCO equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. TEPPCO GP will vote and exercise other powers attributable to limited partner units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. If no such direction is received, such units will not be voted. Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of limited partner units and will not receive distributions, federal income tax allocations or reports furnished to record holders of limited partner units. The only right the transferees will have is the right to admission as a substituted limited partner in respect of the transferred limited partner units upon execution of a transfer application in respect of the limited partner units. A nominee or broker who has executed street name or nominee accounts will receive distributions and reports pertaining to such common units.

A unitholder holding a Class B unit that has converted into an Enterprise common unit will not be permitted to transfer such common unit until Enterprise GP determines, based on advice of counsel, that the converted unit should have economic and federal income tax characteristics of an Enterprise common unit. The general partner is obligated to take steps to provide for such uniformity, except as would have a material adverse effect on holders of common units.	a transfer application with respect to units held in street name or nominee accounts will receive distributions and reports pertaining to such limited partner units.

DESCRIPTION OF ENTERPRISE COMMON UNITS

Generally, Enterprise’s common units represent limited partner interests that entitle the holders to participate in Enterprise’s cash distributions and to exercise the rights and privileges available to limited partners under Enterprise’s partnership agreement. Enterprise’s outstanding common units are listed on the NYSE under the symbol “EPD.” Any additional common units Enterprise issues will also be listed on the NYSE. The transfer agent and registrar for its common units is Mellon Investor Services LLC.

Meetings; Voting

Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders.

Status as Limited Partner or Assignee

Except as described below under “— Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional capital contributions to Enterprise.

Each purchaser of Enterprise’s common units must execute a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. Purchasers may hold common units in nominee accounts.

An assignee, pending its admission as a substituted limited partner, is entitled to an interest in Enterprise equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. Enterprise GP will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. If no such direction is received, such units will not be voted. Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of common units and will not receive distributions, federal income tax allocations or reports furnished to record holders of common units. The only right the transferees will have is the right to admission as a substituted limited partner in respect of the transferred common units upon execution of a transfer application in respect of the common units. A nominee or broker who has executed a transfer application with respect to common units held in street name or nominee accounts will receive distributions and reports pertaining to its common units.

Limited Liability

Assuming that a limited partner does not participate in the control of Enterprise’s business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that he otherwise acts in conformity with the provisions of Enterprise’s partnership agreement, his liability under the Delaware Act will be limited, subject to some possible exceptions, generally to the amount of capital he is obligated to contribute to Enterprise in respect of his units plus his share of any undistributed profits and assets.

Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership.

For the purposes of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of the property subject to liability of which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

Reports and Records

As soon as practicable, but in no event later than 120 days after the close of each fiscal year, Enterprise GP will make available an annual report containing Enterprise’s audited financial statements for the past fiscal year. These financial statements will be prepared in accordance with United States generally accepted accounting principles. In addition, no later than 90 days after the close of each quarter (except the fourth quarter), Enterprise GP will make available a report containing Enterprise’s unaudited interim financial statements and any other information required by law.

Enterprise GP will use all reasonable efforts to furnish each unitholder of record information reasonably required for tax reporting purposes within 90 days after the close of each fiscal year. Enterprise GP’s ability to furnish this summary tax information will depend on the cooperation of unitholders in supplying information to Enterprise GP. Each unitholder will receive information to assist him in determining his U.S. federal and state and Canadian federal and provincial tax liability and filing his U.S. federal and state and Canadian federal and provincial income tax returns.

A limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of Enterprise’s tax returns;

•	information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of Enterprise’s partnership agreement, certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under Enterprise’s partnership agreement;

•	information regarding the status of Enterprise’s business and financial condition; and

•	any other information regarding Enterprise’s affairs as is just and reasonable.

Enterprise GP may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which Enterprise GP believes in good faith is not in Enterprise’s best interest or which Enterprise is required by law or by agreements with third parties to keep confidential.

Please read “Comparison of the Rights of Enterprise and TEPPCO Unitholders” for a further discussion of Enterprise’s partnership agreement and a comparison of the agreement to TEPPCO’s partnership agreement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of the merger that are applicable to TEPPCO unitholders and Enterprise unitholders, as well as the material U.S. federal income tax considerations that are applicable to owning Enterprise common units received in the merger. Unless otherwise noted, the description of the law and the legal conclusions set forth in the discussion relating to the consequences of the merger to TEPPCO and its unitholders are the opinion of Baker Botts L.L.P., counsel to TEPPCO, as to the material U.S. federal income tax consequences relating to those matters. Unless otherwise noted, the description of the law and the legal conclusions set forth in the discussion relating to the consequences of the merger to Enterprise and its unitholders and the consequences of holding Enterprise common units received in the merger are the opinion of Andrews Kurth LLP, counsel to Enterprise, as to the material United States federal income tax consequences relating to those matters. This discussion is based upon current provisions of the Internal Revenue Code of 1986, or Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This discussion does not purport to be a complete discussion of all federal income tax consequences of the merger or unit ownership. Moreover, the discussion focuses on TEPPCO unitholders and Enterprise unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens, other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, or IRAs, real estate investment trusts, or REITs, or mutual funds, traders in securities that elect to mark-to-market, affiliates of each of TEPPCO’s and Enterprise’s general partners, or persons who hold TEPPCO units or Enterprise units as part of a hedge, straddle or conversion transaction. Also, the discussion assumes that the TEPPCO units and Enterprise common units are held as capital assets at the time of the merger. Accordingly, Enterprise and TEPPCO strongly urge each TEPPCO unitholder and Enterprise unitholder to consult with, and depend upon, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the merger and subsequent ownership and disposition of Enterprise common units received in the merger.

Tax Opinions Required As a Condition to Closing

No ruling has been or will be requested from the IRS with respect to the tax consequences of the merger. Instead, Enterprise and TEPPCO will rely on the opinions of their respective counsel regarding the tax consequences of the merger.

It is a condition of Enterprise’s obligation to complete the merger that Enterprise receive an opinion of its counsel, Andrews Kurth LLP, to the effect that for U.S. federal income tax purposes:

•	Enterprise will not recognize any income or gain as a result of the merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code);

•	no gain or loss will be recognized by Enterprise unitholders as a result of the merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code); and

•	90% of the combined gross income of TEPPCO and Enterprise for the most recent four complete calendar quarters ending before the closing date of the merger for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

It is a condition of TEPPCO’s obligation to complete the merger that TEPPCO receive an opinion of its counsel, Baker Botts L.L.P., to the effect that for U.S. federal income tax purposes:

•	TEPPCO should not recognize any income or gain as a result of the merger (other than any gain resulting from (i) any decrease in partnership liabilities pursuant to Section 752 of the Code, (ii) any liabilities incurred other than in the ordinary course of the trade or business of TEPPCO or its subsidiaries or (iii) any cash received in lieu of fractional Enterprise units); and

•	no gain or loss should be recognized by TEPPCO unitholders as a result of the merger (other than gain resulting from (i) any decrease in partnership liabilities pursuant to Section 752 of the Code, (ii) any liabilities incurred other than in the ordinary course of the trade or business of TEPPCO or its subsidiaries, (iii) any excess of the consideration per TEPPCO unit payable to holders of TEPPCO units other than the EPCO affiliate that receives Enterprise Class B units over the consideration per TEPPCO unit payable to the EPCO affiliate that receives Enterprise Class B units or (iv) any cash received in lieu of fractional Enterprise units).

The opinions of counsel will assume that the merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the merger agreement and described in this joint proxy statement/prospectus.

In addition, the tax opinions delivered to Enterprise and TEPPCO at closing will be based on certain factual representations made by Enterprise, TEPPCO and their respective general partners. If either Enterprise or TEPPCO waives the receipt of the requisite tax opinion as a condition to closing and the changes to the tax consequences would be material, then this joint proxy statement/prospectus will be amended and recirculated and unitholder approval will be resolicited.

Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, no assurance can be given that the above-described opinions and the opinions and statements made hereafter in this joint proxy statement/prospectus will be sustained by a court if contested by the IRS.

Tax Consequences of the Merger to TEPPCO and Its Unitholders

Except as discussed below, neither TEPPCO nor its unitholders is expected to recognize income or gain as a result of the merger.

Classification of Enterprise and TEPPCO for Federal Income Tax Purposes

If Enterprise were treated as a corporation for federal income tax purposes at the time of the merger, the merger would be a fully taxable transaction to a TEPPCO unitholder, but non-taxable to TEPPCO itself. The discussion below assumes that Enterprise will be classified as a partnership for federal income tax purposes at the time of the merger. Please read the discussion of the opinion of Andrews Kurth LLP that Enterprise is classified as a partnership for federal income tax purposes at “Tax Consequences of Owning Enterprise Common Units— Partnership Status” below.

The discussion below also assumes that TEPPCO will be classified as a partnership for federal income tax purposes at the time of the merger. Following the merger, a TEPPCO unitholder that receives Enterprise common units will be treated as a partner in Enterprise regardless of the federal income tax classification of TEPPCO.

Possible Taxable Gain to Certain TEPPCO Unitholders from Reallocation of Nonrecourse Liabilities

As a partner in TEPPCO, a TEPPCO unitholder is entitled to include the nonrecourse liabilities of TEPPCO attributable to his TEPPCO units in the tax basis of his TEPPCO units. As a partner in Enterprise after the merger, a former TEPPCO unitholder will be entitled to include the nonrecourse liabilities of Enterprise attributable to the Enterprise units received in the merger in the tax basis of the Enterprise units received. For this purpose, all liabilities of TEPPCO and Enterprise are considered nonrecourse liabilities, the nonrecourse liabilities of Enterprise will include the nonrecourse liabilities of TEPPCO after the merger and the amount of nonrecourse liabilities attributable to a TEPPCO unit or an Enterprise unit are determined under complex regulations under Section 752 of the Code.

If the nonrecourse liabilities attributable to the Enterprise units received by a TEPPCO unitholder in the merger exceed the nonrecourse liabilities attributable to the TEPPCO units surrendered by the unitholder in the merger, the former TEPPCO unitholder’s tax basis in the Enterprise units received will be correspondingly higher than the unitholder’s tax basis in the TEPPCO units surrendered. If the nonrecourse liabilities attributable to the Enterprise units received by a TEPPCO unitholder in the merger are less than the nonrecourse liabilities attributable to the TEPPCO units surrendered by the unitholder in the merger, the former TEPPCO unitholder’s tax basis in the Enterprise units received will be correspondingly lower than the unitholder’s tax basis in the TEPPCO units surrendered. Please read “— Tax Basis in Enterprise Units Received” below.

If any resulting reduction in a unitholder’s share of nonrecourse liabilities exceeds such unitholder’s tax basis in the TEPPCO units surrendered, such unitholder will recognize taxable gain in an amount equal to such excess. Enterprise and TEPPCO do not expect any TEPPCO unitholders to recognize gain in this manner.

Gain or Loss from a “Disguised Sale” of TEPPCO Assets to Enterprise

For federal income tax purposes, the merger will be treated as a contribution by TEPPCO of all of its assets to Enterprise in exchange for the deemed assumption by Enterprise of the TEPPCO liabilities and the issuance to TEPPCO of Enterprise common units, followed by a liquidation of TEPPCO in which Enterprise common units are distributed to the TEPPCO unitholders in exchange for their TEPPCO units. Except to the extent an applicable exception applies, the TEPPCO liabilities deemed assumed by Enterprise would be treated as the taxable proceeds of a “disguised sale” by TEPPCO of a portion of its assets to Enterprise. Any gain or loss recognized by TEPPCO from such a “disguised sale” would be allocated among, and any such gain would be taxable to, TEPPCO’s unitholders.

All liabilities of TEPPCO and its subsidiaries that were incurred in the ordinary course of trade or business should qualify for an exception to the “disguised sale” rules. TEPPCO believes that all liabilities of TEPPCO and its subsidiaries were either incurred in the ordinary course of business or qualify under one or more other exceptions to the “disguised sale” rules. Accordingly, Enterprise and TEPPCO intend to take the position that neither TEPPCO nor its unitholders will recognize “disguised sale” gain in the merger.

Differences in Consideration Paid to TEPPCO Unitholders

Each TEPPCO unitholder other than an affiliate of EPCO will receive Enterprise common units and an affiliate of EPCO will receive a combination of Enterprise common units and Enterprise Class B units in exchange for its TEPPCO units in the merger. The Enterprise Class B units are not entitled to distributions for a period of years. As a result, there is a risk that, for federal income tax purposes, TEPPCO unitholders other than the EPCO affiliate will be deemed to receive an amount of aggregate consideration disproportionate to their pro rata share of the value of the TEPPCO units transferred in the merger and that any amount in excess of their pro rata share would be includable in gross income. Enterprise and TEPPCO intend to take the position that no such taxable transfer will be deemed to occur for federal income tax purposes. Moreover, even if such a transfer were deemed to occur, Enterprise and TEPPCO believe that the amount of taxable income would not be material to a TEPPCO unitholder on a per unit basis.

Gain or Loss From Cash Received in Lieu of Fractional Units

A TEPPCO unitholder who receives cash instead of a fractional Enterprise common unit in the merger will generally recognize gain or loss equal to the difference between the amount of cash received and the unitholder’s adjusted tax basis allocable to such fractional common unit.

Tax Basis of Enterprise Units Received

A TEPPCO unitholder’s initial tax basis in his TEPPCO units consisted of the amount the unitholder paid for the common units plus the unitholder’s share of TEPPCO’s nonrecourse liabilities. That basis has been and will be increased by the unitholder’s share of income and by any increases in the unitholder’s share of nonrecourse liabilities. That basis has been and will be decreased, but not below zero, by distributions, by the unitholder’s share of losses, by any decreases in the unitholder’s share of nonrecourse liabilities and by the unitholder’s share of expenditures that are not deductible in computing taxable income and are not required to be capitalized.

A TEPPCO unitholder’s initial aggregate tax basis in the Enterprise common units the unitholder will receive in the merger will be equal to the unitholder’s aggregate tax basis in the TEPPCO units exchanged therefor, plus the unitholder’s share of Enterprise’s nonrecourse liabilities immediately after the merger, minus the unitholder’s share of TEPPCO’s nonrecourse liabilities attributable to such TEPPCO units exchanged immediately before the merger. In addition, a TEPPCO unitholder’s tax basis in the Enterprise units received will be increased by the amount of any income or gain recognized by the unitholder pursuant to the transactions contemplated by the merger.

Holding Period of Enterprise Common Units Received

Because the merger will be treated as a contribution by TEPPCO of all of its assets to Enterprise in exchange for Enterprise common units followed by a liquidation of TEPPCO in which Enterprise common units are distributed to the TEPPCO unitholders, a TEPPCO unitholder’s holding period for Enterprise common units received in the merger will not be determined by reference to the holding period of the unitholder’s TEPPCO units. Instead, a TEPPCO unitholder’s holding period for the Enterprise common units received in the merger that are attributable to TEPPCO’s capital assets or assets used in its business as defined in Section 1231 of the Code will include TEPPCO’s holding period in those assets. The holding period for Enterprise common units received by a TEPPCO unitholder attributable to other assets of TEPPCO, such as inventory and receivables, or to Enterprise common units deemed received in a taxable transfer will begin on the day following the merger.

Effect of Termination of TEPPCO’s Tax Year at Closing of Merger

TEPPCO uses the year ending December 31 as its taxable year and the accrual method of accounting for federal income tax purposes. As a result of the merger, TEPPCO’s taxable year will end and TEPPCO will be required to file a final federal income tax return for the taxable year ending upon the date the merger is effected. Each TEPPCO unitholder will be required to include in income his share of income, gain, loss and deduction for this period. In addition, a TEPPCO unitholder who has a taxable year ending on a date other than December 31 and after the date the merger is effected must include his share of income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of income, gain, loss and deduction from TEPPCO.

Tax Consequences of the Merger to Enterprise and Its Unitholders

Neither Enterprise nor its unitholders is expected to recognize any income or gain for federal income tax purposes as a result of the merger. Each Enterprise unitholder’s share of nonrecourse liabilities will be recalculated following the merger. A reduction in a unitholder’s share of nonrecourse liabilities may, under certain circumstances, result in the recognition of taxable gain by an Enterprise unitholder. Enterprise and TEPPCO do not expect any Enterprise unitholders to recognize gain in this manner.

Tax Consequences of Owning Enterprise Common Units

No ruling has been or will be requested from the IRS regarding any matter affecting Enterprise following the merger or the consequences of owning Enterprise common units received in the merger. Instead, Enterprise will rely on opinions and advice of Andrews Kurth LLP with respect to such matters. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made below may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the Enterprise common units and the prices at which Enterprise common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to Enterprise’s unitholders and general partner and thus will be borne indirectly by the unitholders and the general partner. Furthermore, the tax treatment of Enterprise or of an investment in Enterprise may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific federal income tax issues:

•	the treatment of a unitholder whose Enterprise common units are loaned to a short seller to cover a short sale of Enterprise common units (please read “— Tax Consequences of Enterprise Common Unit Ownership — Treatment of Short Sales”);

•	whether Enterprise’s monthly convention for allocating taxable income and losses is permitted by existing Treasury regulations (please read “— Disposition of Enterprise Common Units — Allocations Between Transferors and Transferees”);

•	whether Enterprise’s method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Enterprise Common Unit Ownership — Section 754 Election” and “— Uniformity of Enterprise Common Units”); and

•	whether a TEPPCO unitholder will be able to utilize suspended passive losses related to his TEPPCO units to offset income from Enterprise common units.

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage, processing of crude oil, natural gas and products thereof and marketing of any mineral or natural resource. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. Enterprise estimates that less than 4% of its gross income after the completion of the merger is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by Enterprise, TEPPCO and their general partners and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that at least 90% of the combined gross income of Enterprise and TEPPCO constitutes qualifying income.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to the status of Enterprise, EPO or TEPPCO as partnerships for federal income tax purposes. Instead, Enterprise will rely on the opinion of Andrews Kurth LLP that, based upon the Code, its regulations, published revenue rulings and court decisions and the representations described below, Enterprise and EPO will each be classified as a partnership for federal income tax purposes.

In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by Enterprise and its general partner. The representations made by Enterprise and its general partner upon which counsel has relied include:

•	Neither Enterprise nor EPO has elected or will elect to be treated as a corporation; and

•	For each taxable year, more than 90% of Enterprise’s gross income has been and will be income that Andrews Kurth LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code.

If Enterprise fails to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery (in which case the IRS may also require Enterprise to make adjustments with respect to its unitholders or pay other amounts), Enterprise will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which it fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in it. This deemed contribution and liquidation should be tax-free to unitholders and Enterprise so long as Enterprise, at that time, does not have liabilities in excess of the tax basis of its assets. Thereafter, Enterprise would be treated as a corporation for federal income tax purposes.

If Enterprise were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the unitholders, and its net income would be taxed at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of the current or accumulated earnings and profits of Enterprise, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his Enterprise common units, or taxable capital gain, after the unitholder’s tax basis in his Enterprise common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the Enterprise common units.

The discussion below is based on Andrews Kurth LLP’s opinion that Enterprise will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Enterprise will be treated as partners of Enterprise for federal income tax purposes. Also:

•	assignees who have executed and delivered transfer applications and are awaiting admission as limited partners, and

•	unitholders whose Enterprise common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Enterprise common units, will be treated as partners of Enterprise for federal income tax purposes. As there is no direct or indirect controlling authority addressing assignees of Enterprise common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Andrews Kurth LLP does not extend to these persons. Furthermore, a purchaser or other transferee of Enterprise common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to the record holders of Enterprise common units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of Enterprise common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Enterprise Common Unit Ownership — Treatment of Short Sales.”

Items of our income, gain, deduction and loss would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to their tax consequences of holding units in Enterprise for federal income tax purposes. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Enterprise for federal income tax purposes.

Tax Consequences of Enterprise Common Unit Ownership

Flow-through of Taxable Income.  Enterprise will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of the income, gains, losses and deductions of Enterprise without regard to whether corresponding cash distributions are received by him. Consequently, Enterprise may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of the income, gains, losses and deductions for the taxable year or years ending with or within his taxable year. The taxable year of Enterprise ends on December 31.

Treatment of Distributions.  Distributions by Enterprise to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of such cash distribution exceeds his tax basis in his Enterprise common units immediately before the distribution. Cash distributions in excess of a unitholder’s tax basis in his Enterprise common units generally will be considered to be gain from the sale or exchange of the Enterprise common units, taxable in accordance with the rules described under “— Disposition of Enterprise Common Units” below. Any reduction in a unitholder’s share of Enterprise liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent distributions by Enterprise cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in Enterprise because of the issuance of additional Enterprise common units will decrease his share of nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his Enterprise common units, if the distribution reduces the unitholder’s share of Enterprise’s “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with Enterprise in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Enterprise Common Units.  A unitholder’s initial tax basis for his Enterprise common units received in the merger will be equal to his tax basis in the TEPPCO units exchanged therefor, plus his share of Enterprise nonrecourse liabilities immediately after the merger, minus his share of TEPPCO nonrecourse liabilities attributable to such TEPPCO units immediately before the merger. That initial tax basis generally will be increased by his share of Enterprise income and by any increases in his share of Enterprise nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions, by the unitholder’s share of Enterprise losses, by any decreases in his share of Enterprise nonrecourse liabilities and by his share of Enterprise’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of Enterprise debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of nonrecourse liabilities. Please read “— Disposition of Enterprise Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.  The ability of a unitholder to deduct his share of Enterprise losses is limited first by his basis and the amount he has at risk, and second, by application of the passive loss rules.

The deduction by a unitholder of his share of Enterprise losses will first be limited to the tax basis in his Enterprise common units and, in the case of an individual unitholder or a corporate unitholder, if more than

50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to Enterprise activities, if that amount is less than his tax basis. A unitholder must recapture losses deducted in previous years as income from such activity to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased provided such losses are otherwise allowable. Upon the taxable disposition of an Enterprise common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his Enterprise common units, excluding any portion of that basis attributable to his share of Enterprise nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop-loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his Enterprise common units, if the lender of those borrowed funds owns an interest in Enterprise, is related to another unitholder who has an interest in Enterprise or can look only to the Enterprise common units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s Enterprise common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of Enterprise nonrecourse liabilities.

Second, the passive loss limitation rules generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitation rules are applied separately with respect to each publicly traded partnership. Consequently, any passive losses generated by Enterprise will be available to offset only passive income generated by Enterprise in the future and will not be available to offset income from other passive activities or investments, including Enterprise’s investments or investments in other publicly traded partnerships, or salary or active business income.

Passive losses that are not deductible because they exceed a unitholder’s share of income Enterprise generates may be deducted in full when he disposes of his entire ownership interest in Enterprise in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of Enterprise net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

There is no guidance as to whether suspended passive activity losses of TEPPCO units will be available to offset passive activity income that is allocated to a former TEPPCO unitholder from Enterprise activities after the merger. The IRS may contend that Enterprise is not the same partnership as TEPPCO and, accordingly, the passive loss limitation rules will not allow use of such losses until such time as all of such unitholder’s Enterprise common units are sold. An Enterprise common unitholder may take the position, however, that Enterprise should be deemed a continuation of TEPPCO for this purpose such that any suspended TEPPCO losses would be available to offset Enterprise taxable income allocated to such unitholder. Because of the lack of guidance with respect to this issue, Andrews Kurth LLP is unable to opine as to whether suspended passive activity losses arising from TEPPCO activities will be available to offset Enterprise taxable income allocated to a former TEPPCO unitholder following the merger. If you have losses with respect to TEPPCO units, please consult your tax advisor.

Limitations on Interest Deductions.  The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	Enterprise’s interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry an Enterprise common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to unitholders. In addition, the unitholder’s share of Enterprise’s portfolio income will be treated as investment income.

Entity-Level Collections.  If Enterprise is required or elects under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, it is authorized to pay those taxes from its funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, Enterprise is authorized to treat the payment as a distribution to all current unitholders. Enterprise is authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Enterprise common units and to adjust later distributions so that after giving effect to these distributions the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by Enterprise as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.  In general, if Enterprise has a net profit, items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in Enterprise. At any time that incentive distributions are made to the general partner, gross income will be allocated to the general partner to the extent of these distributions. If Enterprise has a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests to the extent of their positive capital accounts and, second, to the general partner.

Specified items of income, gain, loss and deduction will be allocated under Section 704(c) of the Code to account for the difference between the tax basis and fair market value of property contributed to Enterprise by the general partner and its affiliates, referred to in this discussion as “Contributed Property.” The effect of these allocations to a TEPPCO unitholder as a result of the merger will be essentially the same as if the tax basis of Enterprise’s assets were equal to their fair market value at the time of merger. Conversely, specified items of income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property deemed contributed to Enterprise by TEPPCO in the merger. The effect of these allocations to an Enterprise unitholder as a result of the merger will be essentially the same as if the tax basis of TEPPCO assets were equal to their fair market value at the time of merger. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although Enterprise does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of Enterprise income and gain will be allocated in such amount and manner as is needed to eliminate the negative balance as quickly as possible.

Under these rules for example, in the event that Enterprise is required to divest itself of certain assets following the merger to satisfy regulatory requirements, all or a portion of any gain recognized as a result of a divestiture of assets formerly owned by TEPPCO may be required to be allocated to the pre-merger TEPPCO unitholders, and all or a portion of any gain recognized as a result of a divestiture of assets historically owned by Enterprise may be required to be allocated to the pre-merger Enterprise unitholders. In addition, any income or gain Enterprise recognizes as a result of any transactions entered into to simplify the capital structure of the combined company following the merger will be allocated to unitholders in accordance with Enterprise’s partnership agreement. No special distributions will be made to the unitholders with respect to any tax liability resulting from allocations described in this paragraph.

An allocation of items of Enterprise income, gain, loss or deduction, other than an allocation required by the Code to eliminate the difference between a partner’s book capital account credited with the fair market value of Contributed Property, and “tax” capital account credited with the tax basis of Contributed Property referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in Enterprise, which will be determined by taking into account all the facts and circumstances, including his relative contributions to Enterprise, the interests of all the partners in profits and losses, the interest of all the partners in cash flow and other nonliquidating distributions and rights of all the partners to distributions of capital upon liquidation.

Andrews Kurth LLP is of the opinion that, with the exception of the issues described in “— Tax Consequences of Enterprise Common Unit Ownership — Section 754 Election,” “— Uniformity of Enterprise Common Units” and “— Disposition of Enterprise Common Units — Allocations Between Transferors and Transferees,” allocations under the Enterprise partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales.  A unitholder whose Enterprise common units are loaned to a “short seller” to cover a short sale of Enterprise common units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those Enterprise common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of Enterprise’s income, gain, loss or deduction with respect to those Enterprise common units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those Enterprise common units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Andrews Kurth LLP has not rendered an opinion regarding the treatment of a unitholder whose Enterprise common units are loaned to a short seller to cover a short sale of Enterprise common units; therefore unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their Enterprise common units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Enterprise Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax.  Each unitholder will be required to take into account his distributive share of any items of Enterprise income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Enterprise unitholders are urged to consult with their tax advisors as to the impact of owning Enterprise common units on their liability for the alternative minimum tax.

Tax Rates.  In general the highest effective U.S. federal income tax rate for individuals currently is 35% and the maximum U.S. federal income tax rate for net capital gains of an individual currently is 15% if the asset disposed of was a capital asset held for more than 12 months at the time of disposition. However, absent new legislation extending the current rates, beginning January 1, 2011, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively.

Section 754 Election.  Enterprise has made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election generally permits Enterprise to adjust an Enterprise common unit purchaser’s tax basis in Enterprise’s assets (“inside basis”) under Section 743(b) of the Code to reflect his purchase price. This election does not apply to a person who purchases Enterprise common units directly from Enterprise. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in Enterprise’s assets will be considered to have two components (1) his share of the tax basis in Enterprise’s assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury regulations under Section 743 of the Code require that, if the remedial allocation method is adopted (which Enterprise has adopted), a portion of the Section 743(b) adjustment attributable to recovery property under Section 168 of the Code be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under the Enterprise partnership agreement, its general partner is authorized to take a position to preserve the uniformity of Enterprise common units even if that position is not consistent with these Treasury regulations. Please read “— Tax Treatment of Operations” and “— Uniformity of Enterprise Common Units.”

Although Andrews Kurth LLP is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, Enterprise intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of the property, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the Treasury regulations under Section 743 but is arguably inconsistent with Treasury regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of Enterprise’s assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, Enterprise will apply the rules described in the Treasury regulations and legislative history. If Enterprise determines that this position cannot reasonably be taken, it may take a depreciation or amortization position under which all purchasers acquiring Enterprise common units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in Enterprise’s assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Enterprise Common Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his Enterprise common units is higher than the units’ share of the aggregate tax basis of Enterprise’s assets immediately prior to the transfer. In that case, as a result of the election the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of Enterprise’s assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his Enterprise common units is lower than those units’ share of the aggregate tax basis of the Enterprise’s assets immediately prior to the transfer. Thus the fair market value of the Enterprise common units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in Enterprise if Enterprise has a substantial built-in loss immediately after the transfer or if Enterprise distributes property and has a substantial built-in loss immediately after the transfer or if Enterprise distributes property and has a substantial basis reduction. Generally a built-in loss or basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of Enterprise’s assets and other matters. For example, the allocation of the Section 743(b) adjustment among the Enterprise’s assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by Enterprise to its tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than Enterprise’s tangible assets. There are no assurances that the determinations Enterprise makes will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in Enterprise’s opinion the expense of compliance exceed the benefit of the election, it may seek permission from the IRS to revoke its Section 754 election. If permission is granted a subsequent purchaser of Enterprise common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.  Enterprise uses the year ending December 31 as its taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of income, gain, loss and deduction for Enterprise’s taxable year or years ending within or with his taxable year. In addition, a unitholder who has a taxable year different than Enterprise’s taxable year and who disposes of all of his Enterprise common units following the close of Enterprise’s taxable year but before the close of his taxable year must include his share of income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of income, gain, loss and deduction. Please read “— Disposition of Enterprise Common Units — Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization.  The tax basis of Enterprise’s assets will be used for purposes of computing depreciation and cost recovery deductions and ultimately gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of Enterprise’s assets and their tax basis immediately prior to the merger will be borne by Enterprise GP, its affiliates and the Enterprise unitholders as of that time, and the federal income tax burden associated with the difference between the fair market value of TEPPCO’s assets and their tax basis immediately prior to the Merger will be borne by the TEPPCO unitholders as of that time. Please read “— Tax Consequences of Enterprise Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, Enterprise may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property subsequently acquired or constructed may be depreciated using accelerated methods permitted by the Code.

If Enterprise disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property Enterprise owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in Enterprise. Please read “— Tax Consequences of Enterprise Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Enterprise Common Units — Recognition of Gain or Loss.”

Valuation and Tax Basis of Enterprise Properties.  The federal income tax consequences of the ownership and disposition of Enterprise common units will depend in part on Enterprise’s estimates of the relative fair market values, and the tax bases, of Enterprise’s assets. Although Enterprise may from time to time consult with professional appraisers regarding valuation matters, it will make many of the relative fair market value estimates itself. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Enterprise Common Units

Recognition of Gain or Loss.  Gain or loss will be recognized on a sale of Enterprise common units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the common units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of the Enterprise nonrecourse liabilities attributable to the common units sold. Because the amount realized includes a unitholder’s share of the Enterprise nonrecourse liabilities, the gain recognized on the sale of Enterprise common units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from Enterprise in excess of cumulative net taxable income for an Enterprise common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in Enterprise common units, on the sale or exchange of an Enterprise common unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of Enterprise common units held more than 12 months will generally be taxed at a maximum rate of 15% through December 31, 2010 and 20% thereafter (absent legislation extending the current rate). A portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” Enterprise owns. The term unrealized receivables includes potential recapture items including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of an Enterprise common unit and may be recognized even if there is a net taxable loss realized on the sale of an Enterprise common unit. Thus a unitholder may recognize both ordinary income and a capital loss upon a sale of Enterprise common units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income each year in the case of individuals and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury regulations under Section 1223 of the Code allow a selling unitholder who can identify Enterprise common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis Enterprise common units to sell as would be the case with corporate stock, but, according to the Treasury regulations, may designate specific common units sold for purposes of determining the holding period of the common units transferred. A unitholder electing to use the actual holding period of Enterprise common units transferred must consistently use that identification method for all subsequent sales or exchanges of Enterprise common units. A unitholder considering the purchase of additional Enterprise common units or a sale of Enterprise common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.  In general, Enterprise’s taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of Enterprise common units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of Enterprise’s assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring Enterprise common units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Andrews Kurth LLP is unable to opine on the validity of this method of allocating income and deductions between unitholders. Enterprise uses this method because it is not administratively feasible to make these allocations on a more frequent basis. If this method is not allowed under the Treasury Regulations, Enterprise’s taxable income or losses might be reallocated among the unitholders. Enterprise is authorized to revise its method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns Enterprise common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements.  A unitholder who sells any of his Enterprise common units, other than through a broker, generally is required to notify Enterprise in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser who purchases Enterprise common units from another unitholder is generally required to notify us in writing of that purchase within 30 days after the purchase. Enterprise is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify Enterprise of a transfer of Enterprise common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination.  Enterprise will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a 12 month period. A constructive termination results in the closing of Enterprise’s taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from Enterprise’s taxable year, the closing of Enterprise’s taxable year may result in more than 12 months of Enterprise’s taxable income or loss being includable in his taxable income for the year of termination. Enterprise would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of deductions for depreciation. A termination could also result in penalties if Enterprise were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject Enterprise to, any tax legislation enacted before the termination.

Uniformity of Enterprise Common Units

Because Enterprise cannot match transferors and transferees of Enterprise common units, it must maintain uniformity of the economic and tax characteristics of the Enterprise common units to a purchaser of these units. In the absence of uniformity, it may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the Enterprise common units. Please read “— Tax Consequences of Enterprise Common Unit Ownership — Section 754 Election.”

Enterprise intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property or treat that portion as nonamortizable, to the extent attributable to property which is not amortizable, consistent with the Treasury regulations under Section 743 even though that position may be inconsistent with Treasury regulation Section 1.167(c)-1(a)(6). Please read “— Tax Consequences of Enterprise Common Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, Enterprise will apply the rules described in the Treasury regulations and legislative history. If Enterprise determines that this position cannot reasonably be taken, it may adopt a depreciation and amortization position under which all purchasers acquiring Enterprise common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in Enterprise’s property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if Enterprise determines that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If Enterprise chooses not to utilize this aggregate method, it may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any Enterprise common units that would not have a material adverse effect on the unitholders. Andrews Kurth LLP is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of Enterprise common units might be affected and the gain from the sale of Enterprise common units might be increased without the benefit of additional deductions. Enterprise does not believe these allocations will affect any material items of income, gain, loss or deduction. Please read “— Disposition of Enterprise Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of Enterprise common units by employee benefit plans, other tax exempt organizations, nonresident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including IRAs and other retirement plans are subject to federal income tax on unrelated business taxable income. Virtually all of the income of Enterprise allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such a permitted source. Enterprise anticipates that all of its net income will be treated as derived from such a permitted source.

Nonresident aliens and foreign corporations, trusts or estates that own Enterprise common units will be considered to be engaged in a trade or business in the United States because of the ownership of the units. As a consequence they will be required to file federal tax returns to report their share of Enterprise income, gain, loss or deduction and pay federal income tax at regular rates on their share of Enterprise net income or gain. Under rules applicable to publicly traded partnerships, Enterprise will withhold at applicable rates on cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to Enterprise’s transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a foreign corporation that owns Enterprise common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of Enterprise income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of an Enterprise common unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in a trade or business in the U.S. by virtue of the ownership of units, under this ruling, a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to federal income tax on gain realized on the sale or disposition of units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of an Enterprise common unit if he has owned less than 5% in value of the Enterprise common units during the five-year period ending on the date of the disposition and if the Enterprise common units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures.  Enterprise intends to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes his share of the income, gain, loss and deduction for Enterprise’s preceding taxable year. In preparing this information, which will not be reviewed by counsel, Enterprise will take various accounting and reporting positions, some of which have been mentioned earlier, to determine the unitholder’s share of income, gain, loss and deduction. There are no assurances that those positions will yield a result that conforms to the requirements of the Code, Treasury regulations or administrative interpretations of the IRS. Neither Enterprise nor Andrews Kurth LLP can assure unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the Enterprise common units.

The IRS may audit Enterprise’s federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder’s return could result in adjustments not related to Enterprise’s returns as well as those related to Enterprise’s returns.

Partnerships generally are treated as separate entities for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction is determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names Enterprise GP as Enterprise’s Tax Matters Partner.

The Tax Matters Partner will make some elections on Enterprise’s behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in Enterprise’s returns. The Tax Matters Partner may bind a unitholder with less than a 1% interest in Enterprise’s profits to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment, and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on Enterprise’s return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.  Persons who hold an interest in Enterprise as a nominee for another person are required to furnish the following information to Enterprise:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	a statement regarding whether the beneficial owner is

(1)	a person that is not a U.S. person,

(2)	a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

(3)	a tax-exempt entity;

•	the amount and description of Enterprise common units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Enterprise common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $l00,000 per calendar year, is imposed by the Code for failure to report that information to Enterprise. The nominee is required to supply the beneficial owner of the Enterprise common units with the information furnished to Enterprise.

Accuracy-related Penalties.  An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority,” or

•	as to which there is a reasonable basis if the pertinent facts of that position are adequately disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, Enterprise must disclose the pertinent facts on its return. In addition, Enterprise will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” but Enterprise believes it is not a tax shelter.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions.  If Enterprise were to engage in a “reportable transaction,” Enterprise (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or a “transaction of interest” or that it produces certain kinds of losses in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Enterprise’s participation in a reportable transaction could increase the likelihood that its federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” above.

Moreover, if Enterprise were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-related Penalties;”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

Enterprise does not expect to engage in any “reportable transactions.”

Registration as a Tax Shelter.  Enterprise registered as a “tax shelter” under the law in effect at the time of its initial public offering and was assigned a tax shelter registration number. The American Job Creation Act of 2004 repealed the tax shelter registration rules and replaced them with the reporting regime described above at “— Reportable Transactions.” Issuance of a tax shelter registration number to Enterprise does not indicate that investment in Enterprise or the claimed tax benefits have been reviewed, examined or approved by the IRS. The term “tax shelter” has a different meaning for this purpose than under the penalty rules described above at “— Accuracy-related Penalties.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, each unitholder likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which Enterprise does business or owns property or in which the unitholder is a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in Enterprise. A unitholder will be required to file income tax returns and to pay income taxes in some or all of the jurisdictions in which Enterprise does business or owns property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require Enterprise, or Enterprise may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return in that jurisdiction. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by Enterprise. Please read “— Tax Consequences of Enterprise Common Unit Ownership — Entity-Level Collections.” Based on current law and Enterprise’s estimate of our future operations, Enterprise GP anticipates that any amounts required to be withheld will not be material. Enterprise may also own property or do business in other states in the future.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in Enterprise. Accordingly, Enterprise and TEPPCO urge each unitholder to consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal, tax returns that may be required of him. Andrews Kurth LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

UNITHOLDER PROPOSALS

Under applicable Delaware law and TEPPCO’s partnership agreement, TEPPCO is not required to hold an annual meeting of its unitholders (limited partners). Ownership of TEPPCO units does not entitle TEPPCO unitholders to make proposals at the special meeting. Under TEPPCO’s partnership agreement, only its general partner can make a proposal at the meeting. TEPPCO’s partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership. Doing so would jeopardize the limited partners’ limited liability under the Delaware Act or the law of any other state in which TEPPCO is qualified to do business.

LEGAL MATTERS

The validity of the Enterprise common units to be issued in the merger, certain tax matters relating to those units and certain tax matters relating to the merger will be passed upon for Enterprise by Andrews Kurth LLP, Houston, Texas. Andrews Kurth LLP has provided legal services to TEPPCO in the past regarding matters unrelated to the merger. Certain tax matters relating to the merger will be passed upon for TEPPCO by Baker Botts L.L.P., Houston, Texas. Baker Botts L.L.P. has also provided legal services to Enterprise in the past regarding matters unrelated to the merger.

EXPERTS

The (i) consolidated financial statements of Enterprise Products Partners L.P. and subsidiaries incorporated in this proxy statement/prospectus by reference from Enterprise Products Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2008, retrospectively adjusted by our Current Report on Form 8-K filed on July 8, 2009, and (ii) the effectiveness of the Enterprise Products Partners L.P. and subsidiaries’ internal control over financial reporting incorporated in this proxy statement/prospectus by reference from the Enterprise Products Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph concerning the retrospective adjustments related to the adoption of SFAS 160 and EITF 07-4 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of Enterprise Products GP, LLC and subsidiaries as of December 31, 2008, incorporated in this proxy statement/prospectus by reference from Enterprise Products Partners L.P.’s Current Report on Form 8-K filed on March 12, 2009, retrospectively adjusted by Enterprise Products Partners L.P.’s Current Report on Form 8-K filed on July 8, 2009, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports express an unqualified opinion on the financial statements and include an explanatory paragraph concerning the retrospective adjustments related to the adoption of SFAS 160). Such consolidated balance sheets have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The (i) consolidated financial statements of TEPPCO Partners, L.P. and subsidiaries incorporated in this proxy statement/prospectus by reference from TEPPCO Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2008, and (ii) the effectiveness of TEPPCO Partners, L.P. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC as of December 31, 2008 incorporated in this proxy statement/prospectus by reference from TEPPCO Partners, L.P.’s Current Report on Form 8-K filed on March 5, 2009, retrospectively adjusted by our Current Report on Form 8-K filed on July 8, 2009, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference (which reports express an unqualified opinion on the financial statements and include an explanatory paragraph concerning the retrospective adjustments related to the adoption of SFAS 160). Such consolidated balance sheets have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Jonah Gas Gathering Company and subsidiary incorporated in this proxy statement/prospectus by reference from the Annual Report on Form 10-K of TEPPCO Partners, L.P. for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Enterprise and TEPPCO file annual, quarterly and current reports, and other information with the Commission under the Exchange Act of 1934. You may read and copy any document filed with the Commission at its public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information regarding the public reference room. The filings are also available to the public at the Commission’s website at http://www.sec.gov. In addition, documents filed by Enterprise and TEPPCO can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The Commission allows Enterprise and TEPPCO to incorporate by reference information into this proxy statement/prospectus, which means that Enterprise and TEPPCO can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus. Any later information filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act up until the date of the special meeting shall be deemed to be incorporated by reference into this proxy statement/prospectus and will automatically update and supersede this information. Therefore, before you vote to approve the merger agreement and the merger, you should always check for reports Enterprise and TEPPCO may have filed with the Commission after the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Enterprise and TEPPCO have previously filed with the Commission, excluding any information in a Form 8-K furnished pursuant to Items 2.02 or 7.01 (unless otherwise indicated), which is not deemed filed under the Exchange Act.

Enterprise’s Filings (Commission File No. 1-14323)

•	Annual Report on Form 10-K for the year ended December 31, 2008 (retrospectively adjusted by our Current Report on Form 8-K as filed with the SEC on July 8, 2009 for the adoption of SFAS 160 and EITF 07-4);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	Current Reports on Form 8-K filed with the Commission on January 12, 2009, January 16, 2009, January 23, 2009, February 5, 2009, March 12, 2009 (retrospectively adjusted by our Current Report on Form 8-K as filed with the SEC on July 8, 2009 for the adoption of SFAS 160), April 2, 2009, April 21, 2009, May 11, 2009, June 5, 2009, June 10, 2009, June 29, 2009, July 8, 2009 and August 10, 2009; and

•	The description of Enterprise’s common units in the Registration Statement on Form 8-A, initially filed with the Commission on July 21, 1998, as amended by Form 8-A/A filed with the Commission on May 15, 2007, Commission File No. 001-14323.

You may request a copy of these filings at no cost by making written or telephone requests for copies to: Enterprise Products Partners L.P., 1100 Louisiana, 10th Floor, Houston, Texas 77002; Telephone: (713) 381-6500.

Enterprise also makes available free of charge on its internet website at http://www.epplp.com its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on Enterprise’s website is not part of this proxy statement/prospectus.

TEPPCO’s Filings (Commission File No. 1-10403)

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009; and

•	Current Reports on Form 8-K filed with the Commission on January 16, 2009, January 23, 2009, February 5, 2009, March 5, 2009 (retrospectively adjusted by our Current Report on Form 8-K as filed with the SEC on July 8, 2009 for the adoption of SFAS 160), March 12, 2009, April 21, 2009, April 23, 2009, April 29, 2009, May 12, 2009, June 29, 2009, July 8, 2009 and August 10, 2009.

You may request a copy of these filings at no cost by making written or telephone requests for copies to: TEPPCO Partners, L.P., 1100 Louisiana, Suite 1600, Houston, Texas 77002; Telephone: (713) 381-3636.

TEPPCO also makes available free of charge on its internet website at http://www.teppco.com its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on TEPPCO’s website is not part of this proxy statement/prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference contain various forward-looking statements and information that are based on the beliefs of Enterprise and TEPPCO and those of their respective general partners, as well as assumptions made by Enterprise and TEPPCO and information currently available to them. When used in this proxy statement/prospectus, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding plans and objectives for future operations, are intended to identify forward-looking statements. They include statements regarding the timing and expected benefits of the business combination transaction involving Enterprise and TEPPCO, including:

•	expected commercial and operational synergies over time;

•	cash flow growth and accretion;

•	future distribution increases and growth;

•	internal growth projects;

•	future issuances of debt and equity securities; and

•	other objectives, expectations and intentions and other statements that are not historical facts.

These statements are based on the current expectations and estimates of the management of Enterprise and TEPPCO and their respective general partners; actual results may differ materially due to certain risks and uncertainties. Although Enterprise, TEPPCO and their respective general partners believe that the expectations reflected in such forward-looking statements are reasonable, they cannot give assurances that such expectations will prove to be correct. For instance, although Enterprise and TEPPCO have signed a merger agreement, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if TEPPCO does not receive the necessary approval of their unitholders, and also may be terminated if any conditions to closing are not satisfied. Other risks and uncertainties that may affect actual results include:

•	Enterprise’s failure to successfully integrate the respective business operations of Enterprise and TEPPCO upon completion of the merger or its failure to successfully integrate any future acquisitions, maintain key personnel and customer relationships and obtain favorable contract renewals;

•	the failure to realize the anticipated cost savings, synergies and other benefits of the proposed merger;

•	the success of risk management activities;

•	environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves;

•	maintenance of the combined company’s credit rating and ability to receive open credit from its suppliers and trade counterparties;

•	declines in volumes transported on the combined company’s pipelines or barges;

•	reduction in demand for natural gas, various grades of crude oil, refined products, NGLs and petrochemicals and resulting changes in pricing conditions or pipeline throughput requirements;

•	fluctuations in refinery capacity;

•	the availability of, and the combined company’s ability to consummate, acquisition or combination opportunities;

•	Enterprise’s access to capital to fund additional acquisitions and Enterprise’s ability to obtain debt or equity financing on satisfactory terms;

•	unanticipated changes in crude oil market structure and volatility (or lack thereof);

•	the impact of current and future laws, rulings and governmental regulations;

•	the effects of competition;

•	continued creditworthiness of, and performance by, the combined company’s counterparties;

•	interruptions in service and fluctuations in rates of third party pipelines that affect the combined company’s assets;

•	increased costs or lack of availability of insurance;

•	fluctuations in crude oil, natural gas, NGL and related hydrocarbon prices and production due to weather and other natural and economic forces;

•	shortages or cost increases of power supplies, materials or labor;

•	weather interference with business operations or project construction;

•	terrorist attacks aimed at Enterprise’s or TEPPCO’s facilities;

•	general economic, market or business conditions; and

•	other factors and uncertainties discussed in this proxy statement/prospectus and Enterprise’s and TEPPCO’s respective filings with the Securities and Exchange Commission, including their Annual Reports on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review carefully the risk factors described under “Risk Factors” in this proxy statement/prospectus and incorporated by reference into this document.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

ENTERPRISE PRODUCTS PARTNERS L.P.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed consolidated financial statements have been prepared to assist in the analysis of financial effects of the proposed merger between Enterprise Products Partners L.P. and TEPPCO Partners, L.P. The unaudited pro forma condensed statements of consolidated operations for the six months ended June 30, 2009 and the years ended December 31, 2008, 2007 and 2006 assume the merger-related transactions (as described beginning on page F-9) all occurred on January 1 of each period presented. The unaudited pro forma condensed consolidated balance sheet shows the financial effects of the merger-related transactions as if they had occurred on June 30, 2009.

Unless the context requires otherwise, references to “Enterprise” are intended to mean the consolidated business and operations of Enterprise Products Partners L.P., which include Enterprise Products Operating LLC (“EPO”). References to “TEPPCO” are intended to mean the consolidated business and operations of TEPPCO Partners, L.P. References to “TEPPCO GP” are intended to mean Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO. References to “Enterprise GP Holdings” are intended to mean Enterprise GP Holdings L.P., which owns TEPPCO GP and Enterprise GP. References to “EPCO” mean EPCO, Inc. and its privately held subsidiaries, which are related party affiliates to all of the foregoing named entities. References to “DFI” are intended to mean Duncan Family Interests, Inc., which is a privately held subsidiary of EPCO. Dan L. Duncan is the Group Co-Chairman and controlling shareholder of EPCO.

The unaudited pro forma condensed consolidated financial statements of Enterprise should be read in conjunction with and are qualified in their entirety by reference to the notes accompanying such unaudited pro forma condensed consolidated financial statements and with the historical consolidated financial statements and related notes of Enterprise included in its Form 8-K dated July 8, 2009 for the years ended December 31, 2008, 2007 and 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. The condensed consolidated financial statements of TEPPCO included herein are qualified in their entirety by reference to the historical consolidated financial statements and related notes of TEPPCO included in its Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

The proposed merger transactions will be accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. The financial and operating policies of Enterprise, TEPPCO, Enterprise GP Holdings and their respective general partners, and EPCO and its privately held subsidiaries, are under common control of Mr. Duncan.

The unaudited pro forma condensed consolidated financial statements do not give effect to any divestiture of assets that may be required for governmental approval of the proposed merger. They also do not give effect to any anticipated commercial synergies or cost savings that management believes may result from the proposed merger. The unaudited pro forma condensed consolidated financial statements also do not reflect any potential payments by TEPPCO related to its settlement of the Brinckerhoff litigation in excess of any expected insurance proceeds.

TEPPCO GP has no assets or liabilities or earnings apart from its investment in TEPPCO. Since these amounts would be eliminated in consolidation, we have not included a separate column for TEPPCO GP in the accompanying unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements are based on assumptions that Enterprise believes are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of the combined company.

ENTERPRISE PRODUCTS PARTNERS L.P.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET — PART I
June 30, 2009
(Amounts in millions)

	Enterprise	TEPPCO	Pro Forma		Enterprise
	Historical	Historical	Adjustments		Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$65.0	$—	$3.7	(b)	$42.6
			(26.1	)(d)
Accounts and notes receivable, net	1,279.6	995.5	40.3	(b)	2,265.9
			(49.5	)(c)
Inventories	965.8	95.6	(13.1	)(a)	1,050.8
			2.5	(b)
Prepaid and other current assets	558.5	38.7	13.1	(a)	614.0
			3.7	(b)

Total current assets	2,868.9	1,129.8	(25.4)		3,973.3
Property, plant and equipment, net	13,582.0	2,591.6	1,042.7	(b)	17,230.1
			13.8	(e)
Investments in and advances to unconsolidated affiliates, net	901.4	1,198.9	(1,199.6	)(b)	900.7
			2,755.2	(g)
			(2,755.2	)(l)
Intangible assets, net	813.5	195.1	129.9	(b)	1,139.6
			1.1	(e)
Goodwill	706.9	106.6	2.8	(b)	2,019.7
			1,203.4	(e)
Other assets	149.8	132.9	2.0	(b)	283.0
			(1.7	)(h)

Total assets	$19,022.5	$5,354.9	$1,169.0		$25,546.4

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET — PART II
June 30, 2009
(Amounts in millions)

	Enterprise	TEPPCO	Pro Forma		Enterprise
	Historical	Historical	Adjustments		Pro Forma

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of debt	$181.4	$—			$181.4
Accounts payable and accrued expenses	2,102.1	1,065.8	$23.0	(b)	3,141.4
			(49.5	)(c)
Other current liabilities	528.1	21.1	4.6	(b)	553.8

Total current liabilities	2,811.6	1,086.9	(21.9)		3,876.6

Long-term debt:
Senior debt obligations — principal	7,950.1	2,423.3	(723.3	)(h)	10,373.4
			723.3	(h)
Junior subordinated notes — principal	1,232.7	300.0			1,532.7
Other	41.5	10.5			52.0

Total long-term debt	9,224.3	2,733.8			11,958.1

Other long-term liabilities	167.7	27.8	0.4	(b)	195.9
Commitments and contingencies
Equity:
Partners’ equity:
Limited partners	6,310.8	1,675.7	(25.6	)(d)	8,995.9
			1,193.9	(e)
			2,700.1	(g)
			(1.7	)(h)
			(2,857.3	)(l)
General partner	128.6	(126.3)	(0.5	)(d)	183.4
			24.4	(e)
			55.1	(g)
			102.1	(l)
Accumulated other comprehensive loss	(130.9)	(43.0)			(173.9)

Total partners’ equity	6,308.5	1,506.4	1,190.5		9,005.4
Noncontrolling interest	510.4	—			510.4

Total equity	6,818.9	1,506.4	1,190.5		9,515.8

Total liabilities and equity	$19,022.5	$5,354.9	$1,169.0		$25,546.4

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.
UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS
For the Six Months Ended June 30, 2009
(Amounts in millions, except per unit amounts)

	Enterprise	TEPPCO	Pro Forma		Enterprise
	Historical	Historical	Adjustments		Pro Forma

Revenues	$6,931.0	$3,370.8	$120.7	(b)	$10,321.2
			(101.3	)(c)
Costs and expenses	6,226.3	3,229.2	60.7	(b)	9,415.2
			(101.3	)(c)
			0.3	(f)
Equity earnings	(4.2)	—	12.9	(a)	(51.4)
			(60.1	)(b)

Operating income	700.5	141.6	12.5		854.6

Other income (expense):
Interest expense	(246.6)	(64.4)	—	(i)	(311.0)
Equity earnings	—	12.9	(12.9	)(a)	—
Other, net	0.9	1.0	0.1	(b)	2.0

Total other income (expense)	(245.7)	(50.5)	(12.8)		(309.0)

Income before provision for income taxes	454.8	91.1	(0.3)		545.6
Provision for income taxes	(17.4)	(1.7)	—		(19.1)

Income from continuing operations	$437.4	$89.4	$(0.3)		$526.5

Income allocation:
Enterprise Products Partners L.P.:
Limited partners	$333.3		$66.9	(m)	$400.2

General partner	$78.6		$22.2	(m)	$100.8

Noncontrolling interests	$25.5				$25.5

Basic earnings per unit:
Number of units used in denominator	455.5		1.3	(g)	582.4

			125.6	(j)
Income per unit from continuing operations	$0.73		$(0.05	)(n)	$0.68

Diluted earnings per unit:
Number of units used in denominator	455.6		1.3	(g)	587.0

			125.6	(j)
			4.5	(k)
Income per unit from continuing operations	$0.73		$(0.05	)(n)	$0.68

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.
UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS
For the Year Ended December 31, 2008
(Amounts in millions, except per unit amounts)

	Enterprise	TEPPCO	Pro Forma		Enterprise
	Historical	Historical	Adjustments		Pro Forma

Revenues	$21,905.7	$13,532.9	$233.0	(b)	$35,469.6
			(202.0	)(c)
Costs and expenses	20,551.6	13,279.5	126.8	(b)	33,756.1
			(202.0	)(c)
			0.2	(f)
Equity earnings	59.1	—	82.7	(a)	34.8
			(107.0	)(b)

Operating income	1,413.2	253.4	81.7		1,748.3

Other income (expense):
Interest expense	(400.7)	(140.0)	(1.7	)(i)	(542.4)
Equity earnings	—	82.7	(82.7	)(a)	—
Other, net	9.3	2.1	0.8	(b)	12.2

Total other income (expense)	(391.4)	(55.2)	(83.6)		(530.2)

Income before provision for income taxes	1,021.8	198.2	(1.9)		1,218.1
Provision for income taxes	(26.4)	(4.6)	—		(31.0)

Income from continuing operations	$995.4	$193.6	$(1.9)		$1,187.1

Income allocation:
Enterprise Products Partners L.P.:
Limited partners	$811.5		$150.7	(m)	$962.2

General partner	$142.5		$41.0	(m)	$183.5

Noncontrolling interests	$41.4				$41.4

Basic earnings per unit:
Number of units used in denominator	437.4		1.3	(g)	564.3

			125.6	(j)
Income per unit from continuing operations	$1.84		$(0.15	)(n)	$1.69

Diluted earnings per unit:
Number of units used in denominator	437.6		1.3	(g)	569.0

			125.6	(j)
			4.5	(k)
Income per unit from continuing operations	$1.84		$(0.16	)(n)	$1.68

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.
UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS
For the Year Ended December 31, 2007
(Amounts in millions, except per unit amounts)

	Enterprise	TEPPCO	Pro Forma		Enterprise
	Historical	Historical	Adjustments		Pro Forma

Revenues	$16,950.1	$9,658.1	$204.1	(b)	$26,713.3
			(99.0	)(c)
Costs and expenses	16,096.7	9,408.5	117.0	(b)	25,523.4
			(99.0	)(c)
			0.2	(f)
Equity earnings	29.6	—	68.8	(a)	10.4
			(88.0	)(b)

Operating income	883.0	249.6	67.7		1,200.3

Other income (expense):
Interest expense	(311.8)	(101.2)	0.4	(i)	(412.6)
Equity earnings	—	68.8	(68.8	)(a)	—
Gain on sale of equity interest	—	59.6	—		59.6
Other, net	8.3	3.0	0.9	(b)	12.2

Total other income (expense)	(303.5)	30.2	(67.5)		(340.8)

Income before provision for income taxes	579.5	279.8	0.2		859.5
Provision for income taxes	(15.2)	(0.6)	—		(15.8)

Income from continuing operations	$564.3	$279.2	$0.2		$843.7

Income allocation:
Enterprise Products Partners L.P.:
Limited partners	$417.8		$241.8	(m)	$659.6

General partner	$115.9		$37.6	(m)	$153.5

Noncontrolling interests	$30.6				$30.6

Basic earnings per unit:
Number of units used in denominator	434.0		1.3	(g)	560.9

			125.6	(j)
Income per unit from continuing operations	$0.95		$0.22	(n)	$1.17

Diluted earnings per unit:
Number of units used in denominator	434.4		1.3	(g)	565.8

			125.6	(j)
			4.5	(k)
Income per unit from continuing operations	$0.95		$0.21	(n)	$1.16

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.
UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS
For the Year Ended December 31, 2006
(Amounts in millions, except per unit amounts)

	Enterprise	TEPPCO	Pro Forma		Enterprise
	Historical	Historical	Adjustments		Pro Forma

Revenues	$13,991.0	$9,607.5	$82.2	(b)	$23,610.5
			(70.2	)(c)
Costs and expenses	13,152.5	9,377.7	49.3	(b)	22,509.5
			(70.2	)(c)
			0.2	(f)
Equity earnings	21.6	—	36.8	(a)	25.3
			(33.1	)(b)

Operating income	860.1	229.8	36.4		1,126.3

Other income (expense):
Interest expense	(238.0)	(86.2)	0.4	(i)	(323.8)
Equity earnings	—	36.8	(36.8	)(a)	—
Other, net	8.0	3.0	0.2	(b)	11.2

Total other income (expense)	(230.0)	(46.4)	(36.2)		(312.6)

Income before provision for income taxes	630.1	183.4	0.2		813.7
Provision for income taxes	(21.3)	(0.7)	—		(22.0)

Income from continuing operations	$608.8	$182.7	$0.2		$791.7

Income allocation:
Enterprise Products Partners L.P.:
Limited partners	$504.2		$152.2	(m)	$656.4

General partner	$97.0		$30.7	(m)	$127.7

Noncontrolling interests	$7.6				$7.6

Basic earnings per unit:
Number of units used in denominator	414.4		1.3	(g)	541.3

			125.6	(j)
Income per unit from continuing operations	$1.20		$—	(n)	$1.20

Diluted earnings per unit:
Number of units used in denominator	414.8		1.3	(g)	546.2

			125.6	(j)
			4.5	(k)
Income per unit from continuing operations	$1.20		$(0.01	)(n)	$1.19

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

These unaudited pro forma condensed consolidated financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by the management of Enterprise; therefore, actual results could materially differ from the pro forma information. However, Enterprise believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. Enterprise believes that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

The proposed merger between Enterprise and TEPPCO involves the following two steps:

•	Step One. A newly formed and wholly-owned subsidiary of Enterprise merges with and into TEPPCO GP, with TEPPCO GP surviving (the “GP merger”). Enterprise GP Holdings is TEPPCO GP’s current sole member. The GP merger agreement provides for the following:

•	The general partner of Enterprise (on behalf of Enterprise GP Holdings as a wholly-owned subsidiary of Enterprise GP Holdings) will be credited in its Enterprise capital account an amount to maintain its 2% general partner interest in Enterprise as partial consideration in exchange for the TEPPCO GP member interests owned by Enterprise.

•	1,331,681 Enterprise common units will be issued to Enterprise GP Holdings as the remaining consideration in exchange for the TEPPCO GP membership interests.

As a result of Step One of the merger, Enterprise will own 100% of the TEPPCO GP member interests and TEPPCO GP will be a direct wholly-owned subsidiary of Enterprise. After the merger, Enterprise expects that it will amend the TEPPCO partnership agreement to eliminate the TEPPCO incentive distribution rights and TEPPCO GP will own a fixed 2% general partner interest in TEPPCO.

•	Step Two. A newly formed and wholly-owned subsidiary of Enterprise merges with and into TEPPCO, with TEPPCO surviving the merger (the “merger”). The merger agreement provides for the following:

•	each TEPPCO unit will be converted into Enterprise common units based on an exchange ratio of 1.24 Enterprise common units for each TEPPCO unit. Based on the 104,943,004 TEPPCO units outstanding on June 30, 2009, after excluding 3,645,509 TEPPCO units owned by DFI, there would be approximately 126,940,575 Enterprise common units issued in exchange for the TEPPCO units in the merger.

•	3,645,509 TEPPCO units owned by DFI (the “designated TEPPCO units”) will be exchanged for 4,520,431 Enterprise Class B units based on an exchange ratio of 1.24 Enterprise Class B units for each designated TEPPCO unit. The Class B units will not be entitled to regular quarterly cash distributions by Enterprise until the date immediately following the payment date of the 16th quarterly distribution following the closing of the proposed merger (i.e., after four years of distributions). The Class B units will automatically convert into Enterprise common units on a one-for-one basis on the date they become eligible for regular cash distributions. The Class B units will be entitled to vote to the same extent as Enterprise common units on partnership matters.

As a result of Step Two of the merger, Enterprise will own 100% of the limited partner interests of TEPPCO and TEPPCO will be an indirect wholly-owned subsidiary of Enterprise.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pro Forma Adjustments

The pro forma adjustments made to the historical financial statements of Enterprise and TEPPCO are described as follows:

(a) Reflects reclassifications to conform the presentation of TEPPCO’s consolidated financial statements to Enterprise’s historical practice. The conforming adjustments are as follows:

•	Enterprise’s equity investments with industry partners are a vital component of its business strategy. These equity investments are a means by which Enterprise conducts its operations to align its interests with those of its customers and suppliers. This method of operation enables Enterprise to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what it could accomplish on a stand-alone basis. Many of these equity investments perform supporting or complementary roles to Enterprise’s other business operations. TEPPCO’s relationship with its equity investees is similar in nature. The pro forma adjustments reclassify the equity earnings recorded by TEPPCO from other income to a separate component of operating income to conform to Enterprise’s historical presentation of its consolidated statements of operations.

•	Enterprise classifies spare parts inventory as a component of other current assets on its consolidated balance sheet whereas TEPPCO records spare parts as part of the inventory line item on its consolidated balance sheet. This pro forma adjustment reclassifies TEPPCO’s spare parts inventory (valued at $13.1 million at June 30, 2009) to other current assets to conform to the Enterprise presentation.

(b) Reflects consolidation of Jonah Gas Gathering Company (“Jonah”), which is a joint venture between Enterprise and TEPPCO that is accounted for using the equity method by both owners. The pro forma adjustments add the accounts of Jonah and eliminate the related investment, equity income and other amounts recorded by Enterprise and TEPPCO.

(c) Reflects the pro forma elimination of revenues and expenses and receivables and payables between Enterprise, TEPPCO and Jonah as appropriate in consolidation.

(d) Reflects the payment of an aggregate $26.1 million of estimated transaction fees by Enterprise and TEPPCO. Enterprise is expected to incur $13.6 million of such fees with TEPPCO incurring the balance of $12.5 million. For purposes of pro forma presentation, this material non-recurring charge has been reflected in the pro forma balance sheet only, with 98%, or $25.6 million, of the charge allocated to limited partners and the balance of $0.5 million to the general partners.

(e) Reflects pro forma application of the push down basis of accounting in connection with Enterprise’s acquisition of 100% of the limited and general partner interests of TEPPCO as a result of the proposed merger. The basis differential of property, plant and equipment and intangible assets and related goodwill recorded by privately held affiliates of EPCO in connection with their acquisition of TEPPCO GP and certain TEPPCO units from a third party in February 2005 will be recorded by TEPPCO using the push down basis of accounting. The basis differential and related amounts include those allocated (at carryover basis) to Enterprise GP Holdings when it acquired TEPPCO GP and certain TEPPCO units from these affiliates in May 2007. Immediately following completion of the proposed merger, we expect to cancel the TEPPCO GP incentive distribution rights; therefore, the value assigned to these rights by

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Enterprise GP Holdings will be classified as goodwill. The following table presents the carryover basis values and goodwill to be recorded by TEPPCO at the time of the merger (dollars in millions):

Property, plant and equipment	$13.8
Intangible assets — customer relationships	1.1
Goodwill	1,203.4

Total	$1,218.3

The $1.2 billion in push down carryover basis, which is primarily goodwill related to TEPPCO’s assets and underlying future cash flows, is allocated 98% to TEPPCO’s limited partners’ and 2% to its general partner. The goodwill amount represents the excess of the purchase price paid by EPCO affiliates to acquire ownership interests in TEPPCO in February 2005 over the respective fair value of assets acquired and liabilities assumed in the February 2005 transaction. Management attributes the $1.2 billion of goodwill to the future benefits we may realize from Enterprise’s ownership of TEPPCO, including anticipated commercial synergies and cost savings. We do not amortize goodwill; however, we test goodwill for impairment annually, or more frequently if circumstances indicate that it is more likely than not that the fair value of goodwill is less than its carrying value.

(f) Reflects an increase in depreciation and amortization expense associated with the step-up in basis of property, plant and equipment and intangible assets presented in Note (e). On a pro forma basis, costs and expenses increased by $0.3 million for the six months ended June 30, 2009 and $0.2 million for each of the years ended December 31, 2008, 2007 and 2006, respectively.

(g) Reflects a pro forma $55.1 million increase in the capital account of Enterprise’s general partner (on behalf of Enterprise GP Holdings) and the issuance of 1,331,681 Enterprise common units to Enterprise GP Holdings in connection with Enterprise’s acquisition of TEPPCO GP under Step One of the proposed merger. The proposed merger transactions will be accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. As a pooling transaction, the carrying value assigned to the equity issued by Enterprise in the unit exchange will be the same as the historical carrying value of the TEPPCO equity given up.

The purpose of the $55.1 million adjustment to the capital account of Enterprise’s general partner is to maintain its 2% general partner interest in Enterprise. As presented in the following table, the pro forma adjustment is determined by reference to the aggregate $2.8 billion increase in the consolidated net assets of Enterprise as a result of the merger (dollars in millions):

Historical carrying value of TEPPCO limited and general partner capital accounts at June 30, 2009	$1,549.4
Merger transaction fees (see Note (d))	(12.5)
Push down of TEPPCO-related basis differentials and goodwill amounts from Enterprise GP Holdings and privately held affiliates of EPCO (see Note (f))	1,218.3

Total TEPPCO carryover basis	$2,755.2

Amount credited to Enterprise general partner equal to 2% of total carryover basis	$55.1

Amount credited to Enterprise limited partners equal to 98% of total carryover basis	$2,700.1

On a standalone basis, the offset to the amounts credited to Enterprise equity is a $2.8 billion investment in TEPPCO, which is subsequently eliminated in consolidation (see Note (l)).

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(h) Reflects the repayment of $723.3 million of principal outstanding under TEPPCO’s revolving credit facility at June 30, 2009 using borrowings under EPO’s multi-year revolving credit facility. There is no overall impact on total long-term debt as a result of this assumed repayment and borrowing of equal amounts; however, $1.7 million of unamortized debt issuance costs related to the TEPPCO revolver would be written off at June 30, 2009.

(i) Reflects pro forma adjustments to interest expense for replacement borrowings under EPO’s multi-year revolving credit facility assuming that the TEPPCO revolving credit facility had been repaid at January 1, 2006. The pro forma adjustment to interest expense is no change for the six months ended June 30, 2009, an increase of $1.7 million for the year ended December 31, 2008, a decrease of $0.4 million for the year ended December 31, 2007, and a decrease of $0.4 million for the year ended December 31, 2006. The pro forma adjustments remove the interest expense (including any amortization of related debt issuance costs) recognized by TEPPCO in connection with its revolving credit facility and add interest expense under EPO’s revolver based on the weighted-average of principal amounts borrowed under the TEPPCO revolver during each period and the weighted-average interest rate actually paid by EPO under its revolver during each period. The weighted-average interest rate paid by EPO during each period was 1.03% for the six months ended June 30, 2009 and 3.54%, 5.78% and 5.66% for the years ended December 31, 2008, 2007 and 2006, respectively. The following table presents a sensitivity analysis of the pro forma interest rate adjustments to a 1/8% increase in the underlying variable interest rates used in each calculation (dollars in millions):

	Six Months
	Ended
	June 30,	For the Year Ended December 31,
	2009	2008	2007	2006

Pro forma interest expense increase (decrease) using historical variable interest rates paid by EPO	$—	$1.7	$(0.4)	$(0.4)

Pro forma interest expense increase (decrease) assuming that historical variable interest rate paid by EPO was 1/8% higher	$0.4	$2.3	$0.1	$0.1

(j) Reflects the issuance of 125,608,894 Enterprise common units (excluding the 1,331,681 common units reflected in Note (h)) in connection with Step Two of the proposed merger. These units are included in Enterprise’s pro forma basic and diluted earnings per unit calculations. This amount does not include any common units that may be issued in the future in connection with the future exercise of 574,500 TEPPCO unit options, which will be converted to Enterprise unit options when the proposed merger is completed based on the 1.24 to 1 exchange ratio.

(k) Reflects the issuance of 4,520,431 Enterprise Class B units to a privately held affiliate of EPCO in connection with Step Two of the proposed merger. Although the Class B units are non-distribution bearing for the first sixteen quarters following the closing of the proposed merger, they are entitled to vote on partnership matters and will automatically convert to Enterprise common units once they are eligible to receive regular quarterly cash distributions. As a result, the Class B units are included in Enterprise’s diluted earnings per unit calculations.

(l) Reflects elimination of the Enterprise investment in TEPPCO against its underlying limited partners and general partner capital accounts at TEPPCO as appropriate in consolidation.

(m) Reflects pro forma adjustments to the allocation of Enterprise’s earnings to its limited and general partners as a result of the proposed merger. The pro forma adjustments to the earnings allocated to Enterprise’s general partner include an increase in incentive earnings allocations to the general partner of Enterprise due to the issuance of 126,940,575 distribution-bearing Enterprise common units in

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

connection with the proposed merger. The percentage interest of Enterprise’s general partner in Enterprise’s quarterly cash distributions is increased after certain specified target levels of quarterly distributions are met. For the periods presented in these pro forma condensed consolidated financial statements, Enterprise was at the highest tier of such incentive targets. The incentive distribution rights of Enterprise’s general partner are as follows:

•	2.0% of quarterly cash distributions up to $0.253 per unit;

•	15.0% of quarterly cash distributions from $0.253 per unit up to $0.3085 per unit; and

•	25.0% of quarterly cash distributions that exceed $0.3085 per unit.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the calculation of the pro forma earnings allocation, including pro forma incentive earnings allocations, for each period presented (dollars in millions):

	Six Months
	Ended
	June 30,	For the Year Ended December 31,
	2009	2008	2007	2006

Pro forma amounts:
Income from continuing operations	$526.5	$1,187.1	$843.7	$791.7
Less: Noncontrolling interests	(25.5)	(41.4)	(30.6)	(7.6)

Income attributable to Enterprise	501.0	1,145.7	813.1	784.1
Less: Incentive earnings allocation to Enterprise general partner	(92.6)	(163.8)	(140.0)	(114.3)

Subtotal income available to partners	408.4	981.9	673.1	669.8
Multiplied by 2% Enterprise general partner interest	2.0%	2.0%	2.0%	2.0%

Standard earnings allocation to Enterprise general partner	$8.2	$19.7	$13.5	$13.4

Income attributable to Enterprise	$501.0	$1,145.7	$813.1	$784.1
Less earnings allocation to Enterprise general partner:
Incentive earnings	92.6	163.8	140.0	114.3
Standard earnings allocation	8.2	19.7	13.5	13.4

Total earnings allocation to Enterprise general partner	100.8	183.5	153.5	127.7

Income allocated to Enterprise limited partners	$400.2	$962.2	$659.6	$656.4

Pro forma adjustments:
Income allocated to Enterprise limited partners:
Pro forma total (see above)	$400.2	$962.2	$659.6	$656.4
Less historical allocation	333.3	811.5	417.8	504.2

Pro forma adjustment	$66.9	$150.7	$241.8	$152.2

Income allocated to Enterprise general partner:
Pro forma total (see above)	$100.8	$183.5	$153.5	$127.7
Less historical allocation	78.6	142.5	115.9	97.0

Pro forma adjustment	$22.2	$41.0	$37.6	$30.7

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(n) Reflects pro forma adjustments to Enterprise’s basic and diluted earnings per unit calculations as presented in the following table (amounts in millions, except per unit amounts). For purpose of computing basic and diluted earnings per unit, we apply the provisions of Emerging Issues Task Force (“EITF”) 07-4, Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships.

	Six Months
	Ended
	June 30,	For the Year Ended December 31,
	2009	2008	2007	2006

Pro forma amounts:
Income allocated to Enterprise general partner (Note (m))	$100.8	$183.5	$153.5	$127.7
Adjustment for EITF 07-4	3.4	6.6	5.9	7.4

Income allocated to Enterprise general partner for earnings per unit (“EPU”) purposes	$104.2	$190.1	$159.3	$135.1

Income attributable to Enterprise (Note (m))	$501.0	$1,145.7	$813.1	$784.1
Less: Income allocated to Enterprise general partner for EPU purposes	(104.2)	(190.1)	(159.4)	(135.1)

Income allocated to Enterprise limited partners for EPU purposes	$396.8	$955.7	$653.7	$649.0

Basic earnings per unit:
Pro forma:
Income allocated to Enterprise limited partners for EPU purposes (numerator)	$396.8	$955.7	$653.7	$649.0

Number of units outstanding for basic earnings per unit (denominator)	582.4	564.3	560.9	541.3

Pro forma basic earnings per unit	$0.68	$1.69	$1.17	$1.20

Historical basic earnings per unit	$0.73	$1.84	$0.95	$1.20

Pro forma adjustment to basic earnings per unit	$(0.05)	$(0.15)	$0.22	$—

Diluted earnings per unit:
Pro forma:
Income allocated to Enterprise limited partners for EPU purposes (numerator)	$396.8	$955.7	$653.7	$649.0

Number of units outstanding for earnings per unit (denominator)	582.4	569.0	565.8	546.2

Pro forma diluted earnings per unit	$0.68	$1.68	$1.16	$1.19

Historical diluted earnings per unit	$0.73	$1.84	$0.95	$1.20

Pro forma adjustment to diluted earnings per unit	$(0.05)	$(0.16)	$0.21	$(0.01)

* * *

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 28, 2009

BY AND AMONG

ENTERPRISE PRODUCTS PARTNERS L.P.,

ENTERPRISE PRODUCTS GP, LLC,

ENTERPRISE SUB B LLC,

TEPPCO PARTNERS, L.P.

AND

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

ARTICLE 1 CERTAIN DEFINITIONS		A-1

ARTICLE 2 THE MERGER		A-8
2.1	The Merger	A-8
2.2	Effective Time of the Merger	A-8
2.3	Effects of the Merger	A-8
2.4	Closing	A-8
2.5	Partnership Agreement	A-9

ARTICLE 3 CONVERSION OF SECURITIES		A-9
3.1	Effect of the Merger on Equity Securities	A-9
3.2	Treatment of Options and Equity Awards	A-10
3.3	Exchange Fund	A-12
3.4	Exchange Procedures	A-12
3.5	Distributions with Respect to Unexchanged TEPPCO Units	A-13
3.6	No Further Ownership Rights in TEPPCO Units	A-13
3.7	No Fractional Enterprise Units	A-13
3.8	Termination of Exchange Fund	A-13
3.9	No Liability	A-13
3.10	Investment of the Exchange Fund	A-13
3.11	Unregistered Certificates	A-14
3.12	Lost Certificates	A-14
3.13	Withholding Rights	A-14
3.14	Further Assurances	A-14
3.15	Unit Transfer Books	A-14

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		A-14
4.1	Representations and Warranties of TEPPCO and TEPPCO GP	A-14
4.2	Representations and Warranties of the Enterprise Entities	A-25

ARTICLE 5 COVENANTS RELATING TO CONDUCT OF BUSINESS		A-34
5.1	Covenants of TEPPCO Entities	A-34
5.2	Covenants of Enterprise Entities	A-37
5.3	Governmental Filings	A-37
5.4	Control of Other Party’s Business	A-38

ARTICLE 6 ADDITIONAL AGREEMENTS		A-38
6.1	Preparation of Proxy Statement/Prospectus; Unitholders Meeting	A-38
6.2	Access to Information	A-40
6.3	Reasonable Best Efforts	A-40
6.4	Acquisition Proposals	A-41
6.5	Fees and Expenses	A-42
6.6	Directors’ and Officers’ Indemnification and Insurance	A-42
6.7	TEPPCO Unit Plans	A-43
6.8	Public Announcements	A-43
6.9	Listing of Enterprise Units	A-43
6.10	Distributions	A-44
6.11	Section 16 Matters	A-44

A-i

6.12	Accountants’ Letter	A-44
6.13	Tax Matters	A-44

ARTICLE 7 CONDITIONS PRECEDENT		A-44
7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-44
7.2	Additional Conditions to Obligations of the Enterprise Entities	A-45
7.3	Additional Conditions to Obligations of the TEPPCO Entities	A-46

ARTICLE 8 TERMINATION AND AMENDMENT		A-46
8.1	Termination	A-46
8.2	Effect of Termination	A-47
8.3	Amendment	A-47
8.4	Extension; Waiver	A-47

ARTICLE 9 GENERAL PROVISIONS		A-48
9.1	Non-Survival of Representations, Warranties and Agreements	A-48
9.2	Notices	A-48
9.3	Interpretation	A-49
9.4	Counterparts	A-49
9.5	Entire Agreement; No Third Party Beneficiaries	A-49
9.6	Governing Law	A-49
9.7	Severability	A-49
9.8	Assignment	A-50
9.9	Submission to Jurisdiction; Waivers	A-50
9.10	Waiver of Jury Trial	A-50
9.11	Enforcement	A-50
9.12	No Waiver Relating to Claims for Fraud/Willful Misconduct	A-50
9.13	General Limitation of Damages	A-51

EXHIBIT A — Form of Support Agreement

EXHIBIT B — Form of Amendment No. 4 to Fifth Amended and Restated Agreement of Limited Partnership of Enterprise, including form of certificate for Class B unit

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of June 28, 2009 (this “Agreement”), by and among Enterprise Products Partners L.P., a Delaware limited partnership (“Enterprise”), Enterprise Products GP, LLC, a Delaware limited liability company and the general partner of Enterprise (“Enterprise GP”), Enterprise Sub B LLC, a Delaware limited liability company and a wholly owned subsidiary of Enterprise (“Enterprise Sub B,” and collectively with Enterprise, and Enterprise GP, the “Enterprise Entities” and each an “Enterprise Entity”), TEPPCO Partners, L.P., a Delaware limited partnership (“TEPPCO”), and Texas Eastern Products Pipeline Company, LLC, a Delaware limited liability company that is the general partner of TEPPCO (“TEPPCO GP,” and collectively with TEPPCO the “TEPPCO Entities” and each a “TEPPCO Entity”).

W I T N E S S E T H:

WHEREAS, the Enterprise Entities and the TEPPCO Entities desire that Enterprise and TEPPCO combine their businesses on the terms and conditions set forth in this Agreement; and

WHEREAS, simultaneously with, and as a condition to, the execution hereof, Enterprise GP Holdings L.P. (“GP Holdings”), Duncan Family Interests, Inc. (“DFI”), and certain of their respective Affiliates are executing a support agreement substantially in the form of Exhibit A hereto (the “Support Agreement”); and

WHEREAS, simultaneously with, and as a condition to, the execution hereof, Enterprise, Enterprise GP, Enterprise Sub A LLC, a Delaware limited liability company and wholly owned subsidiary of Enterprise (“Enterprise Sub A”), and TEPPCO GP are entering into an Agreement and Plan of Merger (the “TEPPCO GP Merger Agreement”) pursuant to which Enterprise Sub A will merge with and into TEPPCO GP (the “TEPPCO GP Merger”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acquisition Proposal” means any proposal or offer, with respect to, or a transaction to effect, a merger, reorganization, unit exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving TEPPCO, TEPPCO GP or any TEPPCO Subsidiary, or any purchase, sale or other transfer of 10% or more of the consolidated assets (including stock of any TEPPCO Subsidiary) of TEPPCO, TEPPCO GP or any TEPPCO Subsidiary, or any purchase or sale of, or tender or exchange offer for, or other transfer of, their respective equity securities that, if consummated, would result in any Person (or the equity holders of such Person) beneficially owning securities representing 10% or more of the total voting power of TEPPCO or TEPPCO GP, or any portion of the general partner interest in TEPPCO (or 10% or more of the surviving parent entity in such transaction), other than the TEPPCO GP Merger and the TEPPCO Merger.

“Additional Limited Partner” has the meaning given such term in the Enterprise Partnership Agreement.

“Administrative Services Agreement” means the Fifth Amended and Restated Administrative Services Agreement by and among EPCO, GP Holdings, EPE Holdings, LLC, Enterprise, Enterprise Products Operating LLC, Enterprise GP, Enterprise Products OLPGP, Inc., DEP Holdings, LLC, Duncan Energy Partners L.P., DEP Operating Partnership L.P., TEPPCO, TEPPCO GP, TE Products Pipeline Company, LLC, TEPPCO Midstream Companies, LLC, TCTM, L.P. and TEPPCO GP, Inc. dated effective as of January 30, 2009.

“Affiliate” has the meaning given such term in Rule 12b-2 under the Exchange Act, unless otherwise expressly stated herein.

“Agreement” has the meaning set forth in the preamble.

“Assets” means all of the assets (including the TEPPCO Real Property or the Enterprise Real Property, as the case may be, and tangible and intangible assets) used for the conduct of the business of the Enterprise Entities or the TEPPCO Entities, as the case may be, and their respective Subsidiaries’ businesses as it is presently conducted.

“Average Closing Price” means as of any date, the average of the daily high and low sale price of an Enterprise Unit as reported on the NYSE Composite Transactions Reporting System for the ten consecutive NYSE full trading days (in which such common units are traded on the NYSE) ending at the close of trading on the NYSE full trading day immediately preceding such date.

“beneficial ownership” or “beneficially own” has the meaning ascribed to such terms under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Benefit Plan” means, with respect to any entity, any employee compensation, benefit plan, program, policy, practice, agreement, contract or other arrangement providing benefits to any current or former employee, officer or director of such entity or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by such entity or any of its Subsidiaries, or under which any employee who performs services for such entity receives any benefit, or to which such entity or any of its Subsidiaries contributes or is obligated to contribute or with respect to which such entity or any of its Subsidiaries may have any liability, contingent or otherwise, whether or not written, including, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy or agreement and any related trusts or other funding vehicles.

“Book Entry TEPPCO Unit” has the meaning set forth in Section 3.1(a)(ii).

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.2.

“CUARs” has the meaning set forth in Section 3.2(d).

“Decision and Order” means that certain Decision and Order In the Matter of Dan L. Duncan, EPCO, Inc., Texas Eastern Products Pipeline Company, LLC and TEPPCO Partners, L.P., United States of America Before Federal Trade Commission, Docket No. C-4173.

“D&O Insurance” has the meaning set forth in Section 6.6(b).

“DFI” has the meaning set forth in the recitals.

“Designated TEPPCO Unit Consideration” has the meaning set forth in Section 3.1(a)(iii).

“Designated TEPPCO Unit Exchange Ratio” has the meaning set forth in Section 3.1(a)(iii).

“Designated TEPPCO Units” has the meaning set forth in Section 3.1(a)(iii).

“DOJ” means the Antitrust Division of the U.S. Department of Justice.

“DRULPA” has the meaning set forth in Section 2.2.

“Effective Times” has the meaning set forth in Section 2.2.

“Encumbrances” has the meaning set forth in Section 4.1(b)(i).

“Enterprise” has the meaning set forth in the preamble.

“Enterprise Amendment” means Amendment No. 4 to the Enterprise Partnership Agreement, substantially in the form attached as Exhibit B.

“Enterprise Class B Unit” has the meaning given the term “Class B Unit” in the Enterprise Amendment.

“Enterprise Contract” has the meaning set forth in Section 4.2(j)(i).

“Enterprise Disclosure Schedule” has the meaning set forth in Section 4.2.

“Enterprise Entity” or “Enterprise Entities” has the meaning set forth in the preamble.

“Enterprise Entities Organizational Documents” means the Enterprise Partnership Agreement, the Enterprise GP LLC Agreement and the limited liability company agreement of Enterprise Sub B.

“Enterprise GP” has the meaning set forth in the preamble.

“Enterprise GP LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of Enterprise GP, dated November 7, 2007, as amended by the First Amendment dated November 6, 2008, as may be amended from time to time.

“Enterprise Incentive Distribution Rights” means the rights to “Incentive Distributions” as defined in the Enterprise Partnership Agreement.

“Enterprise Partially Owned Entities” means Partially Owned Entities of the Enterprise Entities.

“Enterprise Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Enterprise, dated August 8, 2005, as amended by the First Amendment dated as of December 27, 2007, the Second Amendment dated April 14, 2008, the Third Amendment dated November 6, 2008, and as may be amended from time to time.

“Enterprise Pipeline Systems” means all natural gas, crude oil, natural gas liquid, petrochemical and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals and other related operations, assets, machinery and equipment that are located on or under the Enterprise Real Property and that are owned by the Enterprise Entities or the Enterprise Subsidiaries or used for the conduct of the business of the Enterprise Entities and the Enterprise Subsidiaries as it is presently conducted.

“Enterprise Real Property” means all real property that is owned by the Enterprise Entities or the Enterprise Subsidiaries or used for the conduct of the business of the Enterprise Entities and the Enterprise Subsidiaries as it is presently conducted.

“Enterprise SEC Documents” has the meaning set forth in Section 4.2(e)(i).

“Enterprise Special Committee” means the Audit, Conflicts and Governance Committee of the Board of Directors of Enterprise GP.

“Enterprise Sub A” has the meaning set forth in the recitals.

“Enterprise Sub B” has the meaning set forth in the preamble.

“Enterprise Subsidiary” means a Subsidiary of Enterprise or Enterprise GP, excluding, for purposes of such term as used in Section 5.2, Duncan Energy Partners L.P. and DEP Holdings, LLC.

“Enterprise 2008 10-K” means Enterprise’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC.

“Enterprise Unit” has the meaning given the term “Common Unit” in the Enterprise Partnership Agreement.

“Enterprise Unit Plan” means the employee and director unit plans of EPCO that provide for awards of, or related to, Enterprise Units.

“Enterprise Unit Purchase Plan” means the Enterprise Products Company Employee Unit Purchase Plan, as amended.

“Environmental Laws” has the meaning set forth in Section 4.1(l)(ii)(1).

“Environmental Permits” has the meaning set forth in Section 4.1(l)(i).

“EPCO” means EPCO, Inc.

“EPCO Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by EPCO under which benefits are received by employees who perform services for TEPPCO, Enterprise or their Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.3.

“Exchange Fund” has the meaning set forth in Section 3.3.

“Exchange Ratio” has the meaning set forth in Section 3.1(a)(ii).

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Form S-4 and the solicitation of stockholder, member and/or limited partner approvals and all other matters related to the transactions contemplated hereby and thereby.

“Form S-4” has the meaning set forth in Section 4.1(d).

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any (a) multinational, supranational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, taxing, expropriation, importing or other governmental or quasi-governmental authority under, or for the account of, any of the foregoing.

“GP Holdings” has the meaning set forth in the recitals.

“Hazardous Substances” has the meaning set forth in Section 4.1(l)(ii)(2).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 6.6(b).

“Intellectual Property” means all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials.

“Knowledge” or “Known” means, with respect to any entity, the knowledge of such entity’s (or its general partner’s) executive officers after reasonable inquiry.

“Letter of Transmittal” has the meaning set forth in Section 3.4.

“LLC Act” has the meaning set forth in Section 2.2.

“Material Adverse Effect” means, with respect to any entity or group of entities, a material adverse effect on (a) the business, operations, results of operations or financial condition of such entity or entities and its or their Subsidiaries taken as a whole or (b) the ability of such entity or entities to timely consummate the transactions contemplated by this Agreement, except, in each case, to the extent such effect is reasonably attributable to (i) general political and economic conditions (including changes in commodity prices, prevailing interest rate and stock market levels), (ii) any decrease in the market price for the entity’s publicly traded securities (but not for any effect underlying such decrease that would otherwise constitute a Material Adverse Effect), (iii) the general state of the industries in which such entity operates, except to the extent such entity or entities are substantially disproportionately affected relative to other industry participants, (iv) any outbreak of hostilities, terrorism or war, other than any terrorist or similar act directed at or directly impacting the business or assets of such entity or any of its Subsidiaries, (v) the announcement of this Agreement or the proposed consummation of this Agreement and the TEPPCO Merger and TEPPCO GP Merger, (vi) changes in laws, except to the extent such entity or entities are substantially disproportionately affected relative to other industry participants, (vii) changes in accounting principles, or (viii) any claims, causes of action or other litigation challenging this Agreement or the transactions contemplated hereby.

“Necessary Consents” has the meaning set forth in Section 4.1(d).

“NYSE” means the New York Stock Exchange.

“Other Approvals” has the meaning set forth in Section 4.1(d).

“Other Party” means, with respect to the Enterprise Entities, the TEPPCO Entities, and with respect to the TEPPCO Entities, the Enterprise Entities.

“Partially Owned Entity” means, with respect to a specified Person, any other Person (excluding Jonah Gas Gathering Company) that is not a Subsidiary of such specified Person but in which such specified Person, directly or indirectly, owns 35% or more of the equity interests thereof (whether voting or non-voting and including beneficial interests).

“Permitted Encumbrances” means (a) Encumbrances for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith in appropriate proceedings, (b) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to the TEPPCO Real Property or the Enterprise Real Property, as the case may be, including zoning regulations, provided they do not materially adversely affect the current use of the applicable real property, (c) mechanics’, carriers’, workmen’s and repairmen’s Encumbrances which do not materially detract from the value of or materially interfere with the present use of any TEPPCO Real Property or Enterprise Real Property, as the case may be, or other Assets subject thereto or affected thereby and which have arisen or been incurred in the ordinary course of business, (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (e) easements, rights-of-way, restrictions and other similar Encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business by such Person and its Subsidiaries and (f) Encumbrances created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such Person and its Subsidiaries.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, estate, Governmental Entity, unincorporated organization or association, other entity or group (as defined in the Exchange Act).

“Policies” means all policies of property, casualty and liability insurance, including crime insurance, liability and casualty insurance, property insurance, business interruption insurance, workers’ compensation, excess or umbrella liability insurance and any other type of property and casualty insurance, other than such policies maintained by EPCO.

“Property Restrictions” means rights-of-way, easements, laws, restrictions, ordinances and regulations affecting real property use and occupancy.

“Proxy Statement/Prospectus” has the meaning set forth in Section 4.1(d).

“Receiving Party” has the meaning set forth in Section 6.4(a).

“Regulatory Law” means the HSR Act, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (a) mergers, acquisitions or other business combinations, (b) foreign investment, or (c) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Release” has the meaning set forth in Section 4.1(l)(ii)(3).

“Required Approvals” has the meaning set forth in Section 6.3(a).

“Rights of Way” means a right-of-way, easement, permit, servitude, license or similar right through real property.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Approval” has the meaning set forth in the TEPPCO Partnership Agreement.

“Subsidiary” means, with respect to a specified Person, any other Person (excluding Jonah Gas Gathering Company) (a) that is a subsidiary of such specified Person as defined in Rule 405 of the Rules and Regulations under the Securities Act or (b) of which such specified Person or any of its Subsidiaries owns beneficially more than 50% of the equity interests.

“Support Agreement” has the meaning set forth in the recitals.

“Surviving Partnership” has the meaning set forth in Section 2.1.

“Tax Return” means any return, report or similar statement (including any attached schedules thereto and any amendments thereof) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax” or “Taxes” means any and all taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including, income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental (including taxes under section 59A of the Code), stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“TEPPCO” has the meaning set forth in the preamble.

“TEPPCO Certificate” has the meaning set forth in Section 3.1(a)(ii).

“TEPPCO Change in Recommendation” has the meaning set forth in Section 6.1(b).

“TEPPCO Consideration” has the meaning set forth in Section 3.1(a)(ii).

“TEPPCO Contract” has the meaning set forth in Section 4.1(j)(i).

“TEPPCO DER” has the meaning set forth in Section 3.2(e).

“TEPPCO Disclosure Schedule” has the meaning set forth in Section 4.1.

“TEPPCO Distribution Reinvestment Plan” means the TEPPCO Distribution Reinvestment Plan.

“TEPPCO Effective Time” has the meaning set forth in Section 2.2.

“TEPPCO Employee” means an employee of EPCO who performs services for any TEPPCO Entity or TEPPCO Subsidiary.

“TEPPCO Entities” or “TEPPCO Entity” has the meaning set forth in the preamble.

“TEPPCO Entities Organizational Documents” means the TEPPCO Partnership Agreement, the TEPPCO certificate of limited partnership, the TEPPCO GP LLC Agreement and the TEPPCO GP certificate of formation.

“TEPPCO GP” has the meaning set forth in the preamble.

“TEPPCO GP Effective Time” has the meaning set forth in Section 2.2.

“TEPPCO GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of TEPPCO GP, dated effective May 7, 2007, as amended by the First Amendment dated as of November 6, 2008.

“TEPPCO GP Merger” has the meaning set forth in the recitals.

“TEPPCO GP Merger Agreement” has the meaning set forth in the recitals.

“TEPPCO GP Owned Units” means TEPPCO Units directly or indirectly owned by TEPPCO GP.

“TEPPCO Incentive Distribution Rights” means the rights to receive increasing distributions of “Available Cash” from “Cash from Operations” (as such terms are defined in the TEPPCO Partnership Agreement) above specified levels pursuant to Section 5.4 of the TEPPCO Partnership Agreement.

“TEPPCO Merger” has the meaning set forth in Section 2.1.

“TEPPCO Option” has the meaning set forth in Section 3.2(a).

“TEPPCO Partially Owned Entities” means Partially Owned Entities of TEPPCO.

“TEPPCO Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of TEPPCO, dated December 8, 2006, as amended by the First Amendment dated as of December 27, 2007 and Amendment No. 2 dated as of November 6, 2008.

“TEPPCO Phantom Units” has the meaning set forth in Section 3.2(c).

“TEPPCO Pipeline Systems” means all refined petroleum product, crude oil, natural gas, liquefied petroleum gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals and other related operations, assets, machinery and equipment that are located on or under the TEPPCO Real Property and that are owned by the TEPPCO Entities or the TEPPCO Subsidiaries or used for the conduct of the business of the TEPPCO Entities and the TEPPCO Subsidiaries as it is presently conducted.

“TEPPCO Real Property” means all real property owned by the TEPPCO Entities or the TEPPCO Subsidiaries or used for the conduct of the business of the TEPPCO Entities and the TEPPCO Subsidiaries as it is presently conducted.

“TEPPCO Recommendation” has the meaning set forth in Section 6.1(b).

“TEPPCO Restricted Unit” has the meaning set forth in Section 3.2(b).

“TEPPCO SEC Documents” has the meaning set forth in Section 4.1(e)(i).

“TEPPCO Special Committee” means a special committee of the Audit, Conflicts and Governance Committee of the Board of Directors of TEPPCO GP.

“TEPPCO Subsidiary” means a Subsidiary of either of the TEPPCO Entities.

“TEPPCO 2008 10-K” means TEPPCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC.

“TEPPCO UAR” has the meaning set forth in Section 3.2(d).

“TEPPCO Unit” has the meaning given the term “LP Unit” in the TEPPCO Partnership Agreement.

“TEPPCO Unit Plan” means the employee and director unit plans of EPCO or TEPPCO that provide for awards of, or related to, TEPPCO Units.

“TEPPCO Unit Purchase Plan” means the EPCO, Inc. TEPPCO Unit Purchase Plan.

“TEPPCO Unitholder Approvals” means (a) the approval of this Agreement by the affirmative vote or consent of the TEPPCO Unitholders holding at least a majority of outstanding TEPPCO Units and (b) the approval of this Agreement by the affirmative vote or consent of the Unaffiliated TEPPCO Unitholders holding at least a majority of the outstanding TEPPCO Units that are actually voted for or against the proposal to approve this Agreement by the Unaffiliated TEPPCO Unitholders (i.e, the votes cast in favor of the proposal exceed the votes cast against the proposal).

“TEPPCO Unitholder Meeting” has the meaning set forth in Section 4.1(c)(i).

“TEPPCO Unitholders” means the holders of the TEPPCO Units.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Unaffiliated TEPPCO Unitholders” means all of the TEPPCO Unitholders other than TEPPCO GP, Enterprise, Enterprise GP, EPCO, Dan L. Duncan, DD Securities LLC, DFI GP Holdings, L.P., GP Holdings, DFI, Duncan Family 2000 Trust, Jerry E. Thompson, Richard S. Snell, Michael B. Bracy, Murray H. Hutchison, W. Randall Fowler, Michael A. Creel and Richard H. Bachmann.

“Voting Debt” means any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote.

ARTICLE 2

THE MERGER

2.1  The Merger.  Upon the terms and subject to the terms and conditions hereof, immediately following the TEPPCO GP Effective Time, at the TEPPCO Effective Time, Enterprise Sub B shall be merged with and into TEPPCO (the “TEPPCO Merger”) in accordance with the provisions of this Agreement, with TEPPCO as the surviving entity in the TEPPCO Merger (the “Surviving Partnership”), and the separate existence of Enterprise Sub B shall thereupon cease.

2.2  Effective Time of the Merger.  The TEPPCO Merger shall become effective as set forth in (or, if not set forth, at the time of filing of) a properly executed certificate of merger, in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the Delaware Limited Liability Company Act (the “LLC Act”), as applicable, duly filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), which filing shall be made on the Closing Date. As used in this Agreement, the term “TEPPCO GP Effective Time” shall mean the date and time when the TEPPCO GP Merger becomes effective as set forth in (or, if not set forth, at the time of filing of) the certificate of merger with respect to the TEPPCO GP Merger in accordance with the LLC Act, the term “TEPPCO Effective Time” shall mean the date and time when the TEPPCO Merger becomes effective, as set forth in (or, if not set forth, at the time of filing of) the Certificate of Merger, and the term “Effective Times” shall mean the TEPPCO GP Effective Time and the TEPPCO Effective Time.

2.3  Effects of the Merger.  The TEPPCO Merger shall have the effects set forth in this Agreement, the TEPPCO Partnership Agreement, and the applicable provisions of the DRULPA and the LLC Act.

2.4  Closing.  Upon the terms and subject to the conditions set forth in Article 7 and the termination rights set forth in Article 8, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002 at 10:00 A.M. on the date that is the second full NYSE trading day to occur after the date following the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article 7, unless this Agreement has been theretofore terminated pursuant to its terms or unless another place, time or date is agreed to in writing by the parties hereto (the date of the Closing being referred to herein as the “Closing Date”).

2.5  Partnership Agreement.  At the TEPPCO Effective Time, the Partnership Agreement of the Surviving Partnership shall be the TEPPCO Partnership Agreement until thereafter changed or amended as provided therein or under applicable law.

ARTICLE 3

CONVERSION OF SECURITIES

3.1  Effect of the Merger on Equity Securities.

(a) At the TEPPCO Effective Time, by virtue of the TEPPCO Merger and without any action on the part of any holder of any TEPPCO Units:

(i) All TEPPCO Units that are TEPPCO GP Owned Units immediately prior to the TEPPCO Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and any certificates representing any such TEPPCO GP Owned Units shall be surrendered for cancellation; provided, however, for purposes of clarification, TEPPCO GP shall continue to hold general partner interests in TEPPCO and continue as the general partner of TEPPCO.

(ii) Subject to Sections 3.1(a)(i), 3.1(a)(iii), 3.1(b) and 3.7, each TEPPCO Unit issued and outstanding immediately prior to the TEPPCO Effective Time shall be converted into the right to receive 1.24 Enterprise Units (the “Exchange Ratio,” and such amount of Enterprise Units, the “TEPPCO Consideration”). Each TEPPCO Unit converted into the right to receive the TEPPCO Consideration pursuant to this Section 3.1(a)(ii) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a TEPPCO Unit immediately prior to the TEPPCO Effective Time (whether certificated or non-certificated and represented in book-entry form) shall thereafter cease to be a limited partner of TEPPCO or have any rights with respect to such TEPPCO Units, except the right to be admitted as an Additional Limited Partner and receive the Enterprise Units to be issued in consideration therefor and any distributions to which holders of TEPPCO Units become entitled all in accordance with this Article 3 upon the surrender of (x) a certificate that immediately prior to the TEPPCO Effective Time represented TEPPCO Units (“TEPPCO Certificate”) or (y) non-certificated TEPPCO Units represented in book-entry form (“Book Entry TEPPCO Units”). Enterprise GP consents to the admission of each TEPPCO Unitholder as an Additional Limited Partner who is issued Enterprise Units in exchange for such TEPPCO Unitholder’s TEPPCO Units in accordance with this Article 3 upon the proper surrender of the TEPPCO Certificate or Book Entry TEPPCO Unit representing such TEPPCO Units. Upon such surrender of the TEPPCO Certificate or the Book Entry TEPPCO Unit (or upon a waiver of the requirement to surrender a TEPPCO Certificate granted by Enterprise GP in its sole discretion) and the recording of the name of such Person as a limited partner of Enterprise in respect of the applicable amount of Enterprise Units on the books and records of Enterprise, such Person shall automatically and effective as of the TEPPCO Effective Time be admitted to Enterprise as an Additional Limited Partner in respect of the applicable amount of Enterprise Units and be bound by the Enterprise Partnership Agreement as such. By its surrender of a TEPPCO Certificate or a Book Entry TEPPCO Unit, or by its acceptance of Enterprise Units, a TEPPCO Unitholder confirms its agreement to be bound by all of the terms and conditions of the Enterprise Partnership Agreement, including the power of attorney granted in Section 2.6 thereof.

(iii) In lieu of the TEPPCO Consideration set forth in Section 3.1(a)(ii), and as consented to by DFI pursuant to the Support Agreement, with respect to 3,645,509 TEPPCO Units owned by DFI (the “Designated TEPPCO Units,” but excluding, for the avoidance of doubt, any additional TEPPCO Units owned by DFI), each Designated TEPPCO Unit issued and outstanding immediately prior to the TEPPCO Effective Time shall be converted into the right to receive 1.24 Enterprise Class B Units (the “Designated TEPPCO Unit Exchange Ratio,” and such number of Enterprise Class B Units, the “Designated TEPPCO Unit Consideration”). Each Designated TEPPCO Unit converted into the right to receive the Designated TEPPCO Unit Consideration pursuant to this Section 3.1(a)(iii) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and DFI shall thereafter cease to be a limited partner of

TEPPCO or have any rights with respect to such Designated TEPPCO Units, except the right to be admitted as an Additional Limited Partner and receive the Enterprise Class B Units to be issued in consideration therefor. Enterprise GP consents to the admission of DFI as an Additional Limited Partner who is issued Enterprise Class B Units in exchange for the Designated TEPPCO Units in accordance with this Article 3 upon the proper surrender of the TEPPCO Certificate or Book Entry TEPPCO Unit representing the Designated TEPPCO Units. Upon such surrender of the TEPPCO Certificate or Book Entry TEPPCO Unit representing Designated TEPPCO Units (or upon a waiver of the requirement to surrender a TEPPCO Certificate granted by Enterprise GP in its sole discretion) and the recording of the name of DFI as a limited partner of Enterprise in respect of the applicable amount of Enterprise Class B Units on the books and records of Enterprise, DFI shall automatically and effective as of the TEPPCO Effective Time be admitted to Enterprise as an Additional Limited Partner in respect of the applicable amount of Enterprise Class B Units and be bound by the Enterprise Partnership Agreement as such. By its surrender of a TEPPCO Certificate or Book Entry TEPPCO Unit, or by its acceptance of Enterprise Class B Units, DFI confirms its agreement to be bound by all of the terms and conditions of the Enterprise Partnership Agreement, including the power of attorney granted in Section 2.6 thereof.

(b) If, between the date of this Agreement and the TEPPCO Effective Time, there is a reclassification, recapitalization, split, split-up, unit distribution, combination or exchange of units with respect to, or rights issued in respect of, Enterprise Units or the TEPPCO Units, the Exchange Ratio and the Designated TEPPCO Unit Exchange Ratio shall be adjusted accordingly to provide to the holders of TEPPCO Units and the Designated TEPPCO Units the same economic effect as contemplated by this Agreement prior to such event.

(c) At the TEPPCO Effective Time, by virtue of the TEPPCO Merger and without any action on the part of the Enterprise Entities, the outstanding limited liability company interests in Enterprise Sub B issued and outstanding immediately prior to the TEPPCO Effective Time shall be converted into 100% of the limited partner interests in the Surviving Partnership, and TEPPCO shall issue to Enterprise, as the holder of such limited partner interests, a certificate evidencing units representing such limited partner interests in the Surviving Partnership. Enterprise agrees that at the TEPPCO Effective Time, Enterprise shall be automatically bound by the TEPPCO Partnership Agreement, and Enterprise shall be admitted to the Surviving Partnership as the sole limited partner of the Surviving Partnership immediately upon the TEPPCO Effective Time. At the TEPPCO Effective Time, the books and records of the Surviving Partnership shall be revised to reflect the admission of Enterprise as the sole limited partner of the Surviving Partnership and the simultaneous withdrawal of all other limited partners of TEPPCO, and TEPPCO shall automatically continue without dissolution.

(d) At the TEPPCO Effective Time, the TEPPCO general partner interest and related TEPPCO Incentive Distribution Rights owned by TEPPCO GP shall continue to be owned by TEPPCO GP.

3.2  Treatment of Options and Equity Awards.

(a) TEPPCO Options.  At the TEPPCO Effective Time, automatically and without any action on the part of the holder thereof, each vested and unvested outstanding option to acquire one or more TEPPCO Units granted prior to the date hereof pursuant to the TEPPCO Unit Plans (each, a “TEPPCO Option”) and held by a TEPPCO Employee shall be assumed by Enterprise, and such TEPPCO Option will become an option (i) to purchase that number of Enterprise Units (calculated on an aggregate basis with respect to all TEPPCO Units subject to a given TEPPCO Option with the same terms under such TEPPCO Option) obtained by multiplying the number of TEPPCO Units issuable upon the exercise of such TEPPCO Option by the Exchange Ratio, (ii) at an exercise price per Enterprise Unit equal to the per TEPPCO Unit exercise price pursuant to such TEPPCO Option divided by the Exchange Ratio (with any resulting exercise price that contains a fraction of a cent being increased to the next whole cent), and (iii) otherwise upon terms and conditions equivalent to such outstanding TEPPCO Options. Promptly after the TEPPCO Effective Time, Enterprise will provide each holder of TEPPCO Options with a notice describing the assumption and conversion of such awards. The assumption of the TEPPCO Options pursuant to this Section 3.2(a) shall be in full satisfaction of the obligations in respect thereof.

(b) TEPPCO Restricted Units.  At the TEPPCO Effective Time, automatically and without any action on the part of the holder thereof, each unvested outstanding restricted TEPPCO Unit granted prior to the date hereof pursuant to the TEPPCO Unit Plans (each, a “TEPPCO Restricted Unit”) and held by a TEPPCO Employee shall be assumed by Enterprise and converted, at the Exchange Ratio, into restricted Enterprise Units. Each Enterprise Unit in respect of which a TEPPCO Restricted Unit was so assumed and converted shall be subject to, and shall vest upon, terms and conditions equivalent to those of the applicable TEPPCO Restricted Unit. Promptly after the TEPPCO Effective Time, Enterprise will provide each holder of TEPPCO Restricted Units with a notice describing the assumption and conversion of such awards. The assumption of the TEPPCO Restricted Units pursuant to this Section 3.2(b) shall be in full satisfaction of the obligations in respect thereof.

(c) TEPPCO Phantom Units.  At the TEPPCO Effective Time, automatically and without any action on the part of the holder thereof, each outstanding grant of TEPPCO phantom units granted prior to the date hereof pursuant to the TEPPCO Unit Plans (the “TEPPCO Phantom Units”) and held by a TEPPCO Employee shall be assumed by Enterprise and converted into a grant of phantom units denominated in that number of Enterprise Units equal to (i) the number of TEPPCO Units to which such grant of TEPPCO Phantom Units was subject at the time of such assumption, multiplied by (ii) the Exchange Ratio. Each grant of phantom units of Enterprise in respect of which a TEPPCO Phantom Unit was so assumed and converted shall be subject to, and shall vest upon, the terms and conditions that are equivalent to those of the applicable TEPPCO Phantom Unit. Promptly after the TEPPCO Effective Time, Enterprise will provide each holder of TEPPCO Phantom Units with a notice describing the assumption and conversion of such awards. The assumption of the TEPPCO Phantom Units pursuant to this Section 3.2(c) shall be in full satisfaction of the obligations in respect thereof.

(d) TEPPCO Unit Appreciation Rights (UARs).  At the TEPPCO Effective Time, automatically and without any action on the part of the holder thereof, each outstanding Unit Appreciation Right (“TEPPCO UAR”) granted to a TEPPCO Employee pursuant to the TEPPCO Unit Plans shall be assumed by Enterprise and converted into (i) a number of Common Unit Appreciation Rights (“CUARs”) of Enterprise equal to the product of the number of TEPPCO UARs to which such grant was subject at the time of such assumption multiplied by the Exchange Ratio, and (ii) with an exercise price per CUAR equal to the per TEPPCO UAR exercise price divided by the Exchange Ratio (with any resulting exercise price that contains a fraction of a cent being increased to the next whole cent). Each CUAR of Enterprise shall be subject to, and vest upon, the terms and conditions that are equivalent to those applicable to the TEPPCO UARs; provided however, that the new “Grant DER per Unit” (as defined in the award agreement for the applicable TEPPCO UAR) that shall apply to the CUAR of Enterprise shall be (i) the most recent quarterly distribution paid (or with respect to a more recent record date prior to the TEPPCO Effective Time, the most recent unpaid distribution declared) with respect to an Enterprise Unit minus (ii) (A) the difference between (x) the most recent quarterly distribution paid (or with respect to a more recent record date prior to the TEPPCO Effective Time, the most recent unpaid distribution declared) with respect to a TEPPCO Unit and (y) the Grant DER per Unit on the date of grant of such TEPPCO UAR, divided by (B) the Exchange Ratio. Promptly after the TEPPCO Effective Time, Enterprise will provide each holder of a TEPPCO UAR with a notice describing the assumption and conversion of such awards. The assumption of the TEPPCO UARs pursuant to this Section 3.2(d) shall be in full satisfaction of the obligations in respect thereof.

(e) TEPPCO Distribution Equivalent Rights (DERs).  At the TEPPCO Effective Time, automatically and without any action on the part of the holder thereof, each outstanding Distribution Equivalent Right (“TEPPCO DER”) granted to a TEPPCO Employee pursuant to the TEPPCO Unit Plans shall be assumed by Enterprise and converted into a number of Distribution Equivalent Rights of Enterprise equal to the product of the number of TEPPCO DERs to which such grant was subject at the time of such assumption multiplied by the Exchange Ratio. Any fractional Distribution Equivalent Right of Enterprise shall be rounded up to the nearest whole Distribution Equivalent Right of Enterprise. Each Distribution Equivalent Right of Enterprise shall be subject to terms and conditions that are equivalent to those applicable to the TEPPCO DERs; provided, however, that the cash distributions paid with respect to Distribution Equivalent Rights of Enterprise will be equal to the cash distributions paid on the Enterprise Units. Promptly after the TEPPCO Effective

Time, Enterprise will provide each holder of a TEPPCO DER with a notice describing the assumption and conversion of such awards. The assumption of the TEPPCO DERs pursuant to this Section 3.2(e) shall be in full satisfaction of the obligations in respect thereof.

(f) TEPPCO Unit Purchase Plan.  At the TEPPCO Effective Time, automatically and without any action on the part of the holder thereof, each participant in the TEPPCO Unit Purchase Plan who is an owner of TEPPCO Units purchased under the TEPPCO Unit Purchase Plan in accordance with Section 6.7(a) shall have those units converted into Enterprise Units, at the Exchange Ratio. The conversion of the TEPPCO Units pursuant to this Section 3.2(f) shall be in full satisfaction of the obligations under the TEPPCO Unit Purchase Plan.

(g) Awards Held by Directors of TEPPCO.  Phantom units (other than amounts credited under TEPPCO’s Non-Employee Directors Unit Accumulation Plan) and unit appreciation rights held by TEPPCO directors shall be settled in cash at the TEPPCO Effective Time in accordance with the terms of the respective awards.

(h) No Fractional Enterprise Units.  If the fulfillment or settlement of any award, option or right assumed by Enterprise pursuant to this Section 3.2, including but not limited to any TEPPCO Option, any TEPPCO Restricted Unit, any TEPPCO UAR or the TEPPCO Unit Purchase Plan, would otherwise result in the issuance, transfer or delivery of a fraction of an Enterprise Unit to any Person, no such fractional unit shall be issued, transferred or delivered, and instead, Enterprise shall pay to such Person an amount of cash calculated in accordance with Section 3.7, net of any exercise price, if any, allocable thereto. A payment to be made under this Section 3.2(h) shall be paid at the time that the fractional share in lieu of which such payment is made would have otherwise been issued, transferred or delivered.

3.3  Exchange Fund.  Prior to the TEPPCO Effective Time, Enterprise shall appoint BNY Mellon Shareowner Services to act as exchange agent hereunder for the purpose of exchanging TEPPCO Certificates or Book Entry TEPPCO Units (other than those representing Designated TEPPCO Units) for the Enterprise Units (the “Exchange Agent”). Promptly following the TEPPCO Effective Time, Enterprise shall deposit with the Exchange Agent (either certificated or in book-entry form) in trust for the benefit of holders of TEPPCO Units, (a) Enterprise Units in a number equal to the aggregate TEPPCO Consideration and (b) cash in the amounts to be issued and paid pursuant to Sections 3.5 and 3.7, in exchange for outstanding TEPPCO Units (other than the Designated TEPPCO Units) upon due surrender of TEPPCO Certificates or Book Entry TEPPCO Units (other than those representing Designated TEPPCO Units) pursuant to this Article 3. Following the TEPPCO Effective Time, Enterprise agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.5. Any cash and Enterprise Units deposited with the Exchange Agent (including the amount of any cash distributions or other distributions payable with respect thereto and cash in lieu of fractional Enterprise Units to be paid pursuant to Section 3.7) shall hereinafter be referred to as the “Exchange Fund.”

3.4  Exchange Procedures.  Promptly after the TEPPCO Effective Time, Enterprise shall cause the Exchange Agent to mail to each applicable holder of a TEPPCO Certificate or Book Entry TEPPCO Unit (other than those representing Designated TEPPCO Units) (a) a letter of transmittal (the “Letter of Transmittal”) that shall specify that delivery shall be effected, and risk of loss and title to the TEPPCO Certificate or Book Entry TEPPCO Units shall pass, only upon proper delivery of the TEPPCO Certificate or Book Entry TEPPCO Units to the Exchange Agent, and which Letter of Transmittal shall be in customary form and have such other provisions as may be necessary for the applicable TEPPCO Unitholders to be admitted as Additional Limited Partners and other provisions as Enterprise and TEPPCO may reasonably specify (such letter to be reasonably acceptable to Enterprise and TEPPCO prior to the Effective Time) and (b) instructions for effecting the surrender of such TEPPCO Certificate or Book Entry TEPPCO Units in exchange for the TEPPCO Consideration, together with any distributions with respect thereto and any cash in lieu of fractional units. Upon surrender of a TEPPCO Certificate or Book Entry TEPPCO Unit to the Exchange Agent together with the relevant Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such TEPPCO Certificate or Book Entry TEPPCO Unit shall be entitled to receive in exchange therefor (A) Enterprise Units representing, in the aggregate, the whole number of Enterprise Units that such holder has the right to receive pursuant to Section 3.1(a) (in each case, after taking into account all TEPPCO Units then held by such holder), and (B) a check in the amount equal to the cash, if any, that such holder has the right to receive pursuant to Sections 3.5 and 3.7. No interest will be paid or will accrue on any cash payable pursuant to the provisions of this Article 3.

3.5  Distributions with Respect to Unexchanged TEPPCO Units.  No distributions with a record date after the TEPPCO Effective Time shall be paid to the holder of any TEPPCO Certificate or Book Entry TEPPCO Unit with respect to the Enterprise Units that such holder would be entitled to receive upon surrender of such TEPPCO Certificate or Book Entry TEPPCO Unit, and no cash payment in lieu of fractional Enterprise Units shall be paid to any such holder pursuant to Section 3.7, until such holder shall surrender such TEPPCO Certificate or Book Entry TEPPCO Unit in accordance with Section 3.4. Subject to the effect of applicable laws, following the later of the surrender of any such TEPPCO Certificate or Book Entry TEPPCO Unit and the TEPPCO Effective Time, there shall be paid to the record holder thereof without interest (a) promptly after such time, the amount of any cash payable in lieu of fractional Enterprise Units to which such holder is entitled pursuant to Section 3.7 and the amount of any distributions with a record date after the TEPPCO Effective Time theretofore paid with respect to such whole Enterprise Units and (b) at the appropriate payment date, the amount of distributions with a record date after the TEPPCO Effective Time and a payment date subsequent thereto and to such surrender payable with respect to such Enterprise Units.

3.6  No Further Ownership Rights in TEPPCO Units.  All Enterprise Units issued and cash paid upon conversion of TEPPCO Units in accordance with the terms of this Article 3 (including any cash paid pursuant to Section 3.5 or 3.7) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the TEPPCO Units.

3.7  No Fractional Enterprise Units.  No certificates or scrip or Enterprise Units representing fractional Enterprise Units or book-entry credit of the same shall be issued upon the surrender for exchange of TEPPCO Certificate or Book Entry TEPPCO Units, and such fractional unit interests will not entitle the owner thereof to vote or to have any rights of a holder of Enterprise Units in respect thereof. In lieu of any such fractional Enterprise Unit, each holder of TEPPCO Units who would otherwise have been entitled to a fraction of an Enterprise Unit upon surrender of TEPPCO Certificate or Book Entry TEPPCO Units (determined after taking into account all TEPPCO Units delivered by such holder) shall be paid upon such surrender cash (without interest) in an amount equal to the value (determined with reference to the Average Closing Price as of the Closing Date) of such fractional unit interest. Such payment with respect to fractional units is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration.

3.8  Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the applicable TEPPCO Certificates or Book Entry TEPPCO Units 12 months after the TEPPCO Effective Time shall, at Enterprise’s request, be delivered to Enterprise or otherwise on the instruction of Enterprise, and any holders of the applicable TEPPCO Certificate or Book Entry TEPPCO Units who have not theretofore complied with this Article 3 shall after such delivery look only to Enterprise for any amounts payable to such holders pursuant to this Article 3. Any such portion of the Exchange Fund remaining unclaimed by holders of the applicable TEPPCO Units immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Enterprise free and clear of any claims or interest of any Person previously entitled thereto.

3.9  No Liability.  To the fullest extent permitted by law, none of the Enterprise Entities, the TEPPCO Entities or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

3.10  Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Enterprise on a daily basis; provided that any investment of such Exchange Fund shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to TEPPCO Unitholders pursuant to the other provisions of this Article 3. Any interest and other income resulting from such investments shall promptly be paid to Enterprise.

3.11  Unregistered Certificates.  In the event of a transfer of ownership of TEPPCO Units that is not registered in the unit transfer register of TEPPCO, Enterprise Units to be issued upon due surrender of the TEPPCO Certificate or Book Entry TEPPCO Unit may be issued to such transferee if the TEPPCO Certificate or Book Entry TEPPCO Unit is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable unit transfer or other Taxes have been paid or are not applicable.

3.12  Lost Certificates.  If any TEPPCO Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Enterprise, the posting by such Person of a bond in such reasonable amount as Enterprise may direct as indemnity against any claim that may be made against it with respect to such certificate, following the TEPPCO Effective Time, as the case may be, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the consideration and amounts payable with respect to the TEPPCO Units formerly represented thereby pursuant to this Article 3.

3.13  Withholding Rights.  Enterprise shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Enterprise, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Enterprise.

3.14  Further Assurances.  At and after the TEPPCO Effective Time, the officers and directors of the Surviving Partnership or the Surviving Partnership’s general partner shall be authorized to execute and deliver, in the name and on behalf of the Surviving Partnership (or in the name and on behalf of the Surviving Partnership’s general partner, on behalf of the Surviving Partnership, as the case may be), any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Partnership (or in the name and on behalf of the Surviving Partnership’s general partner, on behalf of the Surviving Partnership, as the case may be), any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Partnership any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the TEPPCO Merger.

3.15  Unit Transfer Books.  Subject to Section 3.1(c), the unit transfer books of TEPPCO shall be closed immediately upon the TEPPCO Effective Time, and there shall be no further registration of transfers of TEPPCO Units thereafter on the records of TEPPCO. On or after the TEPPCO Effective Time, any TEPPCO Certificate or Book Entry TEPPCO Units presented to the Exchange Agent, Enterprise or the Surviving Partnership for any reason (other than, for purposes of clarification, any certificates issued pursuant to Section 3.1(c)) shall be converted into the right to receive the TEPPCO Consideration with respect to the TEPPCO Units formerly represented thereby (including any cash in lieu of fractional Enterprise Units to which the holders thereof are entitled pursuant to Section 3.7 and any distributions to which the holders thereof are entitled pursuant to Section 3.5).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1  Representations and Warranties of TEPPCO and TEPPCO GP.  Except as disclosed in a section of the TEPPCO Entities disclosure schedule delivered to the Enterprise Entities concurrently herewith (the “TEPPCO Disclosure Schedule”) corresponding to the subsection of this Section 4.1 to which such disclosure applies (provided that the disclosure in any paragraph of the TEPPCO Disclosure Schedule shall qualify other paragraphs in this Section 4.1 only to the extent it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs), or as disclosed in the TEPPCO SEC Documents filed prior to the date hereof to the extent such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties, each of TEPPCO and TEPPCO GP represents and warrants to the Enterprise Entities as follows:

(a) Organization.

(i) TEPPCO GP is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. TEPPCO is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of the TEPPCO Entities has the requisite limited partnership or limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to have such power or authority or to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole. True and complete copies of the TEPPCO Entities Organizational Documents, as in effect as of the date of this Agreement, have previously been made available to the Enterprise Entities by the TEPPCO Entities.

(ii) Each TEPPCO Subsidiary (1) is duly organized and validly existing under the laws of its jurisdiction of organization, (2) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, and (3) has all requisite corporate, partnership or limited liability company power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each case where the failure to have such power or authority or to be so organized, in existence or qualified either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole.

(iii) Section 4.1(a)(iii) of the TEPPCO Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each of the TEPPCO Entities, TEPPCO Subsidiaries and TEPPCO Partially Owned Entities, together with (1) the nature of the legal organization of such Person, (2) the jurisdiction of organization or formation of such Person, (3) the name of each TEPPCO Entity, TEPPCO Subsidiary or TEPPCO Partially Owned Entity that owns directly or of record any equity or similar interest in such Person, and (4) the interest (expressed as a percentage or other amount) owned by such TEPPCO Entity, TEPPCO Subsidiary or TEPPCO Partially Owned Entity in such Person. Except as set forth in Section 4.1(a)(iii) of the TEPPCO Disclosure Schedule, neither of the TEPPCO Entities nor any direct or indirect wholly owned TEPPCO Subsidiary is subject to any obligation in excess of $100,000 to make any investment or capital contribution, or any loan or any payment pursuant to a guarantee for the payment of indebtedness for borrowed money, to any TEPPCO Subsidiary that is not wholly owned.

(b) Capitalization.  Except as set forth in Section 4.1(b) of the TEPPCO Disclosure Schedule:

(i) TEPPCO GP is the sole general partner of TEPPCO. TEPPCO GP is the beneficial owner and the sole record owner of the general partner interest in TEPPCO and the TEPPCO Incentive Distribution Rights, and such general partner interest and TEPPCO Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable laws and the TEPPCO Partnership Agreement. TEPPCO GP owns such general partner interest and TEPPCO Incentive Distribution Rights free and clear of any liens, pledges, charges, encumbrances, restrictions and security interests whatsoever (“Encumbrances”), except pursuant to the TEPPCO Entities Organizational Documents. TEPPCO GP has no Voting Debt.

(ii) TEPPCO has no limited partner interests or other partnership or equity interests issued and outstanding other than, as of the date of this Agreement, (1) 104,682,604 TEPPCO Units, none of which are owned of record by TEPPCO GP, (2) the general partner interest and TEPPCO Incentive Distribution Rights described in Section 4.1(b)(i) above, (3) outstanding options to purchase 574,500 TEPPCO Units at the exercise prices and with the vesting schedules provided to the Enterprise Entities in writing, (4) outstanding awards for the issuance of 260,400 restricted TEPPCO Units with the vesting schedules provided to the Enterprise Entities in writing, (5) other equity awards in the form of 392,788 Unit Appreciation Rights issued under the TEPPCO Unit Plans that provide for the issuance of a number of TEPPCO Units with a value equal to the excess, if any, of the fair market value of a TEPPCO Unit on the vesting date of the respective award over the grant price of the respective award, with the vesting schedules and exercise prices, as applicable, provided to the Enterprise Entities in writing and (6) other equity-based awards in the form of 5,108 aggregate TEPPCO Phantom Units issued under the TEPPCO Unit Plans that are payable only in cash. Except as set forth in the preceding sentence, rights to purchase under the TEPPCO Unit Purchase Plan or pursuant to the TEPPCO Entities Organizational Documents, as of the date of this Agreement, there are no outstanding (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating TEPPCO GP, TEPPCO or any of the TEPPCO Subsidiaries to issue, transfer or sell any partnership interest or other equity interest in TEPPCO or any TEPPCO Subsidiary or securities convertible into or exchangeable for such partnership interests or equity interests or (y) contractual obligations of TEPPCO GP, TEPPCO or any of the TEPPCO Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in TEPPCO or any of the TEPPCO Subsidiaries or any such securities or agreements listed in clause (x) of this sentence. TEPPCO has no Voting Debt.

(iii) Each of the TEPPCO Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable laws and the TEPPCO Partnership Agreement, and are fully paid (to the extent required under the TEPPCO Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-607 and 17-804 of the DRULPA). Such TEPPCO Units were not issued in violation of pre-emptive or similar rights or any other agreement or understanding binding on TEPPCO. All of the outstanding equity interests of the TEPPCO Subsidiaries and the TEPPCO Partially Owned Entities have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and non-assessable and free of pre-emptive rights (except in each case (1) with respect to general partner interests, (2) as set forth to the contrary in the applicable governing documents and (3) to the extent such non-assessability may be affected by applicable laws, including Sections 17-607 and 17-804 of the DRULPA or Section 18-607 of the LLC Act) and were not issued in violation of pre-emptive or similar rights; and all such units, shares and other equity interests, other than interests in TEPPCO Partially Owned Entities that are owned by others, are owned, directly or indirectly, by TEPPCO or TEPPCO GP, free and clear of all Encumbrances, except pursuant to the applicable governing documents. No TEPPCO Subsidiary has any Voting Debt.

(c) Authority; No Violation.  Except as set forth in Section 4.1(c) of the TEPPCO Disclosure Schedule:

(i) Each of the TEPPCO Entities has the requisite limited partnership or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of TEPPCO GP, at a duly convened meeting thereof and by TEPPCO GP, as the general partner of TEPPCO. TEPPCO GP, acting through its Board of Directors, has directed that this Agreement be submitted to the TEPPCO Unitholders for approval at a meeting of such holders held for the purpose of approving this Agreement (including any adjournment or postponement thereof, the “TEPPCO Unitholder Meeting”). Except for approvals that have been previously obtained, the TEPPCO Unitholder Approvals and the approvals required under the TEPPCO GP Merger Agreement, no other limited liability company or limited partnership votes or approvals on the part of the TEPPCO Entities are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the TEPPCO Entities and (assuming due authorization, execution and delivery by the Enterprise Entities) constitutes a valid and binding obligation of each of the TEPPCO Entities, enforceable against each of the TEPPCO Entities in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(ii) Neither the execution and delivery of this Agreement by the TEPPCO Entities, nor the consummation by the TEPPCO Entities of the transactions contemplated hereby, nor compliance by the TEPPCO Entities with any of the terms or provisions hereof, will (1) (subject to receiving TEPPCO Unitholder Approvals and any approvals required under the TEPPCO GP Merger Agreement) violate any provision of the TEPPCO Entities Organizational Documents or the organizational documents of their Subsidiaries, or (2) assuming that the consents and approvals referred to in Section 4.1(d) are duly obtained, (x) violate in any material respect any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the TEPPCO Entities, any of their respective Subsidiaries or, to the TEPPCO Entities’ Knowledge, any TEPPCO Partially Owned Entities or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the TEPPCO Entities, any of their respective Subsidiaries or, to the TEPPCO Entities’ Knowledge, any TEPPCO Partially Owned Entities under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the TEPPCO Entities, any TEPPCO Subsidiary or, to the TEPPCO Entities’ Knowledge, any TEPPCO Partially Owned Entities is a party, or by which they or any of their respective properties or assets are bound, except (in the case of clause (2)(y) above) for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Encumbrances which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole.

(d) Consents and Approvals.  Except for (i) the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act, (ii) the filing of any other required applications or notices with any state or foreign agencies of competent jurisdiction and approval of such applications and notices (the “Other Approvals”), (iii) the filing with the SEC of a proxy statement relating to the matters to be submitted to the TEPPCO Unitholders at the TEPPCO Unitholder Meeting and a registration statement on Form S-4 with respect to the issuance of Enterprise Units in the TEPPCO Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4,” and the proxy statement/prospectus included in the Form S-4, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”), (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (vi) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Enterprise Units pursuant to this Agreement, (vii) the filing of a notification with the FTC at least thirty (30) days prior to the Closing pursuant to Paragraph VII of the Decision and Order (the consents, authorizations, approvals, filings and registration required under or in relation to the foregoing clauses (i) through (vii) being referred to as “Necessary Consents”), and (viii) such other consents, authorizations, approvals, filings and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (1) the execution and delivery by the TEPPCO Entities of this Agreement and (2) the consummation by the TEPPCO Entities of the transactions contemplated by this Agreement.

(e) Financial Reports and SEC Documents; Disclosure and Internal Controls.

(i) The TEPPCO 2008 10-K and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by TEPPCO or any of the TEPPCO Subsidiaries subsequent to December 31, 2008, including, but not limited to, items incorporated by reference into such reports, registration statements, definitive proxy statements or information statements under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, the “TEPPCO SEC Documents”), with the SEC as of their respective dates, (1) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (2) did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The historical financial statements (including the related notes and supporting schedule) contained in the TEPPCO SEC Documents (i) comply in all material respects with the applicable requirements under the Securities Act and the Exchange Act (except that certain supporting schedules are omitted), (ii) present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods (subject, in the case of unaudited financial statements, to normal year-end adjustments), and (iii) have been prepared in accordance with GAAP consistently applied throughout the periods involved, except in each case to the extent disclosed therein. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to the TEPPCO SEC Documents. No enforcement action has been initiated, or to the Knowledge of the TEPPCO Entities, is threatened, against any of the TEPPCO Entities relating to disclosures contained in any TEPPCO SEC Document.

(ii) Prior to the date of this Agreement, the Board of Directors of TEPPCO GP has established approval procedures for the TEPPCO Entities and the TEPPCO Subsidiaries related to the identification, measurement and management of risk exposure to commodity prices, interest rates and counterparty risks, and the TEPPCO Entities and the TEPPCO Subsidiaries are in compliance with such procedures in all material respects.

(iii) TEPPCO and TEPPCO GP have designed and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that (1) receipts and expenditures are made only in accordance with management’s general or specific authorization, (2) transactions are recorded as necessary to permit preparation of the financial statements of TEPPCO in accordance with GAAP and to maintain accountability for the assets of the TEPPCO Entities and the TEPPCO Subsidiaries, as applicable, (3) access to such assets is permitted only in accordance with management’s general or specific authorization, (4) the reporting of such assets is compared with existing assets at reasonable intervals, and (5) records are maintained in reasonable detail, accurately and fairly to reflect the transactions and dispositions of TEPPCO and the TEPPCO Subsidiaries. TEPPCO and TEPPCO GP have (1) designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the TEPPCO Entities and the TEPPCO Subsidiaries is made known to the management of TEPPCO GP by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the TEPPCO SEC Documents. Based on the evaluation of its internal controls and procedures conducted in connection with the preparation and filing of the TEPPCO 2008 10-K, neither TEPPCO nor TEPPCO GP is aware of (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) that are reasonably likely to adversely affect the ability of TEPPCO to record, process, summarize and report financial data; or (ii) any fraud, whether or not material, that involves management or other employees who have a role in TEPPCO’s internal controls over financial reporting.

(iv) Deloitte & Touche LLP, who audited the audited financial statements contained in the TEPPCO 2008 10-K, is an independent registered public accounting firm with respect to TEPPCO and TEPPCO

GP within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).

(f) Absence of Undisclosed Liabilities.  Except as disclosed in the audited financial statements (or notes thereto) included in the TEPPCO 2008 10-K or in the financial statements (or notes thereto) included in subsequent TEPPCO SEC Documents filed prior to the date hereof, neither TEPPCO nor any of the TEPPCO Subsidiaries had at December 31, 2008, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (1) are accrued or reserved against in the financial statements of TEPPCO included in the TEPPCO SEC Documents filed prior to the date hereof, or reflected in the notes thereto or (2) were incurred since December 31, 2008 in the ordinary course of business and consistent with past practices or (ii) liabilities, obligations or contingencies that (1) would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole, or (2) have been discharged or paid in full prior to the date hereof.

(g) Absence of Certain Changes or Events.

(i) Since December 31, 2008, no event or events have occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole.

(ii) Except as set forth in Section 4.1(g)(ii) of the TEPPCO Disclosure Schedule or as provided in this Agreement, since December 31, 2008, TEPPCO and the TEPPCO Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

(iii) Except as set forth in Section 4.1(g)(iii) of the TEPPCO Disclosure Schedule, or as permitted under Section 5.1(h) of the TEPPCO Disclosure Schedule, since December 31, 2008, neither TEPPCO nor any of the TEPPCO Subsidiaries has recommended to EPCO, except for such actions prior to the date hereof as were in the ordinary course of business consistent with past practice or except as required by applicable law, (x) to increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer or director of TEPPCO GP from the amount thereof in effect as of December 31, 2008, or (y) to grant any retention, severance or termination pay, entered into any contract to make or grant any retention, severance or termination pay, or paid any bonuses to any executive officer or director of TEPPCO GP.

(iv) Since December 31, 2008 and prior to the date hereof, TEPPCO has not declared or made any distributions on TEPPCO Units other than its regular quarterly distribution as follows:

Amount per
Quarter	TEPPCO Unit

First Quarter 2009	$0.725

(h) Legal Proceedings.  Except as set forth in Section 4.1(h) of the TEPPCO Disclosure Schedule, there is no suit, action or proceeding or investigation pending before any Governmental Entity or, to the Knowledge of any of the TEPPCO Entities, threatened, against or affecting any of the TEPPCO Entities or any of the TEPPCO Subsidiaries that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against any TEPPCO Entity or TEPPCO Subsidiary having, or which would reasonably be expected to have, individually or in the aggregate, any such effect.

(i) Compliance with Applicable Law.  The TEPPCO Entities and each of the TEPPCO Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default under any, applicable law, statute, order, rule, regulation, judgment or decree of any Governmental Entity relating to the TEPPCO Entities or any TEPPCO Subsidiary, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole.

(j) Contracts.

(i) Except for this Agreement or as designated as an exhibit to the TEPPCO 2008 10-K or to a TEPPCO SEC Document filed thereafter and prior to the date of this Agreement, and except as set forth in Section 4.1(j)(i) of the TEPPCO Disclosure Schedule, neither of the TEPPCO Entities nor any of the TEPPCO Subsidiaries is a party to or bound by, as of the date hereof, any agreement, contract, arrangement, commitment or instrument (whether written or oral) (1) which, upon the consummation of the TEPPCO Merger or TEPPCO Unitholder Approvals, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from the TEPPCO Entities, the Enterprise Entities, the Surviving Partnership or any of their respective Subsidiaries to any director, officer, employee, consultant or contractor who performs services for the benefit of any TEPPCO Entity or TEPPCO Subsidiary, (2) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), or which, if entered into, amended, terminated or otherwise created or modified on or after the date of this Agreement, would be required to be disclosed on a Current Report on Form 8-K filed with the SEC, to be performed after the date of this Agreement that has not been filed or incorporated by reference in the TEPPCO SEC Documents filed prior to the date of this Agreement, (3) which materially restricts the conduct of any line of business by the TEPPCO Entities or any TEPPCO Subsidiaries or upon consummation of the TEPPCO Merger will materially restrict the ability of the Enterprise Entities or the Surviving Partnership or any of their respective Subsidiaries to engage in any line of business, (4) relating to any outstanding commitment for any capital expenditure in excess of $10,000,000 that is not (i) subject to an authorization for expenditure (AFE) approved prior to the date of this Agreement or (ii) allocated to EPCO under the Administrative Services Agreement, (5) with any labor union or organization, (6) except (x) as reflected in the financial statements included in the TEPPCO SEC Documents filed prior to the date hereof, (y) as reflected in the March 31, 2009 financial statements of TEPPCO delivered to the Enterprise Entities prior to the date hereof or (z) from the date hereof to the extent permitted under Section 5.1(g), indentures, mortgages, liens, promissory notes, loan agreements, guarantees or other arrangements relating to the borrowing of money by TEPPCO, TEPPCO GP or any of the TEPPCO Subsidiaries, (7) containing provisions triggered by change of control of TEPPCO or any of the TEPPCO Subsidiaries or (8) in favor of directors or officers relating to employment or compensation or providing rights to indemnification. Each agreement, contract, arrangement, commitment or instrument of the type described in this Section 4.1(j), whether or not set forth in the TEPPCO Disclosure Schedule or in such TEPPCO SEC Documents, is referred to herein as a “TEPPCO Contract.” True and complete copies of all such TEPPCO Contracts have been made available to the Enterprise Entities by the TEPPCO Entities.

(ii) (1) Each TEPPCO Contract is valid and binding on TEPPCO or the TEPPCO Subsidiary that is a party thereto, as applicable, and in full force and effect, (2) TEPPCO and each of the TEPPCO Subsidiaries, as applicable, has performed all obligations required to be performed by it to date under each TEPPCO Contract to which it is subject, and (3) neither TEPPCO nor any of the TEPPCO Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of TEPPCO or any of the TEPPCO Subsidiaries under any such TEPPCO Contract, except in each case where such failure to be validly binding and in full force and effect, noncompliance, or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole.

(k) Insurance.  Section 4.1(k) of the TEPPCO Disclosure Schedule sets forth a true and complete list of all Policies insuring the TEPPCO Employees and the properties, assets, and/or operations of the TEPPCO Entities or the TEPPCO Subsidiaries.

(l) Environmental Liability.

(i) Except as set forth in Section 4.1(l) of the TEPPCO Disclosure Schedule, and except as would not either individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole: (1) TEPPCO and the TEPPCO Subsidiaries, and to the Knowledge of the TEPPCO Entities, the TEPPCO Partially Owned Entities, and their respective businesses, operations, properties and Assets are in compliance with all Environmental Laws and all permits, registrations, licenses, approvals, exemptions, variances, and other authorizations required under Environmental Laws (“Environmental Permits”); (2) TEPPCO, TEPPCO GP, the TEPPCO Subsidiaries, and to the Knowledge of the TEPPCO Entities, the TEPPCO Partially Owned Entities, have obtained or filed for all Environmental Permits for their respective businesses, operations, properties and Assets as they currently exist and are operated and all such Environmental Permits are currently in full force and effect; (3) no TEPPCO Entity or TEPPCO Subsidiary or any of their respective businesses, operations, properties or Assets, or, to the Knowledge of the TEPPCO Entities, the TEPPCO Partially Owned Entities, or their respective businesses, operations, properties and Assets, are subject to any pending or, to the Knowledge of the TEPPCO Entities, threatened claims, actions, suits, writs, injunctions, decrees, orders, judgments, investigations, inquiries or proceedings relating to their compliance with Environmental Laws; (4) within the five years prior to the date of this Agreement, there has been no Release of Hazardous Substances on, under or from the current or former property owned, leased or operated by TEPPCO, TEPPCO GP, the TEPPCO Subsidiaries, or to the Knowledge of the TEPPCO Entities, the TEPPCO Partially Owned Entities, that was required to be reported under applicable Environmental Laws but was not so reported; (5) none of TEPPCO, TEPPCO GP, the TEPPCO Subsidiaries, or to the Knowledge of the TEPPCO Entities, the TEPPCO Partially Owned Entities has received any written notice asserting an alleged liability or obligation under any Environmental Laws involving the TEPPCO Entities, the TEPPCO Subsidiaries or the TEPPCO Partially Owned Entities with respect to actual or alleged Hazardous Substance contamination of any property offsite of the properties of the TEPPCO Entities or the TEPPCO Subsidiaries; (6) to the Knowledge of the TEPPCO Entities, there are not any existing, pending or threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other Governmental Entity directed against the TEPPCO Entities, the TEPPCO Subsidiaries or the TEPPCO Partially Owned Entities that pertain or relate to personal injury or property damage claims relating to a Release of Hazardous Substances; (7) there have been no ruptures in the TEPPCO Pipeline Systems resulting in personal injury, loss of life, or material property damage, except to the extent any claims related to such ruptures have been resolved and (8) to the Knowledge of the TEPPCO Entities, there are no defects, corrosion or other damage to any of the TEPPCO Pipeline Systems that could reasonably be expected to create a risk of pipeline integrity failure.

(ii) The following terms shall have the following meanings:

(1) “Environmental Laws” means any and all laws, statutes, regulations, rules, orders, ordinances, legally enforceable directives of a Governmental Entity, agreements between a Person and any Governmental Entity and rules of common law, which are applicable to a Person (or its Subsidiaries or any of their respective businesses, operations, properties or assets) that is making a representation herein and which pertain to protection of human health (to the extent arising from exposure to Hazardous Substances) or the environment (including any generation, use, storage, treatment, or Release of Hazardous Substances into the environment) including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Atomic Energy Act, 42 U.S.C. Section 2014 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.

Section 136 et seq., and the Federal Hazardous Materials Transportation Law, 49 U.S.C. Section 5101 et seq., as each has been amended from time to time.

(2) “Hazardous Substances” means any (x) chemical, product, substance, waste, material, pollutant or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (y) asbestos containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (z) any oil or gas exploration or production waste or any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof.

(3) “Release” means any depositing, spilling, leaking, pumping, pouring, emitting, discarding, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the environment.

(m) Employee Benefit Plans; Distribution Reinvestment Plan.

(i) Except as set forth in Section 4.1(m) of the TEPPCO Disclosure Schedule, no TEPPCO Entity or TEPPCO Subsidiary sponsors, maintains, participates in or contributes to or has any Benefit Plan other than the EPCO Benefit Plans and the TEPPCO Unit Plans.

(ii) Section 4.1(m) of the TEPPCO Disclosure Schedule includes a complete list of all TEPPCO Unit Plans.

(iii) The Board of Directors of TEPPCO GP has authorized the suspension of the issuance by TEPPCO of TEPPCO Units under the TEPPCO Distribution Reinvestment Plan.

(n) Property of the TEPPCO Entities.

(i) Except for Permitted Encumbrances, failures that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole, or as set forth in Section 4.1(n) of the TEPPCO Disclosure Schedule, the TEPPCO Entities or the TEPPCO Subsidiaries have defensible, good and valid fee or leasehold title (or, with respect to TEPPCO Pipeline Systems, title to or interest in the applicable TEPPCO Pipeline System sufficient to enable the TEPPCO Entities or the TEPPCO Subsidiaries to continue to conduct their businesses with respect thereto without material interference as it is currently being conducted) to or valid and enforceable Rights of Way through the TEPPCO Real Property and their other Assets, free and clear of all Encumbrances.

(ii) Except for violations that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole, or as set forth in Section 4.1(n) of the TEPPCO Disclosure Schedule, the businesses of the TEPPCO Entities or the TEPPCO Subsidiaries have been and are being operated in a manner which does not violate the terms of any Rights of Way used by the TEPPCO Entities or the TEPPCO Subsidiaries in their businesses. All Rights of Way used by the TEPPCO Entities or the TEPPCO Subsidiaries in their business are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other laws of general applicability affecting the rights of creditors generally or principles of equity, and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such businesses, except where the failure of any such Right of Way to be valid and enforceable or to grant the rights purported to be granted thereby or necessary thereunder, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole. Except as set forth in Section 4.1(n) of the TEPPCO Disclosure Schedule, there are no gaps in the Right of Ways used by the TEPPCO Entities and the TEPPCO Subsidiaries in their businesses that would impair the conduct of such businesses in a manner that would, or that would reasonably be expected to, have either individually or in the aggregate a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole. No part of the TEPPCO Pipeline System is located on property that is not owned in fee by the TEPPCO Entities or the TEPPCO Subsidiaries or subject to a Right of Way in favor of the TEPPCO

Entities or a TEPPCO Subsidiary, where the failure of such TEPPCO Pipeline System to be so located, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole.

(iii) There is no pending or, to the Knowledge of the TEPPCO Entities, threatened condemnation of any material part of the TEPPCO Real Property used or necessary for the conduct of the businesses of the TEPPCO Entities or the TEPPCO Subsidiaries, as they are presently conducted, by any Governmental Entity or other Person.

(o) Intellectual Property.  Except as would not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole, and except for Intellectual Property owned by or licensed to EPCO (i) the TEPPCO Entities or the TEPPCO Subsidiaries own, or are licensed to use, all Intellectual Property used in and necessary for the conduct of their business as it is currently conducted, (ii) to the Knowledge of the TEPPCO Entities, the use of Intellectual Property by the TEPPCO Entities or the TEPPCO Subsidiaries does not infringe on or otherwise violate the rights of any third party, and, to the extent such Intellectual Property is licensed, its use is in accordance in all material respects with the applicable license pursuant to which TEPPCO acquired the right to use such Intellectual Property, (iii) to the Knowledge of the TEPPCO Entities, no third party is challenging, infringing on or otherwise violating any right of the TEPPCO Entities in the Intellectual Property, (iv) neither any of the TEPPCO Entities nor any of the TEPPCO Subsidiaries has received any written notice of any pending claim, order or proceeding with respect to any Intellectual Property used in and necessary for the conduct of the businesses of the TEPPCO Entities or the TEPPCO Subsidiaries as they are currently conducted, and (v) to the Knowledge of the TEPPCO Entities, no Intellectual Property is being used or enforced by the TEPPCO Entities or the TEPPCO Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for the conduct of the businesses of the TEPPCO Entities or the TEPPCO Subsidiaries, as they are currently conducted.

(p) State Takeover Laws.  TEPPCO GP has approved this Agreement and the transactions contemplated by this Agreement as required under Section 17-211 of the DRULPA and any other applicable state takeover laws and any applicable provision of the TEPPCO Partnership Agreement so that any such state takeover laws and such provisions will not apply to this Agreement or any of the transactions contemplated hereby.

(q) Opinion of Financial Advisor.  The TEPPCO Special Committee has received the opinion of Credit Suisse Securities (USA) LLC, dated the date of this Agreement, to the effect that, subject to certain assumptions, qualifications, limitations and other matters, as of the date of such opinion, the Exchange Ratio to be received by the Unaffiliated TEPPCO Unitholders in the TEPPCO Merger is fair to the Unaffiliated TEPPCO Unitholders from a financial point of view, it being agreed that none of the Enterprise Entities may rely upon such opinion.

(r) Approvals of the TEPPCO Special Committee, the TEPPCO Audit, Conflicts and Governance Committee and the Board of Directors of TEPPCO GP.  At a meeting duly called and held, the TEPPCO Special Committee determined, by unanimous vote, that this Agreement and the transactions contemplated hereby are fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders. At a meeting duly called and held, the TEPPCO Audit, Conflicts and Governance Committee determined, by unanimous vote, that this Agreement and the transactions contemplated hereby are fair and reasonable to TEPPCO and the Unaffiliated TEPPCO Unitholders and approved this Agreement and the transactions contemplated hereby by Special Approval. At a meeting duly called and held, the Board of Directors of TEPPCO GP has approved, and recommended that the TEPPCO Unitholders approve this Agreement and the transactions contemplated hereby.

(s) Broker’s Fees.  None of the TEPPCO Entities nor any of the TEPPCO Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, except Credit Suisse Securities (USA) LLC, whose fees and expenses will be paid by TEPPCO in accordance with the existing agreement with such firm.

(t) Taxes.  Except in each case for any exceptions that are immaterial individually and in the aggregate and except as set forth in Section 4.1(t) of the TEPPCO Disclosure Schedule: (i) all Tax Returns that were required to be filed by or with respect to TEPPCO or any of the TEPPCO Subsidiaries have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included, (iii) all Taxes owed by TEPPCO or any of the TEPPCO Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to TEPPCO or any of the TEPPCO Subsidiaries have been satisfied in full in all respects, (v) there are no Encumbrances on any of the assets of TEPPCO or any of the TEPPCO Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there is no action, suit, proceeding, investigation, audit or written claim now pending against, or with respect to, TEPPCO or any of the TEPPCO Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to TEPPCO or any of the TEPPCO Subsidiaries, (vii) no written claim has been made by any Governmental Entity in a jurisdiction where TEPPCO or any of the TEPPCO Subsidiaries does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has such assertion been threatened or proposed in writing, (viii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to TEPPCO or any of the TEPPCO Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of TEPPCO or any of the TEPPCO Subsidiaries, (ix) none of TEPPCO or any of the TEPPCO Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (x) none of TEPPCO or any of the TEPPCO Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by any of the TEPPCO Entities or any of the TEPPCO Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, (xi) none of TEPPCO or any of the TEPPCO Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than a TEPPCO Entity or any of the TEPPCO Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (xii) TEPPCO is not a “foreign person” within the meaning of Section 1445 of the Code, (xiii) each of the TEPPCO Entities and any TEPPCO Subsidiary that is classified as a partnership for United States federal tax purposes has in effect an election under Section 754 of the Code, (xiv) TEPPCO is a “publicly traded partnership” for United States federal income tax purposes, (xv) at least 90% of the gross income of TEPPCO for each taxable year since its formation up to and including the current taxable year has been from sources that TEPPCO’s counsel has opined or will opine prior to the Closing are treated as “qualifying income” within the meaning of Section 7704(d) of the Code, and (xvi) none of the TEPPCO Entities or any TEPPCO Subsidiary has elected to be treated as a corporation for U.S. federal income tax purposes.

(u) Labor Relations; Collective Bargaining Agreements.  Except as set forth in Section 4.1(u) of the TEPPCO Disclosure Schedule, neither of the TEPPCO Entities nor any of the TEPPCO Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by TEPPCO or any of the TEPPCO Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by TEPPCO or any of the TEPPCO Subsidiaries. No labor organization or group of employees of EPCO who are situated at any facility (or on any vessel) owned, leased or operated by TEPPCO or any TEPPCO Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the TEPPCO Entities, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole, to the Knowledge of any of the TEPPCO Entities, (i) there is no labor dispute, strike, slowdown or work stoppage against TEPPCO or any of the TEPPCO Subsidiaries pending or threatened against TEPPCO or any of the TEPPCO Subsidiaries and (ii) no unfair labor practice or labor charge or complaint has occurred with respect to TEPPCO or any of the TEPPCO Subsidiaries.

(v) Regulation as an Investment Company.  None of the TEPPCO Entities nor any of the TEPPCO Subsidiaries is an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(w) Jones Act.  To the knowledge of the TEPPCO Entities, each TEPPCO Entity and each TEPPCO Subsidiary is a “citizen of the United States” as such term is defined in Section 2 of the Shipping Act of 1916, as amended (46 U.S.C. Section 802), and has been for as long as it has owned or operated any vessels in the United States coastwise trade.

(x) TEPPCO Unit Purchase Plan.  The Board of TEPPCO GP has authorized the suspension of the issuance of TEPPCO Units under the TEPPCO Unit Purchase Plan, effective immediately, subject to the authority of EPCO to effectuate suspension of such plan in its discretion.

4.2  Representations and Warranties of the Enterprise Entities.  Except as disclosed in a section of the Enterprise disclosure schedule delivered to the TEPPCO Entities concurrently herewith (the “Enterprise Disclosure Schedule”) corresponding to the subsection of this Section 4.2 to which such disclosure applies (provided that the disclosure in any paragraph of the Enterprise Disclosure Schedule shall qualify other paragraphs in this Section 4.2 only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs), or as disclosed in the Enterprise SEC Documents filed prior to the date hereof to the extent such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties, each of the Enterprise Entities represents and warrants to the TEPPCO Entities as follows:

(a) Organization.

(i) Each of Enterprise GP and Enterprise Sub B is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Enterprise is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of Enterprise and Enterprise GP has the requisite limited partnership or limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to have such power or authority or be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Enterprise Entities and the TEPPCO Subsidiaries, taken as a whole. True and complete copies of the Enterprise Entities Organizational Documents, as in effect as of the date of this Agreement, have previously been made available to the TEPPCO Entities by the Enterprise Entities.

(ii) Each Enterprise Subsidiary (1) is duly organized and validly existing under the laws of its jurisdiction of organization, (2) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified and (3) has all requisite corporate, partnership or limited liability company power and authority to own or lease its properties and assets and to carry on its business as now conducted except in each case where the failure to have such power or authority or to be so organized in existence or qualified, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole.

(iii) Section 4.2(a)(iii) of the Enterprise Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each of the Enterprise Entities and Enterprise Partially Owned Entities, together with (1) the nature of the legal organization of such Person, (2) the jurisdiction of organization or formation of such Person, (3) the name of each Enterprise Entity, Enterprise Subsidiary or Enterprise Partially Owned Entity that owns directly or of record any equity or similar interest in such

Person, and (4) the percentage interest (expressed as a percentage or other amount) owned by such Enterprise Entity, Enterprise Subsidiary or Enterprise Partially Owned Entity in such Person. Except as set forth in Section 4.2(a)(iii) of the Enterprise Disclosure Schedule, neither of the Enterprise Entities nor any direct or indirect wholly owned Enterprise Subsidiary is subject to any obligation in excess of $1,000,000 to make any investment or capital contribution, or any loan or any payment pursuant to a guarantee for the payment of indebtedness for borrowed money, to any Enterprise Subsidiary that is not wholly owned.

(b) Capitalization.  Except as set forth in Section 4.2(b) of the Enterprise Disclosure Schedule:

(i) Enterprise GP is the sole general partner of Enterprise. Enterprise GP is the beneficial owner and sole record owner of the general partner interest in Enterprise and such general partner interest has been duly authorized and validly issued in accordance with applicable laws and the Enterprise Partnership Agreement. Enterprise GP owns such general partner interest free and clear of any Encumbrances except pursuant to the Enterprise Entities Organizational Documents. Enterprise GP is the beneficial owner and sole record holder of all of the Enterprise Incentive Distribution Rights and owns such rights free and clear of all Encumbrances except pursuant to the Enterprise Entities Organizational Documents. Enterprise GP has no Voting Debt.

(ii) Enterprise has no limited partner interests or other partnership or equity interests issued and outstanding other than, as of the date of this Agreement: (1) 460,249,247 Enterprise Units, including 2,935,450 outstanding restricted Enterprise Units subject to vesting, (2) the general partner interest and Enterprise Incentive Distribution Rights described in Section 4.2(b)(i) above, (3) outstanding options to purchase 3,943,500 Enterprise Units at the exercise prices and with the vesting schedules provided to the TEPPCO Entities in writing, and (4) other equity awards issued under the Enterprise Unit Plans that provide for the issuance of up to 100,600 Enterprise Units, with the vesting schedules and exercise prices, as applicable, provided to the TEPPCO Entities in writing. Except as set forth in the preceding sentence, rights to purchase under the Enterprise Unit Purchase Plan or pursuant to the Enterprise Entities Organizational Documents, as of the date of this Agreement, there are no outstanding (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Enterprise GP, Enterprise or any of the Enterprise Subsidiaries to issue, transfer or sell any partnership interest or other equity interest in Enterprise or any Enterprise Subsidiary or securities convertible into or exchangeable for such partnership interests or equity interests or (y) contractual obligations of Enterprise GP, Enterprise or any of the Enterprise Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in Enterprise or any of the Enterprise Subsidiaries or any such securities or agreements listed in clause (x) of this sentence. Enterprise and the Enterprise Subsidiaries have no Voting Debt.

(iii) Each of the Enterprise Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable laws and the Enterprise Partnership Agreement, and are fully paid (to the extent required under the Enterprise Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-607 and 17-804 of the DRULPA). Such Enterprise Units were not issued in violation of pre-emptive or similar rights or any other agreement or understanding binding on Enterprise. All of the outstanding equity interests of the Enterprise Subsidiaries and the Enterprise Partially Owned Entities have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and non-assessable and free of pre-emptive rights (except (1) with respect to general partner interests, (2) as set forth to the contrary in the applicable governing documents and (3) to the extent such non-assessability may be affected by applicable laws, including Sections 17-607 and 17-804 of the DRULPA or Section 18-607 of the LLC Act) and were not issued in violation of pre-emptive or similar rights; and all such units, shares and other equity interests, other than interests in Enterprise Partially Owned Entities that are owned by others, are owned, directly or indirectly, by Enterprise, free and clear of all Encumbrances, except pursuant to applicable governing documents.

(iv) The limited liability company interests of Enterprise Sub B have been duly authorized and validly issued in accordance with the LLC Act, and are fully paid (to the extent required under its limited liability company agreement) and non-assessable (except to the extent such non-assessability may be affected by Section 18-607 of the LLC Act). The limited liability company interests of Enterprise Sub B were not issued in violation of pre-emptive or similar rights or any other agreement or understanding binding on any of the Enterprise Entities.

(c) Authority; No Violation.

(i) Each Enterprise Entity has the requisite limited partnership or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by vote of the Board of Directors of Enterprise GP, at a duly convened meeting thereof and by Enterprise GP, for itself and as general partner of Enterprise, Enterprise Sub B and by Enterprise, as sole member of Enterprise Sub B. No other limited liability company or limited partnership votes or approvals on the part of the Enterprise Entities are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Enterprise Entities and (assuming due authorization, execution and delivery by each of the TEPPCO Entities) constitutes a valid and binding obligation of each of the Enterprise Entities, enforceable against each of the Enterprise Entities in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(ii) Neither the execution and delivery of this Agreement by the Enterprise Entities, nor the consummation by the Enterprise Entities of the transactions contemplated hereby, nor compliance by the Enterprise Entities with any of the terms or provisions hereof, will (1) violate any provision of the Enterprise Entities Organizational Documents or the organizational documents of the Enterprise Subsidiaries or (2) assuming that the consents and approvals referred to in Section 4.2(d) are duly obtained, (x) violate in any material respect any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Enterprise Entities, any of the Enterprise Subsidiaries or, to the Enterprise Entities’ Knowledge, the Enterprise Partially Owned Entities or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Encumbrance upon any of the respective properties or assets of any Enterprise Entity, any Enterprise Subsidiary or, to the Enterprise Entities’ Knowledge, any Enterprise Partially Owned Entity under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Enterprise Entity, any Enterprise Subsidiary or, to the Enterprise Entities’ Knowledge, any Enterprise Partially Owned Entity is a party, or by which they or any of their respective properties or assets are bound, except (in the case of clause (2) (y) above) for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Encumbrances that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole.

(d) Consents and Approvals.  Except for (i) the Necessary Consents and (ii) such other consents, authorizations, approvals, filings and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (1) the execution and delivery by the Enterprise Entities of this Agreement and (2) the consummation by the Enterprise Entities of the transactions contemplated by this Agreement.

(e) Financial Reports and SEC Documents; Disclosure and Internal Controls.

(i) The Enterprise 2008 10-K and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by Enterprise or any of the Enterprise Subsidiaries subsequent to December 31, 2008, including, but not limited to, items incorporated by reference into such reports, registration statements, definitive proxy statements or information statements under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, the “Enterprise SEC Documents”), with the SEC as of their respective dates, (1) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (2) did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The historical financial statements (including the related notes and supporting schedule) contained in the Enterprise SEC Documents (i) comply in all material respects with the applicable requirements under the Securities Act and the Exchange Act (except that certain supporting schedules are omitted), (ii) present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods (subject, in the case of unaudited financial statements, to normal year-end adjustments), and (iii) have been prepared in accordance with GAAP consistently applied throughout the periods involved, except in each case to the extent disclosed therein. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to the Enterprise SEC Documents. No enforcement action has been initiated, or to the Knowledge of the Enterprise Entities, is threatened, against any of the Enterprise Entities relating to disclosures contained in any Enterprise SEC Document.

(ii) Prior to the date of this Agreement, the Board of Directors of Enterprise GP has established approval procedures for the Enterprise Entities and the Enterprise Subsidiaries with respect to interest rate swaps and the open position resulting from physical commodity transactions, exchange-traded futures and options and over-the-counter derivative instruments, and the Enterprise Entities and the Enterprise Subsidiaries are in compliance with such procedures in all material respects.

(iii) Enterprise and Enterprise GP have designed and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that (1) receipts and expenditures are made only in accordance with management’s general or specific authorization, (2) transactions are recorded as necessary to permit preparation of the financial statements of Enterprise in accordance with GAAP and to maintain accountability for the assets of the Enterprise Entities and the Enterprise Subsidiaries, as applicable, (3) access to such assets is permitted only in accordance with management’s general or specific authorization, (4) the reporting of such assets is compared with existing assets at reasonable intervals, and (5) records are maintained in reasonable detail, accurately and fairly to reflect the transactions and dispositions of Enterprise and the Enterprise Subsidiaries. Enterprise and Enterprise GP have (1) designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Enterprise Entities and the Enterprise Subsidiaries is made known to the management of Enterprise GP by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Enterprise SEC Documents. Based on the evaluation of its internal controls and procedures conducted in connection with the preparation and filing of the Enterprise 2008 10-K, neither Enterprise nor Enterprise GP is aware of (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) that are reasonably likely to adversely affect the ability of Enterprise to record, process, summarize and report financial data; or (ii) any fraud, whether or not material, that involves management or other employees who have a role in Enterprise’s internal controls over financial reporting.

(iv) Deloitte & Touche LLP, who audited the audited financial statements contained in the Enterprise 2008 10-K, is an independent registered public accounting firm with respect to Enterprise and Enterprise GP within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).

(f) Absence of Undisclosed Liabilities.  Except as disclosed in the audited financial statements (or notes thereto) included in the Enterprise 2008 10-K or in the financial statements included in subsequent Enterprise SEC Documents filed prior to the date hereof, none of the Enterprise Entities or Enterprise Subsidiaries had at December 31, 2008, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies which (1) are accrued or reserved against in the financial statements of Enterprise included in the Enterprise SEC Documents filed prior to the date hereof, or reflected in the notes thereto or (2) were incurred since December 31, 2008 in the ordinary course of business and consistent with past practices or (ii) liabilities, obligations or contingencies that (1) would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole, or (2) have been discharged or paid in full prior to the date hereof.

(g) Absence of Certain Changes or Events.

(i) Since December 31, 2008, no event or events have occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole.

(ii) Except as set forth in Section 4.2(g)(ii) of the Enterprise Disclosure Schedule or as provided in this Agreement, since December 31, 2008, the Enterprise Entities and the Enterprise Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

(iii) Except as set forth in Section 4.2(g)(iii) of the Enterprise Disclosure Schedule, since December 31, 2008, none of the Enterprise Entities or Enterprise Subsidiaries has recommended to EPCO, except for such actions prior to the date hereof as were in the ordinary course of business consistent with past practice or except as required by applicable law, (x) to increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer or director of Enterprise GP from the amount thereof in effect as of December 31, 2008, or (y) to grant any retention, severance or termination pay, entered into any contract to make or grant any retention, severance or termination pay, or paid any bonuses to any executive officer or director of Enterprise GP.

(iv) Since December 31, 2008 and prior to the date hereof, Enterprise has not declared any distributions on Enterprise Units other than its regular quarterly distributions as follows:

Amount per
Quarter	Enterprise Unit

First Quarter (2009)	$0.5375

(h) Legal Proceedings.  Except as set forth in Section 4.2(h) of the Enterprise Disclosure Schedule, there is no suit, action or proceeding or investigation pending before any Governmental Entity or, to the Knowledge of the Enterprise Entities, threatened, against or affecting any Enterprise Entity or any Enterprise Subsidiary that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against any Enterprise Entity or Enterprise Subsidiary having, or which would reasonably be expected to have, individually or in the aggregate, any such effect.

(i) Compliance with Applicable Law.  The Enterprise Entities and Enterprise Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default under any, applicable law, statute, order, rule, regulation, judgment or decree of any Governmental Entity relating to any of the

Enterprise Entities or Enterprise Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Enterprise Entities.

(j) Contracts.

(i) Except for this Agreement or as designated as an exhibit to the Enterprise 2008 10-K or to an Enterprise SEC Document filed thereafter and prior to the date of this Agreement, and except as set forth in Section 4.2(j)(i) of the Enterprise Disclosure Schedule neither of the Enterprise Entities nor any of their Subsidiaries is a party to or bound by, as of the date hereof, any agreement, contract, arrangement, commitment or instrument (whether written or oral) (1) which will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from any Enterprise Entity or Enterprise Subsidiary to any director, officer or employee who performs services for the benefit thereof, (2) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), or which, if entered into, amended, terminated or otherwise created or modified on or after the date of this Agreement, would be required to be disclosed on a Current Report on Form 8-K filed with the SEC, to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Enterprise SEC Documents filed prior to the date of this Agreement, (3) which materially restricts the conduct of any line of business by the Enterprise Entities or any of their respective Subsidiaries or upon consummation of the TEPPCO Merger will materially restrict the ability of the Enterprise Entities to engage in any line of business, (4) relating to any outstanding commitment for any capital expenditure in excess of $100,000,000 that is not (i) subject to an authorization for expenditure (AFE) approved prior to the date of this Agreement or (ii) allocated to EPCO under the Administrative Services Agreement, (5) with any labor union or organization, (6) except as (x) reflected in the financial statements included in the Enterprise SEC Documents filed prior to the date hereof, (y) as reflected in the March 31, 2009 financial statements of Enterprise delivered to the TEPPCO Entities prior to the date hereof or (z) from the date hereof, indentures, mortgages, liens, promissory notes, loan agreements, guarantees or other arrangements relating to the borrowing of money by any of the Enterprise Entities or any of the Enterprise Subsidiaries, (7) containing provisions triggered by change of control of any of the Enterprise Entities or any of the Enterprise Subsidiaries or (8) in favor of directors or officers relating to employment or compensation or providing rights to indemnification. Each agreement, contract, arrangement, commitment or instrument of the type described in this Section 4.2(j), whether or not set forth in the Enterprise Disclosure Schedule or in such Enterprise SEC Documents, is referred to herein as an “Enterprise Contract.” True and complete copies of all such Enterprise Contracts have been made available by the Enterprise Entities to the TEPPCO Entities.

(ii) (1) Each Enterprise Contract is valid and binding on Enterprise and any of the Enterprise Subsidiaries that is a party thereto, as applicable, and in full force and effect, (2) Enterprise and each of the Enterprise Subsidiaries, as applicable, has performed all obligations required to be performed by it to date under each Enterprise Contract to which it is subject, and (3) none of the Enterprise Entities or the Enterprise Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of Enterprise or any of the Enterprise Subsidiaries under any such Enterprise Contract, except in each case where such failure to be validly binding and in full force and effect, noncompliance or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole.

(k) Insurance.  Section 4.2(k) of the Enterprise Disclosure Schedule sets forth a true and complete list of all Policies insuring the properties, assets, employees and/or operations of the Enterprise Entities or the Enterprise Subsidiaries.

(l) Environmental Liability.  Except as set forth in Section 4.2(l) of the Enterprise Disclosure Schedule, and except as would not either individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Enterprise Entities: (1) Enterprise, Enterprise GP and the Enterprise Subsidiaries, and to the Knowledge of the Enterprise Entities, the Enterprise Partially Owned Entities, and their respective businesses, operations, properties and Assets are in compliance with all Environmental Laws and all Environmental Permits; (2) Enterprise, Enterprise GP, the Enterprise Subsidiaries, and to the Knowledge of the Enterprise Entities, the Enterprise Partially Owned Entities, have obtained or filed for all Environmental Permits for their respective businesses, operations, properties and Assets as they currently exist and are operated and all such Environmental Permits are currently in full force and effect; (3) no Enterprise Entity or Enterprise Subsidiaries or any of their respective businesses, operations, properties or Assets, or, to the Knowledge of the Enterprise Entities, the Enterprise Partially Owned Entities, or their respective businesses, operations, properties and Assets are subject to any pending or, to the Knowledge of the Enterprise Entities, threatened claims, actions, suits, writs, injunctions, decrees, orders, judgments, investigations, inquiries or proceedings relating to their compliance with Environmental Laws; (4) within the five years prior to the date of this Agreement, there has been no Release of Hazardous Substances on, under or from the current or former property owned, leased or operated by Enterprise, Enterprise GP, the Enterprise Subsidiaries, or to the Knowledge of the Enterprise Entities, the Enterprise Partially Owned Entities, that was required to be reported under applicable Environmental Laws but was not so reported; (5) none of Enterprise, Enterprise GP, the Enterprise Subsidiaries, or to the Knowledge of the Enterprise Entities, the Enterprise Partially Owned Entities has received any written notice asserting an alleged liability or obligation under any Environmental Laws involving the Enterprise Entities, the Enterprise Subsidiaries or the Enterprise Partially Owned Entities with respect to the actual or alleged Hazardous Substance contamination of any property offsite of the properties of the Enterprise Entities or the Enterprise Subsidiaries; (6) to the Knowledge of the Enterprise Entities, there are not any existing, pending or threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other Governmental Entity directed against the Enterprise Entities, the Enterprise Subsidiaries or the Enterprise Partially Owned Entities that pertain or relate to personal injury or property damage claims relating to a Release of Hazardous Substances; (7) there have been no ruptures in the Enterprise Pipeline Systems resulting in personal injury, loss of life, or material property damage, except to the extent any claims related to such ruptures have been resolved and (8) to the Knowledge of the Enterprise Entities, there are no defects, corrosion or other damage to any of the Enterprise Pipeline Systems that could reasonably be expected to create a risk of pipeline integrity failure.

(m) Employee Benefit Plans.

(i) No Enterprise Entity or Enterprise Subsidiary sponsors, maintains, participates in or contributes to any Benefit Plan other than the EPCO Benefit Plans and the Enterprise Unit Plans.

(ii) Section 4.2(m) of the Enterprise Disclosure Schedule includes a complete list of all Enterprise Unit Plans.

(n) Property of the Enterprise Entities.

(i) Except for Permitted Encumbrances, failures that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole, or as set forth in Section 4.2(n) of the Enterprise Disclosure Schedule, the Enterprise Entities or the Enterprise Subsidiaries have defensible, good and valid fee or leasehold title (or, with respect to Enterprise Pipeline Systems, title to or interest in the applicable Enterprise Pipeline System sufficient to enable the Enterprise Entities and the Enterprise Subsidiaries to continue to conduct their businesses with respect thereto without material interference as it is currently being conducted) to or valid and enforceable Rights of Way through the Enterprise Real Property and their other Assets, free and clear of all Encumbrances.

(ii) Except for violations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole, or as set forth in Section 4.2(n) of the Enterprise Disclosure Schedule, the businesses of the Enterprise Entities and the Enterprise Subsidiaries have been and are being operated in a manner which does not violate the terms of any Rights of Way used by the Enterprise Entities or the Enterprise Subsidiaries in their businesses. All Rights of Way used by the Enterprise Entities or the Enterprise Subsidiaries in their business are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other laws of general applicability affecting the rights of creditors generally or principles of equity, and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such businesses, except where the failure of any such Right of Way to be valid and enforceable or to grant the rights purported to be granted thereby or necessary thereunder either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole. Except as set forth in Section 4.2(n) of the Enterprise Disclosure Schedule, there are no gaps in the Right of Ways used by the Enterprise Entities and the Enterprise Subsidiaries in their businesses that would impair the conduct of such businesses in a manner that would, or that would reasonably be expected to, have either individually or in the aggregate a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole, and no part of the Enterprise Pipeline System is located on property that is not owned in fee by the Enterprise Entities or the Enterprise Subsidiaries or subject to a Right of Way in favor of the Enterprise Entities or an Enterprise Subsidiary, where the failure of such Enterprise Pipeline System to be so located either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole.

(iii) There is no pending or, to the Knowledge of the Enterprise Entities, threatened condemnation of any material part of the Enterprise Real Property used or necessary for the conduct of the businesses of the Enterprise Entities and the Enterprise Subsidiaries, as they are presently conducted, by any Governmental Entity or other Person.

(o) Intellectual Property.  Except as would not either individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Enterprise Entities, and except for Intellectual Property owned by or licensed to EPCO, (i) the Enterprise Entities or the Enterprise Subsidiaries own, or are licensed to use, all Intellectual Property used in and necessary for the conduct of their business as it is currently conducted, (ii) to the Knowledge of the Enterprise Entities, the use of Intellectual Property by the Enterprise Entities or the Enterprise Subsidiaries does not infringe on or otherwise violate the rights of any third party, and, to the extent such Intellectual Property is licensed, its use is in accordance in all material respects with the applicable license pursuant to which Enterprise acquired the right to use such Intellectual Property, (iii) to the Knowledge of the Enterprise Entities, no third party is challenging, infringing on or otherwise violating any right of the Enterprise Entities in the Intellectual Property, (iv) neither any of the Enterprise Entities nor any of the Enterprise Subsidiaries has received any written notice of any pending claim, order or proceeding with respect to any Intellectual Property used in and necessary for the conduct of the businesses of the Enterprise Entities or the Enterprise Subsidiaries as they are currently conducted, and (v) to the Knowledge of the Enterprise Entities, no Intellectual Property is being used or enforced by the Enterprise Entities or the Enterprise Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for the conduct of the businesses of the Enterprise Entities and the Enterprise Subsidiaries as they are currently conducted.

(p) State Takeover Laws.  Enterprise GP, on behalf of Enterprise, has approved this Agreement and the transactions contemplated by this Agreement as required under Section 17-211 of the DRULPA and any other applicable state takeover laws and any applicable provision of the Enterprise Partnership Agreement or the Enterprise GP limited liability company agreement so that any such state takeover laws and such provisions will not apply to this Agreement or any of the transactions contemplated hereby.

(q) Opinion of Financial Advisors.  Enterprise and the Enterprise Special Committee have received the opinion of Barclays Capital Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the aggregate consideration to be paid by Enterprise in the TEPPCO Merger and the TEPPCO GP Merger is fair to Enterprise from a financial point of view. The Enterprise Special Committee has received the opinion of Lazard Frères & Co, LLC, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the aggregate consideration to be paid by Enterprise in the TEPPCO Merger and the TEPPCO GP Merger is fair to Enterprise from a financial point of view.

(r) Approvals of the Enterprise Special Committee and the Board of Directors of Enterprise GP.  At a meeting duly called and held, the Enterprise Special Committee determined, by unanimous vote, that this

Agreement and the transactions contemplated hereby, including the issuance of Enterprise Units constituting the TEPPCO Consideration, are fair and reasonable to Enterprise. At a meeting duly called and held, the Board of Directors of Enterprise GP has approved this Agreement and the transactions contemplated hereby and declared the advisability of the issuance of the Enterprise Units constituting the TEPPCO Consideration.

(s) Approval by Enterprise Sub B.  Enterprise, as the sole member of Enterprise Sub B, has duly approved this Agreement and the TEPPCO Merger.

(t) Broker’s Fees.  None of the Enterprise Entities nor any of the Enterprise Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, other than Barclays Capital Inc. and Lazard Frères & Co, LLC, whose fees and expenses will be paid by Enterprise in accordance with the existing agreement with such firm.

(u) Taxes.  Except in each case for any exceptions that are immaterial individually and in the aggregate and except as set forth in Section 4.2(u) of the Enterprise Disclosure Schedule: (i) all Tax Returns that were required to be filed by or with respect to Enterprise or any of the Enterprise Subsidiaries have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included, (iii) all Taxes owed by Enterprise or any of the Enterprise Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to Enterprise or any of the Enterprise Subsidiaries have been satisfied in full in all respects, (v) there are no Encumbrances on any of the assets of Enterprise or any of the Enterprise Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there is no action, suit, proceeding, investigation, audit or written claim now pending against, or with respect to, Enterprise or any of the Enterprise Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to Enterprise or any of the Enterprise Subsidiaries, (vii) no written claim has been made by any Governmental Entity in a jurisdiction where Enterprise or any of the Enterprise Subsidiaries does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has such assertion been threatened or proposed in writing, (viii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Enterprise or any of the Enterprise Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to Enterprise or any of the Enterprise Subsidiaries, (ix) none of Enterprise or any of the Enterprise Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (x) none of Enterprise or any of the Enterprise Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by Enterprise or any of the Enterprise Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, (xi) none of Enterprise or any of the Enterprise Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than an Enterprise Entity or any of the Enterprise Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (xii) Enterprise is not a “foreign person” within the meaning of Section 1445 of the Code, (xiii) each Enterprise Entity and any Enterprise Subsidiary that is classified as a partnership for United States federal tax purposes has in effect an election under Section 754 of the Code, (xiv) Enterprise is a “publicly traded partnership” for United States federal income tax purposes, (xv) at least 90% of the gross income of Enterprise for each taxable year since its formation up to and including the current taxable year has been from sources that Enterprise’s counsel has opined will be treated as “qualifying income” within the meaning of Section 7704(d) of the Code and (xvi) none of the Enterprise Entities or any Enterprise Subsidiary has elected to be treated as a corporation for U.S. federal income tax purposes.

(v) Labor Relations; Collective Bargaining Agreements.  None of the Enterprise Entities nor any Enterprise Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by Enterprise or any Enterprise Subsidiary, and no collective bargaining agreement or other labor union contract is being negotiated by Enterprise or any Enterprise Subsidiary. No labor organization or group of employees of EPCO who are situated at any facility owned, leased or operated by Enterprise or any Enterprise Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the TEPPCO Entities, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Except as would not either individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole, to the Knowledge of any TEPPCO Entity, (i) there is no labor dispute, strike, slowdown or work stoppage against Enterprise or any Enterprise Subsidiary pending or threatened against Enterprise or any Enterprise Subsidiary and (ii) no unfair labor practice or labor charge or complaint has occurred with respect to Enterprise or any Enterprise Subsidiary.

(w) Regulation as an Investment Company.  None of the Enterprise Entities nor any of the Enterprise Subsidiaries is an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1  Covenants of TEPPCO Entities.  During the period from the date of this Agreement and continuing until the TEPPCO Effective Time, each of the TEPPCO Entities agrees as to itself and the TEPPCO Subsidiaries that without the written consent of Enterprise, which shall not be unreasonably withheld, delayed or conditioned (except as expressly contemplated or permitted by this Agreement or a correspondingly numbered subsection of the TEPPCO Disclosure Schedule):

(a) New Business; Capital Expenditures; Acquisitions.  Except for acquisitions set forth in Section 5.1(a) of the TEPPCO Disclosure Schedule, the TEPPCO Entities shall not, and shall not permit any of the TEPPCO Subsidiaries to, (i) enter into any new material line of business or (ii) (A) incur or commit to any capital expenditures or any obligations or liabilities to unaffiliated third parties in connection therewith, or (B) acquire, or agree to acquire, by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets to be used in the operations of the business of TEPPCO and its respective Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor and which acquisitions are in the ordinary course of business consistent with past practice), other than capital expenditures and obligations or liabilities in connection therewith and acquisitions collectively (1) not exceeding $15 million individually, or $25 million in the aggregate, (2) subject to authorizations for expenditures (AFEs) approved prior to the date of this Agreement, (3) allocated by EPCO under the Administrative Services Agreement, (4) approved by the management committee of Jonah Gas Gathering Company or (5) as required on an emergency basis or for the safety of persons or the environment.

(b) Ordinary Course.  The TEPPCO Entities and TEPPCO Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practices in all material respects, and shall use their reasonable best efforts consistent with the other provisions of this Agreement to keep available the services of their respective present officers and key employees, preserve their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them.

(c) Distributions; Changes in Unit Capital.  Except as required under the TEPPCO Partnership Agreement or the organizational documents of the TEPPCO Subsidiaries, (i) TEPPCO shall not, and shall not permit any of the TEPPCO Subsidiaries to declare or pay any distributions in respect of any of its equity securities or partnership units, except (A) solely in the case of TEPPCO, subject to Section 6.10, the declaration and payment of regular quarterly cash distributions not in excess of $0.725 per TEPPCO Unit, plus any corresponding distribution on the general partner interest and TEPPCO Incentive Distribution Rights, with usual record and payment dates for such distributions in accordance with past distribution practice, and (B) the declaration and payment of regular distributions from a Partially Owned Entity of TEPPCO or a Subsidiary of TEPPCO in accordance with past distribution practice, or (C) the declaration and payment of distributions from any wholly owned (directly or indirectly) Subsidiary of TEPPCO and (ii) the TEPPCO Entities shall not, and shall not permit any of the TEPPCO Subsidiaries to (A) split, combine or reclassify any of its equity securities or partnership units or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its equity securities or partnership units, except for any such transaction by a wholly owned Subsidiary of any TEPPCO Entity that remains a wholly owned Subsidiary of such TEPPCO Entity after consummation of such transaction or (B) repurchase, redeem or otherwise acquire any of its equity securities or partnership units or any securities convertible into or exercisable for any equity securities or partnership units.

(d) Issuance of Securities.  The TEPPCO Entities shall not, and shall not permit any of the TEPPCO Subsidiaries to, issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any of its equity securities or partnership units of any class (including, but not limited to, in the case of TEPPCO, any general partner interests or limited partner interests), any Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, partnership units or Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than issuances, sales or deliveries (i) by a wholly owned TEPPCO Subsidiary of equity securities or partnership units to such TEPPCO Subsidiary’s parent or another wholly owned TEPPCO Subsidiary, (ii) pursuant to the TEPPCO Unit Purchase Plan with respect to employee elections made to the extent of payroll amounts withheld on or prior to July 31, 2009 or such later date as EPCO may determine, upon reasonable advance notice to TEPPCO, and (iii) pursuant to awards outstanding prior to the date of this Agreement under the TEPPCO Unit Plans and which are reflected in Section 4.1(b)(ii).

(e) Governing Documents.  Except to the extent required to comply with their obligations hereunder or with applicable law, the TEPPCO Entities shall not amend or propose to amend, and shall cause each of the TEPPCO Subsidiaries not to amend, their partnership agreement or limited liability company agreement or similar organizational documents in a manner that would be adverse to the Enterprise Entities.

(f) No Dispositions.  The TEPPCO Entities shall not, and shall not permit any of the TEPPCO Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, in each case including but not limited to by way of merger, any of their assets (including equity securities or partnership units of Subsidiaries of any of the TEPPCO Entities), except for (i) in the case of assets that are not equity securities or partnership units, dispositions or Encumbrances of inventory, worn-out or obsolete equipment or immaterial assets in the ordinary course of business consistent with past practice, (ii) permanently idled assets after reasonable prior notice to Enterprise, (iii) in the ordinary course of business consistent with past practice or (iv) dispositions to or from wholly-owned Subsidiaries of TEPPCO, or dispositions to Partially Owned Entities of TEPPCO to the extent required pursuant to the governing documents of such entities set forth, or not required to be set forth, in Section 4.1(a)(iii) of the TEPPCO Disclosure Schedules.

(g) Investments; Indebtedness.  The TEPPCO Entities shall not, and shall not permit any of the TEPPCO Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) loans or investments by the TEPPCO Entities or any of their wholly owned Subsidiaries to any of their wholly owned Subsidiaries or parent wholly owning such entity or to Partially Owned Entities of the TEPPCO Entities to the extent required pursuant to the governing documents of such entity, or (y) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the TEPPCO Entities and the TEPPCO Subsidiaries taken as a whole (provided that none of such transactions referred to in this clause (y) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the TEPPCO Merger under Regulatory Law) or (ii) except for (A) solely with respect to TEPPCO and any of the TEPPCO Subsidiaries, additional borrowing under existing loan agreements and refinancing or replacement of such agreements or obligations thereunder and (B) borrowings (and associated guarantees) of up to an aggregate of $200 million principal amount of indebtedness under one or more new short-term credit facilities, incur any indebtedness for borrowed money or guarantee or assume any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the TEPPCO Entities or any of the TEPPCO Subsidiaries, guarantee any indebtedness or obligation of another Person, enter into any “keep well” or other agreement to maintain any financial condition of another Person (other than any wholly owned Subsidiary). Notwithstanding any other provision of this Agreement, TEPPCO and the TEPPCO Subsidiaries shall be entitled to transfer funds and make payments to TEPPCO GP and the TEPPCO Subsidiaries (i) to reimburse TEPPCO GP and the TEPPCO Subsidiaries for obligations (which otherwise were incurred in compliance with the TEPPCO GP Merger Agreement) of TEPPCO or the TEPPCO Subsidiaries incurred by TEPPCO GP or the TEPPCO Subsidiaries or (ii) in the ordinary course of business consistent with past practice.

(h) Compensation.  Except (i) as disclosed on Section 5.1(h) of the TEPPCO Disclosure Schedule or except as required by law or by the terms of any collective bargaining agreement or other agreement in effect as of the date hereof between the TEPPCO Entities or any of their respective Subsidiaries and any director, officer, employee or consultant thereof identified on Section 5.1(h) of the TEPPCO Disclosure Schedule, or (ii) as otherwise agreed by Enterprise and TEPPCO, the TEPPCO Entities shall not and shall not permit any of the TEPPCO Subsidiaries to recommend to EPCO to (A) increase the amount of compensation of, or pay any severance to, any director, officer, employee or consultant of the TEPPCO Entities or any of the TEPPCO Subsidiaries, (B) make any increase in or commitment to increase any employee benefits, (C) grant any equity-based awards, (D) adopt, enter into or amend, make any commitment to adopt, enter into or amend, or take any action to clarify any provision of, any TEPPCO Unit Plan or (E) adopt, enter into or amend any collective bargaining agreement or other arrangement relating to union or organized employees.

(i) Accounting Methods; Tax Elections.  Except as disclosed in TEPPCO SEC Documents filed prior to the date of this Agreement or as required by a Governmental Entity, the TEPPCO Entities shall not change in any material respect their methods of accounting in effect at December 31, 2008, except as required by changes in GAAP as concurred in by the TEPPCO Entities’ independent public accountants. The TEPPCO Entities shall not (i) change their fiscal year or any method of tax accounting, (ii) make any material Tax election or (iii) settle or compromise any material liability for Taxes, except as required by law.

(j) Material Contracts.  Other than in the ordinary course of business consistent with past practice, as permitted by other provisions of this Section 5.1 or as disclosed on Section 5.1(j) of the TEPPCO Disclosure Schedule, neither the TEPPCO Entities nor the TEPPCO Subsidiaries shall enter into any contract or agreement that would be a TEPPCO Contract if in existence as of the date of this Agreement or terminate or amend in any material respect any TEPPCO Contract or waive any material rights under any TEPPCO Contract.

(k) Settlement of Disputes.  TEPPCO GP, TEPPCO and its respective Subsidiaries shall not settle any claim, demand, lawsuit or regulatory proceeding (i) for damages to the extent such settlement in the aggregate with all other settlements assesses damages in excess of $1,000,000 (other than claims, demands, lawsuits or regulatory proceedings to the extent insured, to the extent reserved against in the financial statements of TEPPCO included in the TEPPCO SEC Documents filed prior to the date hereof or to the extent covered by an indemnity obligation not subject to dispute from the indemnitor) or (ii) seeking an injunction or any other equitable relief, except in case of clause (i), a settlement of any such claim, demand, lawsuit or state or federal regulatory proceeding within the specific amount reserved and identified on Schedule 5.1(k) of the TEPPCO Disclosure Schedule, provided that such settlement achieves a full, final and non-appealable resolution of the matter reserved. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the TEPPCO Entities from settling the actions filed in the Court of Chancery of the State of Delaware, entitled Peter Brinkerhoff v. Texas Eastern Products Pipeline Company, LLC, et al., Civil Action No. 2427-VCL, and In re Texas Eastern Pipeline Company, LLC, Merger Litigation, Civil Action No. 4548-VCL; provided that any such settlement shall not contravene the other covenants set forth in this Section 5.1.

(l) Governmental Filings.  The TEPPCO Entities shall file on a timely basis all material notices, reports, returns and other filings required to be filed with or reported to any Governmental Entity, as well as all applications and other documents necessary to maintain, renew or extend any material permit, license, variance or any other material approval required by any Governmental Entity for the continuing operation of their respective businesses.

(m) Certain Actions.  The TEPPCO Entities and TEPPCO Subsidiaries shall not take any action or omit to take any action which action or omission would reasonably be expected to prevent or materially delay or impede the consummation of the TEPPCO Merger or the other transactions contemplated by this Agreement.

(n) No Related Actions.  TEPPCO shall not, and shall not permit any of the TEPPCO Subsidiaries to, agree or commit to do any of the foregoing.

5.2  Covenants of Enterprise Entities.  During the period from the date of this Agreement and continuing until the Effective Times, each of the Enterprise Entities agrees as to itself and the Enterprise Subsidiaries that without the written consent of TEPPCO, which consent shall not be unreasonably withheld, delayed or conditioned (except as expressly contemplated or permitted by this Agreement or a correspondingly numbered subsection of the Enterprise Disclosure Schedule):

(a) New Business.  The Enterprise Entities shall not, and shall not permit any of the Enterprise Subsidiaries to, enter into any new material lines of business that is not in the midstream energy business.

(b) Ordinary Course.  The Enterprise Entities and Enterprise Subsidiaries shall carry on their existing businesses in the ordinary course consistent with past practices in all material respects.

(c) Distributions; Changes in Unit Capital.  Except as required under the Enterprise Partnership Agreement or the organizational documents of the Enterprise Subsidiaries or as contemplated by this Agreement, Enterprise shall not, and shall not permit any of the Enterprise Subsidiaries to, (i) solely in the case of Enterprise, declare or pay any special or extraordinary distributions in respect of any of its partnership units or other equity securities, (ii) split, combine or reclassify any of its partnership units or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its partnership units, or (iii) repurchase, redeem or otherwise acquire any of its equity securities or partnership units, except for any such transaction by a wholly owned Enterprise Subsidiary that remains a wholly owned Enterprise Subsidiary after consummation of such transaction.

(d) Governing Documents.  Except to the extent required to comply with its obligations hereunder or applicable law, the Enterprise Entities shall not amend or propose to amend the Enterprise Entities Organizational Documents in a manner that would be materially adverse to the interests of the holders of TEPPCO Units or that would adversely affect holders of TEPPCO Units compared to holders of Enterprise Units.

(e) No Merger.  The Enterprise Entities shall not merge or consolidate with or sell all or substantially all of their assets to any Person or effect any unit exchange involving any class of Enterprise Units, other than such transactions between or among direct or indirect wholly owned Subsidiaries of Enterprise.

(f) Accounting Methods; Tax Elections.  Except as disclosed in Enterprise SEC Documents filed prior to the date of this Agreement, or as required by a Governmental Entity, each of the Enterprise Entities shall not change in any material respect its methods of accounting in effect at December 31, 2008, except to comply with changes in GAAP as concurred in by the Enterprise Entities’ independent public accountants. Each of the Enterprise Entities shall not (i) change its fiscal year or any method of tax accounting or (ii) make any material Tax election.

(g) Certain Actions.  The Enterprise Entities and the Enterprise Subsidiaries shall not take any action or omit to take any action which action or omission would reasonably be expected to prevent or materially delay or impede the consummation of the TEPPCO GP Merger and the TEPPCO Merger or the other transactions contemplated by this Agreement or the TEPPCO GP Merger Agreement.

(h) No Related Actions.  Each of the Enterprise Entities shall not, and shall not permit any of the Enterprise Subsidiaries to, agree or commit to do any of the foregoing.

5.3  Governmental Filings.  To the extent permitted by law or regulation or any applicable confidentiality agreement, each of the TEPPCO Entities and Enterprise shall confer on a reasonable basis with each other on operational matters. The TEPPCO Entities and Enterprise shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the TEPPCO Effective Time and shall, if requested by the Other Party (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the Other Party copies of all such reports, announcements and publications promptly upon request.

5.4  Control of Other Party’s Business.  Nothing contained in this Agreement shall give the TEPPCO Entities, directly or indirectly, the right to control or direct Enterprise’s operations or give Enterprise, directly or indirectly, the right to control or direct the TEPPCO Entities’ operations prior to the TEPPCO Effective Time. Prior to the TEPPCO Effective Time, each of the TEPPCO Entities and Enterprise Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1  Preparation of Proxy Statement/Prospectus; Unitholders Meeting.

(a) The Enterprise Entities and TEPPCO Entities shall cooperate in preparing the Proxy Statement/Prospectus and other SEC filings as follows:

(i) As promptly as reasonably practicable following the date of this Agreement, the Enterprise Entities and TEPPCO Entities shall cooperate in preparing and TEPPCO shall cause to be filed with the SEC proxy materials for the TEPPCO Unitholder Meeting which shall constitute the Proxy Statement/Prospectus, and Enterprise shall prepare and file with the SEC the Form S-4. The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Enterprise’s prospectus. The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and other applicable law. Each of Enterprise and the TEPPCO Entities shall use reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC, and to keep the Form S-4 effective as long as is necessary to consummate the TEPPCO Merger and the related transactions contemplated hereby. Enterprise and the TEPPCO Entities shall, as promptly as practicable after receipt thereof, provide each other with copies of any written comments, and advise each other of any oral comments, with respect to the Proxy Statement/Prospectus or Form S-4 received from the SEC. The parties shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and Form S-4 prior to filing such with the SEC and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no filing of, or amendment or supplement (including by incorporation by reference) to, the Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Enterprise and the TEPPCO Entities, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its governance, business, financial condition or results of operations.

(ii) The TEPPCO Entities will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to TEPPCO Unitholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Enterprise Units issuable in connection with the TEPPCO Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Times, any information relating to Enterprise or the TEPPCO Entities, or any of their respective affiliates, officers or directors, is discovered by Enterprise or the TEPPCO Entities and such information should be set forth in an amendment or supplement to either of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the TEPPCO Unitholders.

(iii) Each of the TEPPCO Entities shall use its reasonable best efforts to ensure that none of the information to be supplied by the TEPPCO Entities or the TEPPCO Subsidiaries for inclusion or incorporation by reference in (1) the Form S-4 shall, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein not misleading or (2) the Proxy Statement/Prospectus shall, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the TEPPCO Unitholder Meeting and the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The TEPPCO Entities shall use their reasonable best efforts to ensure that the Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no covenant is made by the TEPPCO Entities with respect to information supplied by the Enterprise Entities for inclusion therein.

(iv) Each of the Enterprise Entities shall use its reasonable best efforts to ensure that none of the information to be supplied by the Enterprise Entities or the Enterprise Subsidiaries for inclusion or incorporation by reference in (1) the Form S-4 shall, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein not misleading or (2) the Proxy Statement/Prospectus will, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the TEPPCO Unitholder Meeting and the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Enterprise Entities shall use their reasonable best efforts to ensure that the Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no covenant is made by the Enterprise Entities with respect to information supplied by the TEPPCO Entities for inclusion therein.

(b) TEPPCO GP shall use its reasonable best efforts to call, give notice of, convene and hold the TEPPCO Unitholder Meeting as soon as practicable on a date determined in accordance with the mutual agreement of the Enterprise Entities and the TEPPCO Entities for the purpose of obtaining the TEPPCO Unitholder Approvals and, subject to Section 6.4, TEPPCO GP shall use its reasonable best efforts to solicit the TEPPCO Unitholder Approvals. The Board of Directors of TEPPCO GP on behalf of TEPPCO (i) shall recommend the approval and adoption of the agreement and plan of merger contained in this Agreement by the TEPPCO Unitholders to the effect as set forth in Section 4.1(r) (the “TEPPCO Recommendation”), and (ii) neither the Board of Directors of TEPPCO GP nor any committee thereof shall (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the Enterprise Entities the TEPPCO Recommendation or (y) take any action or make any statement in connection with the TEPPCO Unitholder Meeting inconsistent with such recommendation (collectively, a “TEPPCO Change in Recommendation”); provided, however, that Board of Directors of TEPPCO GP or any committee thereof may make a TEPPCO Change in Recommendation pursuant to Section 6.4 hereof.

(c) The obligation of TEPPCO GP to call, hold and convene the TEPPCO Unitholder Meeting shall not be affected by any TEPPCO Change in Recommendation.

6.2  Access to Information.  Upon reasonable notice, each party shall (and shall cause its Subsidiaries to), except as prohibited by law, afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Times, to all its properties, books, contracts, commitments, records, officers and employees, and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period in connection with the transactions contemplated by this Agreement pursuant to the requirements of Federal, state or foreign laws (including, without limitation, pursuant to the HSR Act, the Securities Act, the Exchange Act and the rules of any Governmental Entity thereunder), as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party or any contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) such disclosure of the information would breach confidentiality obligations owed to a third party (provided, further, that if the circumstances of the preceding proviso occur, the parties will use reasonable best efforts to agree upon alternate disclosure methods to convey, to the maximum extent possible, the substance of such information to the requesting party) or (iii) would jeopardize attorney-client privilege. The parties will hold any information obtained pursuant to this Section 6.2 in confidence in accordance with, and shall otherwise be subject to, the provisions of the amended and restated Confidentiality Agreement dated February 23, 2009, between TEPPCO, TEPPCO GP, Enterprise and Enterprise GP (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect. Notwithstanding the foregoing, the parties shall take appropriate measures to preserve attorney-client privilege (or other evidentiary privilege) with regard to any disclosures. Any investigation by either the Enterprise Entities or the TEPPCO Entities shall not affect the representations and warranties of the other except to the extent otherwise provided herein.

6.3  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the TEPPCO GP Merger and the TEPPCO Merger and the other transactions contemplated by this Agreement as soon as practicable after the date of this Agreement, including (i) preparing and filing as promptly as practicable and advisable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all Necessary Consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the TEPPCO GP Merger or the TEPPCO Merger or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”) and (ii) using its reasonable best efforts to obtain all Necessary Consents and Required Approvals. In furtherance of and not in limitation of the foregoing, each of Enterprise and the TEPPCO Entities agrees (i) to make (1) as promptly as practicable and advisable, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, (2) to coordinate in providing the notice required under Section VII. of the Federal Trade Commission’s Final Decision and Order in In the Matter of Dan. L. Duncan, et al, FTC File No. 051-0108 (“Final FTC Order”), (3) as promptly as practicable and advisable, appropriate filings with the Canadian Competition Commission, if required, in accordance with applicable competition, merger control, antitrust, investment or similar laws, and (4) as promptly as practicable and advisable, all other necessary filings with other Governmental Entities relating to the TEPPCO GP Merger and the TEPPCO Merger, and, to supply as promptly as practicable and advisable any additional information or documentation that may be requested pursuant to such laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws or from such authorities as promptly as practicable and (ii) not to extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this

Agreement or the TEPPCO GP Merger Agreement, except with the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed).

(b) Each of the TEPPCO Entities and the Enterprise Entities shall, in connection with the efforts referenced in Section 6.3(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable law, permit the other party to review in advance any proposed written communication between it and any Governmental Entity, (iii) promptly inform each other of (and, at the other party’s reasonable request, subject to applicable law, supply to such other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iv) consult with each other in advance to the extent practicable of any meeting or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) Each of the Enterprise Entities and the TEPPCO Entities and their respective boards of directors and general partners shall, if any state takeover statute or similar statute becomes applicable to the TEPPCO GP Merger or the TEPPCO Merger, this Agreement or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the TEPPCO GP Merger and the TEPPCO Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the TEPPCO GP Merger, the TEPPCO Merger, this Agreement and the other transactions contemplated hereby.

6.4  Acquisition Proposals.

(a) None of the TEPPCO Entities or the TEPPCO Subsidiaries shall, and they shall use their reasonable best efforts to cause their respective officers, directors, advisors and representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the submission of, any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Acquisition Proposal. Notwithstanding the foregoing, but subject to the limitations in Section 6.4(b), nothing contained in this Agreement shall prohibit the TEPPCO Entities from furnishing any information to, including information pertaining to the TEPPCO Entities, or entering into or participating in discussions or negotiations with, any Person that makes an unsolicited written Acquisition Proposal which did not result from a breach of this Section 6.4 (a “Receiving Party”) if the TEPPCO Special Committee determines, after consultation with, and taking into account the advice of, its outside legal advisors and financial consultants, that such Acquisition Proposal would be reasonably likely to lead to a TEPPCO Change in Recommendation permitted by Section 6.4(c).

(b) The TEPPCO Entities shall not provide any Receiving Party with any non-public information or data pertaining to TEPPCO unless (i) the TEPPCO Entities shall have complied with all of their obligations under this Section 6.4, (ii) the TEPPCO Special Committee determines, after consultation with, and taking into account the advice of, its outside legal advisors and financial consultants that the provision of such non-public information to the Receiving Party would be reasonably likely to lead to a TEPPCO Change in Recommendation and (iii) the TEPPCO Entities shall have first (A) required the Receiving Party to execute a confidentiality agreement, (B) furnished a copy of such confidentiality agreement to the Enterprise Entities and (C) notified the Enterprise Entities of the identity of such Receiving Party.

(c) Except as otherwise provided in this Section 6.4(c), the Board of Directors of TEPPCO GP or any committee thereof shall not (i) (A) withdraw, modify or qualify in any manner adverse to the Enterprise Entities the TEPPCO Recommendation or (B) publicly approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the TEPPCO Entities or any of the TEPPCO Subsidiaries to execute or enter into, any letter of intent, merger agreement, acquisition agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the TEPPCO Unitholder Approvals, in response to a material event, development, occurrence, discovery or change in circumstance (including any change in magnitude of something previously known) that was not known to the Board of Directors of TEPPCO GP or any committee thereof as of or prior to the date hereof the Board of Directors of TEPPCO GP or any committee thereof may make a TEPPCO Change in Recommendation if it shall have concluded in good faith, after consultation with, and taking into account the advice of, its outside legal advisors and financial consultants, that the failure to make a TEPPCO Change in Recommendation would likely constitute a breach of its fiduciary duties under applicable law; provided, however, that the Board of Directors of TEPPCO GP or any committee thereof shall not be entitled to exercise its right to make a TEPPCO Change in Recommendation pursuant to this sentence unless the TEPPCO Entities have: (x) complied in all material respects with this Section 6.4 and (y) provided to the Enterprise Entities three Business Days’ prior written notice advising the Enterprise Entities that the Board of Directors of TEPPCO GP or any committee thereof intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any proposed transaction that is the basis of the proposed action. Any TEPPCO Change in Recommendation shall not change the approval of this Agreement or any other approval of the Board of Directors of TEPPCO GP or any committee thereof, including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the matters contemplated hereby.

(d) Nothing contained in this Agreement shall prevent the TEPPCO Entities or the Board of Directors of TEPPCO GP or any committee thereof from taking and disclosing to the holders of TEPPCO Units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to holders of TEPPCO Units) or from making any legally required disclosure to unitholders. Any “stop-look-and-listen” communication by the TEPPCO Entities, the TEPPCO Board of Directors or any committee thereof (including the TEPPCO Special Committee) to the holders of TEPPCO Units pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the holders of TEPPCO Units) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to the Enterprise Entities of all or a portion of the TEPPCO Recommendation.

6.5  Fees and Expenses.  Whether or not the TEPPCO Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses incurred in connection with any filings under the HSR Act, and the filing, printing and mailing of the Proxy Statement/Prospectus and Form S-4, which shall be shared equally by the Enterprise Entities, on the one hand, and the TEPPCO Entities, on the other hand.

6.6  Directors’ and Officers’ Indemnification and Insurance.

(a) The partnership agreement of the Surviving Entity shall, with respect to indemnification of directors and officers, not be amended, repealed or otherwise modified after the Effective Times in any manner that would adversely affect the rights thereunder of the Persons who at any time prior to the Effective Time were identified as prospective indemnitees under the TEPPCO Partnership Agreement in respect of actions or omissions occurring at or prior to the Effective Times (including the transactions contemplated by this Agreement).

(b) For a period of six (6) years after the Effective Times, Enterprise shall maintain in effect officers’ and directors’ liability insurance covering each Person who is immediately prior to the Effective Times, or has been at any time prior to the Effective Times, an officer or director of TEPPCO GP, TEPPCO or the TEPPCO Subsidiaries and each Person who immediately prior to the Effective Times is serving or prior to the Effective Times has served at the request of TEPPCO GP, TEPPCO or the TEPPCO Subsidiaries as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) who are or at any time prior to the Effective Times were covered by the existing officers’ and directors’ liability insurance applicable to the TEPPCO Entities or TEPPCO Subsidiaries (“D&O Insurance”) policies on terms no less advantageous to the Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Times (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Times). Enterprise shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 6.6(b).

(c) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the TEPPCO GP LLC Agreement, TEPPCO Partnership Agreement, under Delaware law or otherwise, but shall in no event entitle any Indemnified Party to duplicative payments or reimbursement. The provisions of this Section 6.6 shall survive the consummation of the TEPPCO Merger and expressly are intended to benefit each of the Indemnified Parties.

(d) In the event Enterprise or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Enterprise shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in Section 6.7.

6.7  TEPPCO Unit Plans.

(a) The TEPPCO Units purchased under the TEPPCO Unit Purchase Plan shall be converted into Enterprise Units pursuant to Section 3.1. As soon as administratively feasible thereafter, the converted Enterprise Units shall be transferred by the Plan custodian into an account for each participant in the Enterprise Unit Purchase Plan. The TEPPCO Unit Purchase Plan shall be terminated at the TEPPCO Effective Time, and no further purchase rights shall be granted or exercised under the TEPPCO Unit Purchase Plan thereafter.

(b) Nothing in this Agreement shall be interpreted as preventing Enterprise GP from amending, modifying or terminating any TEPPCO Unit Plan or other contract, arrangement, commitment or understanding, in accordance with their terms and applicable law. TEPPCO agrees to take such actions as may be required under the TEPPCO Unit Plans to carry into effect the provisions of Section 3.2.

(c) As of the Effective Times, to the extent necessary to provide for registration of Enterprise Units subject to a substituted award, Enterprise shall file with the SEC a registration statement on Form S-8 (or any successor form), a post-effective amendment on Form S-8 (or any successor form) to the Form S-4 (or any successor form), a post-effective amendment to Form S-3 (or any successor form), or such other registration statement or amendment as may be required to effect such registration with respect to such Enterprise Units and shall use its reasonable best efforts to maintain such registration statement, including the current status of any related prospectus or prospectuses, for so long as such awards remain outstanding.

(d) To the extent notice is required, TEPPCO shall cause notice of suspension to be given in accordance with the TEPPCO Distribution Reinvestment Plan promptly following the date hereof.

6.8  Public Announcements.  Neither the Enterprise Entities nor the TEPPCO Entities shall, and neither the Enterprise Entities nor the TEPPCO Entities shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Enterprise, in the case of a proposed announcement or statement by the TEPPCO Entities, or the TEPPCO Entities, in the case of a proposed announcement or statement by any of the Enterprise Entities; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

6.9  Listing of Enterprise Units.  Enterprise shall use its reasonable best efforts to cause the Enterprise Units to be issued in the TEPPCO Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

6.10  Distributions.  Each of Enterprise GP and TEPPCO GP shall consult with the Other Party regarding the declaration and payment of distributions in respect of the Enterprise Units and the TEPPCO Units and the record dates and payment dates relating thereto, so that no applicable TEPPCO Unitholder shall receive two distributions, or fail to receive one distribution, for any single calendar quarter with respect to its applicable TEPPCO Units or any Enterprise Units any such TEPPCO Unitholder receives in exchange therefor pursuant to the TEPPCO Merger.

6.11  Section 16 Matters.  Not less than 30 days prior to the Closing Date, TEPPCO shall deliver to Enterprise a letter that (a) identifies each individual that, for purposes of Section 16(b) under the Exchange Act and applicable SEC rules and regulations, is an officer or director of a TEPPCO Entity, (b) states the number of equity awards or securities of TEPPCO owned by each such individual and (c) states the number of equity awards or securities to be issued to each such Person as a result of the TEPPCO Merger. Such letter shall be updated as necessary to reflect any changes from the date thereof. Prior to the Effective Times, to the extent permitted by law, TEPPCO GP and Enterprise GP shall take all such steps as may be required to cause any dispositions of TEPPCO Units or acquisitions of Enterprise Units (including derivative securities with respect to Enterprise equity securities) resulting from the transactions contemplated by Article 2 or Article 3 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to TEPPCO or will become subject to such reporting requirements with respect to Enterprise, to be exempt under Rule 16b-3 under the Exchange Act.

6.12  Accountants’ Letter.  The TEPPCO Entities shall use their reasonable best efforts to cause to be delivered to the Enterprise Entities a letter from their independent public accountants addressed to the Enterprise Entities, dated a date within two Business Days before the date on which the Form S-4 shall become effective, in form and substance reasonably satisfactory to the Enterprise Entities and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. Enterprise shall use its reasonable best efforts to cause to be delivered to the TEPPCO Entities a letter from its independent public accountants addressed to the TEPPCO Entities, dated a date within two Business Days before the date on which the Form S-4 shall become effective, in form and substance reasonably satisfactory to the TEPPCO Entities and customary in scope and substance for letters delivered by registered public accounting firms in connection with registration statements filed under the Securities Act.

6.13  Tax Matters.

(a) To the extent applicable, each holder of TEPPCO Units shall be deemed to have consented for United States federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report the cash received for fractional TEPPCO Units in the TEPPCO Merger as a sale of a portion of the holder’s TEPPCO Units to Enterprise consistent with Treasury Regulation Section 1.708-1(c)(4).

(b) To the extent permissible by applicable Law, Enterprise shall treat the combined businesses of TEPPCO and Enterprise as a single activity for purposes of Section 469 of the Code.

ARTICLE 7

CONDITIONS PRECEDENT

7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the TEPPCO Entities and the Enterprise Entities to effect the TEPPCO Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) TEPPCO Unitholder Approvals.  TEPPCO shall have obtained the TEPPCO Unitholder Approvals.

(b) No Injunctions or Restraints; Illegality.  No law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making either of the TEPPCO GP Merger or the TEPPCO Merger illegal or otherwise prohibiting consummation of either of the TEPPCO GP Merger or the TEPPCO Merger.

(c) HSR Act; Other Approvals.  (i) The waiting period (and any extension thereof) applicable to the TEPPCO GP Merger and the TEPPCO Merger under the HSR Act shall have been terminated or shall have expired, and (ii) all Other Approvals shall have been obtained, except those Other Approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Enterprise Entities, the TEPPCO Entities or the TEPPCO Subsidiaries, taken as a whole.

(d) NYSE Listing.  The Enterprise Units to be issued in the TEPPCO Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Effectiveness of the Form S-4; SEC filings.  The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f) Consummation of the TEPPCO GP Merger.  The TEPPCO GP Merger shall have been consummated in accordance with the terms of the TEPPCO GP Merger Agreement (as in effect on the date of this Agreement).

7.2  Additional Conditions to Obligations of the Enterprise Entities.  The obligations of the Enterprise Entities to effect the TEPPCO Merger are subject to the satisfaction or waiver by the Enterprise Entities, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties.  (i) Each of the representations and warranties of the TEPPCO Entities set forth in Sections 4.1(a), 4.1(b), 4.1(c)(i) and 4.1(t)(xv) of this Agreement shall be true and correct (other than any inaccuracies that are de minimis in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date), and (ii) each of the other representations and warranties of the TEPPCO Entities set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date); provided, however, that no such representations or warranties shall be deemed to have failed to be true and correct for purposes of this Section 7.2(a)(ii) unless the failure of such representations and warranties to be true and correct, disregarding for this purpose all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole. The Enterprise Entities shall have received a certificate of an executive officer of TEPPCO GP to the effect of the preceding provisions of this Section 7.2(a).

(b) Performance of Obligations of the TEPPCO Entities.  Each of the TEPPCO Entities shall have performed or complied in all material respects with all material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, except for non-willful failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect on the TEPPCO Entities and the TEPPCO Subsidiaries, taken as a whole. Enterprise shall have received a certificate of an executive officer of TEPPCO GP to such effect.

(c) Tax Opinion.  Enterprise shall have received an opinion of Andrews Kurth LLP dated as of the Closing Date in form and substance reasonably satisfactory to Enterprise and a copy of which shall have been provided to TEPPCO to the effect that for United States federal income tax purposes (i) Enterprise will not recognize any income or gain as a result of the TEPPCO Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), (ii) no gain or loss will be recognized by holders of Enterprise Units as a result of the TEPPCO Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (iii) 90% of the combined gross income of Enterprise and TEPPCO for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Enterprise Entities and the TEPPCO Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.

7.3  Additional Conditions to Obligations of the TEPPCO Entities.  The obligations of the TEPPCO Entities to effect the TEPPCO Merger are subject to the satisfaction or waiver by the TEPPCO Entities, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties.  (i) Each of the representations and warranties of the Enterprise Entities set forth in Sections 4.2(a), 4.2(b) and 4.2(c)(i) of this Agreement shall be true and correct (other than any inaccuracies that are de minimis in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date), and (ii) each of the other representations and warranties of the Enterprise Entities set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date); provided, however, that no such representations or warranties shall be deemed to have failed to be true and correct for purposes of this Section 7.3(a)(ii) unless the failure of such representations and warranties to be true and correct, disregarding for this purpose all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole. The TEPPCO Entities shall have received a certificate of an executive officer of Enterprise GP to the effect of the preceding provisions of this Section 7.3(a).

(b) Performance of Obligations of the Enterprise Entities.  Each of the Enterprise Entities shall have performed or complied in all material respects with all material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, except for non-willful failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect on the Enterprise Entities and the Enterprise Subsidiaries, taken as a whole, after the consummation of the Mergers, and the TEPPCO Entities shall have received a certificate of an executive officer of Enterprise GP to such effect.

(c) Tax Opinion.  TEPPCO shall have received an opinion of Baker Botts L.L.P. or other nationally recognized tax counsel dated as of the Closing Date in form and substance reasonably satisfactory to TEPPCO and a copy of which shall have been provided to Enterprise to the effect that, for United States federal income tax purposes, except with respect to fractional units, (i) TEPPCO should not recognize any income or gain as a result of the TEPPCO Merger (other than any gain resulting from (x) any decrease in partnership liabilities pursuant to Section 752 of the Code or (y) any liabilities incurred other than in the ordinary course of the trade or business of TEPPCO or a TEPPCO subsidiary), and (ii) no gain or loss should be recognized by holders of TEPPCO Units as a result of the receipt of the Enterprise Units or Enterprise Class B Units in the Merger (other than any gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code, (B) any liabilities incurred other than in the ordinary course of the trade or business of TEPPCO or a TEPPCO subsidiary or (C) any excess of the consideration per TEPPCO Unit payable to holders of TEPPCO Units other than DFI over the consideration per TEPPCO Unit payable to DFI). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Enterprise Entities and the TEPPCO Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.

ARTICLE 8

TERMINATION AND AMENDMENT

8.1  Termination.  This Agreement may be terminated at any time prior to the TEPPCO Effective Time, by action taken or authorized by the Board of Directors of, or on behalf of, the general partner of the terminating party or parties, and, except as specifically provided below, whether before or after the TEPPCO Unitholder Meeting:

(a) By mutual written consent of Enterprise and TEPPCO;

(b) By either Enterprise or TEPPCO, if the TEPPCO Effective Time shall not have occurred on or before December 31, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement (including such party’s obligations set forth in Section 6.3) has been the primary cause of, or resulted in, the failure of the TEPPCO Effective Time to occur on or before the Termination Date;

(c) By either Enterprise or TEPPCO if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 6.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the TEPPCO GP Merger Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with Section 6.3 has been the primary cause of such action or inaction;

(d) By either Enterprise or TEPPCO if the TEPPCO Unitholder Approvals have not been obtained by reason of the failure to obtain the required votes at the TEPPCO Unitholder Meeting;

(e) By Enterprise, if TEPPCO shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in Section 7.2(a) or 7.2(b) are not capable of being satisfied on or before the Termination Date;

(f) By TEPPCO, if Enterprise shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in Section 7.3(a) or 7.3(b) are not capable of being satisfied on or before the Termination Date; or

(g) By Enterprise, if TEPPCO shall have either (i) failed to make the TEPPCO Recommendation or effected a TEPPCO Change in Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call, hold or convene the TEPPCO Unitholder Meeting in accordance with Section 6.1(b) or a failure to prepare and mail to the TEPPCO Unitholders the Proxy Statement/Prospectus in accordance with Section 6.1(a).

8.2  Effect of Termination.

(a) In the event of termination of this Agreement by TEPPCO or Enterprise as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party to this Agreement or their respective officers or directors except with respect to Section 4.1(s), Section 4.2(t), the second sentence of Section 6.2, Section 6.5 and Article 9, which provisions shall survive such termination.

8.3  Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective member, boards of directors or general partner, as applicable, at any time before or after the TEPPCO Unitholder Approvals, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such unitholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4  Extension; Waiver.  At any time prior to the Effective Times, the parties hereto, by action taken or authorized by their respective member, boards of directors or general partner, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE 9

GENERAL PROVISIONS

9.1  Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Times, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Times and this Article 9.

9.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to any of the Enterprise Entities to:

Enterprise Products Partners L.P.
1100 Louisiana Street, 10th floor
Houston, Texas 77002
Attention: Richard H. Bachmann, Esq.

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002

Attention: David C. Buck, Esq.

(ii) if to the TEPPCO Entities to:

TEPPCO Partners, L.P.
1100 Louisiana Street, Suite 1600
Houston, Texas 77002

Attention:	Patricia A. Totten, Esq.
Donald H. Daigle

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
910 Louisiana, Suite 3200
Houston, Texas 77002

Attention:	Joshua Davidson, Esq.
Paul F. Perea, Esq.

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
700 Louisiana, Suite 3400
Houston, Texas 77002

Attention:	William S. Moss III, Esq.
Robert F. Gray, Jr., Esq.

9.3  Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require Enterprise, TEPPCO, TEPPCO GP or any of their respective Subsidiaries or Affiliates to take or omit to take any action if doing so would violate any applicable obligation (arising in law or equity), rule or regulation.

9.4  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.5  Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement, the Confidentiality Agreement and the exhibits and schedules hereto and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.6 (which is intended to be for the benefit of the Persons covered thereby) and except for the right of the holders of TEPPCO Units whose TEPPCO Units converted into the right to receive the TEPPCO Consideration pursuant to Section 3.1 to receive such TEPPCO Consideration after the Effective Times (a claim with respect to which may not be made unless and until the Closing shall have occurred). It is expressly understood and agreed that no TEPPCO Employee or other Person shall have any rights or remedies (including any right of employment) under this Agreement.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.6  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and to be performed in the State of Delaware without giving effect to choice of law principles thereof.

9.7  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.8  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.9  Submission to Jurisdiction; Waivers.  Each of the Enterprise Entities and the TEPPCO Entities irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of the Enterprise Entities and the TEPPCO Entities hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Enterprise Entities and the TEPPCO Entities hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.10  Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11  Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. The parties further agree that money damages would not be a sufficient remedy for any breach of this Agreement by the parties. Accordingly, it is agreed that the parties hereto shall be entitled, without the requirement of posting a bond or other security, to specific performance of the terms hereof, provided that such party is not in material default hereunder, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12  No Waiver Relating to Claims for Fraud/Willful Misconduct.  The liability of any party under this Article 9 shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy which such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse which any such party may seek against another party with respect to a claim for fraud or willful misconduct.

9.13  General Limitation of Damages.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT AS SET FORTH IN SECTION 9.12, THE ENTERPRISE ENTITIES SHALL NOT BE LIABLE TO THE TEPPCO ENTITIES, NOR SHALL THE TEPPCO ENTITIES BE LIABLE TO THE ENTERPRISE ENTITIES, FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, ENTERPRISE PRODUCTS PARTNERS L.P., ENTERPRISE PRODUCTS GP, LLC, ENTERPRISE SUB B LLC, TEPPCO PARTNERS, L.P. and TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC have caused this Agreement to be signed by their respective officers or agents thereunto duly authorized, all as of the date first written above.

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	Enterprise Products GP, LLC, its general partner

By:	/s/ Michael A. Creel
Name:     Michael A. Creel

Title:	President and Chief Executive Officer

ENTERPRISE PRODUCTS GP, LLC

By:	/s/ Michael A. Creel
Name:     Michael A. Creel

Title:	President and Chief Executive Officer

ENTERPRISE SUB B LLC

By:	/s/ Michael A. Creel
Name:     Michael A. Creel

Title:	President and Chief Executive Officer

TEPPCO PARTNERS, L.P

By:	Texas Eastern Products Pipeline Company, LLC, its general partner

By:	/s/ Jerry E. Thompson
Name:     Jerry E. Thompson

Title:	President and Chief Executive Officer

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

By:	/s/ Jerry E. Thompson
Name:     Jerry E. Thompson

Title:	President and Chief Executive Officer

EXHIBIT A

SUPPORT AGREEMENT

BY AND AMONG

ENTERPRISE PRODUCTS PARTNERS L.P.

AND

THE DUNCAN UNITHOLDERS

DATED AS OF [          ] [   ], 2009

SUPPORT AGREEMENT

SUPPORT AGREEMENT, dated as of [     ] [ ], 2009 (this “Agreement”), by and among Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), on the one hand, and Enterprise GP Holdings L.P. (“GP Holdings”), DD Securities LLC, DFI GP Holdings, L.P., Duncan Family Interests, Inc. (“DFI”), Duncan Family 2000 Trust and Dan L. Duncan (collectively, the “Unitholders” and, individually, “Unitholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, (A) the Partnership, Enterprise Products GP, LLC (the “General Partner”), Enterprise Sub B LLC (“Enterprise Sub B”), TEPPCO Partners, L.P. (“TEPPCO”) and Texas Eastern Products Pipeline Company, LLC (“TEPPCO GP”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “MLP Merger Agreement”) pursuant to which, among other things, Enterprise Sub B will merge with and into TEPPCO (the “MLP Merger”), with TEPPCO as the surviving entity, and each outstanding limited partner unit of TEPPCO (the “LP Units”) will be converted into the right to receive the merger consideration specified therein, and (B) the Partnership, the General Partner, Enterprise Sub A LLC (“Enterprise Sub A”) and TEPPCO GP are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “GP Merger Agreement”, and along with the MLP Merger Agreement, the “Merger Agreements”), pursuant to which Enterprise Sub A will merge with and into TEPPCO GP, with TEPPCO GP as the surviving entity (the “GP Merger”); and

WHEREAS, as of the date hereof, each Unitholder is the record owner in the aggregate of, and has the right to vote and dispose of, the number of LP Units set forth opposite such Unitholder’s name on Schedule I hereto (the “Existing Units”); and

WHEREAS, as a material inducement to the Partnership entering into the Merger Agreements, the Partnership has required that the Unitholders agree, and the Unitholders have agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Units (as hereinafter defined), and the Member Interests (as hereinafter defined) owned by GP Holdings, set forth herein; and

WHEREAS, the MLP Merger Agreement provides that in lieu of the TEPPCO Consideration (as defined therein) in the MLP Merger, DFI will receive 4,520,431 Class B Units of the Partnership (the “Class B Units”) with respect to 3,645,509 LP Units owned by DFI (the “Designated TEPPCO Units”); and

WHEREAS, DFI desires to consent to the receipt of the Class B Units in lieu of the TEPPCO Consideration in the MLP Merger; and

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

1.1  Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the MLP Merger Agreement.

“Covered Units” means, with respect to a Unitholder, such Unitholder’s Existing Units, together with any LP Units that such Unitholder acquires of record of on or after the date hereof.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, put or call option, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Member Interests” mean the membership interests of TEPPCO GP, all of which are owned by GP Holdings.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated effective as of August 8, 2005, as amended to date.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Transfer” means, directly or indirectly, to sell, transfer, assign or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise); provided, for purposes of clarification, a Transfer shall not include any existing or future pledges or security interests issued by the Unitholders in connection with a bona fide loan.

ARTICLE 2

VOTING

2.1  Agreement to Vote Covered Units and Member Interests.

(a) Each Unitholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at any meeting of the unitholders of TEPPCO, however called, including any adjournment or postponement thereof, and in connection with any written consent of the unitholders of TEPPCO, such Unitholder shall, in each case to the fullest extent that the Covered Units are entitled to vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause its Covered Units to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Units (i) in favor of the adoption of the MLP Merger Agreement, any transactions contemplated by the MLP Merger Agreement and any other action reasonably requested by the Partnership in furtherance thereof, submitted for the vote or written consent of unitholders; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of TEPPCO or TEPPCO GP or any of their Subsidiaries (as defined in the MLP Merger Agreement) contained in the MLP Merger Agreement; and (iii) against any action, agreement or transaction that would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the MLP Merger or the other transactions contemplated by the MLP Merger Agreement.

(b) GP Holdings hereby acknowledges and agrees that it has executed and delivered a Written Consent of Sole Member approving the GP Merger Agreement concurrent with the execution and delivery of this Agreement. Such Written Consent of Sole Member shall be coupled with an interest and shall be irrevocable, except upon termination of this Agreement.

2.2  No Inconsistent Agreements.  Each Unitholder hereby represents, covenants and agrees that, except for this Agreement, such Unitholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Units, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to its Covered Units (except pursuant to Section 2.3 hereof and powers of attorney granted in connection with secured loans secured by the Covered Units that may be exercised upon the occurrence and during the continuation of an event of default with respect to such loans) and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of such Unitholder contained herein untrue or incorrect or have the effect of preventing or disabling such Unitholder from performing any of his or its obligations under this Agreement.

2.3  Proxy.  In order to secure the obligations set forth herein, the Unitholders hereby irrevocably appoint as his or its proxy and attorney-in-fact, as the case may be, Richard H. Bachmann and Michael A. Creel, in their respective capacities as officers of the General Partner, and any individual who shall hereafter succeed to any such officer of the General Partner, as the case may be, and any other Person designated in writing by the General Partner (collectively, the “Grantee”), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Covered Units in accordance with Section 2.1 hereof and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any meeting of the unitholders of TEPPCO at which any of the matters described in Section 2.1(b) are to be considered. This proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and each Unitholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Unitholder with respect to the Covered Units. The Partnership may terminate this proxy with respect to any Unitholder at any time at its sole election by written notice provided to such Unitholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of the Unitholders.  Each Unitholder (except to the extent otherwise provided herein) hereby severally but not jointly represents and warrants to the Partnership as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Unitholder has the requisite power and authority and/or capacity to execute and deliver this Agreement, to carry out his or its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each Unitholder of this Agreement, the performance by him or it of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by Unitholder and no other actions or proceedings on the part of Unitholder to authorize the execution and delivery of this Agreement, the performance by Unitholder of the obligations hereunder or the consummation of the transactions contemplated hereby are required. This Agreement has been duly executed and delivered by Unitholder and, assuming the due authorization, execution and delivery of this Agreement by the Partnership, constitutes a legal, valid and binding agreement of Unitholder, enforceable against him or it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership.

(i) Unitholder legally owns the Unitholder’s Existing Units, and all of the Covered Units owned by Unitholder from the date hereof through and on the Closing Date will be beneficially or legally owned by Unitholder. Unitholder’s Existing Units are all of the LP Units legally or beneficially owned by Unitholder. Unitholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of Unitholder’s Existing Units and with respect to all of the Covered Units owned by Unitholder at all times through the Closing Date.

(ii) GP Holdings hereby represents and warrants that GP Holdings legally owns the Member Interests, and all of the Member Interests owned by GP Holdings from the date hereof through and on the Closing Date will be beneficially or legally owned by GP Holdings.

(c) No Violation. Neither the execution and delivery of this Agreement by Unitholder nor the performance by Unitholder of his or its obligations under this Agreement will (A) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets, including but not limited to the Existing Units, owned by Unitholder, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Unitholder under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Unitholder is a party or by which Unitholder or any of his or its respective properties, rights or assets may be bound, (B) violate any judgments, decrees, injunctions, rulings, awards, settlements, stipulations or orders (collectively, “Orders”) or laws applicable to Unitholder or any of his or its properties, rights or assets or, (C) result in a violation or breach of or conflict with its organizational and governing documents.

(d) Consents and Approvals. No consent, approval, Order or authorization of, or registration, declaration or filing with, any governmental authority is necessary to be obtained or made by Unitholder in connection with Unitholder’s execution, delivery and performance of this Agreement or the consummation by Unitholder of the transactions contemplated hereby, except for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e) Reliance by the Partnership. Each Unitholder understands and acknowledges that the Partnership is entering into the Merger Agreements in reliance upon Unitholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of Unitholder contained herein.

3.2  Representations and Warranties of the Partnership.  The Partnership hereby represents and warrants to each Unitholder that the execution and delivery of this Agreement by the Partnership and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Enterprise Products GP, LLC, the general partner of the Partnership.

ARTICLE 4

OTHER COVENANTS

4.1  Prohibition on Transfers, Other Actions.  Each Unitholder hereby agrees not to (i) Transfer any of the Covered Units, beneficial ownership thereof or any other interest therein; (ii) enter into any agreement, arrangement or understanding, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, Unitholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) take any action that could restrict or otherwise affect Unitholder’s legal power, authority and right to comply with and perform his or its covenants and obligations under this Agreement; provided, the foregoing shall not include or prohibit Transfers resulting from pledges or security interests (or the foreclosure thereof) relating to existing or future bona fide loans that do not affect Unitholder’s legal power, authority and right to comply with and perform his or its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be null and void.

4.2  Further Assurances.  From time to time, at the Partnership’s request and without further consideration, each Unitholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement.

ARTICLE 5

CONSENT OF DUNCAN FAMILY INTERESTS, INC.

DFI hereby agrees and consents to the receipt of the Class B Units in the MLP Merger in lieu of the TEPPCO Consideration with respect to the Designated TEPPCO Units. DFI confirms that it has read and agrees with the provisions of the MLP Merger Agreement related to the Class B Units and the form of Amendment No. 4 to the Partnership Agreement attached as Exhibit B to the MLP Merger Agreement and understands that the Class B Units will not have the right to share in the Partnership’s distributions of Available Cash (as defined in the Partnership Agreement) until the date immediately following the payment date of the 16th distribution on the Common Units (as defined in the Partnership Agreement) following the closing of the transactions contemplated by the MLP Merger Agreement, at which time each Class B Unit will automatically convert into one Common Unit (as defined in the Partnership Agreement).

ARTICLE 6

MISCELLANEOUS

6.1  Termination.  This Agreement shall remain in effect until the earliest to occur of (i) the TEPPCO Effective Time (as defined in the MLP Merger Agreement), (ii) the termination of the MLP Merger Agreement in accordance with its terms (including after any extension thereof), and (iii) the written agreement of the Unitholders and the Partnership to terminate this Agreement. After the occurrence of such applicable event, this Agreement shall terminate and be of no further force or effect. Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

6.2  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in the Partnership any direct or indirect ownership or incidence of ownership of or with respect to any Covered Units. All rights, ownership and economic benefit relating to the Covered Units shall remain vested in and belong to each Unitholder, and the Partnership shall have no authority to direct such Unitholder in the voting or disposition of any of the Covered Units, except as otherwise provided herein.

6.3  Publicity.  Each Unitholder hereby permits the Partnership and TEPPCO to include and disclose in the Proxy Statement/Prospectus and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the TEPPCO Merger and the transactions contemplated by the MLP Merger Agreement such Unitholder’s identity and ownership of the Covered Units and the nature of such Unitholder’s commitments, arrangements and understandings pursuant to this Agreement.

6.4  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by telecopy (upon telephonic confirmation of receipt) or on the first Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Partnership, to:

Enterprise Products Partners L.P.
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: Richard H. Bachmann

With copies to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: David C. Buck, Esq.

If to the Unitholders, to:

EPCO, Inc.
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: President and Chief Executive Officer

With copies to:

EPCO, Inc.
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: Chief Legal Officer

6.5  Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

6.6  Counterparts.  This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

6.7  Entire Agreement.  This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreements, together with the schedule annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

6.8  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.8.

6.9  Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by the Partnership and each Unitholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the Partnership and the Unitholders.

6.10  Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.11  Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its equityholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

6.12  Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or the parties’ respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

Partnership:

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	ENTERPRISE PRODUCTS GP, LLC,
its general partner

By:
Name:     Michael A. Creel

Title:	President and Chief Executive Officer

Signature Page to Support Agreement

Unitholders:

ENTERPRISE GP HOLDINGS L.P.

By:	EPE HOLDINGS, LLC,
its general partner

By:
Name:     Ralph S. Cunningham

Title:	President and Chief Executive Officer

Signature Page to Support Agreement

DD SECURITIES LLC

By:
Name:     Richard H. Bachmann

Title:	Executive Vice President

Signature Page to Support Agreement

DFI GP HOLDINGS, L.P.

By:	DFI HOLDINGS, LLC,
its general partner

By:	DAN DUNCAN LLC,
its sole member

By:
Name:     Richard H. Bachmann

Title:	Executive Vice President

Signature Page to Support Agreement

DUNCAN FAMILY INTERESTS, INC.

By:
Name:     Darryl E. Smith

Title:	Treasurer

Signature Page to Support Agreement

Dannine D. Avara, Trustee of the Duncan Family 2000 Trust

Signature Page to Support Agreement

Dan L. Duncan

Signature Page to Support Agreement

Schedule I

UNITHOLDER INFORMATION

Name	Existing LP Units Beneficially Owned

Enterprise GP Holdings L.P.	4,400,000
DD Securities LLC	704,564
DFI GP Holdings, L.P.	2,500,000
Duncan Family Interests, Inc.	8,986,711
Duncan Family 2000 Trust	53,275
Dan L. Duncan	47,000

EXHIBIT B

AMENDMENT NO. 4 TO THE FIFTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
ENTERPRISE PRODUCTS PARTNERS L.P.

This Amendment No. 4 (this “Amendment No. 4”) to the Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P. dated effective as of [          ], [          ], 2009 (the “Partnership Agreement”) is hereby adopted by Enterprise Products GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, Section 5.6 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may, for any Partnership purpose, at any time or from time to time, issue additional Partnership Securities for such consideration and on such terms and conditions as determined by the General Partner; and

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or advisable in connection with the authorization of the issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement; and

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners in any material respect; and

WHEREAS, the Partnership has entered into an Agreement and Plan of Merger, dated as of June 28, 2009 (the “Merger Agreement”), by and among the Partnership, the General Partner, Enterprise Sub B LLC (“Enterprise Sub B”), TEPPCO Partners, L.P. (“TEPPCO”) and Texas Eastern Products Pipeline Company, LLC (“TEPPCO GP”), pursuant to which, among other things, (i) Enterprise Sub B will merge with and into TEPPCO, with TEPPCO as the surviving entity, and (ii) the Partnership will issue to DD Securities LLC, DFI GP Holdings, L.P., Duncan Family Interests, Inc., Dan L. Duncan and Duncan Family 2000 Trust (collectively, the “Duncan Entities”) Class B Units representing a new class of Partnership Securities to be designated as “Class B Units,” with such terms as are set forth in this Amendment No. 4; and

WHEREAS, the issuance of the Class B Units complies with the requirements of the Partnership Agreement; and

WHEREAS, the General Partner has determined, pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or appropriate in connection with the authorization of the issuance of the Class B Units; and

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1.  Amendments.

(a) Section 1.1 and Attachment 1.  Section 1.1 and the definitions listed on Attachment I are hereby amended to add, or to amend and restate, the following definitions:

“Class B Conversion Effective Date” has the meaning assigned to such term in Section 5.12(f).

“Class B Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to the Class B Units in this Agreement. The term “Class B Unit” does not refer to a Common Unit until such Class B Unit has converted into a Common Unit pursuant to the terms hereof.

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units or Class B Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that with respect to Partnership Securities, if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the limitation in the foregoing proviso shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) if the General Partner shall have notified such Person or Group in writing, prior to such acquisition, that such limitation shall not apply to such Person or Group or (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner; and provided, further, that none of the Class B Units shall be deemed to be Outstanding for purposes of determining if any Class B Units are entitled to distributions of Available Cash unless such Class B Units shall have been reflected on the books of the Partnership as outstanding during such Quarter and on the Record Date for the determination of any distribution of Available Cash.

(b) Article IV; Section 4.7(d).  Article IV of the Partnership Agreement is hereby amended to add Section 4.7(d) as follows:

“(d) The transfer of a Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.9.”

(c) Section 5.5(c).  Section 5.5(c) of the Partnership Agreement is hereby amended and restated as follows:

“(c)(i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii) Subject to Section 6.9, immediately prior to the transfer of a Class B Unit or of a Class B Unit that has converted into a Common Unit pursuant to Section 5.12(f) by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Class B Units or converted Class B Units will (A) first, be allocated to the Class B Units or converted Class B Units to be transferred in an amount equal to the product of (x) the number of such Class B Units or converted Class B Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Class B Units or converted Class B Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Class B Units or retained converted Class B Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Class B Units or converted Class B Units will have a balance equal to the amount allocated under clause (A) hereinabove.”

(d) Article V; Section 5.12.  Article V of the Partnership Agreement is hereby amended to add a new Section 5.12 creating a new series of Partnership Units as follows:

“Section 5.12 Establishment of Class B Units.

(a) General.  The General Partner hereby designates and creates a class of Units to be designated as “Class B Units” and consisting of a total of 4,520,431 Class B Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class B Units as set forth in this Section 5.12.

(b) Rights of Class B Units.  During the period commencing upon issuance of the Class B Units and ending on the Class B Conversion Effective Date:

(i) Allocations.  Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit, including Unrealized Gain or Unrealized Loss to be allocated to the Partners pursuant to Section 6.1(c), shall be allocated to the Class B Units to the same extent as such items would be so allocated if such Class B Units were Common Units that were then Outstanding.

(ii) Distributions.  Prior to the Class B Conversion Effective Date, the Class B Units shall not be entitled to receive distributions of Available Cash pursuant to Section 6.3.

(c) Voting Rights.  Prior to the Class B Conversion Effective Date, the Class B Units shall be entitled to vote with the Common Units as a single class on any matters on which Common Unitholders are entitled to vote, except that the Class B Units shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class B Units in relation to other classes of Partnership Interests (including as a result of a merger or consolidation) or as required by law. The approval of a majority of the Class B Units shall be required to approve any matter for which the holders of the Class B Units are entitled to vote as a separate class. Each Class B Unit will be entitled to the number of votes equal to the number of Common Units into which a Class B Unit is convertible at the time of the record date for the vote or written consent on the matter.

(d) Certificates.  The Class B Units will be evidenced by certificates in substantially the form of Exhibit A to this Amendment No. 4 and, subject to the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. The certificates will initially include a restrictive legend to the effect that the Class B Units have not been registered under the Securities Act or any state securities laws.

(e) Registrar and Transfer Agent.  The General Partner will act as registrar and transfer agent of the Class B Units.

(f) Conversion.  Each Class B Unit shall automatically convert into one Common Unit (subject to appropriate adjustment pursuant to Section 5.10 in the event of any split-up, combination or similar event affecting the Common Units or other Units that occurs prior to the Class B Conversion Effective Date) on the date immediately following the payment date for the 16th distribution of Available Cash pursuant to Section 6.3 following the Closing Date (as defined in the Merger Agreement”) (the “Class B Conversion Effective Date”) without any further action by the holders thereof. The terms of the Class B Units will be changed, automatically and without further action, on the Class B Conversion Effective Date so that each Class B Unit is converted into one Common Unit and, immediately thereafter, none of the Class B Units shall be Outstanding; provided, however, that such converted Class B Units will remain subject to the provisions of Sections 6.1(d)(xiii) and 6.9.

(g) Surrender of Certificates.  Subject to the requirements of Section 6.9, on or after the Class B Conversion Effective Date, each holder of Class B Units shall promptly surrender the Class B Unit Certificates therefor, duly endorsed, at the office of the General Partner or of any transfer agent for the Class B Units. In the case of any such conversion, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Units one or more Unit Certificates, registered in the name of such holder, or other evidence of the issuance of uncertificated certificates, for the number of Common Units to which such holder shall be entitled. Such conversion shall be deemed to have been made as of the Class B

Conversion Effective Date whether or not the Class B Unit Certificate has been surrendered as of such date, and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units as of such date.

(e) Section 6.1(d)(iii)(A).  Section 6.1(d)(iii)(A) of the Partnership Agreement is hereby amended and restated to read in its entirety:

“A. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders (except Unitholders holding Class B Units with respect to any Record Date prior to the Class B Conversion Effective Date) with respect to their Units (on a per Unit basis), then (1) there shall be allocated income and gain to each Unitholder receiving such greater cash or property distribution until the aggregate amount of such items allocated pursuant to this Section 6.1(d)(iii)(A) for the current taxable year and all previous taxable years is equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated income and gain in an aggregate amount equal to the product obtained by multiplying the sum of the amounts allocated in clause (1) above by the quotient obtained by dividing the General Partner’s Percentage Interest by the aggregate Percentage Interest of Partners other than the General Partner.

(f) Section 6.1(d)(xiii).  Section 6.1(d) is hereby amended and restated to add a new Section 6.1(d)(xiii) as follows:

“(xiii) Economic Uniformity.  With respect to any taxable period in which the Class B Conversion Effective Date occurs (and, if necessary, any subsequent taxable period), items of Partnership gross income, gain, deduction or loss for the taxable period shall be allocated 100% to each Limited Partner with respect to such Limited Partner’s Class B Units that are Outstanding on the Class B Conversion Effective Date in the proportion that the respective number of Class B Units held by such Partner bears to the total number of Class B Units then Outstanding, until each such Partner has been allocated the amount of gross income, gain, deduction or loss with respect to such Partner’s Class B Units that causes the Capital Account attributable to each Class B Unit, on a per Unit basis, to equal the Per Unit Capital Amount for a Common Unit on the Class B Conversion Effective Date. The purpose for this allocation is to establish uniformity between the Capital Accounts underlying converted Class B Units and the Capital Accounts underlying Common Units immediately prior to the conversion of Class B Units into Common Units.

(g) Article VI; Section 6.9.  Article VI is hereby amended and restated to add a new Section 6.9 as follows:

“Section 6.9 Special Provisions Relating to the Holders of Class B Units.  A Unitholder holding a Class B Unit that has converted into a Common Unit pursuant to Section 5.12 shall not be issued a Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer such Common Units until such time as the General Partner determines, based on advice of counsel, that the converted Class B Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.9, the General Partner shall take whatever steps are required to provide economic uniformity to the converted Class B Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(ii) and 6.1(d)(xiii); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Unit Certificates.”

Section 2.  Ratification of Partnership Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 3.  Governing Law.  This Amendment No. 4 will be governed by and construed in accordance with the laws of the State of Delaware.

Section 4.  Counterparts.  This Amendment No. 4 may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, this Amendment No. 4 has been executed as of the date first written above.

General Partner:

ENTERPRISE PRODUCTS GP, LLC

By:
Michael A. Creel
President and Chief Executive Officer

EXHIBIT A

Certificate Evidencing Class B Units
Representing Limited Partner Interests in
ENTERPRISE PRODUCTS PARTNERS L.P.

No.	Class B Units

In accordance with Amendment No. 4 to the Fifth Amended and Restated Agreement of Limited Partnership of ENTERPRISE PRODUCTS PARTNERS L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), ENTERPRISE PRODUCTS PARTNERS L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that (the “Holder”) is the registered owner of Class B Units representing limited partner interests in the Partnership (the “Class B Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Class B Units represented by this Certificate. The rights, preferences and limitations of the Class B Units are set forth in, and this Certificate and the Class B Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT SUCH REGISTRATION IS NOT REQUIRED.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ENTERPRISE PRODUCTS PARTNERS L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ENTERPRISE PRODUCTS PARTNERS L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE ENTERPRISE PRODUCTS PARTNERS L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). ENTERPRISE PRODUCTS GP, LLC, THE GENERAL PARTNER OF ENTERPRISE PRODUCTS PARTNERS L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF ENTERPRISE PRODUCTS PARTNERS L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	ENTERPRISE PRODUCTS PARTNERS L.P.

Countersigned and Registered by:	By: ENTERPRISE PRODUCTS GP, LLC, its General Partner

By:

as Transfer Agent and Registrar	Name:

By:	By:
Authorized Signature	Secretary

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT — as tenants by the entireties	Custodian
(Cust) (Minor)
JT TEN — as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

FOR VALUE RECEIVED,            hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

           Class B Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint            as its attorney-in-fact with full power of substitution to transfer the same on the books of ENTERPRISE PRODUCTS PARTNERS L.P.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15	(Signature) (Signature)

No transfer of the Class B Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Class B Units to be transferred is surrendered for registration or transfer and, if requested by the General Partner pursuant to Section 4.8 of the Partnership Agreement, a Citizenship Certificate has been properly completed and executed by a transferee on a separate application that the Partnership will furnish on request without charge. A transferor of the Class B Units shall have no duty to the transferee with respect to execution of a Citizenship Certificate in order for such transferee to obtain registration of the transfer of the Class B Units.

Annex B

CREDIT SUISSE SECURITIES (USA) LLC
1100 Louisiana Street
Suite 4600
Houston, TX 77002
June 28, 2009

Special Committee of the Audit, Conflicts and Governance Committee of the Board of Directors
Texas Eastern Products Pipeline Company, LLC
1100 Louisiana Street, Suite 1600, Houston, Texas 77002

Members of Special Committee:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of Limited Partner Units, representing Limited Partner Interests (“Company Units”), of TEPPCO Partners, L.P. (the “Company”), other than Enterprise Products Partners, L.P. (the “Acquiror”), Enterprise GP Holdings LP (“GP Holdings”), Enterprise Products GP, LLC (“Enterprise GP”), Epco, Inc. (“Epco”), EPE Holdings, LLC, Texas Eastern Products Pipeline Company, LLC, the general partner of the Company (“TEPPCO GP”), Dan L. Duncan, Dan Duncan LLC, DD Securities LLC, DFI GP Holdings, L.P., Duncan Family Interests, Inc. (“DFI”), Duncan Family 2000 Trust, Jerry E. Thompson, Richard S. Snell, Michael B. Bracy, Murray H. Hutchison, W. Randall Fowler, Michael A. Creel and Richard H. Bachmann and their respective affiliates (collectively, the “Excluded Persons,” and the holders of Company Units other than the Excluded Persons, the “Unaffiliated Unit Holders”) of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among the Company, TEPPCO GP, the Acquiror, Enterprise GP, and Enterprise Sub B LLC, a wholly owned subsidiary of the Acquiror (“Merger Sub”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with Merger Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding Company Unit (other than the 3,645,509 Company Units owned by DFI (the “Designated Company Units”) will be converted into the right to receive 1.24 common units (“Acquiror Units”) of the Acquiror (the “Exchange Ratio”). We further understand that simultaneously with and as a condition to the execution of the Merger Agreement, the Acquiror, Enterprise GP, Enterprise Sub A LLC, a wholly owned subsidiary of the Acquiror (“GP Merger Sub”), the Company and TEPPCO GP intend to enter into an Agreement and Plan of Merger (the “GP Merger Agreement”) that provides for, among other things, the merger (the “GP Merger,” and together with the Merger, the “Mergers”) of TEPPCO GP with GP Merger Sub pursuant to which TEPPCO GP will become a wholly owned subsidiary of the Acquiror and the outstanding membership interests in TEPPCO GP will be converted into the right to receive (i) an aggregate of 1,331,681 Acquiror Units and (ii) a deemed contribution and increase in the capital account of Enterprise GP, by an amount equal to the dollar amount equal to 2/98ths of the aggregate fair market value of the Acquiror Units and Acquiror Class B Units (as defined herein) issued in the Mergers necessary to fund the capital contribution required to maintain Enterprise GP’s 2.0% general partner interest in the Acquiror (together, the “Aggregate GP Merger Consideration”) immediately prior to the effectiveness of the Merger. We further understand that all of the outstanding membership interests in TEPPCO GP are held by GP Holdings and that the consummation of the Merger is contingent upon the consummation of the GP Merger and the consummation of the GP Merger is contingent upon the consummation of the Merger. You have advised us and we have assumed that (x) in the Merger the Designated Company Units will be converted into the right to receive 1.24 Class B units (“Acquiror Class B Units”) of the Acquiror and (y) the Acquiror Class B Units will have substantially identical rights and preferences to Acquiror Units except that Acquiror Class B Units will automatically convert into one Acquiror Unit effective as of the date immediately following the payment date for the 16th distribution of available cash pursuant to Section 6.3 of the Partnership Agreement (as defined below) following the closing date of the Merger (the “Conversion Date”) and will not be entitled to share in partnership distributions of available cash pursuant to Section 6.3 of the Partnership Agreement prior to the Conversion Date.

In arriving at our opinion, we have reviewed a draft, dated June 27, 2009, of the Merger Agreement, a draft, dated June 27, 2009, of the GP Merger Agreement, a draft, dated June 27, 2009, of Amendment No. 4 to the Fifth Amended and Restated Agreement of Limited Partnership of the Acquiror (“Partnership Agreement Amendment”), the Fifth Amended and Restated Agreement of Limited Partnership of the Acquiror (as amended by the Partnership Agreement Amendment, the “Partnership Agreement”), and a draft, dated June 27, 2009, of the Support Agreement (the “Support Agreement”) to be entered into by the Acquiror, GP Holdings, DD Securities LLC, DFI GP Holdings, L.P., DFI, Duncan Family 2000 Trust and Dan L. Duncan and certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including financial forecasts relating to the Company and the Acquiror, provided to or discussed with us by employees of Epco responsible for the management of the Company and the Acquiror, respectively, and have met with certain of those employees to discuss the business and prospects of the Company and the Acquiror, respectively. We have also considered certain financial data of the Company and the Acquiror and certain market data for their publicly traded securities, and we have compared that data with similar data for other companies with publicly traded securities in businesses we deemed similar to those of the Company and the Acquiror. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company and the Acquiror that we have used in our analyses, the managements of the Company and the Acquiror have advised us, and we have assumed, that such forecasts have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Acquiror as to the future financial performance of the Company and the Acquiror, respectively. You have advised us that each of the Company and the Acquiror obtains financial, administrative and other services from Epco, the general partner of GP Holdings, an entity controlled by Dan L. Duncan and his affiliates, and that, among other things, employees of Epco prepared the financial forecasts relating to the Company and the Acquiror provided to or discussed with us by the Company and the Acquiror. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement, the GP Merger Agreement and the Partnership Agreement Amendment without waiver, modification or amendment of any material term, condition or agreement thereof. Furthermore, we have assumed that the definitive Merger Agreement, GP Merger Agreement, Partnership Agreement Amendment and Support Agreement will conform to the drafts reviewed by us in all respects material to our analyses. We have not investigated or otherwise evaluated the potential affects of the Merger on the federal, state or other taxes or tax rates payable by the Company, the Acquiror or their respective security holders and, with your consent, have assumed, that such taxes and tax rates will not be affected by or after giving effect to the Merger. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals, except that, you have, after consulting with your counsel and certain other advisors, provided us with an estimate of the potential value to the Company of certain shareholder derivative litigation relating to prior transactions between the Company and affiliates of the Acquiror (the “Brinkerhoff Litigation”) and we have, for purposes of our analyses and this opinion, assumed, that such estimate was prepared in good faith and reflects your and your counsel and such other advisors’ best currently available estimates and judgments as to the potential value of the Brinkerhoff Litigation and, at your direction, relied upon such estimate for purposes of our analyses and this opinion. We are not expert in reviewing actual or potential litigation or other claims for purposes of evaluating the legal merits of such litigation or claims or the potential damages or recoveries resulting therefrom and have not undertaken any independent analysis of the Brinkerhoff Litigation or any other actual or potential litigation to which the Company or the Acquiror is or may be a party or is or may be subject and have not addressed the merits of any actual or potential settlement thereof.

Our opinion addresses only the fairness, from a financial point of view, to the Unaffiliated Unit Holders of the Exchange Ratio set forth in the Merger Agreement and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation (a) the allocation of the aggregate consideration to be paid by the Acquiror in the Merger as between the Unaffiliated Unit Holders and the holders of Designated Company Units, (b) the terms of the GP Merger or the allocation of the aggregate consideration to be paid by the Acquiror in the Mergers as between the holders of Company Common Units, or groups thereof, and GP Holdings, as the holder of all of the outstanding membership interests in TEPPCO GP, (c) the Exchange Ratio relative to the Aggregate GP Merger Consideration and (d) the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, no opinion, counsel or interpretation is intended regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation or other similar professional advice. It is assumed that such opinions, counsel, interpretations or advice have been or will be obtained from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof and upon certain assumptions regarding such financial, economic, market and other conditions which are currently subject to unusual volatility and which, if different than assumed, could have a material impact on our analyses or opinion. In addition, as you are aware, the financial projections and estimates that we have reviewed relating to the future financial performance of the Company and the Acquiror reflect certain assumptions regarding the oil and gas industry which are subject to significant volatility and which, if different than assumed, could have a material impact on our analyses and opinion. We are not expressing any opinion as to what the value of Acquiror Units actually will be when issued to the holders of Company Units pursuant to the Merger or the prices at which shares of Acquiror Units or Company Units will trade at any time. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to Special Committee in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. We also will become entitled to receive a fee upon the delivery of this opinion. In addition, the Company has agreed to reimburse our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided investment banking and other financial services to the Company and its affiliates for which we and our affiliates have received compensation. We and our affiliates also have in the past provided investment banking and other financial services to the Acquiror and its affiliates for which we and our affiliates have received compensation. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, the Acquiror and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Special Committee of the Audit, Conflicts and Governance Committee of the Board of Directors of TEPPCO GP in connection with its consideration of the Merger and does not constitute advice or a recommendation to any securityholder of the Company as to how such securityholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Unaffiliated Unit Holders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

Part II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Enterprise’s partnership agreement provides that Enterprise will indemnify (i) Enterprise GP, (ii) any departing general partner, (iii) any person who is or was an affiliate of Enterprise GP or any departing general partner, (iv) any person who is or was a member, partner, officer director, employee, agent or trustee of Enterprise GP or any departing general partner or any affiliate of Enterprise GP or any departing general partner or (v) any person who is or was serving at the request of Enterprise GP or any departing general partner or any affiliate of any such person, any affiliate of Enterprise GP or any fiduciary or trustee of another person (each, a “Partnership Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee; provided that in each case the Partnership Indemnitee acted in good faith and in a manner that such Partnership Indemnitee reasonably believed to be in or not opposed to the best interests of Enterprise and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create an assumption that the Partnership Indemnitee acted in a manner contrary to that specified above. Any indemnification under these provisions will be only out of the assets of Enterprise, and Enterprise GP shall not be personally liable for, or have any obligation to contribute or lend funds or assets to Enterprise to enable it to effectuate, such indemnification. Enterprise is authorized to purchase (or to reimburse Enterprise GP or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Enterprises’ activities, regardless of whether Enterprise would have the power to indemnify such person against such liabilities under the provisions described above.

Section 101.142 of the Texas Business Organizations Code provides that, subject to such standards and restrictions, if any, as are set forth in the company agreement, a Texas limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever. Enterprise Products Operating LLC’s company agreement provides that EPO will indemnify (a) Enterprise Products OLPGP, Inc. and any person who is or was an affiliate of Enterprise Products OLPGP, (b) any person who is or was a member, director, officer, employee, agent or trustee of Enterprise or any member of EPO and the subsidiaries of EPO, (c) any person who is or was an officer, member, partner, director, employee, agent or trustee of Enterprise Products OLPGP or any affiliate of Enterprise Products OLPGP, or any affiliate of any such person and (d) any person who is or was serving at the request of Enterprise Products OLPGP or any such affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another person (each, an “Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a person of the type described in clauses (a)-(d) above; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a person other than Enterprise Products OLPGP) not opposed to, the best interests of EPO and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to these provisions shall be available to Enterprise Products OLPGP with respect to its obligations incurred pursuant to the Underwriting Agreement dated July 27, 1998, among the underwriters, Enterprise Products OLPGP and certain other parties (other than obligations incurred by Enterprise Products

OLPGP on behalf of EPO or Enterprise). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification under these provisions will be only out of the assets of EPO, it being agreed that Enterprise Products OLPGP shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to EPO to enable it to effectuate such indemnification. EPO is authorized to purchase (or to reimburse Enterprise Products OLPGP or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with EPO’s activities, regardless of whether EPO would have the power to indemnify such person against such liabilities under the provisions described above.

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Enterprise GP provides for the indemnification of (i) present or former members of the Board of Directors of Enterprise GP or any committee thereof, (ii) present or former officers, employees, partners, agents or trustees of the Enterprise GP or (iii) persons serving at the request of Enterprise GP in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (ii) (each, a “General Partner Indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as a General Partner Indemnitee; provided, that in each case the General Partner Indemnitee acted in good faith and in a manner which such General Partner Indemnitee believed to be in, or not opposed to, the best interests of the Enterprise GP and, with respect to any criminal proceeding, had no reasonable cause to believe such General Partner Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the General Partner Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to these provisions shall be made only out of the assets of Enterprise GP. Enterprise GP is authorized to purchase and maintain insurance, on behalf of the members of its Board of Directors, its officers and such other persons as the Board of Directors may determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of Enterprise GP, regardless of whether Enterprise GP would have the power to indemnify such person against such liability under the provisions of its limited liability company agreement.

Under Section 145 of the Delaware General Corporation Law, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article VI of Enterprise Products OLPGP’s bylaws provides that any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of Enterprise Products OLPGP or is or was serving or has agreed to serve at the request of Enterprise Products OLPGP as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by Enterprise Products OLPGP to the fullest extent authorized by the Delaware General Corporation Law. Article VI further permits Enterprise Products OLPGP to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Enterprise Products OLPGP, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Enterprise Products OLPGP would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Enterprise, EPO, Enterprise GP or Enterprise Products OLPGP as set forth above, Enterprise, EPO, Enterprise GP and Enterprise Products OLPGP have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a)  Exhibits.

Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

(b)  Financial Statement Schedule.

Not applicable.

(c)  Opinions.

The opinion of Credit Suisse, financial advisor to the TEPPCO Special Committee, is attached as Annex B to the proxy statement/prospectus contained herein.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on September 1, 2009.

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	Enterprise Products GP, LLC, its general partner

By:	/s/ Michael A. Creel
Name:     Michael A. Creel

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

* Dan L. Duncan	Director and Chairman of the Board	September 1, 2009

/s/ Michael A. Creel Michael A. Creel	Director, President and Chief Executive Officer (Principal Executive Officer)	September 1, 2009

* W. Randall Fowler	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 1, 2009

/s/ Richard H. Bachmann Richard H. Bachmann	Director, Executive Vice President, Chief Legal Officer and Secretary	September 1, 2009

* A.J. Teague	Director, Executive Vice President and Chief Commercial Officer	September 1, 2009

* Michael J. Knesek	Senior Vice President, Controller and Principal Accounting Officer	September 1, 2009

* Dr. Ralph S. Cunningham	Director	September 1, 2009

* E. William Barnett	Director	September 1, 2009

* Charles M. Rampacek	Director	September 1, 2009

Signature	Title	Date

* Rex C. Ross	Director	September 1, 2009

* By: /s/ Richard H. Bachmann Richard H. Bachmann Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number	Exhibit*

2.1	Merger Agreement, dated as of December 15, 2003, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products Management LLC, GulfTerra Energy Partners, L.P. and GulfTerra Energy Company, L.L.C. (incorporated by reference to Exhibit 2.1 to Form 8-K filed December 15, 2003).
2.2	Amendment No. 1 to Merger Agreement, dated as of August 31, 2004, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products Management LLC, GulfTerra Energy Partners, L.P. and GulfTerra Energy Company, L.L.C. (incorporated by reference to Exhibit 2.1 to Form 8-K filed September 7, 2004).
2.3	Parent Company Agreement, dated as of December 15, 2003, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products GTM, LLC, El Paso Corporation, Sabine River Investors I, L.L.C., Sabine River Investors II, L.L.C., El Paso EPN Investments, L.L.C. and GulfTerra GP Holding Company (incorporated by reference to Exhibit 2.2 to Form 8-K filed December 15, 2003).
2.4	Amendment No. 1 to Parent Company Agreement, dated as of April 19, 2004, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products GTM, LLC, El Paso Corporation, Sabine River Investors I, L.L.C., Sabine River Investors II, L.L.C., El Paso EPN Investments, L.L.C. and GulfTerra GP Holding Company (incorporated by reference to Exhibit 2.1 to Form 8-K filed April 21, 2004).
2.5	Purchase and Sale Agreement (Gas Plants), dated as of December 15, 2003, by and between El Paso Corporation, El Paso Field Services Management, Inc., El Paso Transmission, L.L.C., El Paso Field Services Holding Company and Enterprise Products Operating L.P. (incorporated by reference to Exhibit 2.4 to Form 8-K filed December 15, 2003).
2.6	Agreement and Plan of Merger dated as of June 28, 2009 by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Sub B LLC, TEPPCO Partners, L.P. and Texas Eastern Products Pipeline Company, LLC (incorporated by reference to Exhibit 2.1 to Form 8-K filed June 29, 2009).
2.7	Agreement and Plan of Merger dated as of June 28, 2009 by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Sub A LLC, TEPPCO Partners, L.P. and Texas Eastern Products Pipeline Company, LLC (incorporated by reference to Exhibit 2.2 to Form 8-K filed June 29, 2009).
3.1	Certificate of Limited Partnership of Enterprise Products Partners L.P. (incorporated by reference to Exhibit 3.6 to Form 10-Q filed November 9, 2007).
3.2	Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated effective as of August 8, 2005 (incorporated by reference to Exhibit 3.1 to Form 8-K filed August 10, 2005).
3.3	Amendment No. 1 to Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P. dated as of December 27, 2007 (incorporated by reference to Exhibit 3.1 to Form 8-K/A filed January 3, 2008).
3.4	Amendment No. 2 to Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P. dated as of April 14, 2008 (incorporated by reference to Exhibit 10.1 to Form 8-K filed April 16, 2008).
3.5	Amendment No. 3 to Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P. dated as of November 6, 2008 (incorporated by reference to Exhibit 3.5 to Form 10-Q filed on November 10, 2008).
3.6	Fifth Amended and Restated Limited Liability Company Agreement of Enterprise Products GP, LLC, dated as of November 7, 2007 (incorporated by reference to Exhibit 3.2 to Form 10-Q filed November 9, 2007).
3.7	First Amendment to Fifth Amended and Restated Limited Liability Company Agreement of Enterprise Products GP, LLC, dated as of November 6, 2008 (incorporated by reference to Exhibit 3.7 to Form 10-Q filed on November 10, 2008).
4.1	Form of Common Unit certificate (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-1/A; File No. 333-52537, filed July 21, 1998).

Exhibit
Number	Exhibit*

4.2	Indenture dated as of March 15, 2000, among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Guarantor, and First Union National Bank, as Trustee (incorporated by reference to Exhibit 4.1 to Form 8-K filed March 14, 2000).
4.3	First Supplemental Indenture dated as of January 22, 2003, among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Guarantor, and Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-4, Reg. No. 333-102776, filed January 28, 2003).
4.4	Second Supplemental Indenture dated as of February 14, 2003, among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Guarantor, and Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.3 to Form 10-K filed March 31, 2003).
4.5	Third Supplemental Indenture dated as of June 30, 2007, among Enterprise Products Operating L.P., as Original Issuer, Enterprise Products Partners L.P., as Parent Guarantor, Enterprise Products Operating LLC, as New Issuer, and U.S. Bank National Association, as successor Trustee (incorporated by reference to Exhibit 4.55 to Form 10-Q filed on August 8, 2007).
4.6	Amended and Restated Revolving Credit Agreement dated as of November 19, 2007 among Enterprise Products Operating LLC, the financial institutions party thereto as lenders, Wachovia Bank, National Association, as Administrative Agent, Issuing Bank and Swingline Lender, Citibank, N.A. and JPMorgan Chase Bank, as Co-Syndication Agents, and SunTrust Bank, Mizuho Corporate Bank, Ltd. and The Bank of Nova Scotia, as Co-Documentation Agents (incorporated by reference to Exhibit 10.1 to Form 8-K filed on November 20, 2007).
4.7	Amended and Restated Guaranty Agreement dated as of November 19, 2007 executed by Enterprise Products Partners L.P. in favor of Wachovia Bank, National Association, as Administrative Agent (incorporated by reference to Exhibit 10.2 to Form 8-K filed on November 20, 2007).
4.8	Indenture dated as of October 4, 2004, among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Parent Guarantor, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Form 8-K filed on October 6, 2004).
4.9	First Supplemental Indenture dated as of October 4, 2004, among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Parent Guarantor, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.2 to Form 8-K filed on October 6, 2004).
4.10	Second Supplemental Indenture dated as of October 4, 2004, among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Parent Guarantor, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.3 to Form 8-K filed on October 6, 2004).
4.11	Third Supplemental Indenture dated as of October 4, 2004, among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Parent Guarantor, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.4 to Form 8-K filed on October 6, 2004).
4.12	Fourth Supplemental Indenture dated as of October 4, 2004, among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Parent Guarantor, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.5 to Form 8-K filed on October 6, 2004).
4.13	Fifth Supplemental Indenture dated as of March 2, 2005, among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Parent Guarantor, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.2 to Form 8-K filed on March 3, 2005).
4.14	Sixth Supplemental Indenture dated as of March 2, 2005, among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Parent Guarantor, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.3 to Form 8-K filed on March 3, 2005).

Exhibit
Number	Exhibit*

4.15	Seventh Supplemental Indenture dated as of June 1, 2005, among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Parent Guarantor, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.46 to Form 10-Q filed November 4, 2005).
4.16	Eighth Supplemental Indenture dated as of July 18, 2006, among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Parent Guarantor, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.2 to Form 8-K filed July 19, 2006).
4.17	Ninth Supplemental Indenture, dated as of May 24, 2007, by and among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Parent Guarantor, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by Enterprise Products Partners L.P. on May 24, 2007).
4.18	Tenth Supplemental Indenture, dated as of June 30, 2007, by and among Enterprise Products Operating LLC, as Original Issuer, Enterprise Products Partners L.P., as Parent Guarantor, Enterprise Products Operating LLC, as New Issuer, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.54 to Form 10-Q filed August 8, 2007).
4.19	Eleventh Supplemental Indenture, dated as of September 4, 2007, by and among Enterprise Products Operating LLC, as Issuer, Enterprise Products Partners L.P., as Parent Guarantor, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.3 to Form 8-K filed on September 5, 2007).
4.20	Twelfth Supplemental Indenture, dated as of April 3, 2008, among Enterprise Products Operating LLC, as Issuer, Enterprise Products Partners L.P., as Parent Guarantor, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.3 to Form 8-K filed April 3, 2008).
4.21	Thirteenth Supplemental Indenture, dated as of April 3, 2008, among Enterprise Products Operating L.P., as Issuer, Enterprise Products Partners L.P., as Parent Guarantor, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.4 to Form 8-K filed April 3, 2008).
4.22	Fourteenth Supplemental Indenture, dated as of December 8, 2008, among Enterprise Products Operating LLC, as Issuer, Enterprise Products Partners L.P., as Parent Guarantor, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.3 to Form 8-K filed December 8, 2008).
4.23	Fifteenth Supplemental Indenture, dated as of June 10, 2009, among Enterprise Products Operating LLC, as Issuer, Enterprise Products Partners L.P., as Parent Guarantor, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.3 to Form 8-K filed June 10, 2009).
4.24	Global Note representing $350.0 million principal amount of 6.375% Series B Senior Notes due 2013 with attached Guarantee (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-4, Reg. No. 333-102776, filed January 28, 2003).
4.25	Global Note representing $499.2 million principal amount of 6.875% Series B Senior Notes due 2033 with attached Guarantee (incorporated by reference to Exhibit 4.5 to Form 10-K filed March 31, 2003).
4.26	Global Notes representing $450.0 million principal amount of 7.50% Senior Notes due 2011 (incorporated by reference to Exhibit 4.1 to Form 8-K filed January 25, 2001).
4.27	Global Note representing $500.0 million principal amount of 4.00% Series B Senior Notes due 2007 with attached Guarantee (incorporated by reference to Exhibit 4.14 to Form S-3 Registration Statement Reg. No. 333-123150 filed on March 4, 2005).
4.28	Global Note representing $500.0 million principal amount of 5.60% Series B Senior Notes due 2014 with attached Guarantee (incorporated by reference to Exhibit 4.17 to Form S-3 Registration Statement Reg. No. 333-123150 filed on March 4, 2005).
4.29	Global Note representing $150.0 million principal amount of 5.60% Series B Senior Notes due 2014 with attached Guarantee (incorporated by reference to Exhibit 4.18 to Form S-3 Registration Statement Reg. No. 333-123150 filed on March 4, 2005).

Exhibit
Number		Exhibit*

4.30		Global Note representing $350.0 million principal amount of 6.65% Series B Senior Notes due 2034 with attached Guarantee (incorporated by reference to Exhibit 4.19 to Form S-3 Registration Statement Reg. No. 333-123150 filed on March 4, 2005).
4.31		Global Note representing $500.0 million principal amount of 4.625% Series B Senior Notes due 2009 with attached Guarantee (incorporated by reference to Exhibit 4.27 to Form 10-K for the year ended December 31, 2004 filed on March 15, 2005).
4.32		Global Note representing $250.0 million principal amount of 5.00% Series B Senior Notes due 2015 with attached Guarantee (incorporated by reference to Exhibit 4.31 to Form 10-Q filed on November 4, 2005).
4.33		Global Note representing $250.0 million principal amount of 5.75% Series B Senior Notes due 2035 with attached Guarantee (incorporated by reference to Exhibit 4.32 to Form 10-Q filed on November 4, 2005).
4.34		Global Note representing $500.0 million principal amount of 4.95% Senior Notes due 2010 with attached Guarantee (incorporated by reference to Exhibit 4.47 to Form 10-Q filed November 4, 2005).
4.35		Form of Junior Subordinated Note, including Guarantee (incorporated by reference to Exhibit 4.2 to Form 8-K filed July 19, 2006).
4.36		Global Note representing $800.0 million principal amount of 6.30% Senior Notes due 2017 with attached Guarantee (incorporated by reference to Exhibit 4.38 to Form 10-Q filed November 9, 2007).
4.37		Form of Global Note representing $400.0 million principal amount of 5.65% Senior Notes due 2013 with attached Guarantee (incorporated by reference to Exhibit 4.3 to Form 8-K filed April 3, 2008).
4.38		Form of Global Note representing $700.0 million principal amount of 6.50% Senior Notes due 2019 with attached Guarantee (incorporated by reference to Exhibit 4.4 to Form 8-K filed April 3, 2008).
4.39		Form of Global Note representing $500.0 million principal amount of 9.75% Senior Notes due 2014 with attached Guarantee (incorporated by reference to Exhibit 4.3 to Form 8-K filed December 8, 2008).
4.40		Form of Global Note representing $500.0 million principal amount of 4.60% Senior Notes due 2012 with attached Guarantee (incorporated by reference to Exhibit 4.3 to Form 8-K filed June 10, 2009).
4.41		Replacement Capital Covenant, dated May 24, 2007, executed by Enterprise Products Operating L.P. and Enterprise Products Partners L.P. in favor of the covered debtholders described therein (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by Enterprise Products Partners L.P. on May 24, 2007).
4.42		First Amendment to Replacement Capital Covenant dated August 25, 2006, executed by Enterprise Products Operating L.P. in favor of the covered debtholders described therein (incorporated by reference to Exhibit 99.2 to Form 8-K filed August 25, 2006).
4.43		Purchase Agreement, dated as of July 12, 2006 between Cerrito Gathering Company, Ltd., Cerrito Gas Marketing, Ltd., Encinal Gathering, Ltd., as Sellers, Lewis Energy Group, L.P. as Guarantor, and Enterprise Products Partners L.P., as buyer (incorporated by reference to Exhibit 4.6 to Form 10-Q filed August 8, 2006).
5	.1#	Opinion of Andrews Kurth LLP as to the legality of the securities being registered.
8	.1#	Opinion of Andrews Kurth LLP as to certain tax matters.
8	.2#	Opinion of Baker Botts L.L.P. as to certain tax matters.
10.1		Transportation Contract between Enterprise Products Operating L.P. and Enterprise Transportation Company dated June 1, 1998 (incorporated by reference to Exhibit 10.3 to Registration Statement Form S-1/A filed July 8, 1998).
10	.2***	Enterprise Products 1998 Long-Term Incentive Plan, amended and restated as of November 5, 2007 (incorporated by reference to Exhibit 10.1 to Form 10-Q filed November 9, 2007).

Exhibit
Number		Exhibit*

10	.3***	Form of Option Grant Award under Enterprise Products 1998 Long-Term Incentive Plan for awards issued after May 7, 2008 (incorporated by reference to Exhibit 10.4 to Form 10-Q filed May 12, 2008).
10.4		Amendment to Form of Option Grant Award under Enterprise Products 1998 Long-Term Incentive Plan for awards issued after April 10, 2007 but before May 7, 2008 (incorporated by reference to Exhibit 10.5 to Form 10-Q filed May 12, 2008).
10	.5***	Form of Restricted Unit Grant under the Enterprise Products 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to Form 10-Q filed November 9, 2007).
10	.6***	Agreement of Limited Partnership of EPE Unit L.P., dated August 23, 2005 (incorporated by reference to Exhibit 10.2 to Form 8-K filed by Enterprise GP Holdings L.P., Commission file no. 1-32610, on September 1, 2005).
10	.7***	First Amendment to Agreement of Limited Partnership of EPE Unit L.P. dated August 7, 2007 (incorporated by reference to Exhibit 10.3 to Form 10-Q filed by Duncan Energy Partners L.P. on August 8, 2007).
10	.8***	Second Amendment to Agreement of Limited Partnership of EPE Unit L.P. dated July 1, 2008 (incorporated by reference to Exhibit 10.1 to Form 8-K filed by Enterprise GP Holdings L.P. on July 7, 2008).
10	.9***	Agreement of Limited Partnership of EPE Unit L.P. dated December 3, 2006 (incorporated by reference to Exhibit 10.13 to Form 10-K filed on February 28, 2007).
10	.10***	First Amendment to Agreement of Limited Partnership of EPE Unit II, L.P. dated August 7, 2007 (incorporated by reference to Exhibit 10.4 to Form 10-Q filed by Duncan Energy Partners L.P. on August 8, 2007).
10	.11***	Second Amendment to Agreement of Limited Partnership of EPE Unit II, L.P. dated July 1, 2008 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Enterprise GP Holdings L.P. on July 7, 2008).
10	.12***	Agreement of Limited Partnership of EPE Unit III, L.P. dated May 7, 2007 (incorporated by reference to Exhibit 10.6 to Form 8-K filed by Enterprise GP Holdings L.P. on May 10, 2007).
10	.13***	First Amendment to Agreement of Limited Partnership of EPE Unit III, L.P. dated August 7, 2007 (incorporated by reference to Exhibit 10.5 to Form 10-Q filed by Duncan Energy Partners L.P. on August 8, 2007).
10	.14***	Second Amendment to Agreement of Limited Partnership of EPE Unit III, L.P. dated July 1, 2008 (incorporated by reference to Exhibit 10.3 to the Current Report Form 8-K filed by Enterprise GP Holdings L.P. on July 7, 2008).
10.15		Agreement of Limited Partnership of EPE Unit L.P. dated February 20, 2008 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on February 26, 2008).
10.16		Agreement of Limited Partnership of EPCO Unit L.P. dated November 13, 2008 (incorporated by reference to Exhibit 10.5 to the Form 8-K filed on November 18, 2008).
10	.17***	Enterprise Products Company 2005 EPE Long-Term Incentive Plan (amended and restated) (incorporated by reference to Exhibit 10.1 to Form 8-K filed by Enterprise GP Holdings L.P. on May 8, 2006).
10	.18***	Form of Restricted Unit Grant under the Enterprise Products Company 2005 EPE Long-Term Incentive Plan (incorporated by reference to Exhibit 10.29 to Amendment No. 3 to Form S-1 Registration Statement (Reg. No. 333-124320) filed by Enterprise GP Holdings L.P. on August 11, 2005).
10	.19***	Form of Phantom Unit Grant under the Enterprise Products Company 2005 EPE Long-Term Incentive Plan (incorporated by reference to Exhibit 10.30 to Amendment No. 3 to Form S-1 Registration Statement (Reg. No. 333-124320) filed by Enterprise GP Holdings L.P. on August 11, 2005).
10	.20***	Form of Unit Appreciation Right Grant (Enterprise Products GP, LLC Directors) based upon the Enterprise Products Company 2005 EPE Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to Form 8-K filed by Enterprise GP Holdings L.P. on May 8, 2006).
10	.21***	Amended and Restated Enterprise Products 2008 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 filed on May 6, 2008).

Exhibit
Number		Exhibit*

10	.22***	Form of Restricted Unit Grant under the Amended and Restated Enterprise Products 2008 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8 filed on May 6, 2008).
10	.23***	Form of Option Grant under the Amended and Restated Enterprise Products 2008 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 filed on May 6, 2008).
10.24		Fifth Amended and Restated Administrative Services Agreement by and among EPCO, Inc., Enterprise GP Holdings L.P., EPE Holdings, LLC, Enterprise Products Partners L.P., Enterprise Products Operating LLC, Enterprise Products GP, LLC, Enterprise Products OLPGP, Inc., DEP Holdings, LLC, Duncan Energy Partners L.P., DEP Operating Partnership L.P., TEPPCO Partners, L.P., Texas Eastern Products Pipeline Company, LLC, TE Products Pipeline Company, LLC, TEPPCO Midstream Companies, LLC, TCTM, L.P. and TEPPCO GP, Inc. dated effective as of January 30, 2009 (incorporated by reference to Exhibit 10.1 to Form 8-K filed February 5, 2009).
10.25		Omnibus Agreement, dated as of February 5, 2007 by and among Enterprise Products Operating L.P., DEP Holdings, LLC, Duncan Energy Partners L.P., DEP OLPGP, LLC, DEP Operating Partnership, L.P., Enterprise Lou-Tex Propylene Pipeline L.P., Sabine Propylene Pipeline L.P., Acadian Gas, LLC, Mont Belvieu Caverns, LLC, South Texas NGL Pipelines, LLC (incorporated by reference to Exhibit 10.19 to Form 8-K filed by Duncan Energy Partners L.P. on February 5, 2007).
10.26		Amended and Restated Omnibus Agreement dated as of December 8, 2008 among Enterprise Products Operating LLC, DEP Holdings, LLC, Duncan Energy Partners L.P., DEP OLPGP, LLC, DEP Operating Partnership, L.P., Enterprise Lou-Tex Propylene Pipeline L.P., Sabine Propylene Pipeline L.P., Acadian Gas, LLC, Mont Belvieu Caverns, LLC, South Texas NGL Pipelines, LLC, Enterprise Holding III, L.L.C., Enterprise Texas Pipeline, LLC, Enterprise Intrastate, L.P. and Enterprise GC, LP (incorporated by reference to Exhibit 10.6 of Form 8-K filed by Duncan Energy Partners L.P. on December 8, 2008).
10.27		Contribution, Conveyance and Assumption Agreement dated as of February 5, 2007, by and among Enterprise Products Operating L.P., DEP Holdings, LLC, Duncan Energy Partners L.P., DEP OLPGP, LLC and DEP Operating Partnership, L.P. (incorporated by reference to Exhibit 10.1 to Form 8-K filed by Duncan Energy Partners L.P. on February 5, 2007).
10.28		Contribution, Conveyance and Assumption Agreement dated as of December 8, 2008 by and among Duncan Energy Partners L.P., DEP OLPGP, LLC, DEP Operating Partnership, L.P., Enterprise GTM Holdings L.P. and Enterprise Holding III, L.L.C. (incorporated by reference to Exhibit 10.2 of Form 8-K filed by Duncan Energy Partners L.P. on December 8, 2008).
10.29		Purchase and Sale Agreement dated as of December 8, 2008 by and among (a) Enterprise Products Operating LLC and Enterprise GTM Holdings L.P. as the Seller Parties and (b) Duncan Energy Partners L.P., DEP Holdings, LLC, DEP Operating Partnership, L.P. and DEP OLP GP, LLC as the Buyer Parties (incorporated by reference to Exhibit 10.1 of Form 8-K filed by Duncan Energy Partners L.P. on December 8, 2008).
10.30		Third Amended and Restated Agreement of Limited Partnership of Enterprise GC, L.P. dated as of December 8, 2008 (incorporated by reference to Exhibit 10.3 of Form 8-K filed by Duncan Energy Partners L.P. on December 8, 2008).
10.31		Fourth Amended and Restated Agreement of Limited Partnership of Enterprise Intrastate L.P. dated as of December 8, 2008 (incorporated by reference to Exhibit 10.4 of Form 8-K filed by Duncan Energy Partners L.P. on December 8, 2008).
10.32		Amended and Restated Company Agreement of Enterprise Texas Pipeline LLC dated as of December 8, 2008 (incorporated by reference to Exhibit 10.5 of Form 8-K filed by Duncan Energy Partners L.P. on December 8, 2008).
10.33		Unit Purchase Agreement, dated as of December 8, 2008, by and between Duncan Energy Partners L.P. and Enterprise Products Operating LLC (incorporated by reference to Exhibit 10.9 of Form 8-K filed by Duncan Energy Partners L.P. on December 8, 2008).
10.34		Agreement and Release, dated May 31, 2007, between EPCO, Inc. and Robert G. Phillips (incorporated by reference to Exhibit 10.3 to Form 10-Q filed on August 8, 2007).

Exhibit
Number		Exhibit*

10.35		Revolving Credit Agreement, dated as of January 5, 2007, among Duncan Energy Partners L.P., as borrower, Wachovia Bank, National Association, as Administrative Agent, The Bank of Nova Scotia and Citibank, N.A., as Co-Syndication Agents, JPMorgan Chase Bank, N.A. and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents, and Wachovia Capital Markets, LLC, The Bank of Nova Scotia and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Book Runners (incorporated by reference to Exhibit 10.20 to Amendment No. 2 to Duncan Energy Partners L.P.’s Form S-1 Registration Statement (Reg. No. 333-138371) filed January 12, 2007).
10.36		First Amendment to Revolving Credit Agreement, dated as of June 30, 2007, among Duncan Energy Partners L.P., as borrower, Wachovia Bank, National Association, as Administrative Agent, The Bank of Nova Scotia and Citibank, N.A., as Co-Syndication Agents, JPMorgan Chase Bank, N.A. and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents, and Wachovia Capital Markets, LLC, The Bank of Nova Scotia and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Book Runners (incorporated by reference to Exhibit 4.2 to Form 10-Q filed August 8, 2007 by Duncan Energy Partners).
10.37		Term Loan Credit Agreement dated as of November 12, 2008 among Enterprise Products Operating LLC, the financial institutions party thereto as lenders, Mizuho Corporate Bank, Ltd., as administrative agent, a lender and as sole lead arranger (incorporated by reference to Exhibit 10.1 to Form 8-K filed November 18, 2008).
10.38		Guaranty Agreement dated as of November 12, 2008 executed by Enterprise Products Partners L.P. in favor of Mizuho Corporate Bank, Ltd., as administrative agent (incorporated by reference to Exhibit 10.2 to Form 8-K filed November 18, 2008).
10.39		364-Day Revolving Credit Agreement dated as of November 17, 2008 among Enterprise Products Operating LLC, the financial institutions party thereto as lenders, The Royal Bank of Scotland plc, as administrative agent, and Barclays Bank plc, The Bank of Nova Scotia, DnB NOR Bank ASA and Wachovia Bank, National Association, as co-arrangers (incorporated by reference to Exhibit 10.3 to Form 8-K filed November 18, 2008).
10.40		Guaranty Agreement dated as of November 17, 2008 executed by Enterprise Products Partners L.P. in favor of The Royal Bank of Scotland plc, as administrative agent (incorporated by reference to Exhibit 10.4 to Form 8-K filed November 18, 2008).
10	.41*	Second Amended and Restated Limited Liability Company Agreement of Mont Belvieu Caverns, LLC, dated November 6, 2008 (incorporated by reference to Exhibit 10.4 to Form 10-Q filed by Duncan Energy Partners L.P. on November 10, 2008).
10.42		Term Loan Credit Agreement dated as of April 1, 2009 among Enterprise Products Operating LLC, the financial institutions party thereto as lenders, Mizuho Corporate Bank, Ltd., as administrative agent, a lender and as sole lead arranger (incorporated by reference to Exhibit 10.1 to Form 8-K filed April 2, 2009).
10.43		Guaranty Agreement dated as of April 1, 2009 executed by Enterprise Products Partners L.P. in favor of Mizuho Corporate Bank, Ltd., as administrative agent (incorporated by reference to Exhibit 10.2 to Form 8-K filed April 2, 2009).
10.44		Support Agreement dated as of June 28, 2009 among Enterprise Products Partners L.P., Enterprise GP Holdings L.P., DD Securities LLC, DFI GP Holdings, L.P., Duncan Family Interests Inc., Duncan Family Trust and Dan L. Duncan (incorporated by reference to Exhibit 10.1 to Form 8-K filed June 29, 2009).
10.45		Memorandum of Understanding dated June 28, 2009 (incorporated by reference to Exhibit 10.2 to Form 8-K filed June 29, 2009).
10.46		Stipulation and Agreement of Compromise, Settlement and Release, dated August 5, 2009 (incorporated by reference to Exhibit 10.3 to the Form 10-Q filed by TEPPCO Partners, L.P. on August 6, 2009).
10.47		Loan Agreement, dated August 5, 2009, by and between Enterprise Products Operating LLC, as Lender, and TEPPCO Partners, L.P., as Borrower (incorporated by reference to Exhibit 10.4 to the Form 10-Q filed by TEPPCO Partners, L.P. on August 6, 2009).
10.48		Limited Liability Company Agreement of Enterprise Products Operating LLC dated as of June 30, 2007 (incorporated by reference to Exhibit 3.3 to Form 10-Q filed on August 8, 2007).

Exhibit
Number		Exhibit*

10.49		Amended and Restated Agreement of Limited Partnership of Duncan Energy Partners L.P., dated February 5, 2007 (incorporated by reference to Exhibit 3.1 to Duncan Energy Partners L.P.’s Form 8-K filed February 5, 2007).
10.50		Amendment No. 1 to Amended and Restated Agreement of Limited Partnership of Duncan Energy Partners L.P. dated as of December 27, 2007 (incorporated by reference to Exhibit 3.1 to Duncan Energy Partners L.P.’s Form 8-K/A filed on January 3, 2008).
10.51		Amended and Restated Credit Agreement dated as of June 29, 2005, among Cameron Highway Oil Pipeline Company, the Lenders party thereto, and SunTrust Bank, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 4.1 to Form 8-K filed on July 1, 2005).
21	.1##	List of subsidiaries as of August 7, 2009.
23	.1#	Consent of Deloitte & Touche LLP.
23	.2#	Consent of Deloitte & Touche LLP.
23	.3#	Consent of Deloitte & Touche LLP.
23	.4#	Consent of Andrews Kurth LLP (contained in Exhibit 5.1 hereto).
23	.5#	Consent of Andrews Kurth LLP (contained in Exhibit 8.1 hereto).
23	.6#	Consent of Baker Botts L.L.P. (contained in Exhibit 8.2 hereto).
24	.1##	Power of Attorney.
99	.1#	Consent of Credit Suisse Securities (USA) LLC.
99	.2#	Form of Proxy Card for TEPPCO Partners, L.P. Special Meeting.

*	With respect to any exhibits incorporated by reference to any Exchange Act filings, the Commission file number for Enterprise Products Partners L.P., Duncan Energy Partners L.P. and Enterprise GP Holdings L.P. are 1-14323, 1-33266 and 1-32610, respectively.

***	Identifies management contract and compensatory plan arrangements.

#	Filed with this report.

##	Filed previously.